Filed Pursuant to Rule 424(b)(5)
Registration No. 333-251359

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 15, 2020

Preliminary Prospectus Supplement

(to Prospectus dated December 15, 2020)

US$800,000,000

iQIYI, Inc.

        % Convertible Senior Notes due 2026

Convertible into American Depositary Shares,

each currently representing seven Class A ordinary shares

We are offering US$800,000,000 principal amount of our        % Convertible Senior Notes due 2026 (the “notes”).

The notes will bear interest at a rate of        % per year, payable semiannually in arrears on June 15 and December 15 of each year, beginning on June 15, 2021. The notes will mature on December 15, 2026.

Holders may convert their notes at their option prior to the close of business on the business day immediately preceding June 15, 2026 only under the following circumstances: (1) during any calendar quarter commencing after the calendar quarter ending on March 31, 2021 (and only during such calendar quarter), if the last reported sale price of American Depositary Shares (“ADSs”), each representing as of the date of this prospectus supplement seven Class A ordinary shares of iQIYI, Inc., par value US$0.00001 per share, for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day; (2) during the five business day period after any ten consecutive trading day period (the “measurement period”) in which the “trading price” (as defined below) per US$1,000 principal amount of notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of the ADSs and the conversion rate on each such trading day; (3) if we call the notes for a tax redemption, at any time prior to the close of business on the second business day immediately preceding the redemption date; or (4) upon the occurrence of specified corporate events. On or after June 15, 2026 until the close of business on the business day immediately preceding the maturity date, holders may convert their notes at any time, regardless of the foregoing circumstances. Upon conversion, we will pay or deliver, as the case may be, cash, ADSs, or a combination of cash and ADSs, at our election, as described in this prospectus supplement.

The conversion rate will initially be            ADSs per US$1,000 principal amount of notes (equivalent to an initial conversion price of approximately US$            per ADS). The conversion rate will be subject to adjustment in some events but will not be adjusted for any accrued and unpaid interest. In addition, following certain corporate events that occur prior to the maturity date or following our delivery of a notice of tax redemption, we will, in certain circumstances, increase the conversion rate for a holder who elects to convert its notes in connection with such a corporate event or such notice of tax redemption, as the case may be.

We may not redeem the notes prior to their stated maturity date except in the event of certain tax law changes as described herein under “Description of the Notes—Optional Redemption for Changes in the Tax Laws of the Relevant Taxing Jurisdiction.” No sinking fund is provided for the notes.

Holders have the right to require us to repurchase for cash all or part of their notes on August 1, 2024 at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the repurchase date. In addition, if we undergo a fundamental change, holders may require us to repurchase for cash all or part of their notes at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

The notes will be our senior unsecured obligations and will rank senior in right of payment to any of our indebtedness that is expressly subordinated in right of payment to the notes, will rank equal in right of payment to any of our unsecured indebtedness that is not so subordinated, will rank effectively junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness and will rank structurally junior to all indebtedness and other liabilities (including trade payables) of our subsidiaries and consolidated affiliated entities.

For a more detailed description of the notes, see “Description of the Notes” beginning on page S-57.

Concurrently with this offering, we are offering 40,000,000 ADSs (or up to 46,000,000 ADSs if the underwriters of that offering exercise their option to purchase additional ADSs in full), in an underwritten offering pursuant to a separate prospectus supplement and accompanying prospectus (the “ADS Offering”). This prospectus supplement does not constitute an offer to sell or the solicitation of an offer to buy ADSs. The closing of this offering of notes is not contingent upon the closing of the concurrent ADS Offering, and the closing of the concurrent ADS Offering is not contingent upon the closing of this offering of notes.

We do not intend to apply for a listing of the notes on any securities exchange or for inclusion of the notes in any automated dealer quotation system. Our ADSs are listed on the Nasdaq Global Select Market under the symbol “IQ.” The last reported sale price of our ADSs on the Nasdaq Global Select Market on December 14, 2020 was US$22.60 per ADS.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-24 of this prospectus supplement, on page 4 of the accompanying prospectus and in the documents incorporated by reference therein for a discussion of certain risks and important factors you should consider before investing in the notes.

Neither the Securities and Exchange Commission nor any other state securities commission has approved or disapproved of the notes or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Price to public(1)	US$	US$
Underwriting discounts and commissions	US$	US$
Proceeds, before expenses, to us	US$	US$

Plus accrued interest, if any, from December     , 2020.

We have granted the underwriters an option to purchase up to an additional US$100,000,000 aggregate principal amount of the notes on the same terms and conditions as set forth above within 30 days of the date of this prospectus supplement.

The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants against payment in New York, New York on or about December     , 2020.

Joint Book-Running Managers

Goldman Sachs (Asia) L.L.C.	BofA Securities	J.P. Morgan

Prospectus Supplement dated December             , 2020

PROSPECTUS SUPPLEMENT

PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell the Notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in the accompanying prospectus is accurate only as of each of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

Section 309B(1) Notification—In connection with Section 309B of the Securities and Futures Act, Chapter 389 of Singapore, as modified or amended from time to time (the “SFA”) and the Securities and

S-i

Futures (Capital Markets Products) Regulations 2018 (the “CMP Regulations 2018), we have determined, and hereby notify all persons (including relevant persons (as defined in Section 309A(1) of the SFA)) that the Notes are prescribed capital markets products (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

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ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the SEC using a “shelf” registration process. Under the shelf registration process, we may sell any combination of the securities described in the accompanying prospectus from time to time in one or more offerings, subject in certain cases to the receipt of regulatory approval. This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of notes by us and other matters relating to us and our financial condition. The second part is the accompanying base prospectus, which gives more general information about securities we may offer from time to time, some of which may not apply to the notes we are offering. The base prospectus was included in the registration statement on Form F-3 (No. 333-251359) that we filed with the SEC on December 15, 2020 and may have been updated since that time with additional information that is incorporated by reference. The information in this prospectus supplement replaces any inconsistent information included in the accompanying prospectus. Generally, when we refer to the prospectus, we are referring to both parts of this document combined, and when we refer to the “accompanying prospectus,” we are referring to the base prospectus. If information in this prospectus supplement differs from information in the accompanying prospectus, you should rely on the information in this prospectus supplement.

If the description of the offering of the notes varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

In this prospectus supplement, unless otherwise indicated or unless the context otherwise requires,

•	“ADSs” refers to our American depositary shares, each of which represents seven Class A ordinary shares;

•	“AI” refers to artificial intelligence;

•	“Baidu” refers to Baidu, Inc., our parent company and controlling shareholder;

•	“China” or “PRC” refers to the People’s Republic of China, excluding, for the purpose of this prospectus supplement only, Taiwan, Hong Kong, and Macau;

•	“IP” refers to intellectual property;

•	“IT” refers to information technology;

•

“mobile DAUs,” for our iQIYI platform, refers to the number of unique mobile devices that have accessed our platform through our iQIYI mobile app at least once during a day. Our mobile DAUs are calculated using internal company data that has not been independently verified, and we treat each distinguishable device as a separate user for purposes of calculating mobile DAUs, although it is possible that some people may use more than one mobile device and multiple people may share one mobile device to access our platform;

•

“mobile MAUs,” for our iQIYI platform, refers to the number of unique mobile devices that have accessed our platform through our iQIYI mobile app at least once during a month. Our mobile MAUs are calculated using internal company data that has not been independently verified, and we treat each distinguishable device as a separate user for purposes of calculating mobile MAUs, although it is possible that some people may use more than one mobile device and multiple people may share one mobile device to access our platform;

•	“RMB” and “Renminbi” refer to the legal currency of China;

•	“shares” or “ordinary shares” refers to our Class A and Class B ordinary shares, par value US$0.00001 per share;

•

“subscribing members” refers to the individuals who purchased our monthly, quarterly or annual membership packages, including individuals with trial membership, and excluding individuals who pay for video on-demand services, sports paid content, online literature, comics and online games;

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•	“US$,” “U.S. dollars,” “$,” and “dollars” refer to the legal currency of the United States;

•	“video views” refers to the number of times a video is launched on our platform, regardless of time spent viewing the video;

•	“WAP” refers to wireless application protocol; and

•

“we,” “us,” “our company” and “our” refer to iQIYI, Inc., a Cayman Islands company, and its subsidiaries, and, in the context of describing our operations and combined and consolidated financial information, also include its consolidated affiliated entities in the PRC.

Unless otherwise noted, all translations from Renminbi to U.S. dollars in this prospectus supplement were made at RMB6.7896 to US$1.00, the exchange rate as set forth in the H.10 statistical release of the Board of Governors of the Federal Reserve System in effect as of September 30, 2020. We make no representation that the Renminbi or U.S. dollar amounts referred to in this prospectus supplement could have been or could be converted into U.S. dollars or Renminbi, as the case may be, at any particular rate or at all. The PRC government restricts the conversion of Renminbi into foreign currency and foreign currency into Renminbi for certain types of transactions. On December 11, 2020, the noon buying rate set forth in the H.10 statistical release of the Board of Governors of the Federal Reserve System was RMB6.5445 to US$1.00.

Unless otherwise specifically indicated, all information in this prospectus supplement assumes no exercise by the underwriters of their option to purchase up to an additional US$100 million aggregate principal amount of the notes in this offering and no exercise by the underwriters in the concurrent ADS Offering of their option to purchase up to an additional 6,000,000 ADSs from us.

You should not consider any information in this prospectus supplement or the accompanying prospectus to be investment, legal or tax advice. You should consult your own counsel, accountants and other advisers for legal, tax, business, financial and related advice regarding the purchase of any of the notes offered by this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus prepared by us. We and the underwriters have not authorized anyone else to provide you with different or additional information. We are not making an offer of the notes in any jurisdiction where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement or in the accompanying prospectus is accurate as of any date other than the date on the front of that document. Our business, financial condition, results of operations and prospects may have changed since that date. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or on behalf of the underwriters to subscribe for and purchase, any of the notes and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

All discrepancies in any table between the amounts identified as total amounts and the sum of the amounts listed therein are due to rounding.

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FORWARD-LOOKING STATEMENTS

This prospectus supplement and the information incorporated by reference in the accompanying prospectus may contain forward-looking statements that involve risks and uncertainties. All statements other than statements of historical facts are forward-looking statements. These forward-looking statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

You can identify some of these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “likely to” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, but are not limited to, statements about:

•	our goals and strategies;

•	our ability to retain and increase the number of users, members and advertising customers, and expand our service offerings;

•	our future business development, financial condition and results of operations;

•	expected changes in our revenues, costs or expenditures;

•	competition in our industry;

•	relevant government policies and regulations relating to our industry;

•	general economic and business conditions globally and in China; and

•	assumptions underlying or related to any of the foregoing.

You should read thoroughly this prospectus supplement and the documents that we refer to with the understanding that our actual future results may be materially different from and worse than what we expect. Other sections of this prospectus supplement and the accompanying prospectus include additional factors which could adversely impact our business and financial performance. Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

You should not rely upon forward-looking statements as predictions of future events. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

This prospectus supplement and the accompanying prospectus also contains statistical data and estimates that we obtained from industry publications and reports generated by third-party providers of market intelligence. These industry publications and reports generally indicate that the information contained therein was obtained from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. Although we believe that the publications and reports are reliable, we have not independently verified the data.

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PROSPECTUS SUPPLEMENT SUMMARY

The following summary highlights selected information contained in greater detail elsewhere in this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference in this prospectus supplement and does not contain all the information you should consider before investing in the notes. You should read carefully this entire prospectus supplement, including the “Risk Factors” section, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement, which are described under “Where You Can Find More Information About Us.” In addition, any reference to or description of our concurrent ADS Offering herein is wholly subject to the other prospectus supplement pursuant to which shares of our ADSs are being offered, and you should not rely on this prospectus supplement in making an investment decision to purchase our ADSs.

Business Overview

iQIYI is an innovative market-leading online entertainment service in China. Our platform features iQIYI original content, as well as a comprehensive library of other professionally produced content (PPC), professional user generated content (PUGC) and user-generated content. Through our curated premium content, we attract a massive user base with tremendous user engagement, and generate significant monetization opportunities.

In 2019, our average mobile MAUs were 476.0 million and our average mobile DAUs were 139.9 million. On average, our users spent 9.6 billion hours per month watching video content on our platform through all devices, and spent 1.6 hours per day per user watching video content on our mobile apps during the year. In the nine months ended September 30, 2020, our average mobile MAUs were 502.5 million and our average mobile DAUs were 125.9 million. On average, our users spent 9.1 billion hours per month watching video content on our platform through all devices, and spent 1.5 hours per day per user watching video content on our mobile apps during the nine months ended September 30, 2020.

We have one of the largest subscribing member base among all internet video streaming services in China. The number of our subscribing members increased by 22.3% from 87.4 million as of December 31, 2018 to 106.9 million as of December 31, 2019. Excluding individuals with trial memberships, the number of subscribing members increased by 22.7% from 86.1 million as of December 31, 2018 to 105.7 million as of December 31, 2019. As of September 30, 2020, the number of our subscribing members and the number of subscribing members excluding individuals with trial memberships were 104.8 million and 104.3 million, respectively. Beyond our core focus on content, we have also crafted new strategies to attract more users to become our subscribing members through additional privileges and individualized paid service packages that enhances the value of our membership.

With an illustrious track record of producing blockbuster original titles and the self-production capability spearheaded by over 50 in-house studios and partnership programs, iQIYI has become a symbol of high-quality video content. Since 2015, we have released many award-winning multi-genre original titles, such as The Lost Tomb (盗墓笔记), The Mystic Nine (老九门), Burning Ice (无证之罪), Story of Yanxi Palace (延禧攻略), The Thunder (破冰行动) and The Bad Kids (隐秘的角落). We also pioneered and produced a number of internet variety shows that are highly popular, such as The Rap of China, Idol Producer, The Big Band (乐队的夏天) and Qipa Talk (奇葩说), the last of which we released in 2014 and will be in its seventh season. Leveraging on our initial success, we have extended selected popular titles into multi-season format. In addition, we have deepened the application of big data and AI technology in our production activities, which not only strengthens our content quality, but also offers greater visibility on the return of our original content investment.

We have also built a comprehensive content library catering to the diverse tastes of our users, and cultivated emerging content providers. Equipped with our deep-learning predictive algorithms and massive user data, we have developed industry-leading tools to select third-party content. Our growing iQIYI partner accounts provide us with quality content that satisfy various user viewing preferences. Our platform also enables content providers to distribute content effectively and monetize their followings through revenue sharing arrangements with us. As a result, our PUGC is diversified with rich formats and typically of shorter runtime, while users receive personalized content through machine learning and intelligent recommendation algorithm.

We distinguish ourselves in the online entertainment industry by our leading technology platform powered by advanced AI, big data analytics and other core proprietary technologies. Our core proprietary technologies are critical to producing and procuring content that caters to user tastes, delivering superior entertainment experience to our users, improving operational efficiency, and increasing return on investment for our advertisers and monetization opportunities for content providers.

We have developed a diversified monetization model to capture multiple opportunities arising from the rapid growth of the online entertainment industry in China. We generate revenues through membership services, online advertising services and a suite of other monetization methods. We pioneered a large scale paid content subscription business in China. We appeal to advertisers through broad and efficient user reach, as well as innovative and effective advertising products. We have proven capabilities of adapting a single popular content title into a variety of entertainment products, creating multiple channels to amplify the popularity and monetary value of the original IP. Our sophisticated monetization model fosters an environment for high-quality content production and distribution on our platform, which in turn expands our user base and increases user engagement, creating a virtuous cycle.

We enjoy significant synergies with our parent company Baidu. Baidu has provided us with technology and infrastructure support. Our close cooperation in AI technology, user traffic and infrastructure sharing allows us to strengthen our respective leading market positions.

We have recently expanded our business overseas through the launch of our multilingual iQIYI app, which offer a curated selection of popular imported and local video content titles. Our iQIYI app currently supports interfaces in six languages and can be downloaded globally from major iOS and Android app stores. We also seek collaboration with local partners to leverage their strong marketing capabilities and know-how in high-quality local contents.

Our total revenues increased by 52.4% from RMB16,396.8 million (net of the impact of RMB981.6 million of VAT) in 2017 to RMB24,989.1 million in 2018, and by 16.0% to RMB28,993.7 million in 2019. Our total revenues for the nine months ended September 30, 2020 was RMB22,249.0 million (US$3,276.9 million), an increase of 3.5% as compared to RMB21,497.0 million in the same period of 2019. We had net losses of RMB3,736.9 million, RMB9,061.2 million, RMB10,276.7 million and RMB5,475.1 million (US$806.4 million) in 2017, 2018, 2019 and the nine months ended September 30, 2020, respectively.

Our Competitive Strengths

We have successfully built iQIYI into a widely-recognized brand among users, content partners and advertisers, and have redefined online entertainment in China. We believe our success to date is primarily attributable to the following key competitive strengths:

We have a massive and highly engaged user base

We are a leading player in the internet video streaming service industry in China with a massive base of loyal users. In the nine months ended September 30, 2020, our average mobile MAUs were 502.5 million and our average mobile DAUs were 125.9 million.

Our user base is also highly engaged. On average, our users spent 9.6 billion and 9.1 billion hours per month watching video content on our platform through all devices, and spent 1.6 hours and 1.5 hours per day per user watching video content on our mobile apps during 2019 and the nine months ended September 30, 2020, respectively.

We have a deep and growing pool of subscribing members

We have one of the largest subscribing member base among all internet video streaming services in China. The number of our subscribing members increased by 22.3% from 87.4 million as of December 31, 2018 to 106.9 million as of December 31, 2019. Excluding individuals with trial memberships, the number of subscribing members increased by 22.7% from 86.1 million as of December 31, 2018 to 105.7 million as of December 31, 2019. As of September 30, 2020, the number of our subscribing members and the number of subscribing members excluding individuals with trial memberships were 104.8 million and 104.3 million, respectively.

We recently began to offer a broader selection of paid services that offer our premium members with innovative privileges, such as advanced access to additional episodes of popular shows, which enjoyed instant popularity. Our optimized membership program, with more individualized paid service packages in addition to our standard monthly subscription, delivers a fresh entertainment experience to our users and drives greater willingness to pay, yielding encouraging results in terms of further improving average spending among members.

We offer highly popular, trend-setting original content

Over the years, we have developed industry-leading content origination and self-production capability spearheaded by over 50 in-house studios and partnership programs. We have consistently produced highly popular, trend-setting original content, which attracts a massive user base and differentiates us from competitors. Some of our blockbuster titles include The Lost Tomb (盗墓笔记), Burning Ice (无证之罪), Story of Yanxi Palace (延禧攻略), The Thunder (破冰行动), The Bad Kids (隐秘的角落), The Rap of China, Idol Producer and Qipa Talk (奇葩说).

We have a large pool of creative talents within our company who incubate original ideas and collaborate closely with IP owners, authors, screenplay writers, performers, and other partners in the content creation process. We have at least one dedicated production studio in each of our original content categories. For example, in June 2020, we launched the Mist Theater (迷雾剧场) which produced a series of popular criminal investigation shows that were well received by the audience. Our culture of teamwork and meritocracy leads to holistic, spontaneous and cohesive creative dynamics within each team and enable us to regularly release major original titles with rave reviews, a unique feat among Chinese entertainment companies.

We continue to leverage the value of our IP by creating franchises around successful content and expanding our popular shows into sequels. Qipa Talk (奇葩说), our genre-defining variety show released in 2014 will enter its seventh season. The Rap of China, a transformative Chinese rap competition and reality show has wrapped up its fourth season in October 2020. We plan to air the fourth season of our popular reality talent competition Idol Producer.

We have also successfully expanded high quality original content from drama series and variety shows to movies, animation and documentaries. For example, we recently co-produced the featured film Balloon (气球), which was shortlisted in the lineup for the 76th Venice International Film Festival. Our original animation Beyond the Ocean (四海鲸骑) and original documentary Voice of the Earth (原声中国) both debuted to critical acclaim, which testify to our artistic versatility.

Our industry know-how and diversified genres of original contents make us agile and adaptive to dynamic market and regulatory environment in China. In addition, we have deepened the use of big data and AI technology in our production activities, offering greater assurance of success and sound return on our original content investment.

We have a robust content ecosystem and vibrant content library featuring both premium and diversified content

In addition to our top-quality original content, we also offer licensed premium content to attract a massive user and subscribing member base. With increasing focus on sourcing premium third-party content through co-licensing arrangements with other industry players, we have been able to expand our repertoire while optimizing our content acquisition efficiency.

Meanwhile, we have a large library of diversified content that caters to individualized user tastes, offered through revenue-sharing mechanisms and in rich formats. Our content ecosystem, together with our powerful distribution and monetization capabilities, attract and support different types of content partners, and we are well positioned to provide them with attractive return-on-investment. Our content library included drama series, variety shows, films, kids programs, documentaries, animations, sports programs as well as various other genres of programs. This vast and diversified content library has helped us attract users of different ages and backgrounds and increase user engagement. Much of this diversified content is categorized within our PUGC, which has rich formats and is recommended to our users on a personalized basis through machine learning and intelligent recommendation algorithms.

We have extensive monetization opportunities

We are the frontrunner in content monetization in China. Leveraging our industry-leading content creation and distribution capabilities, we have developed extensive monetization means that primarily generate revenues through membership services, online advertising and content distribution. We also generate revenues from other monetization methods, including online games, live broadcasting, IP licensing, talent agency, online literature and e-commerce.

We reshaped the internet video streaming industry in China by successfully cultivating and stimulating users’ willingness to pay for content. Our blockbuster content and innovation in operations continually enable us to expand our subscribing member base.

Our broad user reach, engaged user base and superior brand recognition are particularly appealing to brand advertisers. By converging our content strengths and advertising creativeness, we are uniquely positioned to offer comprehensive and innovative advertising solutions for brand advertisers. We also leverage our technology capabilities to generate attractive ROIs for our advertisers who deploy targeted in-feed ads on our platform.

Leveraging our high-quality original content and massive user traffic, we also generate revenues through a suite of other monetization methods. Taking FOURTRY (潮流合伙人), the star-studded original fashion reality show as an example, by leveraging its pop-culture appeal and growing influence on fashion trends, we launched our own fashion brand “FOURTRY,” and developed over 270 co-branded SKUs to embrace the new consumption trends in the market. This multi-dimensional development process will help us maximize IP commercial value and will act as an incremental driver for long term growth.

We have an innovative technology platform

We have developed a robust technology platform that powers every major aspect of our business, including content creation, production, procurement, categorization, distribution, display, intellectual property protection and monetization, as well as customer service.

For users, our proprietary visual and audio technology allows us to deliver a reliable, immersive and rewarding entertainment experience, even under relatively weak or slow internet connection. We have developed sophisticated big data analytics capability and built a massive user and content database, which enable us to categorize our users precisely and deliver accurate and personalized content recommendation.

Our AI technology capabilities include Interactive Video Guideline (IVG) and Interactive Video Platform (IVP) to enhance video production effectiveness and efficiency, intelligent zoom (ZoomAI) function that enhances image definition, ability to automatically recognize and tag content based on specific attributes (HomeAI), and scenario-based advertising. Furthermore, we utilize cutting-edge AI technology for intelligent monetization. For example, our AI radar function, powered by advanced image recognition technology, integrates our e-commerce operation seamlessly with our video content, allowing viewers to effortlessly make purchases of merchandise that appear on their screens.

Our technology is also critical to increasing return on investment for our advertising customers and content partners. Our sophisticated advertising technology provides tailored advertisement distribution based on user behavior and content label, leading to higher level of engagement and return-on-investment while maintaining user experience.

We have a visionary management team

We have a visionary management team with a proven track record of entrepreneurial success, as well as solid, diverse and complementary backgrounds. Dr. Yu Gong, our chief executive officer and founder, possesses deep entrepreneurship and extensive managerial experience. Under his leadership, iQIYI has grown to become the leader in China’s internet video industry. Dr. Gong is a successful serial entrepreneur and a pioneer in China’s internet and entertainment industries. Before founding iQIYI, Dr. Gong founded focus.cn in 1999, the then largest real estate website in China, which was acquired by Sohu, a Nasdaq-listed company, in 2003. Dr. Gong continued to serve as Sohu’s chief operating officer until 2008.

Other members of our senior management team have extensive and complementary experiences in a wide range of fields, covering technology, internet, entertainment, finance and operations. Together with Dr. Gong, they have led our company to continually drive innovation and achieve market leadership in China. We are confident that our senior management will further grow our company, strengthen our iQIYI brand, and pave the way for us to achieve our mission.

Our Strategies

We intend to pursue the following strategies to further solidify our market leadership and growth our business.

Enrich and expand our original content, as well as broaden content formats and offerings

Our content production capability is vital to the quality and popularity of our original content. Such capability includes, among others, our expertise in identifying original literary titles or scripts with the most potential and nurturing promising artistic talents.

We intend to leverage our deep understanding of entertainment, users and content, our highly-motivated and talented in-house production teams, as well as advanced technology to consistently produce phenomenal original content.

In terms of licensed content, we will continue to focus on expanding and enriching our library. We also intend to expand our content offerings and develop a diverse content universe to increase user engagement, through revenue-sharing arrangements with the broadest range of content creators to increase user stickiness.

We also intend to dedicate more resources towards content development in new media formats, such as interactive videos and videos in portrait mode. We believe technological revolution will lead to the bourgeoning of new media formats, which we are well positioned to thrive on, as proven by our track record.

Expand user and subscribing member base, and further enhance user experience to drive subscription duration and average spending

We intend to continue to expand our user base and subscribing member base, as well as to increase the average duration that members remain subscribed to our online platform. We are dedicated to making our platform more attractive to the tastes of different demographic groups by offering, through both original content production and collaboration with third parties, a diverse selection of premium content. We also plan to further enhance the quality and variety of our contents streamed on the larger screens to attract user attention and strengthen user engagement. Furthermore, we will continue to refine our functionalities and improving the entertainment experience of our users.

We plan to roll out additional premium membership packages aimed at providing diverse and individualized privileges targeting users with higher willingness to pay, including early and exclusive access to content, among others. We plan to continue to collaborate with a variety of participants in the internet industry, especially those with effective user acquisition channels to optimize joint membership programs that could improve our subscribing member base. Furthermore, we intend to provide our members with superior, diversified and customized entertainment experience through technological innovations.

Continue our technological innovations

We will continue our technological innovations and utilize the power of AI and big data technologies to better serve iQIYI’s ecosystem. We will continue to guide our original content investment and production through enhanced multimedia, advanced content tagging and deep-learning technologies, and further deployment of AI technologies to curate personalized content recommendation for our users. We also intend to capture the new breakthroughs in content production, distribution and entertainment format made available by the onset of 5G technology, such as network slicing, mixed reality and 4k/8k ultra-high resolution technologies.

We also plan to provide enhanced entertainment experience through advanced visual display technology and continue to devote resources towards developing next generation audio, video and content delivery technologies.

Bolster our monetization channels

We plan to develop diversified monetization channels based on our premium and rich content, as well as our massive user traffic. In terms of membership services, we aim to further increase our paying user conversion rate and users’ willingness to pay. For example, we will expand our paid content system from a single subscription package into individualized paid membership service packages addressing diversified and tailored demands of our users. We also plan to provide more high quality content with exclusive access to our paying users to enhance their user experience as well as to further unlock our monetization potential.

In terms of online advertising, we will provide more innovative and integrated advertising solutions to advertisers. We plan to further improve our customized and scenario-based advertising technology, as well as technology for efficiently monetizing content.

Moreover, we plan to bolster our content distribution and other monetization channels. We believe as we further expand our user base, improve our user stickiness and reinforce our entertainment ecosystem, we can achieve large-scale application of these monetization channels quickly.

International investments and strategic alliance

In 2019, we launched our overseas initiatives and first entered the Southeast Asia market. In terms of content, we offer local audiences with a rich blend of imported and domestic show titles that cater to the tastes of mass users in the regions. We also intend to pursue strategic alliances in China and globally, in order to accelerate the expansion of our traffic, user base, subscribing member base and overall competitiveness.

Summary of Risk Factors

Investing in the notes involves significant risks. You should carefully consider all of the information in this prospectus supplement before making an investment in our notes. Below please find a summary of the principal risks we face, organized under relevant headings. These risks are discussed more fully in the section titled “Risk factors” of this prospectus supplement and the accompanying prospectus and in the documents incorporated by reference therein.

Risks Related to Our Business and Industry

Risks and uncertainties related to our business and industry include, but are not limited to, the following:

•

We have been and may again be subject to legal proceedings, claims and investigations in the ordinary course of business. If the outcomes of these proceedings are adverse to us, it could have a material adverse effect on our business, results of operations and financial condition;

•	We have incurred net losses since our inception and may continue to incur losses in the future;

•

If we fail to anticipate user preferences and provide high-quality content, especially popular original content, in a cost-effective manner, we may not be able to attract and retain users to remain competitive;

•	If we fail to procure content from content providers upon terms acceptable to us, our business may be materially and adversely affected;

•	If our efforts to retain members and attract new members are not successful, our business and results of operations will be materially and adversely affected;

•

If we fail to retain existing or attract new advertising customers to advertise on our platform, maintain and increase our wallet share of advertising budget or if we are unable to collect accounts receivable in a timely manner, our financial condition and results of operations may be materially and adversely affected;

•

We operate in a capital intensive industry and require a significant amount of cash to fund our operations, content acquisitions and technology investments. If we cannot obtain sufficient capital, our business, financial condition and prospects may be materially and adversely affected;

•	The success of our business depends on our ability to maintain and enhance our brand;

•

The M&A Rules and certain other PRC regulations establish complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.

•	Our overseas operations may not be successful and may be adversely affected by legal, regulatory, political and economic risks; and

•

We may be the subject of detrimental conduct by third parties, including complaints to regulatory agencies and the public dissemination of malicious assessments of our business, which could have a negative impact on our reputation and cause us to lose market share, users, advertisers and revenues, and adversely affect the price of our ADSs.

Risks Related to Our Relationship with Baidu

Risks and uncertainties related to our relationship with Baidu include, but are not limited to, the following:

•	We have limited experience operating as a stand-alone public company;

•	We may have conflicts of interest with Baidu and, because of Baidu’s controlling ownership interest in our company, we may not be able to resolve such conflicts on terms favorable to us; and

•

Our agreements with Baidu may be less favorable to us than similar agreements negotiated with unaffiliated third parties. In particular, our master business cooperation agreement with Baidu limits the scope of business that we are allowed to conduct.

Risks Related to Our Corporate Structure

Risks and uncertainties related to our corporate structure include, but are not limited to, the following:

•

If the PRC government finds that the agreements that establish the structure for operating certain of our operations in China do not comply with PRC regulations relating to the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations;

•

We rely on contractual arrangements with our consolidated affiliated entities and their shareholders for our business operations, which may not be as effective as direct ownership in providing operational control; and

•

Any failure by our consolidated affiliated entities or their shareholders to perform their obligations under our contractual arrangements with them would have a material and adverse effect on our business.

Risks Related to Doing Business in the People’s Republic of China

We are also subject to risks and uncertainties related to doing business in the People’s Republic of China in general, including, but are not limited to, the following:

•

The audit report included in this prospectus is prepared by an auditor who is not inspected by the U.S. Public Company Accounting Oversight Board, and as such, our investors are deprived of the benefits of such inspection. In addition, various legislative and regulatory developments related to U.S.-listed China-based companies due to lack of PCAOB inspection and other developments due to political tensions between the United States and China may have a material adverse impact on the trading of our ADSs and may potentially lead to a delisting of our ADSs from the U.S. market;

•	Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business and operations; and

•	Uncertainties with respect to the PRC legal system could adversely affect us.

Risks Related to the Notes and this Offering

In addition to the risks described above, we are subject to risks related to the notes and this offering, including, but are not limited to, the following:

•	The notes are effectively subordinated to our secured debt and structurally subordinated to any liabilities of our subsidiaries and consolidated affiliated entities;

•

The notes are exclusively our obligations and our operations are conducted through, and a substantial portion of our consolidated assets are held by, our subsidiaries and consolidated affiliated entities; and

•	Servicing our debt requires a significant amount of cash, and we may not have sufficient cash flow from our business to pay our substantial debt.

Please see the section titled “Risk Factors” of this prospectus supplement for more risks relating to the notes and this offering.

Concurrent ADS Offering

Concurrent with this offering, pursuant to a separate prospectus supplement, we are offering 40,000,000 ADSs (or up to 46,000,000 ADSs if the underwriters in that offering exercise their option to purchase additional ADSs in full). We refer to this offering as the ADS Offering. The net proceeds of the concurrent ADS offering, after deducting underwriting discounts and commissions and estimated expenses payable by us, is expected to be approximately US$             million (or approximately US$             million if the underwriters in the ADS Offering exercise their option to purchase additional ADSs in full). Neither the completion of this offering nor the concurrent ADS Offering is contingent on the completion of the other, so it is possible that this offering occurs and the ADS Offering does not, and vice versa. We cannot assure you that the concurrent ADS Offering will be completed on the terms described above, or at all. This prospectus supplement does not constitute an offer to sell or the solicitation of an offer to buy ADSs.

Corporate History and Structure

We launched qiyi.com under the QIYI brand in April 2010 as an internet video streaming service in China. Our holding company, Ding Xin, Inc., was incorporated in November 2009 in the Cayman Islands. Ding Xin, Inc. was subsequently renamed Qiyi.com, Inc. in August 2010 and later iQIYI, Inc. in November 2017. QIYI was rebranded as iQIYI in November 2011.

In March 2010, we established a wholly-owned PRC subsidiary, Beijing QIYI Century Science & Technology Co., Ltd., or Beijing QIYI Century. In November 2011, we obtained control over Beijing Xinlian Xinde Advertisement Media Co., Ltd. and in May 2012 we renamed it Beijing iQIYI Science & Technology Co., Ltd., or Beijing iQIYI, to operate our internet video streaming services. In December 2012, Shanghai iQIYI Culture Media Co., Ltd., or Shanghai iQIYI, was established as our exclusive advertising agent. In May 2013, we acquired the online video business of PPS. We primarily provide live broadcasting service through Shanghai Zhong Yuan Network Co., Ltd., or Shanghai Zhong Yuan, the operating entity of PPS. We have control over and are the primary beneficiary of Beijing iQIYI, Shanghai iQIYI and Shanghai Zhong Yuan through a series of contractual arrangements. Beijing iQIYI and Shanghai Zhong Yuan hold our ICP licenses and other licenses and permits necessary for our business operation.

In May 2017, we established a wholly-owned Cayman Islands subsidiary, iQIYI Film Group Limited. Subsequently, we established iQIYI Film Group HK Limited in June 2017, and Beijing iQIYI New Media Science and Technology Co., Ltd., or iQIYI New Media, in July 2017. iQIYI Film Group Limited holds 100% of the equity of iQIYI Film Group HK Limited, which in turn holds 100% of equity in iQIYI New Media. iQIYI Pictures (Beijing) Co., Ltd., or iQIYI Pictures, was established in December 2014, and Beijing iQIYI Intelligent Entertainment Technology Co., Ltd., or Intelligent Entertainment (previously known as Beijing iQIYI Cinema Management Co., Ltd., or Beijing iQIYI Cinema), was established in June 2017. We have control and are the primary beneficiary of iQIYI Pictures and Intelligent Entertainment through a series of contractual arrangements.

Between March 2010 and September 2014, Baidu made substantial investments in our company, and we issued ordinary shares and several series of preferred shares to Baidu Holdings. In our Series F preferred shares financing, which took place in November 2014, we issued 136,749,954 Series F preferred shares to Baidu Holdings, 341,874,885 Series F preferred shares to Xiaomi Ventures Limited and 68,374,978 Series F preferred shares to Prominent TMT Limited, an affiliate of Xiaomi Ventures Limited. In January 2017, we raised US$1.53 billion from the issuance of convertible notes to a group of investors. These notes were converted into Series G preferred shares in October 2017, including 215,484,776 Series G-1 preferred shares issued to Baidu Holdings and another investor, as well as 798,951,243 Series G-2 preferred shares issued to other investors. All preferred shares were converted into ordinary shares upon the completion of our initial public offering. In addition, in April 2018, we issued to Baidu Holdings an aggregate of 36,860,691 Class B ordinary shares, pursuant to a share purchase agreement we entered into with Baidu Holdings in February 2018.

On March 29, 2018, our ADS commenced trading on the Nasdaq Global Select Market under the symbol “IQ.” On April 3, 2018, at the closing of our initial public offering, we issued and sold a total of 875,000,000 Class A ordinary shares, represented by ADSs at a public offering price of US$18.00 per ADS. On April 30, 2018, we issued and sold an additional 67,525,675 Class A ordinary shares, represented by ADSs at US$18.00 per ADS, at the closing of the option to purchase additional ADSs exercised by the underwriters of our initial public offering.

On July 17, 2018, we completed the acquisition of 100% equity stake in Skymoons Inc. and Chengdu Skymoons Digital Entertainment Co., Ltd., or Chengdu Skymoons (together with Skymoons Inc., “Skymoons”). The aggregate consideration consists of a fixed payment of RMB1.27 billion, as well as additional consideration valued at RMB730 million as of June 30, 2018 to be delivered in the event the acquiree satisfies the agreed upon performance benchmarks in the next two years.

In December 2018, we completed an offering of US$750 million in aggregate principal amount of convertible senior notes due 2023, or the 2023 notes. The 2023 notes have been offered in the United States to qualified institutional buyers pursuant to Rule 144A and to non-U.S. persons outside the United States in reliance on Regulation S under the Securities Act. The initial conversion rate of the 2023 notes is 37.1830 ADSs per US$1,000 principal amount of notes (which is equivalent to an initial conversion price of approximately US$26.89 per ADS and represents a conversion premium of approximately 40% above the closing price of the ADSs on November 29, 2018, which was US$19.21 per ADS). The conversion rate for the 2023 notes is subject to adjustment upon the occurrence of certain events. The 2023 notes will bear interest at a rate of 3.75% per year, payable semi-annually in arrears on June 1 and December 1 of each year, beginning on June 1, 2019. The 2023 notes will mature on December 1, 2023, unless previously repurchased, redeemed or converted in accordance with their terms prior to such date. The holders may require us to repurchase all or a portion of the notes for cash on December 1, 2021, or upon a fundamental change, at a repurchase price equal to 100% of the principal amount, plus accrued and unpaid interest. In connection with the offering of the 2023 notes, we have entered into capped call transactions with certain counterparties, where we purchased capped call options at the price of US$67.5 million. The cap price of the capped call transactions is initially US$38.42 per ADS and is subject to adjustment under the terms of the capped call transactions.

In March 2019, we completed an offering of US$1.2 billion in aggregate principal amount of convertible senior notes due 2025, or the 2025 notes. The 2025 notes have been offered in the United States to qualified institutional buyers pursuant to Rule 144A and to non-U.S. persons outside the United States in reliance on Regulation S under the Securities Act. The initial conversion rate of the 2025 notes is 33.0003 ADSs per US$1,000 principal amount of notes (which is equivalent to an initial conversion price of approximately US$30.30 per ADS and represents a conversion premium of 32.5% above the closing price of our ADSs on March 26, 2019, which was US$22.87 per ADS). The conversion rate for the 2025 notes is subject to adjustment upon the occurrence of certain events. The 2025 notes will bear interest at a rate of 2.00% per year, payable semi-annually in arrears on April 1 and October 1 of each year, beginning on October 1, 2019. The 2025 notes will mature on April 1, 2025, unless previously repurchased, redeemed or converted in accordance with their terms prior to such date. The holders may require us to repurchase all or a portion of the notes for cash on April 1, 2023, or upon a fundamental change, at a repurchase price equal to 100% of the principal amount, plus accrued and unpaid interest. In connection with the offering of the 2025 notes, we have entered into capped call transactions with certain counterparties, where we purchased capped call options at the price of US$84.5 million. The cap price of the capped call transactions is initially US$40.02 per ADS and is subject to adjustment under the terms of the capped call transactions.

The following diagram illustrates our current corporate structure, which include our significant subsidiaries and consolidated affiliated entities as of the date of this prospectus supplement:

iQIYI, Inc.
(Cayman Islands)
100%
100%
100%
100%
iQIYI Film Group Limited (Cayman Islands)
iQIYI Media Limited (Cayman Islands)
iQIYI HK Limited (HK)
Skymoons Inc. (Cayman Islands)
100%
80%
iQIYI Film Group HK Limited (HK)
Magic Prime Group Limited (BVI)
100%
Special (Hong Kong) Co., Ltd. (HK)
Offshore
Onshore
100%
100%
100%
Beijing iQIYI New Media Science & Technology Co., Ltd. (WFOE)
Beijing QIYI Century Science & Technology Co., Ltd. (WFOE)
Chongqing QIYI Tianxia Science & Technology Co., Ltd. (WFOE)
Beijing iQIYI Intelligent Entertainment Technology Co., Ltd.(1)
iQIYI Pictures (Beijing) Co., Ltd.(2)
Shanghai iQIYI Culture Media Co., Ltd.(3)
Beijing iQIYI Science & Technology Co., Ltd.(4)
Shanghai Zhong Yuan Network Co., Ltd.(5)
99.99%
0.01%
Chengdu Skymoons Digital Entertainment Co., Ltd.
100%
Tianjin Skymoons Interactive Co., Ltd.
Contractual arrangements.
Equity interest.

Notes

(1)	The shareholders of Intelligent Entertainment are Dr. Yu Gong, our founder, director and chief executive officer, and Mr. Xianghua Yang, our senior vice president, each holding 50% of equity interest.
(2)	The shareholders of iQIYI Pictures are Dr. Yu Gong and Mr. Ning Ya, senior vice president of the company and president of iQIYI Pictures, each holding 50% of equity interest.
(3)	The shareholders of Shanghai iQIYI are Dr. Yu Gong and Mr. Xiaohua Geng, our senior vice president, each holding 50% of equity interest.
(4)	The shareholder of Beijing iQIYI is Mr. Xiaohua Geng, holding 100% of equity interest.
(5)	The shareholder of Shanghai Zhong Yuan is Dr. Yu Gong, holding 100% of equity interest.

Corporate Information

Our principal executive offices are located at 9/F, iQIYI Innovation Building, No. 2 Haidian North First Street, Haidian District, Beijing, 100080, People’s Republic of China. Our telephone number at this address is +86 10-6267-7171. Our registered office in the Cayman Islands is located at the offices of Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands. We have appointed Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States in connection with this offering.

The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at www.sec.gov. You can also find information on our website at http://ir.iqiyi.com. The information contained on our website is not a part of this prospectus supplement.

THE OFFERING

The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. For a more detailed description of the notes, see the section entitled “Description of the Notes” in this prospectus supplement that supplements the “Description of Debt Securities” section of the accompanying prospectus. For a more detailed description of our ADSs issuable upon conversion of the notes, see the sections entitled “Description of American Depositary Shares” and “Description of Share Capital” in the accompanying prospectus. With respect to the discussion of the terms of the notes on the cover page, in this section and in the section entitled “Description of the Notes,” the words “we,” “our,” “us,” “our company” and “iQIYI” refer to iQIYI, Inc. and not to its consolidated subsidiaries or its consolidated affiliated entities.

Issuer	iQIYI, Inc., an exempted company incorporated under the laws of the Cayman Islands.

Notes Offered	US$800,000,000 principal amount of % Convertible Senior Notes due 2026 (the “notes”) plus up to an additional US$100,000,000 principal amount of the notes pursuant to the underwriters’ option to purchase additional notes.

Issue Price	100% plus accrued interest, if any, from December , 2020.

Maturity	The notes will mature on December 15, 2026, unless earlier repurchased, redeemed or converted.

Interest Rate	The notes will bear interest at a rate of % per year. Interest on the notes will accrue from, and including, December , 2020 and will be payable semiannually in arrears on June 15 and December 15 of each year, beginning on June 15, 2021. We will pay additional interest, if any, at our election, as the sole remedy relating to the failure to comply with our reporting obligations as described under “Description of the Notes—Events of Default.”

Conversion Rights	Holders may convert their notes at their option prior to the close of business on the business day immediately preceding June 15, 2026, in integral multiples of US$1,000 principal amount, only under the following circumstances:

•

during any calendar quarter commencing after the calendar quarter ending on March 31, 2021 (and only during such calendar quarter), if the last reported sale price of the ADSs for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day;

•

during the five business day period after any ten consecutive trading day period (the “measurement period”) in which the “trading price” (as defined under “Description of the Notes— Conversion Rights—Conversion upon Satisfaction of Trading

Price Condition”) per US$1,000 principal amount of notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of the ADSs and the conversion rate on each such trading day;

•	if we call the notes for a tax redemption, at any time prior to the close of business on the second business day immediately preceding the related redemption date; or

•	upon the occurrence of specified corporate events described under “Description of the Notes—Conversion Rights— Conversion upon Specified Corporate Events.”

On or after June 15, 2026 until the close of business on the business day immediately preceding the maturity date, holders may convert all or any portion of their notes, in integral multiples of US$1,000 principal amount, at their option at any time regardless of the foregoing circumstances.

The conversion rate for the notes is initially ADSs, each representing as of the date of this prospectus supplement seven Class A ordinary shares of iQIYI, Inc., par value US$0.00001 per share, per US$1,000 principal amount of notes (equivalent to an initial conversion price of approximately US$ per ADS), subject to adjustment as described in this prospectus supplement.

Upon conversion, we will pay or deliver, as the case may be, cash, ADSs or a combination of cash and ADSs, at our election. If we satisfy our conversion obligation solely in cash or through payment and delivery, as the case may be, of a combination of cash and ADSs, the amount of cash and ADSs, if any, due upon conversion will be based on a daily conversion value (as described herein) calculated on a proportionate basis for each trading day in a 40 trading day observation period (as described herein). See “Description of the Notes—Conversion Rights—Settlement upon Conversion.”

In addition, following certain corporate events that occur prior to the maturity date, we will increase the conversion rate for a holder who elects to convert its notes in connection with such a corporate event in certain circumstances as described under “Description of the Notes— Conversion Rights—Adjustment to ADSs Delivered upon Conversion upon a Make—Whole Fundamental Change.”

Moreover, if we elect to redeem the notes in respect of a change in tax law (as described below), we will, under certain circumstances, increase the conversion rate for a holder that elects to convert its notes in connection with such tax redemption, as described under “Description of the Notes—Conversion Rights—Adjustment to Conversion Rate upon Conversion in Connection with our Election to Redeem for Changes in Tax Laws.”

You will not receive any additional cash payment or additional ADSs representing accrued and unpaid interest, if any, upon conversion of a note, except in limited circumstances. Instead, interest will be deemed to be paid by the cash, ADSs or a combination of cash and ADSs paid or delivered, as the case may be, to you upon conversion of a note.

Repurchase of Notes by Us at the Option of the Holder	Holders of the notes have the right to require us to repurchase for cash all or part of their notes on August 1, 2024, (the “repurchase date”) at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the repurchase date. See “Description of the Notes—Repurchase of Notes by Us at the Option of the Holder.”

Optional Redemption for Changes in the Tax Laws of the Relevant Taxing Jurisdiction	If we have, or on the next interest payment date would, become obligated to pay any additional amounts as a result of (i) any change or amendment on or after the date of this prospectus supplement in the laws or any rules or regulations of a relevant taxing jurisdiction, or (ii) any change on or after the date of this prospectus supplement in an interpretation, administration or application of such laws, rules or regulations, as further described under “Description of the Notes— Optional Redemption for Changes in the Tax Laws of the Relevant Taxing Jurisdiction,” we may, at our option, redeem all but not part of the notes at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest, if any, to, but not including, the redemption date and any additional amounts with respect to such redemption price.

Upon our giving a notice of redemption, a holder may elect not to have its notes redeemed, in which case such holder would not be entitled to receive the additional amounts referred to in “Description of the Notes—Additional Amounts” after the redemption date.

We may not otherwise redeem the notes prior to maturity.

Fundamental Change	If we undergo a “fundamental change” (as defined in this prospectus supplement under “Description of the Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes”), subject to certain conditions, holders may require us to repurchase for cash all or part of their notes in principal amounts of US$1,000 or an integral multiple thereof. The fundamental change repurchase price will be equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date. See “Description of the Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes.”

Additional Amounts

All payments and deliveries made by, or on behalf of, us or any successor to us under or with respect to the notes, including, but not limited to, payments of principal (including, if applicable, the redemption price, the repurchase price and the fundamental change repurchase price), payments of interest and payments of cash and/or deliveries of ADSs (together with payments of cash for any fractional ADS, if applicable) upon conversion, will be made without withholding or deduction, unless such withholding or deduction is required by law or by regulation or governmental policy having the force of law. In the event that any such withholding or deduction is so required by certain jurisdictions, we will pay such additional amounts as may be necessary to ensure that the net amount received by the holders of the notes after such withholding or deduction (and after deducting any taxes on the additional amounts) will equal the amounts that would have been received by such holders had no such withholding or deduction been required, subject to certain exceptions set forth under “Description of the Notes—Additional Amounts.”

Ranking	The notes will be our general senior unsecured obligations and will rank:

•	senior in right of payment to any of our indebtedness that is expressly subordinated in right of payment to the notes;

•

equal in right of payment to any of our unsecured indebtedness that is not so subordinated, including our outstanding 3.75% Convertible Senior Notes due 2023 (the “2023 notes”) and our outstanding 2.00% Convertible Senior Notes due 2025 (the “2025 notes” and, together with the 2023 notes, the “existing notes”);

•	effectively junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and

•	structurally junior to all indebtedness and other liabilities (including trade payables) of our subsidiaries and consolidated affiliated entities.

As of September 30, 2020, our total consolidated indebtedness, which included our total consolidated short-term loans, long term loans and convertible senior notes, was RMB17,473.3 million (US$2,573.5 million), including US$750 million and US$1,200 million principal amount of the 2023 notes and the 2025 notes, respectively. As of September 30, 2020, our consolidated affiliated entities and their subsidiaries had RMB29,078.0 million (US$4,282.7 million) of total indebtedness and other liabilities (including amounts due to us and our subsidiaries that are eliminated in our consolidated financial statements) to which the notes would have been structurally subordinated. After giving effect to the issuance of the notes (assuming no exercise of the underwriters’ option to purchase additional notes), our total consolidated indebtedness would have been US$5,082.7 million.

The indenture governing the notes will not limit the amount of debt that we, our consolidated subsidiaries and our consolidated affiliated entities may incur.

Use of Proceeds	We estimate that we will receive net proceeds from this offering of approximately US$ million or approximately US$ million if the underwriters exercise their option to purchase additional notes in full, after deducting the underwriters’ discounts and commissions and estimated offering expenses payable by us.

We expect to use the net proceeds from this offering and the concurrent ADSs Offering to expand and enhance our content offerings, to strengthen our technologies, and for working capital and other general corporate purposes. See “Use of Proceeds.”

The foregoing represents our current intentions to use and allocate the net proceeds of this offering based upon our present plans and business conditions. Our management, however, will have significant flexibility and discretion to apply these net proceeds. If an unforeseen event occurs or business conditions change, we may use these proceeds differently than as described above.

Lock-up	We, our directors, executive officers and our controlling shareholder, Baidu, have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or dispose of any ADSs, ordinary shares or similar securities for a period of 90 days following the date of this prospectus supplement. See “Underwriting” for more information.

Book-Entry Form	The notes will be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Absence of a Public Market for the Notes	The notes are new securities and there is currently no established market for the notes. Accordingly, we cannot assure you as to the development or liquidity of any market for the notes. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so, and they may discontinue any market making with respect to the notes without notice. We do not intend to apply for a listing of the notes on any securities exchange or any automated dealer quotation system.

Taxation	For certain Cayman Islands, PRC and U.S. federal income tax consequences of the holding, disposition and conversion of the notes, and the holding and disposition of the ADSs and Class A ordinary shares represented by such ADSs, see “Taxation.”

Our ADSs	As of the date of this prospectus supplement, each ADS represents seven Class A ordinary shares of iQIYI, Inc., par value US$0.00001 per ordinary share, that are held on deposit with the custodian for

J.P. Morgan Chase Bank, as depositary. Upon conversion of the notes, you may receive ADSs if we elect to settle conversion of notes through delivery of ADSs or a combination of cash and ADSs. As an ADS holder, you will not be treated as one of our shareholders, but you will have rights as provided in the deposit agreement. Under the deposit agreement, you may instruct the depositary to vote the ordinary shares underlying your ADSs. You must pay applicable fees and expenses of the depositary for each cancellation of an ADS, or distribution of securities by the depositary or certain other depositary services as described under “Description of American Depositary Shares—Fees and Expenses” in the accompanying prospectus.

Nasdaq Global Select Market Symbol for the ADSs	The ADSs are listed on the Nasdaq Global Select Market under the symbol “IQ.”

Concurrent offering	Concurrently with this offering, we are offering 40,000,000 ADSs (or up to 46,000,000 ADSs if the underwriters of that offering exercise their option to purchase additional ADSs in full), pursuant to a separate prospectus supplement and accompanying prospectus. Neither the completion of this offering nor the concurrent ADS Offering is contingent on the completion of the other, so it is possible that this offering occurs and the ADS Offering does not, and vice versa. We cannot assure you that the concurrent ADS Offering will be completed on the terms described above, or at all. This prospectus supplement does not constitute an offer to sell or the solicitation of an offer to buy ADSs.

Trustee	Citibank, N.A.

Paying Agent, Transfer Agent, Conversion Agent and Registrar	Citibank, N.A.

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

The following selected consolidated statement of comprehensive loss data for the years ended December 31, 2017, 2018 and 2019, selected consolidated balance sheet data as of December 31, 2018 and 2019, and selected consolidated cash flows data for the years ended December 31, 2017, 2018 and 2019 have been derived from our audited consolidated financial statements incorporated by reference in the accompanying prospectus. The following selected consolidated statement of comprehensive loss data for the years ended December 31, 2015 and 2016, selected consolidated balance sheet data as of December 31, 2015, 2016 and 2017 and selected consolidated cash flow data for the years ended December 31, 2015 and 2016 have been derived from our audited consolidated financial statements not incorporated by reference in the accompanying prospectus.

The consolidated statement of comprehensive loss data and cash flow data presented below for the nine months ended September 30, 2019 and 2020 and the consolidated balance sheet data as of September 30, 2020 have been derived from our unaudited interim condensed consolidated financial statements for the nine months ended September 30, 2019 and 2020 and as of September 30, 2020 included in Exhibit 99.1 to our current report on Form 6-K furnished to the SEC on December 15, 2020, which is incorporated by reference in the accompanying prospectus. The unaudited interim financial information has been prepared on the same basis as our audited consolidated financial data, except for the recently adopted ASU No. 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments and ASU 2019-02, Improvements to Accounting for Costs of Films and License Agreements for Program Materials, and includes all adjustments, consisting only of normal and recurring adjustments that we consider necessary for a fair statement of our financial position and results of operations for the periods presented.

The selected consolidated financial data should be read in conjunction with, and are qualified in their entirety by reference to, our audited consolidated financial statements and related notes and “Item 5. Operating and Financial Review and Prospects” of our annual report on Form 20-F for the fiscal year ended December 31, 2019, which is incorporated by reference in the accompanying prospectus, and our unaudited interim consolidated financial statements for the nine months ended September 30, 2019 and 2020 and as of September 30, 2020 and related notes included in Exhibit 99.1 to our current report on Form 6-K furnished to the SEC on December 15, 2020, which is incorporated by reference in the accompanying prospectus. Our historical results for any period are not necessarily indicative of results to be expected for any future period.

Our consolidated financial statements are prepared and presented in accordance with U.S. GAAP. Starting from January 1, 2018, we adopted a new revenue accounting standard ASC topic 606 (“ASC 606”), Revenue from Contracts with Customers, which reclassifies value added taxes (“VAT”) from cost of revenues to net against revenues among other changes. The consolidated statement of comprehensive loss data for the years ended December 31, 2018 and 2019 and the nine months ended September 30, 2019 and 2020 presented below have been prepared in accordance with ASC 606 and are net of VAT of RMB1,457.8 million, RMB1,641.1 million, RMB1,212.0 million and RMB1,254.9 million (US$184.8 million), respectively, while the consolidated statement of comprehensive loss data for the years ended December 31, 2015, 2016 and 2017 presented below have been prepared in accordance with the legacy revenue accounting standard ASC topic 605 (“ASC 605”), Revenue Recognition, and are not net of VAT of RMB299.7 million, RMB630.8 million and RMB981.6 million, respectively.

	For the year ended December 31,					For the nine months ended September 30,
	2015(1)	2016(1)	2017(1)	2018	2019	2019	2020
	RMB	RMB	RMB	RMB	RMB	RMB	RMB	US$
	(in thousands, except for share and per share data)
Selected Consolidated Statement of Comprehensive Loss Data:
Total revenues	5,318,584	11,237,407	17,378,350	24,989,116	28,993,658	21,497,034	22,249,035	3,276,928
Operating costs and expenses:
Cost of revenues(2)	(6,041,764)	(11,436,595)	(17,386,563)	(27,132,811)	(30,348,342)	(22,433,904)	(21,099,888)	(3,107,678)
Selling, general and administrative(2)	(1,204,464)	(1,765,824)	(2,674,990)	(4,167,889)	(5,236,007)	(3,836,478)	(3,870,170)	(570,014)
Research and development(2)	(499,957)	(824,482)	(1,269,806)	(1,994,652)	(2,667,146)	(1,955,884)	(2,012,113)	(296,352)

Total operating costs and expenses	(7,746,185)	(14,026,901)	(21,331,359)	(33,295,352)	(38,251,495)	(28,226,266)	(26,982,171)	(3,974,044)

Operating loss	(2,427,601)	(2,789,494)	(3,953,009)	(8,306,236)	(9,257,837)	(6,729,232)	(4,733,136)	(697,116)
Total other (expenses)/income, net	(136,345)	(271,440)	208,512	(676,194)	(967,050)	(1,042,332)	(702,333)	(103,444)

Loss before income taxes	(2,563,946)	(3,060,934)	(3,744,497)	(8,982,430)	(10,224,887)	(7,771,564)	(5,435,469)	(800,560)
Income tax (expense)/benefit	(11,166)	(13,088)	7,565	(78,801)	(51,852)	(29,266)	(39,613)	(5,834)

Net loss	(2,575,112)	(3,074,022)	(3,736,932)	(9,061,231)	(10,276,739)	(7,800,830)	(5,475,082)	(806,394)

Less: Net income attributed to non-controlling interests	—	—	—	48,545	46,590	28,714	15,665	2,307
Accretion of redeemable convertible preferred shares	(2,342,385)	(4,874,739)	5,073,140	(298,990)	—	—	—	—
Accretion of redeemable noncontrolling interests	—	—	—	—	(1,542)	—	(5,260)	(775)
Extinguishment and reissuance of Series B preferred shares	—	—	(363,279)	—	—	—	—	—

Net (loss)/income attributable to ordinary shareholders	(4,917,497)	(7,948,761)	972,929	(9,408,766)	(10,324,871)	(7,829,544)	(5,496,007)	(809,476)

	For the year ended December 31,					For the nine months ended September 30,
	2015(1)	2016(1)	2017(1)	2018	2019	2019	2020
	RMB	RMB	RMB	RMB	RMB	RMB	RMB	US$
	(in thousands, except for share and per share data)
Net (loss)/earnings per ordinary share:
Basic	(14.36)	(23.20)	0.30
Diluted	(14.36)	(23.20)	(1.15)
Net loss per Class A and Class B ordinary share(3):
Basic				(2.43)	(2.02)	(1.54)	(1.07)	(0.16)
Diluted				(2.43)	(2.02)	(1.54)	(1.07)	(0.16)
Net loss per ADS:
Basic				(17.01)	(14.14)	(10.78)	(7.49)	(1.12)
Diluted				(17.01)	(14.14)	(10.78)	(7.49)	(1.12)
Shares used in net (loss)/ earnings per ordinary share computation:
Basic	342,548,237	342,548,237	342,548,237
Diluted	342,548,237	342,548,237	3,243,147,261
Shares used in net (loss)/ earnings per Class A and Class B ordinary share computation:
Basic				3,867,931,786	5,104,882,400	5,098,456,394	5,157,297,932	5,157,297,932
Diluted				3,867,931,786	5,104,882,400	5,098,456,394	5,157,297,932	5,157,297,932

Notes:

(1)	In accordance with the legacy revenue accounting standard (ASC 605), VAT is presented in cost of revenues rather than net against revenues.
(2)	Share-based compensation expenses were allocated in operating costs and expenses as follows:

	For the year ended December 31,					For the nine months ended September 30,
	2015	2016	2017	2018	2019	2019	2020
	RMB	RMB	RMB	RMB	RMB	RMB	RMB	US$
	(in thousands)
Cost of revenues	5,837	9,479	34,895	83,351	171,053	121,441	157,373	23,179
Selling, general and administrative	21,330	30,447	130,994	368,598	675,278	482,268	625,931	92,190
Research and development	17,027	22,466	67,535	104,262	238,189	165,818	237,812	35,025

Total	44,194	62,392	233,424	556,211	1,084,520	769,527	1,021,116	150,394

(3)

Our ordinary shares are comprised of Class A ordinary shares and Class B ordinary shares. Each holder of Class A ordinary shares is entitled to one vote per share and each holder of Class B ordinary shares is entitled to ten votes per share on all matters submitted to them for a vote. Class B ordinary shares are convertible at any time by the holder thereof into Class A ordinary shares on a one-for-one basis. As holders of Class A and Class B ordinary shares have the same dividend right and the same participation right in our undistributed earnings, the basic and diluted income (loss) per Class A ordinary share and Class B ordinary share are the same for all the periods presented during which there were two classes of ordinary shares.

The following table presents our selected consolidated balance sheet data as of the dates indicated.

	As of December 31,					As of September 30,
	2015	2016	2017	2018	2019	2020
	RMB	RMB	RMB	RMB	RMB	RMB	US$
	(in thousands)
Selected Consolidated Balance Sheet Data:
Cash and cash equivalents	1,588,739	964,207	733,010	4,586,405	5,934,742	3,163,128	465,878
Restricted cash	—	—	—	2,174,042	974,932	655,653	96,567
Short-term investments	160,000	902,978	779,916	6,061,832	4,579,313	3,603,891	530,796
Total current assets	4,473,910	5,154,305	5,700,528	19,853,443	20,272,838	15,563,502	2,292,256
Total assets(1)	10,424,986	13,631,636	20,200,899	44,759,698	44,792,550	40,888,208	6,022,182
Total current liabilities(1)	5,862,949	11,889,853	11,625,612	19,812,356	20,173,166	20,503,456	3,019,831
Total liabilities(1)	5,877,095	11,897,142	11,918,299	26,604,135	35,077,618	35,411,295	5,215,519
Total mezzanine equity	12,164,428	17,039,167	22,601,664	—	101,542	106,802	15,730
Total shareholders’ (deficit)/equity	(7,616,537)	(15,304,673)	(14,319,064)	18,155,563	9,613,390	5,370,111	790,933

Note:

(1)

We adopted Accounting Standards Update (“ASU”) No. 2016-02: Leases on January 1, 2019 using the modified retrospective transition method. Right-of-use assets (“ROU assets”) and lease liabilities (including current and non-current) for operating leases are presented on the face of the consolidated balance sheet as of December 31,2019, while the consolidated balance sheet data as of the years ended December 31, 2015, 2016, 2017 and 2018 have been prepared in accordance with ASC topic 840 (“ASC 840”), Accounting for Leases. For further information, see Note 13 to our consolidated financial statements for the year ended December 31, 2019 incorporated by reference into the accompanying prospectus.

We adopted ASU 2019-02, Improvements to Accounting for Costs of Films and License Agreements for Program Materials (“ASU 2019-02”) on January 1, 2020, using a prospective transition method. which includes the following major changes from previous legacy GAAP that are applicable to us:

•	The content distinction for capitalization of production costs of an episodic television series and production costs of films is removed;

•

We are required to test films and license agreements for program material for impairment at a film group level when the film or license agreements are predominantly monetized with other films and license agreements;

•	We shall assess estimates of the use of a film in a film group and account for such changes prospectively;

•	Cash outflows for the costs incurred to obtain rights for both produced and licensed content are required to be reported as operating cash outflows in the statement of cash flows.

For further information, see Notes 2, 5 and 6 to our consolidated financial statements for the nine months ended September 30, 2020 included in Exhibit 99.1 to our current report on Form 6-K furnished to the SEC on December 15, 2020.

The following table presents our selected consolidated cash flow data for the periods indicated.

	For the year ended December 31,					For the nine months ended September 30,
	2015	2016	2017	2018	2019	2019	2020
	RMB	RMB	RMB	RMB	RMB\	RMB	RMB	US$
	(in thousands)
Selected Consolidated Cash Flow Data:
Net cash provided by/(used for) operating activities	1,070,770	2,612,121	4,011,784	2,884,186	3,906,227	1,563,644	(3,891,624)	(573,174)
Net cash used for investing activities	(3,133,375)	(6,663,100)	(10,660,674)	(20,949,094)	(11,749,571)	(9,660,661)	(122,175)	(17,994)
Net cash (used in)/provided by financing activities	(131,708)	3,411,766	6,561,110	23,474,959	7,880,306	8,139,555	981,429	144,548
Effect of exchange rate changes on cash, cash equivalents and restricted cash	71,951	14,681	(143,417)	617,386	112,265	290,138	(58,523)	(8,620)

Net (decrease)/increase in cash, cash equivalents and restricted cash	(2,122,362)	(624,532)	(231,197)	6,027,437	149,227	332,676	(3,090,893)	(455,240)
Cash, cash equivalents and restricted cash at the beginning of the period	3,711,101	1,588,739	964,207	733,010	6,760,447	6,760,447	6,909,674	1,017,685

Cash, cash equivalents and restricted cash at the end of the period	1,588,739	964,207	733,010	6,760,447	6,909,674	7,093,123	3,818,781	562,445

RISK FACTORS

An investment in our notes involves risks. Before you decide to buy our notes, you should consider carefully all of the information in this prospectus supplement as well as the section titled “Risk Factors” included in the accompanying prospectus and all the documents incorporated herein by reference. Any of these risks could have a material adverse effect on our business, prospects, financial condition and results of operations. In any such case, the trading price of our notes could decline, and you could lose all or part of your investment. Please see “Where You Can Find More Information About Us” and, in the accompanying prospectus, “Incorporation of Documents by Reference” for information on where you can find the documents we have filed with or furnished to the SEC and which are incorporated into this prospectus supplement by reference.

Risks Related to the Notes and this Offering

The notes are effectively subordinated to our secured debt and structurally subordinated to any liabilities of our subsidiaries and consolidated affiliated entities.

The notes will rank senior in right of payment to any of our indebtedness that is expressly subordinated in right of payment to the notes; equal in right of payment to any of our liabilities that are not so subordinated, including the existing notes; effectively junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all indebtedness and other liabilities (including trade payables) of our subsidiaries and consolidated affiliated entities. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure debt ranking senior in right of payment to the notes will be available to pay obligations on the notes only after the secured debt has been repaid in full from these assets. There may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding.

The indenture governing the notes will not prohibit us from incurring additional senior debt or secured debt, nor will it prohibit any of our consolidated subsidiaries or our consolidated affiliated entities from incurring additional liabilities.

As of September 30, 2020, our total consolidated indebtedness, which included our total consolidated short-term loans, long term loans and convertible senior notes, was RMB17,473.3 million (US$2,573.5 million), including US$750 million and US$1,200 million principal amount of the 2023 notes and the 2025 notes, respectively. As of September 30, 2020, our consolidated affiliated entities and their subsidiaries had RMB29,078.0 million (US$4,282.7 million) of total indebtedness and other liabilities (including amounts due to us and our subsidiaries that are eliminated in our consolidated financial statements) to which the notes would have been structurally subordinated. After giving effect to the issuance of the notes (assuming no exercise of the underwriters’ option to purchase additional notes), our total consolidated indebtedness would have been US$5,082.7 million.

The notes are exclusively our obligations and our operations are conducted through, and a substantial portion of our consolidated assets are held by, our subsidiaries and consolidated affiliated entities.

The notes are exclusively our obligations and are not guaranteed by any of our operating subsidiaries or consolidated affiliated entities. A substantial portion of our consolidated assets is held by, and a substantial portion of our business is conducted through, our subsidiaries and consolidated affiliated entities. Accordingly, our ability to service our debt, including the notes, depends on the results of operations of our subsidiaries and consolidated affiliated entities and upon the ability of such subsidiaries or consolidated affiliated entities to provide us with cash, whether in the form of dividends, loans, service fees or otherwise, to pay amounts due on our obligations, including the notes. Our subsidiaries and consolidated affiliated entities are separate and distinct legal entities and have no obligation, contingent or otherwise, to make payments on the notes or to make any funds available for that purpose. In addition, dividends, loans, service fees or other distributions to us from such subsidiaries or consolidated affiliated entities may be subject to regulatory contractual and other restrictions and are subject to other business considerations.

Servicing our debt requires a significant amount of cash, and we may not have sufficient cash flow from our business to pay our substantial debt.

Our ability to make scheduled payments of the principal of, to pay interest on or to refinance our indebtedness, including the notes, depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. Our business may not continue to generate cash flow from operations in the future sufficient to service our debt and make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations.

Recent and future regulatory actions and other events may adversely affect the trading price and liquidity of the notes.

We expect that many investors in, and potential purchasers of, the notes will employ, or seek to employ, a convertible arbitrage strategy with respect to the notes. Investors would typically implement such a strategy by selling short the ADSs underlying the notes and dynamically adjusting their short position while continuing to hold the notes. Investors may also implement this type of strategy by entering into swaps on the ADSs in lieu of or in addition to short selling the ADSs.

The SEC and other regulatory and self-regulatory authorities have implemented various rules and taken certain actions, and may in the future adopt additional rules and take other actions, that may impact those engaging in short selling activity involving equity securities (including the ADSs). Such rules and actions include Rule 201 of SEC Regulation SHO, the adoption by the Financial Industry Regulatory Authority, Inc. and the national securities exchanges of a “Limit Up-Limit Down” program, the imposition of market-wide circuit breakers that halt trading of securities for certain periods following specific market declines, and the implementation of certain regulatory reforms required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. Any governmental or regulatory action that restricts the ability of investors in, or potential purchasers of, the notes to effect short sales of the ADSs, borrow the ADSs or enter into swaps on the ADSs could adversely affect the trading price and the liquidity of the notes.

Volatility in the market price and trading volume of the ADSs could adversely impact the trading price of the notes.

The capital markets in recent years have experienced significant price and volume fluctuations that have often been unrelated to the operating performance of companies. The market price of the ADSs could fluctuate significantly for many reasons, including in response to the risks described in this section, elsewhere in this prospectus supplement, the accompanying prospectus or the documents we have incorporated by reference in this prospectus supplement or the accompanying prospectus, or for reasons unrelated to our operations, such as reports by industry analysts, investor perceptions or negative announcements by our users, competitors or business partners regarding their own performance, as well as industry conditions and general financial, economic and political instability. A decrease in the market price of the ADSs would likely adversely impact the trading price of the notes. The market price of the ADSs could also be affected by possible sales of the ADSs by investors who view the notes as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that we expect to develop involving the ADSs. This trading activity could, in turn, affect the trading prices of the notes.

We may incur substantially more debt or take other actions which would intensify the risks discussed above.

We and our subsidiaries and consolidated affiliated entities may be able to incur substantial additional debt in the future, some of which may be secured debt. We will not be restricted under the terms of the indenture governing the notes from incurring additional debt, securing existing or future debt, recapitalizing our debt or taking a number of other actions that are not limited by the terms of the indenture governing the notes that could have the effect of diminishing our ability to make payments on the notes when due.

We may not have the ability to raise the funds necessary to settle conversions of the notes or the existing notes in cash, to repurchase the notes or the existing notes upon a fundamental change or on specified dates, and our future debt may contain limitations on our ability to pay cash upon conversion or to repurchase the notes.

Holders of the notes will have the right to require us to repurchase their notes on August 1, 2024 or upon the occurrence of a fundamental change, in each case, at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest, as described under “Description of the Notes—Repurchase of Notes by Us at the Option of the Holder” and “Description of the Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes.” In addition, upon conversion of the notes, unless we elect to deliver solely ADSs to settle such conversion (other than paying cash in lieu of delivering any fractional ADS), we will be required to make cash payments in respect of the notes being converted as described under “Description of the Notes—Conversion Rights—Settlement upon Conversion.” The existing notes contain similar protections concerning the holders’ rights to require us to repurchase their notes and to pay cash to settle conversions of their notes. We may not have enough available cash or be able to obtain financing at the time we are required to make repurchases of notes, the existing notes surrendered therefor or notes or the existing notes being converted. In addition, our ability to repurchase the notes or the existing notes or to pay cash upon conversions of the notes or the existing notes may be limited by law, by regulatory authority or by agreements governing our future indebtedness. Our failure to repurchase notes at a time when the repurchase is required by the indenture or to pay any cash payable on future conversions of the notes as required by the indenture would constitute a default under the indenture. A default under the indenture or a fundamental change itself would also be a default under the indentures for the existing notes and could also lead to a default under agreements governing any outstanding future indebtedness. If the repayment of the existing notes or any outstanding future indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repurchase the notes or make cash payments upon conversions thereof.

The conditional conversion feature of the notes, if triggered, may adversely affect our financial condition and operating results.

In the event the conditional conversion feature of the notes is triggered, holders of notes will be entitled to convert the notes at any time during specified periods at their option. See “Description of the Notes—Conversion Rights.” If one or more holders elect to convert their notes, unless we elect to satisfy our conversion obligation by delivering solely ADSs (other than paying cash in lieu of delivering any fractional ADS), we would be required to settle a portion or all of our conversion obligation through the payment of cash, which could adversely affect our liquidity. In addition, even if holders do not elect to convert their notes, we could be required under applicable accounting rules to reclassify all or a portion of the outstanding principal of the notes as a current rather than long-term liability, which would result in a material reduction of our net working capital. The existing notes have a conditional conversion feature that is substantially the same as the conditional conversion feature of the notes.

The accounting method for convertible debt securities that may be settled in cash, such as the notes and the existing notes, could have a material effect on our reported financial results.

Under Accounting Standards Codification 470-20, Debt with Conversion and Other Options (“ASC 470-20”), an entity must separately account for the liability and equity components of the convertible debt instruments (such as the notes and the existing notes) that may be settled entirely or partially in cash upon conversion in a manner that reflects the issuer’s economic interest cost. The effect of ASC 470-20 on the accounting for the notes is that the equity component is required to be included in the additional paid-in capital section of stockholders’ equity on our consolidated balance sheet, and the value of the equity component would be treated as original issue debt discount for purposes of accounting for the debt component of the notes. As a result, we will be required to record a greater amount of non-cash interest expense in current periods presented as a result of the amortization of the discounted carrying value of the notes to their face amount over the term of the notes. We will report lower net income in our financial results because ASC 470-20 will require interest to include both the current period’s amortization of the debt discount and the instrument’s coupon interest, which could adversely affect our reported or future financial results, the trading price of the ADSs and the trading price of the notes.

In addition, we currently intend to account for convertible debt securities, such as the notes and the existing notes, that may be settled entirely or partly in cash utilizing the if-converted method, the effect of which is that conversion will not be assumed for purposes of computing diluted earnings per share if the effect would be antidilutive. Under the if-converted method, for diluted earnings per share purposes, convertible debt is antidilutive whenever its interest, net of tax and nondiscretionary adjustments, per share of common equity obtainable on conversion exceeds basic earnings per share. Dilutive convertible securities will be assumed to have been converted at the beginning of the period (or at time of issuance, if later), and the resulting shares of common equity will be included in the denominator. Moreover, interest charges applicable to the convertible debt will be added back to the numerator. We cannot assure you that the accounting standards in the future will continue to permit the use of the if-converted method. If we are unable to use the if-converted method in accounting for the Class A ordinary shares underlying the ADSs issuable upon conversion of the notes or the existing notes, then our diluted earnings per share may be affected.

In August 2020, the FASB published an accounting standards update, which amends these accounting standards to eliminate the treasury stock method for convertible instruments whose principal amount may be settled using shares and instead require application of the “if-converted” method. These amendments will be effective for public companies for fiscal years beginning after December 15, 2021, with early adoption permitted, but no earlier than fiscal years beginning after December 15, 2020.

The sale of ADSs in the concurrent ADS Offering, as well as future sales of Class A ordinary shares, ADSs or convertible securities in the public market could lower the market price for the ADSs, adversely impact the trading price of the notes and result in dilution to existing shareholders.

Concurrently with this offering, we are offering 40,000,000 ADSs (or up to 46,000,000 ADSs if the underwriters of that offering exercise their option to purchase additional ADSs in full), pursuant to a separate prospectus supplement. The ADSs sold in our initial public offering in March 2018 and the ADSs to be offered concurrently with this offering have been or will be registered on a registration statement and as a result have or would become freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration. In connection with this offering and in connection with the concurrent ADS Offering, we and our officers, directors and our controlling shareholder, Baidu, have agreed, subject to certain exceptions, not to sell any of the ordinary shares or ADSs or any securities convertible into or exercisable or exchangeable for such ordinary shares or ADSs for 90 days following the date of this prospectus supplement. As of December 14, 2020, these shareholders held an aggregate of 3,062,722,533 ordinary shares that are subject to the lock-up, or 57.1% of our total ordinary shares outstanding.

In addition, substantial numbers of Class A ordinary shares and ADSs are reserved for issuance in connection with our share incentive plans and upon conversion of the notes and the existing notes. We cannot predict the size of future issuances or the effect, if any, that they may have on the market price for the ADSs. The issuance and sale of substantial amounts of ordinary shares or ADSs, or the perception that such issuances and sales may occur, could adversely affect the trading price of the notes and the market price of the ADSs and impair our ability to raise capital through the sale of additional equity or equity-linked securities. Any current or future sales of Class A ordinary shares or ADSs in the public market by us will result in dilution to our existing shareholders. In addition, if one or more holders of the notes or the existing notes elect to convert the notes or the existing notes, as applicable, unless we elect to satisfy our conversion obligations solely by paying cash, we expect that the settlement of such conversions will result in dilution to our existing shareholders.

Holders of notes will not be entitled to any rights with respect to the Class A ordinary shares or the ADSs, but will be subject to all changes made with respect to them to the extent our conversion obligation includes ADSs.

Holders of notes will not be entitled to any rights with respect to our Class A ordinary shares or the ADSs (including, without limitation, voting rights and rights to receive any dividends or other distributions on the Class A ordinary shares) prior to the conversion date relating to such notes (if we have elected to settle the relevant conversion by delivering solely ADSs (other than paying cash in lieu of delivering any fractional ADS)) or the last trading day of the relevant observation period (if we elect to pay and deliver, as the case may be, a combination of cash and ADSs in respect of the relevant conversion), but holders of notes will be subject to all changes affecting our Class A ordinary shares or the ADSs. For example, if an amendment is proposed to our memorandum and articles of association requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to the conversion date related to a holder’s conversion of its notes (if we have elected to settle the relevant conversion by delivering solely ADSs (other than paying cash in lieu of delivering any fractional ADS)) or the last trading day of the relevant observation period (if we elect to pay and deliver, as the case may be, a combination of cash and ADSs in respect of the relevant conversion), such holder will not be entitled to vote on the amendment, although such holder will nevertheless be subject to any changes affecting our Class A ordinary shares or the ADSs.

The conditional conversion feature of the notes could result in your receiving less than the value of the ADSs into which the notes would otherwise be convertible.

Prior to the close of business on the business day immediately preceding June 15, 2026, you may convert your notes only if specified conditions are met. If the specified conditions for conversion are not met, you will not be able to convert your notes, and you may not be able to receive the value of the cash, ADSs or a combination of cash and ADSs, as applicable, into which the notes would otherwise be convertible.

Upon conversion of the notes, holders may receive less valuable consideration than expected because the value of the ADSs may decline after holders exercise their conversion right and before we settle our conversion obligation.

Under the notes, a converting holder will be exposed to fluctuations in the value of the ADSs during the period from the date such holder surrenders notes for conversion until the date we settle our conversion obligation.

Upon conversion of the notes, we have the option to pay or deliver, as the case may be, cash, ADSs, or a combination of cash and ADSs. If we elect to satisfy our conversion obligation in cash or a combination of cash and ADSs, the amount of consideration that you will receive upon conversion of your notes will be determined by reference to the volume-weighted average price of the ADSs for each trading day in a 40 trading day observation period described under “Description of the Notes—Conversion Rights—Settlement upon Conversion.” Accordingly, if the price of the ADSs decreases during this period, the amount and/or value of consideration you receive will be adversely affected. In addition, if the market price of the ADSs at the end of such period is below the average volume-weighted average price of the ADSs during such period, the value of any ADSs that you will receive in satisfaction of our conversion obligation will be less than the value used to determine the number of ADSs that you will receive.

If we elect to satisfy our conversion obligation solely in ADSs upon conversion of the notes, we will be required to deliver the ADSs, together with cash for any fractional ADS, on the second business day following the relevant conversion date. Accordingly, if the price of the ADSs decreases during this period, the value of the ADSs that you receive will be adversely affected and would be less than the conversion value of the notes on the conversion date.

The notes are not protected by restrictive covenants.

The indenture governing the notes will not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries or consolidated affiliated entities. The indenture will not contain any covenants or other provisions to afford protection to holders of the notes in the event of a fundamental change or other corporate transaction involving us except to the extent described under “Description of the Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes,” “Description of the Notes—Conversion Rights—Adjustment to ADSs Delivered upon Conversion upon a Make-Whole Fundamental Change” and “Description of the Notes—Consolidation, Merger and Sale of Assets.”

The adjustment to the conversion rate for notes converted in connection with a make-whole fundamental change or our election to redeem the notes for a change in tax law may not adequately compensate you for any lost value of your notes as a result of such transaction or election.

If a make-whole fundamental change occurs prior to the maturity date or we elect to redeem the notes upon a change in tax law, under certain circumstances, we will increase the conversion rate by a number of additional ADSs for notes converted in connection with such make-whole fundamental change or such election. The increase in the conversion rate will be determined based on the date on which the specified corporate transaction becomes effective or we deliver notice of such election and the price paid (or deemed to be paid) per ADS in such transaction or the average market price per ADS prior to such notice, as described below under “Description of the Notes—Conversion Rights—Adjustment to ADSs Delivered upon Conversion upon a Make-Whole Fundamental Change” or “—Adjustment to Conversion Rate upon Conversion in Connection with our Election to Redeem for Changes in Tax Law.” The adjustment to the conversion rate for notes converted in connection with a make-whole fundamental change or such an election may not adequately compensate you for any lost value of your notes as a result of such transaction or such an election. In addition, if the price paid (or deemed paid) per ADS in the transaction or the market price prior to such election is greater than US$                per ADS or less than US$        per ADS (in each case, subject to adjustment), no additional ADSs will be added to the conversion rate for the notes. Moreover, in no event will the conversion rate per US$1,000 principal amount of notes as a result of this adjustment exceed            ADSs, subject to adjustments in the same manner as the conversion rate as set forth under “Description of the Notes—Conversion Rights—Conversion Rate Adjustments.”

Our obligation to increase the conversion rate upon the occurrence of a make-whole fundamental change or such an election could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

The conversion rate of the notes may not be adjusted for all dilutive events.

The conversion rate of the notes is subject to adjustment for certain events, including, but not limited to, the issuance of certain share dividends on the Class A ordinary shares, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness, or assets, cash dividends and certain issuer tender or exchange offers as described under “Description of the Notes—Conversion Rights—Conversion Rate Adjustments.” However, the conversion rate will not be adjusted for other events, such as a third-party tender or exchange offer or an issuance of ordinary shares or ADSs for cash, that may adversely affect the trading price of the notes or the ADSs. An event that adversely affects the value of the notes may occur, and that event may not result in an adjustment to the conversion rate.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the notes.

Upon the occurrence of a fundamental change, you have the right to require us to repurchase your notes. However, the fundamental change provisions will not afford protection to holders of notes in the event of other transactions that could adversely affect the notes. For example, transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us may not constitute a fundamental change requiring us to repurchase the notes. In the event of any such transaction, the holders would not have the right to require us to repurchase the notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes.

Furthermore, holders would not have the right to require us to repurchase the notes in circumstances involving solely a significant change in the composition of our board.

Certain shareholders have substantial influence over our company and fundamental change provisions may not afford protection to holders of the notes in the event such shareholders increase their voting power.

We have adopted a dual-class voting structure such that our ordinary shares consist of Class A ordinary shares and Class B ordinary shares. Based on our dual-class voting structure, in respect of matters requiring a shareholders’ vote, holders of Class A ordinary shares will be entitled to one vote per share, while holders of Class B ordinary shares will be entitled to ten votes per share. Due to the disparate voting powers attached to these two classes of ordinary shares, as of December 14, 2020, Baidu holds 55.4% of our outstanding ordinary shares, representing 92.5% of our total voting power. Baidu may take actions that are not aligned with the interests of the holders of the notes. The terms of the notes may not afford any protection to holders of the notes in the event that it takes those actions. Moreover, Baidu may increase its concentration of voting power and/or share ownership in the future.

We cannot assure you that an active or liquid trading market will develop for the notes.

The notes are a new issue of securities for which there is currently no public market, and no active trading market might ever develop. If the notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, the price, and volatility in the price, of our ADSs, our performance and other factors.

We do not intend to apply to list the notes on any securities exchange or to arrange for quotation on any automated dealer quotation system. We have been informed by the underwriters that they intend to make a market in the notes after the offering is completed. However, the underwriters may cease their market-making at any time without notice. In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure you that an active trading market will develop for the notes. If an active trading market does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected. In that case you may not be able to sell your notes at a particular time or you may not be able to sell your notes at a favorable price.

Any adverse rating of the notes may cause their trading price to fall.

We do not intend to seek a rating on the notes. However, if a rating service were to rate the notes and if such rating service were to lower its rating on the notes below the rating initially assigned to the notes or otherwise announces its intention to put the notes on credit watch, the trading price of the notes could decline.

You may be subject to tax if we make or fail to make certain adjustments to the conversion rate of the notes even though you do not receive a corresponding cash distribution.

The conversion rate of the notes is subject to adjustment in certain circumstances, including the payment of cash dividends. If the conversion rate is adjusted as a result of a distribution that is taxable to our shareholders, such as a cash dividend, you will generally be deemed to have received a dividend subject to U.S. federal income tax without the receipt of any cash. In addition, a failure to adjust (or to adjust adequately) the conversion rate after an event that increases your proportionate interest in us could be treated as a deemed taxable dividend to you. If a make-whole fundamental change occurs on or prior to the maturity date or we elect to redeem the notes upon a change in tax law, under some circumstances, we will increase the conversion rate for notes converted in connection with the make-whole fundamental change or such election. Such increase may also be treated as a distribution subject to U.S. federal income tax as a dividend. See “Taxation—U.S. Federal Income Tax Considerations.”

Because the notes will initially be issued in book-entry form, holders must rely on DTC’s procedures to receive communications relating to the notes and exercise their rights and remedies.

We will initially issue the notes in the form of one or more global notes registered in the name of Cede & Co., as nominee of DTC. Beneficial interests in global notes will be shown on, and transfers of global notes will be effected only through, the records maintained by DTC. Except in limited circumstances, we will not issue certificated notes. See “Description of the Notes—Book-Entry, Settlement and Clearance.” Accordingly, if you own a beneficial interest in a global note, then you will not be considered an owner or holder of the notes. Instead, DTC or its nominee will be the sole holder of global notes. Unlike persons who have certificated notes registered in their names, owners of beneficial interests in global notes will not have the direct right to act on our solicitations for consents or requests for waivers or other actions from holders. Instead, those beneficial owners will be permitted to act only to the extent that they have received appropriate proxies to do so from DTC or, if applicable, a DTC participant. The applicable procedures for the granting of these proxies may not be sufficient to enable owners of beneficial interests in global notes to vote on any requested actions on a timely basis. In addition, notices and other communications relating to the notes will be sent to DTC. We expect DTC to forward any such communications to DTC participants, which in turn would forward such communications to indirect DTC participants. But we can make no assurances that you timely will receive any such communications.

Our management has broad discretion over the use of proceeds from this offering and the concurrent ADS Offering.

Our management will have significant discretion in applying the net proceeds that we receive from this offering and the concurrent ADS Offering. Although we intend to use the net proceeds from this offering as described in “Use of Proceeds,” our management retains significant discretion with respect to the use of proceeds. Our management might not apply the net proceeds from this offering in ways that increase the value of your investment. You may not have the opportunity, as part of your investment decision, to assess whether proceeds are being used appropriately. The net proceeds from this offering may be used in a manner that does not generate favorable returns.

This offering is not contingent on the consummation of the concurrent ADS Offering.

The consummation of this offering and the consummation of the concurrent ADS Offering are not contingent upon each other. Accordingly, if you decide to purchase notes in this offering, you should be willing to do so whether or not we complete the concurrent ADS Offering.

If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC noteholders, shareholders or holders of ADSs.

Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of the PRC with its “de facto management body” within the PRC is considered a “resident enterprise” and will be subject to PRC enterprise income tax on its global income at the rate of 25%. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control and overall management over the business, productions, personnel, accounts and properties of an enterprise. In 2009, the SAT issued a circular, known as SAT Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the SAT’s general position on how the “de facto management body” test should be applied in determining the tax resident status of all offshore enterprises.

According to SAT Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China and will be subject to PRC enterprise income tax on its global income only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in the PRC; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions, are located or maintained in the PRC; and (iv) at least 50% of voting board members or senior executives habitually reside in the PRC.

We believe none of our entities outside of China is a PRC resident enterprise for PRC tax purposes. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” If the PRC tax authorities determine that iQIYI, Inc. is a PRC resident enterprise for enterprise income tax purposes, we may be required to withhold a 10% withholding tax from interest, any redemption premium or dividends we pay to our noteholders and shareholders that are non-resident enterprises, including the holders of our ADSs. In addition, non-resident enterprise noteholders and shareholders (including our ADS holders) may be subject to PRC tax at a rate of 10% on gains realized on the sale or other disposition of the notes, ADSs or Class A ordinary shares, if such income is treated as sourced from within the PRC. Furthermore, if PRC tax authorities determine that we are a PRC resident enterprise for enterprise income tax purposes, interest or dividends paid to our non-PRC individual noteholders and shareholders (including our ADS holders) and any gain realized on the sale and transfer of the notes, ADSs or Class A ordinary shares by such holders may be subject to PRC tax at a rate of 20% (which, in the case of interest, any redemption premium or dividends, may be withheld at source by us), if such gain is deemed to be from PRC sources. These rates may be reduced by an applicable tax treaty, but it is unclear whether non-PRC noteholders or shareholders of iQIYI, Inc. would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that iQIYI, Inc. is treated as a PRC resident enterprise. In addition, we may be required to withhold VAT on payments with respect to the notes. See “Taxation—PRC Taxation.” Any such tax may reduce the returns on your investment in the notes or ADSs. If we are required to withhold PRC taxes from payments on the notes, the requirement to pay Additional Amounts with respect to any PRC tax withheld (subject to certain exceptions) will increase the cost of servicing the notes and will adversely affect our cash flows and financial positions.

We may be a passive foreign investment company, or PFIC, which could result in adverse U.S. federal income tax consequences for U.S. noteholders, shareholders or holders of ADSs.

Generally, a non-U.S. corporation, such as our company, will be considered a PFIC for any taxable year if either (i) at least 75% of its gross income is passive income or (ii) at least 50% of the value of its assets (generally based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”). The value of our assets may be determined by reference to the market price of the ADSs and Class A ordinary shares, which may fluctuate considerably. In addition, because there are uncertainties in the application of the relevant rules and because PFIC status is a fact-intensive determination made on an annual basis, no assurance can be given with respect to our PFIC status for the current or any future taxable year.

Based on the market price of our ADSs, the value of our assets and the composition of our assets and income, we believe that we were not a PFIC for our taxable year ended December 31, 2019. We do not presently expect to be a PFIC for the current taxable year or the foreseeable future. However, given the lack of authority and the highly factual nature of the analyses, no assurance can be given in this regard. Fluctuations in the market price of our ADSs may cause us to become a PFIC for the current or subsequent taxable years because the value of our assets for the purpose of the asset test may be determined by reference to the market price of our ADSs. The composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets. Therefore, if the market price of our ADSs declines significantly while we continue to hold a significant amount of cash, we could become a PFIC. In addition, because there are uncertainties in the application of the relevant rules, it is possible that the Internal Revenue Service, or IRS, may challenge our classification of certain income and assets as non-passive or our valuation of our tangible and intangible assets, each of which may result in our becoming a PFIC for the current or subsequent taxable years. Furthermore, we may also be a PFIC if we were not treated as the owner of our consolidated affiliated entities for U.S. tax purposes.

If we were treated as a PFIC for any taxable year during which a U.S. shareholder held an ADS, a Class A ordinary share or, possibly, a note, certain adverse U.S. federal income tax consequences could apply to the U.S. shareholder. See “Taxation—U.S. Federal Income Tax Considerations—Passive Foreign Investment Company Considerations” in this prospectus supplement and “Item 10. Additional Information—Taxation—U.S. Federal Income Tax Considerations—Passive Foreign Investment Company Considerations” of our annual report on Form 20-F for the fiscal year ended December 31, 2019, which is incorporated by reference in this prospectus.

Our recent adoption of new accounting standard for content may result in adverse impact on our financial conditions and operating results

In March 2019, the Financial Accounting Standards Board issued Accounting Standard Update 2019-02, Improvements to Accounting for Costs of Films and License Agreements for Program Materials (“ASU 2019-02”). ASU 2019-02 aligns the accounting for production costs of an episodic television series with the accounting for production costs of films by removing the content distinction for capitalization. ASU 2019-02 also requires testing capitalized produced and licensed content for impairment using a fair value model at a film or film group level when there are events or changes in circumstances that indicate such assessment should be made. A film or film group represents the lowest level for which identifiable cash flows are largely independent of the cash flows of other produced or licensed contents. When the produced and licensed contents are predominantly monetized with other produced and/or licensed contents, a film group is the unit of account for testing impairment. The amendments in ASU 2019-02 should be adopted using a prospective transition method. As the majority of our produced and licensed content are predominantly monetized as a group in the Mainland China film group, upon adoption of the new standard, we review them as a group for impairment. We adopted ASU 2019-02 on January 1, 2020 and report cash outflows for the costs incurred to obtain rights for both produced and licensed content as operating cash outflows in the statement of cash flows. Due to the change in impairment model and increased uncertainties in future cash flow projection resulted therefrom, we may have to record significant impairment in the future, which may result in adverse impact on our financial conditions and operating results.

OUR COMPANY

Business Overview

iQIYI is an innovative market-leading online entertainment service in China. Our platform features iQIYI original content, as well as a comprehensive library of other professionally produced content (PPC), professional user generated content (PUGC) and user-generated content. Through our curated premium content, we attract a massive user base with tremendous user engagement, and generate significant monetization opportunities.

In 2019, our average mobile MAUs were 476.0 million and our average mobile DAUs were 139.9 million. On average, our users spent 9.6 billion hours per month watching video content on our platform through all devices, and spent 1.6 hours per day per user watching video content on our mobile apps during the year. In the nine months ended September 30, 2020, our average mobile MAUs were 502.5 million and our average mobile DAUs were 125.9 million. On average, our users spent 9.1 billion hours per month watching video content on our platform through all devices, and spent 1.5 hours per day per user watching video content on our mobile apps during the nine months ended September 30, 2020.

We have one of the largest subscribing member base among all internet video streaming services in China. The number of our subscribing members increased by 22.3% from 87.4 million as of December 31, 2018 to 106.9 million as of December 31, 2019. Excluding individuals with trial memberships, the number of subscribing members increased by 22.7% from 86.1 million as of December 31, 2018 to 105.7 million as of December 31, 2019. As of September 30, 2020, the number of our subscribing members and the number of subscribing members excluding individuals with trial memberships were 104.8 million and 104.3 million, respectively. Beyond our core focus on content, we have also crafted new strategies to attract more users to become our subscribing members through additional privileges and individualized paid service packages that enhances the value of our membership.

With an illustrious track record of producing blockbuster original titles and the self-production capability spearheaded by over 50 in-house studios and partnership programs, iQIYI has become a symbol of high-quality video content. Since 2015, we have released many award-winning multi-genre original titles, such as The Lost Tomb (盗墓笔记), The Mystic Nine (老九门), Burning Ice (无证之罪), Story of Yanxi Palace (延禧攻略), The Thunder (破冰行动) and The Bad Kids (隐秘的角落). We also pioneered and produced a number of internet variety shows that are highly popular, such as The Rap of China, Idol Producer, The Big Band (乐队的夏天) and Qipa Talk (奇葩说), the last of which we released in 2014 and will be in its seventh season. Leveraging on our initial success, we have extended selected popular titles into multi-season format. In addition, we have deepened the application of big data and AI technology in our production activities, which not only strengthens our content quality, but also offers greater visibility on the return of our original content investment.

We have also built a comprehensive content library catering to the diverse tastes of our users, and cultivated emerging content providers. Equipped with our deep-learning predictive algorithms and massive user data, we have developed industry-leading tools to select third-party content. Our growing iQIYI partner accounts provide us with quality content that satisfy various user viewing preferences. Our platform also enables content providers to distribute content effectively and monetize their followings through revenue sharing arrangements with us. As a result, our PUGC is diversified with rich formats and typically of shorter runtime, while users receive personalized content through machine learning and intelligent recommendation algorithm.

We distinguish ourselves in the online entertainment industry by our leading technology platform powered by advanced AI, big data analytics and other core proprietary technologies. Our core proprietary technologies are critical to producing and procuring content that caters to user tastes, delivering superior entertainment experience to our users, improving operational efficiency, and increasing return on investment for our advertisers and monetization opportunities for content providers.

We have developed a diversified monetization model to capture multiple opportunities arising from the rapid growth of the online entertainment industry in China. We generate revenues through membership services, online advertising services and a suite of other monetization methods. We pioneered a large scale paid content subscription business in China. We appeal to advertisers through broad and efficient user reach, as well as innovative and effective advertising products. We have proven capabilities of adapting a single popular content title into a variety of entertainment products, creating multiple channels to amplify the popularity and monetary value of the original IP. Our sophisticated monetization model fosters an environment for high-quality content production and distribution on our platform, which in turn expands our user base and increases user engagement, creating a virtuous cycle.

We enjoy significant synergies with our parent company Baidu. Baidu has provided us with technology and infrastructure support. Our close cooperation in AI technology, user traffic and infrastructure sharing allows us to strengthen our respective leading market positions.

We have recently expanded our business overseas through the launch of our multilingual iQIYI app, which offer a curated selection of popular imported and local video content titles. Our iQIYI app currently supports interfaces in six languages and can be downloaded globally from major iOS and Android app stores. We also seek collaboration with local partners to leverage their strong marketing capabilities and know-how in high-quality local contents.

Our total revenues increased by 52.4% from RMB16,396.8 million (net of the impact of RMB981.6 million of VAT) in 2017 to RMB24,989.1 million in 2018, and by 16.0% to RMB28,993.7 million in 2019. Our total revenues for the nine months ended September 30, 2020 was RMB22,249.0 million (US$3,276.9 million), an increase of 3.5% as compared to RMB21,497.0 million in the same period of 2019. We had net losses of RMB3,736.9 million, RMB9,061.2 million, RMB10,276.7 million and RMB5,475.1 million (US$806.4 million) in 2017, 2018, 2019 and the nine months ended September 30, 2020, respectively.

Our Products and Services

We provide our users with a variety of products and services encompassing internet video, online games, live broadcasting, online literature, animations, e-commerce and social media platform.

Video

We produce, aggregate and distribute a wide variety of professionally produced content as well as a broad spectrum of other video content in a variety of formats.

Professionally Produced Content

iQIYI original content

Our original content includes both content produced in-house and content produced in collaboration with quality third-party partners. We produce certain original content titles in-house, such as the popular variety show The Rap of China, Idol Producer, Hot-Blood Dance Crew (热血街舞团) and Fourtry (潮流合伙人). These programs are produced by iQIYI from IP incubation to distribution. Other original content titles are produced in collaboration with partners, such as popular internet drama series, The Lost Tomb (盗墓笔记), The Mystic Nine (老九门), Tientsin Mystic (河神), Story of Yanxi Palace (延禧攻略), Golden Eyes (黄金瞳), The Thunder (破冰行动), The Bad Kids (隐秘的角落),as well as variety show The Big Band (乐队的夏天) and animation Beyond The Ocean (四海鲸骑). iQIYI obtains the IP through production, adaptation or purchase from third parties, while the partners, typically established entertainment production companies, are responsible for content development and production. iQIYI maintains a high degree of control during the content development and production process.

We also adapt high-quality video IP into multiple entertainment products, such as online games, animations, online literature, and derivative merchandise.

Licensed content

In addition to original content, we also provide users with a curated selection of high-quality professionally produced content from third parties. Leveraging our expertise in content selection, we have successfully debuted well-received titles such as drama series iPartment (爱情公寓), In the Name of People (人民的名义), Go Go Squid (亲爱的,热爱的), Qing Yu Nian (庆余年), Reunion: The Sound of the Providence Season 2 (重启之极海听雷第二季), and variety show Viva La Romance (妻子的浪漫旅行). Our licensed content library also features a rich collection of movies, animations, documentaries and other content.

We license video content typically at fixed rates for a specified term. The average term of licenses varies depending on the type of content, with films and drama series having an average term of seven years and ten years, respectively. Payments of licensing fees are generally made in installments upon signing of the contacts and during the license period. We also exchange rights to distribute licensed content with other internet video streaming services to enrich our content library. In certain cases, we have the right of first refusal to purchase new content produced by the licensor.

We leverage our content procurement team’s insights and our AI-based big data analytics capabilities to optimize content procurement. We have established strong partnerships with content providers to ensure access to high-quality content.

Other Video Content

In addition to professionally produced content, we also offer a broad base of other video content with all kinds of genres, formats and lengths of duration, such as internet movies and dramas, mini variety shows and animations, interactive videos, vertical or horizontal videos, as well as grassroot or influencer uploaded videos, edited video clips, and video blogs, or Vlogs, among others. Our other video content expands our library and allows us to capture a broader user base, drive user engagement and enhance user stickiness.

Our other video content is created and uploaded to our platform by a wide array of content providers. The content providers range from, among others, ordinary registered users, amateurs, semi-professional partners, to internet influencers, multi-channel networks and self-media, which collectively contribute to growing our creative user community. Content providers upload their videos onto their iQIYI partner accounts, an open platform we provide, to share, distribute and monetize their video content. We then evaluate the quality of uploaded videos before final approval. Users can subscribe for and follow their favorite iQIYI partner accounts.

Other Products and Services

Online Games, Literature and Comics

We distribute online games featured in various formats, including mobile games, webpage games, and H5 games. In addition to third-party games, we have also launched a number of popular online games adapted from same-name IP content, such as literature, drama series and films. We collaborate closely with IP providers and game development and distribution partners for game distribution and operation. We launched several new self-developed and licensed games following the acquisition of Skymoons in July 2018, and plan to further broaden our offerings, especially self-developed games that fully leverage the IP value in our content.

Online literature and comics plays a critical role in premium IP incubation as its user base highly overlaps with that of our video content, thereby allowing us to monitor the trend of user tastes and identify the most appropriate IP for adaptation. High-quality original online literature and comics works are adapted into script for derivative entertainment products. At the same time, certain high-quality video content is also developed into online literature and comics to further drive user stickiness on our platform.

iQIYI Show

iQIYI Show is our live broadcasting service. iQIYI Show enables users to follow their favorite hosts, celebrities and shows in real time through live broadcasting. We also edit selected live broadcasting content into short-form videos to help hosts grow their fan bases. iQIYI Show has strong interactive features to enhance user interaction and engagement.

iQIYI Mall

iQIYI Mall is an e-commerce platform with a focus on entertainment-related merchandise, such as VR glasses. iQIYI Mall also sells other consumer products, such as electronics, apparel and accessories, beauty and skin care products.

Suike

We are currently developing a video community app named “Suike”, pursuing to build an ecosystem that empowers a wide variety of professional user generated content with rich features of entertainment experience.

iQIYI Paopao Social Media Platform

iQIYI Paopao is iQIYI’s entertainment-based social media platform, building a community for fans. It connects fans with celebrities and content of their interests on a platform where fans can quickly and conveniently disseminate information in various formats. Moreover, we frequently organize celebrities to interact with fans on iQIYI Paopao online and offline, to attract and retain users. By strengthening the connection among fans, celebrities and content, the platform enhances user engagement and stickiness, and turns iQIYI Paopao into a social media platform for fans.

User Experience

We offer entertainment content across our user-friendly and feature-rich interfaces on our website, mobile app, PC client terminal, WAP, smart TV and VR device.

Our home page is a one-stop portal for users to access both trending and recommended content. Leveraging our big data analytics, we analyze user browsing behavior to understand their tastes and preference, and dynamically update the content shown on the home page to offer users with the most desirable content.

Our interface offers comprehensive viewing functions designed to enhance user experience. We provide various picture resolution and play options. Other key functions include screenshots, VR viewing, screen mirroring and video caching.

We also offer various social elements in our video streaming interface. Users can comment on the video content, interact with other fans through iQIYI Paopao, and share video content through other popular internet social networks.

Monetization

We generate revenues primarily through membership services, online advertising and content distribution. We also generate revenues from other monetization methods, including online games, live broadcasting, IP licensing, talent agency, online literature and e-commerce.

Membership Services

Our membership services generally provide subscribing members with superior entertainment experience that is embodied in various membership privileges. Subscribing members have access to a large collection of

VIP-only content comprised of drama series, movies, animations, and cartoons, etc., and have earlier access to certain content aired on iQIYI platform. Membership privileges generally include substantially ad-free streaming, 1080P/4K high-definition video, enhanced audio experience, accelerated downloads and others. Subscribing member privileges also include coupons and discounts on paid on-demand films, as well as special privilege in offline events, such as exclusive access to live concerts. We review and evaluate the price of our membership services and adjust the price accordingly, from time to time.

We primarily offer one membership package that generally grants members access through various mobile and other hardware devices. We also offer a broader selection of paid services with innovative privileges. Our members primarily include subscribing members and, to a lesser extent, users who gain access to our premium content library through paid video on-demand service.

Online Advertising

The prices of our advertising services depend upon various factors, including form and size of the advertising, level of sponsorship, popularity of the content or event in which the advertisements will be placed, and specific targeting requirements. Prices for the brand advertising service purchased by each advertiser or advertising agency are generally fixed under our sales contracts.

In addition to traditional pre-video and pop-up advertisements, we also launched various innovative advertising products and solutions. For example, video-out advertisement appears on the screen when the video is showing content related to the advertised product; soft product placement incorporates the advertised product into the production of our premium original content to facilitate a more natural advertisement viewing experience; content-integrated advertisement integrate brands with content itself, such as theme songs with lyrics embedding brand names of advertisers; and interactive advertisement that facilitates enhanced interaction between brands and users.

We also offer in-feed advertising and other forms of performance-based advertising, the prices of which are competitively priced through an online bidding process.

Content Distribution

We monetize and enrich our content through content distribution. We sub-license procured third-party content within its authorized scope to other internet video streaming services. We also enter into barter agreements to exchange internet broadcasting rights of licensed content with other internet video streaming services. The barter agreement provides the licensee with the right to broadcast the licensed content, and the licensor retains the right to continue broadcasting and/or sub-licensing the exchanged content. We distribute our selected content to regions outside of China and/or to TV stations in China.

Online Games

For our online games, we distribute both self-developed and third-party games. We launched several new self-developed and licensed games following the acquisition of Skymoons in July 2018, and plan to further broaden our offerings, especially self-developed games that fully leverage the IP value in our content. We monetize online games through users’ in-app purchases of virtual gifts and game privileges.

Live Broadcasting

We monetize live broadcasting through user purchase of virtual items on iQIYI Show, which can be used for tipping hosts. We share revenues with hosts and their agencies.

IP Licensing

We license our proprietary IP to third parties to develop derivative merchandise products, with a focus on long-term licensing. We also license our popular trademarks to third parties for use in their products. Our IP licensing business covers consumer products, joint marketing with other brands, online games licensing, as well as licensing of offline activities. We license both our own IPs and third-party IPs to which we have agency authorization. We collaborate with our partners generally through fixed-price licensing fees and/or revenue-sharing arrangements.

Talent Agency

We further monetize our self-produced content through our talent agency business.

Online Literature

We monetize our online literature through paid reading on our platform, where readers can pay to gain access to our premium online literary titles.

E-commerce

We operate iQIYI Mall, an e-commerce platform where we offer products, such as VR glasses, to our users through direct sale and third-party merchants. Products offered at iQIYI Mall consist of peripheral products of films, drama series and variety shows, generating synergy with the video content on our platform. We charge third-party merchants commissions and service fees.

Legal Proceedings

Following the publication in April 2020 of a short seller report by Wolfpack Research, or the Wolfpack Report, the SEC has asked us to produce certain financial, operating, and other documents and records. We also engaged professional advisers, including a Big Four accounting firm that is not our auditor, to conduct an internal review into certain of the key allegations in the Wolfpack Report and to report their findings to our audit committee. The SEC has also sought the production of certain documents and records from us related to such internal review and other related information. We are cooperating with the SEC. Our internal review within the agreed scope has been substantially completed and did not uncover any evidence that would substantiate the allegations.

Furthermore, starting in April 2020, we and certain of our current and former officers and directors were named as defendants in putative securities class actions filed in federal court, captioned Lee v. iQIYI, Inc. et al., No. 1: 2020-cv-0183 (U.S. District Court for the Eastern District of New York, filed April 16, 2020) (the “Lee Case”); Shiferaw v. iQIYI, Inc. et al., No. 1: 2020-cv-03115 (U.S. District Court for the Southern District of New York, filed April 17, 2020) (the “Shiferaw Case”); Jenkins v. iQIYI, Inc. et al., No. 4:20-cv-02882 (U.S. District Court for the Northern District of California, filed April 27, 2020) (the “Jenkins Case”); and Le Rivage LLC v. iQIYI, Inc. et al., No. 1:20-cv-02653 (U.S. District Court for the Eastern District of New York, filed June 15, 2020) (the “Le Rivage Case”). All of these cases were purportedly brought on behalf of a class of persons who allegedly suffered damages as a result of alleged misstatements and omissions in the Company’s public disclosure documents. On June 15, 2020, the Shiferaw Case was voluntarily dismissed by plaintiffs. On July 6, 2020, the court granted our motion to transfer the Jenkins Case to the U.S. District Court for the Eastern District of New York. The Lee Case, Jenkins Case, and Le Rivage Case remain in their preliminary stages.

We will have to defend against these putative securities class action lawsuits, as applicable, including any appeals of such lawsuits should our initial defense be unsuccessful. We are currently unable to estimate the possible outcome or loss or possible range of loss, if any, associated with the resolution of these lawsuits. In the event that our initial defense of these lawsuits is unsuccessful, we cannot assure you that we will prevail in any appeal. Any adverse outcome of these cases, including any plaintiff’s appeal of a judgment in these lawsuits, could have a material adverse effect on our business, financial condition, results of operation, cash flows, and reputation. Similarly, we are currently unable to predict the duration, outcome, or impact of the SEC investigation of iQIYI, or from the SEC’s review of the documents and records requested from us. The litigation or SEC investigation process may utilize a significant portion of our resources and divert management’s attention from the day-to-day operations, all of which could harm our business.

As of December 31, 2019, 227 cases against us were pending before various courts in China. The aggregate amount of damages sought under these pending cases is approximately RMB247.9 million. We are currently unable to estimate the reasonably possible loss or a range of reasonably possible loss as the proceedings are in the early stages, or there is a lack of clear or consistent interpretation of laws. As a result, there is considerable uncertainty regarding the timing or ultimate resolution of such proceedings, which includes eventual loss, fine, penalty or business impact, if any, and therefore, an estimate for the reasonably possible loss or a range of reasonably possible loss cannot be made. With respect to the limited number of proceedings for which we are able to estimate the reasonably possible loss or the range of reasonably possible loss, such estimates are immaterial.

In addition, as of December 31, 2019, 893 cases brought by us against others for copyright and trademark infringement, unfair competition and other commercial disputes were pending before various courts in China. The aggregate amount of damages we are seeking under these pending cases is approximately RMB628.5 million.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of US$                 million, or US$                million if the underwriters exercise their option to purchase additional notes in full, after deducting the estimated underwriting discounts and commissions and the estimated offering expenses payable by us.

In addition, we estimate that we will receive net proceeds from the concurrent ADSs Offering of             , or              if the underwriters exercise their option to purchase additional ADSs in full, after deducting underwriting discounts and the estimated offering expenses payable by us.

We expect to use the net proceeds from this offering and the concurrent ADSs Offering as follows:

•	approximately US$ million, or 70% of the net proceeds, to expand and enhance our content offerings;

•	approximately US$ million, or 20% of the net proceeds, to strengthen our technologies; and

•	approximately US$ million, or 10% of the net proceeds, for working capital and other general corporate purposes.

The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus.

In utilizing the proceeds of this offering, we are permitted under PRC laws and regulations to provide funding to our PRC subsidiaries only through loans or capital contributions. Subject to satisfaction of applicable government registration and approval requirements, we may extend inter-company loans to our PRC subsidiary or make additional capital contributions to our PRC subsidiary to fund its capital expenditures or working capital. There is, in effect, no statutory limit on the amount of capital contribution that we can make to our PRC subsidiaries. This is because there is no statutory limit on the amount of registered capital for our PRC subsidiaries, and we are allowed to make capital contributions to our PRC subsidiaries by subscribing for their initial registered capital and increased registered capital, provided that the PRC subsidiaries completes the relevant filing and registration procedures. With respect to loans to the PRC subsidiaries by us, (i) if the relevant PRC subsidiaries determine to adopt the traditional foreign exchange administration mechanism, or the Current Foreign Debt mechanism, the outstanding amount of the loans shall not exceed the difference between the total investment and the registered capital of the PRC subsidiaries and there is, in effect, no statutory limit on the amount of loans that we can make to our PRC subsidiaries under this circumstance since we can increase the registered capital of our PRC subsidiaries by making capital contributions to them, subject to the completion of relevant registrations, and the difference between the total investment and the registered capital will increase accordingly; and (ii) if the relevant PRC subsidiaries determine to adopt the foreign exchange administration mechanism as provided in the PBOC Notice No. 9, or the Notice No. 9 Foreign Debt mechanism, the risk-weighted outstanding amount of the loans, which shall be calculated based on the formula provided in the PBOC Notice No. 9, shall not exceed 200% of the net assets of the relevant PRC subsidiary. According to the PBOC Notice No. 9, after a transition period of one year since the promulgation of the PBOC Notice No. 9, the PBOC and SAFE will determine the cross-border financing administration mechanism for the foreign-invested enterprises after evaluating the overall implementation of the PBOC Notice No. 9. As of the date hereof, neither PBOC nor SAFE has promulgated and made public any further rules, regulations, notices or circulars in this regard. It is uncertain which mechanism will be adopted by PBOC and SAFE in the future and what statutory limits will be imposed on us when providing loans to our PRC subsidiaries. In terms of capital contributions, it typically takes about eight weeks to complete the relevant filings and registrations. In terms of loans, the SAFE registration process typically takes about four weeks to complete. While we currently see no material obstacles to completing the filing and registration procedures with respect to future capital contributions and loans to our PRC subsidiaries, we cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, if at all. See “Item 3. Key Information—D. Risk Factors—Risks Relating to Doing Business in China—PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of this offering to make loans to or make additional capital contributions to our PRC subsidiaries and consolidated affiliated entities, which could materially and adversely affect our liquidity and our ability to fund and expand our business” of our annual report on Form 20-F for the fiscal year ended December 31, 2019, which is incorporated by reference in the accompanying prospectus. It is likely that we will need to convert some of our net proceeds in U.S. dollars into Renminbi in order to use as proceeds as contemplated in this section. For details of PRC regulations governing foreign currency conversion, see “Item 4.B. Information on the Company—Business Overview—Regulation—Regulations on Foreign Exchange” of our annual report on Form 20-F for the fiscal year ended December 31, 2019, which is incorporated by reference in the accompanying prospectus.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations for the nine months ended September 30, 2020 in conjunction with the unaudited condensed consolidated financial statements and the notes thereto for the same period included in Exhibit 99.1 to our current report on Form 6-K furnished to the SEC on December 15, 2020, which are incorporated by reference in the accompanying prospectus, and the section titled “Item 5. Operating and Financial Review and Prospects” of our annual report on Form 20-F for the fiscal year ended December 31, 2019, which is incorporated by reference in the accompanying prospectus. This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or in other parts of this prospectus supplement.

Key Components of Results of Operations

Total Revenues

We derive our revenues from (i) membership services, (ii) online advertising services, (iii) content distribution and (iv) others. Starting from January 1, 2018, we adopted ASC 606, which reclassifies VAT from cost of revenues to net against revenues among other changes. The consolidated statement of comprehensive loss data for the years ended December 31, 2018 and 2019 and the interim condensed consolidated statement of comprehensive loss data for the nine months ended September 30, 2019 and 2020 presented below have been prepared in accordance with ASC 606 and are net of VAT of RMB1,457.8 million, RMB1,641.1 million, RMB1,212.0 million and RMB1,254.9 million (US$184.8 million), respectively, while the consolidated statement of comprehensive loss data for the year ended December 31, 2017 presented below have been prepared in accordance with the legacy revenue accounting standard (ASC 605) and are not net of VAT of RMB981.6 million. The following table presents our revenue lines and as percentages of our total revenues for the periods presented.

	For the year ended December 31,						For the nine months ended September 30,
	2017(1)		2018		2019		2019		2020
	RMB	%	RMB	%	RMB	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
Revenues:
Membership services	6,536,028	37.6	10,622,769	42.5	14,435,611	49.8	10,574,553	49.2	12,655,829	1,864,002	56.9
Online advertising services	8,158,924	46.9	9,328,061	37.3	8,270,600	28.5	6,387,500	29.7	4,963,084	730,983	22.3
Content distribution	1,191,816	6.9	2,162,643	8.7	2,544,221	8.8	1,666,177	7.8	1,855,739	273,321	8.3
Others	1,491,582	8.6	2,875,643	11.5	3,743,226	12.9	2,868,804	13.3	2,774,383	408,622	12.5

Total revenues	17,378,350	100.0	24,989,116	100.0	28,993,658	100.0	21,497,034	100.0	22,249,035	3,276,928	100.0

Note:

(1)	In accordance with the legacy revenue accounting standard (ASC 605), VAT is presented in cost of revenues rather than net against revenues.

Membership services

We offer membership packages to provide our members with (i) access to streaming of a library of premium content, (ii) certain commercial skipping and other viewing privilege, (iii) merchandise selection and privilege, (iv) higher community status in our iQIYI Paopao social platform. We also offer a broader selection of paid services with innovative privileges. We generate a small portion of our membership services revenue from on-demand content purchase by our users and the sale of the right to services such as cooperation with other parties’ memberships.

Online advertising services

Our advertising revenues are recognized net of advertising agency rebates for the years ended December 31, 2017, 2018 and 2019, and for the nine months ended September 30, 2019 and 2020. Most of our advertising services are in the form of brand advertising.

Content distribution

We distribute video content licensed from third parties by sub-licensing such content to other third-party internet video streaming platforms, and as consideration receive either in cash or the right to broadcast on our platform certain licensed content from such platforms. We also distribute selected premium content to regions outside of China and/or to TV stations in China.

Others

We generate revenues from various other channels, such as online games, live broadcasting, and talent agency business. We generate revenues from online games both by distributing third-party online games and sharing revenues with them, and offering our self-developed online games. We launched several new self-developed and licensed games following the acquisition of Skymoons in July 2018, and plan to further broaden our offerings, especially self-developed games that fully leverage the IP value in our content. We generate revenues from live broadcasting through the sale and consumption of virtual items purchased by viewers of our live broadcasting shows. We generate revenues from talent agency services, primarily from celebrity endorsement contracts for the artists we represent. In addition, we also generate revenues from IP licensing, online literature and e-commerce.

Operating Costs and Expenses

Our operating costs and expenses consist of (i) cost of revenues, (ii) selling, general and administrative expenses and (iii) research and development expenses.

Cost of revenues. Our cost of revenues mainly consists of content costs, bandwidth costs and others. Content costs mainly consist of costs for original content, which includes amortization and impairment of capitalized produced content and expenses recorded when production costs exceed the total revenues to be earned; licensed content, which includes amortization and impairment of licensed copyrights; and revenue sharing cost for content uploaded by partners and cost incurred for live broadcasting hosts. Bandwidth costs are the fees we pay to telecommunications carriers and other service providers for telecommunications and other content delivery-related services. We expect that our cost of revenues will increase in the foreseeable future as we continue to expand our premium contents and enhance our user base and level of user engagement over time.

Selling, general and administrative expenses. Our selling expenses primarily consist of promotional and marketing expenses and compensation for our sales and marketing personnel. We expect our selling and marketing expenses to increase in the foreseeable future as we plan to engage in more selling and marketing activities to attract new users and advertisers and to promote our brand recognition and content titles, as well as to grow our business.

Our general and administrative expenses consist primarily of salaries and benefits for our general and administrative personnel and fees and expenses for legal, accounting and other professional services. We expect our general and administrative expenses to increase in the foreseeable future as we grow our business.

Research and development expenses. Research and development expenses primarily consist of salaries and benefits for research and development personnel. We expect our research and development expenses to increase in the foreseeable future as we continue to develop new products and services to attract users and increase user engagement, and expand our monetization efforts.

Taxation

We had income tax expense of RMB29.3 million and RMB39.6 million (US$5.8 million) for the nine months ended September 30, 2019 and 2020, respectively. We are subject to various rates of income tax under different jurisdictions. The following summarizes major factors affecting our applicable tax rates in the Cayman Islands, Hong Kong, Singapore and the PRC.

Cayman Islands

We are an exempted company incorporated in the Cayman Islands. Under the current laws of the Cayman Islands, we are not subject to income, corporation or capital gains tax in the Cayman Islands. In addition, our payment of dividends to our shareholders, if any, is not subject to withholding tax in the Cayman Islands.

Hong Kong

Our subsidiaries in Hong Kong are subject to the uniform tax rate of 16.5%. Under the Hong Kong tax laws, we are exempted from the Hong Kong income tax on our foreign-derived income. Hong Kong does not impose a withholding tax on dividends.

Singapore

Our subsidiary in Singapore is subject to a unified 17% tax rate. Under the Singapore tax laws, certain entities may be entitled to preferential tax treatments and there are no withholding taxes in Singapore on remittance of dividends.

PRC

Generally, our PRC subsidiaries, our consolidated affiliated entities and their subsidiaries are subject to enterprise income tax on their taxable income in the PRC at a rate of 25%. The enterprise income tax is calculated based on the entity’s global income as determined under PRC tax laws and accounting standards.

An enterprise may benefit from a preferential tax rate of 15% under the EIT Law if it qualifies as a High and New Technology Enterprise, or HNTE. A HNTE certificate is normally effective for a period of three years. Certain of our PRC subsidiaries and VIEs, including Beijing QIYI Century, Beijing iQIYI and Shanghai Zhong Yuan, are qualified as HNTE. The related tax holiday under such HNTE certificates of our entities will expire in 2021 or 2022. An enterprise may also benefit from preferential tax treatments under the EIT law if it qualifies as a Software Enterprise, or SE. Chengdu Skymoons Interactive Network Game Co.,Ltd, or Skymoons Interactive, qualified as a SE, is entitled to an exemption from the enterprise income tax for two years beginning from 2017, and a reduced tax rate of 12.5% for the subsequent three years.

Our PRC subsidiaries, our consolidated affiliated entities and their subsidiaries are subject to VAT at a rate of 3%, 6%, 9% or 13% on the services we provide and related surcharges.

If our holding company in the Cayman Islands or our subsidiary outside of the PRC were deemed to be a “resident enterprise” under the EIT Law, it would be subject to enterprise income tax on its worldwide income at a rate of 25%. See “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in China—If

we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders or ADS holders.” of our annual report on Form 20-F for the fiscal year ended December 31, 2019, which is incorporated by reference in the accompanying prospectus.

Impact of COVID-19 on Our Operations and Financial Performance

Substantially all of our revenues and workforce are concentrated in China. Our results of operations and financial condition in 2020 have been and will continue to be affected by the spread of COVID-19. The COVID-19 outbreak has impact on China’s internet video industry in general. The extent to which COVID-19 impacts our financial position, results of operations and cash flows in 2020 will depend on the future developments of the outbreak, including new information concerning the global severity of and actions taken to contain the outbreak, which are highly uncertain and unpredictable. In addition, our financial position, results of operations and cash flows could be adversely affected to the extent that the outbreak harms the Chinese economy in general.

In the first part of 2020, in response to the intensifying efforts to contain the spread of COVID-19, the Chinese government took a number of actions, which included extending the Chinese New Year holiday, quarantining individuals suspected of having COVID-19, asking residents in China to stay at home and to avoid public gathering, among other things. During the early part of 2020, COVID-19 caused temporary closure of many corporate offices and store fronts across China, and we experienced growth in the number of subscribing members driven by the increased entertainment demand during the pandemic as a result. Subsequently, the number of subscribing members in the third quarter of 2020 slightly decreased as compared with that in the second quarter of 2020. Our member acquisition and engagement may fluctuate depending on factors beyond our control, and we cannot predict member acquisition and engagement levels as the situation of the pandemic changes. In addition, our online advertising services revenue decreased for the nine months ended September 30, 2020, as compared to the same period in 2019, due to the challenging macroeconomic environment in China. However, our online advertising services revenue has been rebounding since the second quarter of 2020. We cannot guarantee that such decrease will not occur again in the future.

During the first part of 2020, we took a series of measures in response to the outbreak, including, among others, remote working arrangements for our employees. We temporarily shut down some of our premises and facilities, following all legal directions and safety guidelines with respect to our premises and facilities in operation. These measures, if taken again in the future, could reduce the capacity and efficiency of our operations, which in turn could negatively affect our results of operations. We strive to provide quality original content to maintain and expand our user base. In addition, we work closely with premium content providers to curate a comprehensive repertoire of blockbuster content. We will pay close attention to the development of the COVID-19 outbreak, perform further assessment of its impact and take relevant measures to minimize the impact.

As of September 30, 2020, we had RMB3,163.1 million (US$465.9 million) and RMB655.7 million (US$96.6 million) in cash and cash equivalents and restricted cash, respectively. Our cash and cash equivalents primarily consist of cash on hand and highly liquid investments, which are unrestricted from withdrawal or use, or which have original maturities of three months or less when purchased. Our principal sources of liquidity have been cash generated from operating activities, as well as the proceeds we received from our public offerings of ordinary shares and our offerings of convertible senior notes.

We believe this level of liquidity is sufficient to successfully navigate an extended period of uncertainty. See also “Item 3. Key Information—D. Risk Factors— Risks Related to Doing Business in China—We face risks related to health epidemics and other outbreaks, as well as natural disasters, which could significantly disrupt our operations and adversely affect our business, financial condition or results of operation.” of our annual report on Form 20-F for the fiscal year ended December 31, 2019, which is incorporated by reference in the accompanying prospectus.

Results of Operations

The following table summarizes our consolidated results of operations and as percentages of our total revenues for the years presented.

	For the year ended December 31,						For the nine months ended September 30,
	2017(1)		2018		2019		2019		2020
	RMB	%	RMB	%	RMB	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
Revenues:
Membership services	6,536,028	37.6	10,622,769	42.5	14,435,611	49.8	10,574,553	49.2	12,655,829	1,864,002	56.9
Online advertising services	8,158,924	46.9	9,328,061	37.3	8,270,600	28.5	6,387,500	29.7	4,963,084	730,983	22.3
Content distribution	1,191,816	6.9	2,162,643	8.7	2,544,221	8.8	1,666,177	7.8	1,855,739	273,321	8.3
Others	1,491,582	8.6	2,875,643	11.5	3,743,226	12.9	2,868,804	13.3	2,774,383	408,622	12.5

Total revenues	17,378,350	100.0	24,989,116	100.0	28,993,658	100.0	21,497,034	100.0	22,249,035	3,276,928	100.0

Operating costs and expenses:
Cost of revenues(2)	(17,386,563)	(100.0)	(27,132,811)	(108.6)	(30,348,342)	(104.7)	(22,433,904)	(104.4)	(21,099,888)	(3,107,678)	(94.8)
Selling, general and administrative(2)	(2,674,990)	(15.4)	(4,167,889)	(16.7)	(5,236,007)	(18.1)	(3,836,478)	(17.8)	(3,870,170)	(570,014)	(17.4)
Research and development(2)	(1,269,806)	(7.3)	(1,994,652)	(8.0)	(2,667,146)	(9.2)	(1,955,884)	(9.1)	(2,012,113)	(296,352)	(9.0)

Total operating costs and expenses	(21,331,359)	(122.7)	(33,295,352)	(133.3)	(38,251,495)	(131.9)	(28,226,266)	(131.3)	(26,982,171)	(3,974,044)	(121.2)

Operating loss	(3,953,009)	(22.7)	(8,306,236)	(33.3)	(9,257,837)	(31.9)	(6,729,232)	(31.3)	(4,733,136)	(697,116)	(21.2)
Total other income/(expenses), net	208,512	1.2	(676,194)	(2.7)	(967,050)	(3.3)	(1,042,332)	(4.8)	(702,333)	(103,444)	(3.2)

Loss before income taxes	(3,744,497)	(21.5)	(8,982,430)	(36.0)	(10,224,887)	(35.3)	(7,771,564)	(36.1)	(5,435,469)	(800,560)	(24.4)
Income tax benefit/(expense)	7,565	0.0	(78,801)	(0.3)	(51,852)	(0.2)	(29,266)	(0.1)	(39,613)	(5,834)	(0.2)

Net loss	(3,736,932)	(21.5)	(9,061,231)	(36.3)	(10,276,739)	(35.4)	(7,800,830)	(36.2)	(5,475,082)	(806,394)	(24.6)

Note:

(1)	In accordance with the legacy revenue accounting standard (ASC 605), VAT is presented in cost of revenues rather than net against revenues.
(2)	Share-based compensation expense was allocated as follows:

	For the year ended December 31,			For the nine months ended September 30,
	2017	2018	2019	2019	2020
	RMB	RMB	RMB	RMB	RMB	US$
	(in thousands)
Cost of revenues	34,895	83,351	171,053	121,441	157,373	23,179
Selling, general and administrative	130,994	368,598	675,278	482,268	625,931	92,190
Research and development	67,535	104,262	238,189	165,818	237,812	35,025

Total	233,424	556,211	1,084,520	769,527	1,021,116	150,394

Nine Months Ended September 30, 2020 Compared with Nine Months Ended September 30, 2019

Revenues

Our revenues increased by 3.5% from RMB21,497.0 million for the nine months ended September 30, 2019 to RMB22,249.0 million (US$3,276.9 million) for the nine months ended September 30, 2020.

Membership services. Our membership services revenue increased by 19.7% from RMB10,574.6 million for the nine months ended September 30, 2019 to RMB12,655.8 million (US$1,864.0 million) for the nine months ended September 30, 2020, primarily driven by the increase in the number of subscribing members in the first quarter of 2020, which in turn was primarily a result of the increased entertainment demand during the pandemic. Although the number of subscribing members slightly decreased in the second and third quarters of 2020, we have been offering premium content that were well received by the market, especially our self-produced blockbuster titles, such as the Mist Theater (迷雾剧场) which was launched in June 2020 and other operational initiatives. The number of subscribing members slightly decreased by 0.9% from 105.8 million as of September 30, 2019 to 104.8 million as of September 30, 2020. Excluding individuals with trial memberships, the number of subscribing members slightly decreased by 0.6% from 105.0 million as of September 30, 2019 to 104.3 million as of September 30, 2020. We are dedicated to provide more high-quality content on our platform to increase not only the number of subscribing members, but also the members’ willingness to pay, which in turn will contribute to higher average revenue per user and total revenues.

Online advertising services. Our online advertising services revenue decreased by 22.3% from RMB6,387.5 million for the nine months ended September 30, 2019 to RMB4,963.1 million (US$731.0 million) for the nine months ended September 30, 2020, as a result of the challenging macroeconomic environment in China, the tightened regulatory environment, the intensified competition in advertising business, the tightening advertising budget of advertisers, and the uncertainty of certain content scheduling in the early stage of COVID-19 pandemic in the first quarter of 2020. Both the number of brand advertisers and average brand advertising revenue per brand advertiser decreased for the nine months ended September 30, 2020, as compared to the same period in 2019. However, our online advertising services revenue has been rebounding since the second quarter of 2020 as our advertisers gradually recovered their advertising budgets. We track the average brand advertising revenue per brand advertiser as a key indicator to evaluate our advertising services business and adapt our sales strategy, advertisement solutions and content scheduling accordingly. Our average brand advertising revenue per brand advertiser decreased by 3.3% from RMB5.6 million for the nine months ended September 30, 2019 to RMB5.4 million (US$0.8 million) for the nine months ended September 30, 2020.

Content distribution. Our content distribution revenue increased by 11.4% from RMB1,666.2 million for the nine months ended September 30, 2019 to RMB1,855.7 million (US$273.3 million) for the nine months ended September 30, 2020, primarily attributable to the increase of high-quality content which fulfilled distribution to several platforms.

Others. Other revenues decreased by 3.3% from RMB2,868.8 million for the nine months ended September 30, 2019 to RMB2,774.4 million (US$408.6 million) for the nine months ended September 30, 2020, primarily due to the challenging macroeconomic environment in China, especially the impact of COVID-19 pandemic, which has negatively affected our business and results of operations.

Cost of revenues

Our cost of revenues decreased by 5.9% from RMB22,433.9 million for the nine months ended September 30, 2019 to RMB21,099.9 million (US$3,107.7 million) for the nine months ended September 30, 2020.

Content costs. Content costs decreased by 4.9% from RMB16,574.8 million for the nine months ended September 30, 2019 to RMB15,756.1 million (US$2,320.6 million) for the nine months ended September 30, 2020. The RMB818.7 million decrease was primarily due to lower content costs recorded relating to licensed copyrights and self-produced content, resulting from the combined effect of more new content released on our platform and update of accounting estimates of future viewership consumption patterns and useful lives of content assets to better reflect the expected usage of these content assets.

Bandwidth costs. Our bandwidth costs decreased by 14.9% from RMB2,243.2 million for the nine months ended September 30, 2019 to RMB1,909.4 million (US$281.2 million) for the nine months ended September 30, 2020, primarily as a result of the enhanced operational efficiency supporting our user traffic.

Gross (losses)/profits

As a result of the foregoing, we had gross losses of RMB936.9 million and gross profits of RMB1,149.1 million (US$169.3 million) for the nine months ended September 30, 2019 and 2020, respectively. Our gross (losses)/profits are calculated by subtracting cost of revenues from revenues. Our gross (losses)/profits as a percentage of total revenues improved from the nine months ended September 30, 2019 to the nine months ended September 30, 2020, which was primarily attributed by the decrease of content costs while the membership services revenue increases. We expect our cost of revenues to continue to increase on an absolute basis as traffic to our platform increases, user base of our platform grows, the resolution of our videos improves and as we produce and acquire more high-quality content to enrich user experience in our diversified monetization channels. We will devote more resources on original content productions. Although we achieved gross profit for the nine months ended September 30, 2020, we cannot guarantee that we will continue to be able to hold such position in the future. For specific factors that may constrain our ability to reverse our gross loss and/or persist our gross profit, see “Item 3. Key Information—D. Risk Factors—Risk Factors—Risks Related to Our Business and Industry—We have incurred net losses since our inception and may continue to incur losses in the future.” of our annual report on Form 20-F for the fiscal year ended December 31, 2019, which is incorporated by reference in the accompanying prospectus.

Selling, general and administrative expenses

Selling expenses decreased by 14.3% from RMB2,912.0 million for the nine months ended September 30, 2019 to RMB2,495.4 million (US$367.5 million) for the nine months ended September 30, 2020, primarily due to the decrease in marketing and promotional expenses. Our marketing and promotional expenses decreased by 16.5% from RMB1,998.6 million for the nine months ended September 30, 2019 to RMB1,669.8 million (US$245.9 million) for the nine months ended September 30, 2020, which was primarily due to the lower spending on user acquisition channels, offline branding activities and content promotions.

General and administrative expenses increased by 48.7% from RMB924.4 million for the nine months ended September 30, 2019 to RMB1,374.7 million (US$202.5 million) for the nine months ended September 30, 2020, primarily due to the increase in personnel compensation expenses and provision for credit losses. Our general and administrative personnel compensation expenses increased by 19.5% from RMB575.9 million for the nine months ended September 30, 2019 to RMB688.0 million (US$101.3 million) for the nine months ended September 30, 2020, primarily due to increased share based compensation expenses.

Research and development expenses

Our research and development expenses increased by 2.9% from RMB1,955.9 million for the nine months ended September 30, 2019 to RMB2,012.1 million (US$296.4 million) for the nine months ended September 30, 2020, primarily due to the increase in research and development personnel compensation expenses. Our research and development personnel compensation expenses increased by 3.1% from RMB1,733.4 million for the nine months ended September 30, 2019 to RMB1,787.8 million (US$263.3 million) for the nine months ended September 30, 2020, primarily due to the increased share based compensation expenses.

Income tax expense

Our income tax expenses increased from RMB29.3 million for the nine months ended September 30, 2019 to RMB39.6 million (US$5.8 million) for the nine months ended September 30, 2020, which primarily resulted from more net profit from certain operating entities in the PRC.

Net loss

As a result of the foregoing, we had net losses of RMB7,800.8 million and RMB5,475.1 million (US$806.4 million) for the nine months ended September 30, 2019 and 2020, respectively.

Liquidity and Capital Resources

As of September 30, 2020, we had RMB3,163.1 million (US$465.9 million) and RMB655.7 million (US$96.6 million) in cash and cash equivalents and restricted cash, respectively. Our cash and cash equivalents primarily consist of cash on hand and highly liquid investments, which are unrestricted from withdrawal or use, or which have original maturities of three months or less when purchased. Our restricted cash mainly represents restricted deposits used as collateral against short-term loans. As of September 30, 2020, we had RMB3,603.9 million (US$530.8 million) in short-term investments. Our short-term investments consisted of held-to-maturity debt securities and available-for-sale debt securities with maturities of less than one year purchased from commercial banks and other financial institutions.

Our total current liabilities were RMB20,503.5 million (US$3,019.8 million) as of September 30, 2020, which primarily included RMB7,456.0 million (US$1,098.1 million) in accounts and notes payable and RMB3,419.2 million (US$503.6 million) in accrued expenses and other liabilities.

We had RMB99.7 million working capital (defined as total current assets deducted by total current liabilities) surplus as of December 31, 2019 and RMB4,940.0 million (US$727.6 million) working capital deficit as of September 30, 2020. The decrease in working capital was primarily due to operating cash outflows to expand and enhance our content offerings and to strengthen our technologies. Historically, we have not been profitable nor generated positive net cash flows (if excluding the net proceeds we received in our initial public offering and our convertible notes offerings). Accounts and notes payable amounted to RMB8,212.4 million and RMB7,456.0 million (US$1,098.1 million) as of December 31, 2019 and September 30, 2020, respectively. A substantial majority of our accounts and notes payable is due to third party content providers. The decrease in accounts and notes payable was primarily because we shortened the number of turnover days by financing arrangements mentioned as follows.

The working capital deficit will restrict our liquidity position and have a negative impact on our ability to repay current liabilities.

We prudently manage our working capital to support our business and operations. In terms of financing activities, we have been actively seeking additional financings to improve our liquidity position. We completed the initial public offering of our ADSs in April 2018, and received net proceeds of RMB14.9 billion. Prior to that, we completed the US$1.53 billion convertible notes financing in 2017, which were converted to Series G preferred shares in October 2017, obtained multiple lines of credit from commercial banks and have secured from Baidu another loan of RMB650.0 million in early 2018. In addition, we completed the US$750 million convertible notes offering in December 2018 and the US$1.2 billion convertible notes offering in March 2019, respectively. In connection with our convertible notes offerings, we also entered into capped call transactions. Further, in December 2018 and November 2019, certain supplier invoices selected by us which were recorded as accounts payable totaling RMB525.3 million and RMB587.0 million, respectively, were factored to a financial institution, or the factored receivables, at a discount. The factored receivables were further transferred to a securitization vehicle, whereby debt securities securitized by the factored receivables, maturing from December 2019 to November 2021, were issued to third party investors with a stated interest rate ranging from 5.0% to 5.5% and raised total gross proceeds of RMB446.0 million and RMB500.0 million, respectively. In September 2020, we initiated a structured payable arrangement with certain banks and other financial institutions, pursuant to which the suppliers’ receivables collection process was accelerated through selling their receivables from us to the contracting banks and other financial institutions at a discount. We are obligated to pay the contracting banks and other financial institutions in the aggregated amount of RMB395.9 million (US$58.3 million), maturing within one year.

In terms of business initiatives, we will (i) continue to pursue strategies to increase our revenues from membership services, online games services, live broadcasting services and in-feed advertising services, where customers usually prepay for our services, (ii) continue to work closely with our advertising customers and suppliers in order to optimize our payment terms, and (iii) continue to strengthen our content production capabilities in order to gain more pricing power over our content sourcing efforts.

We believe that our current cash and cash equivalents, restricted cash, short-term investments and proceeds and lines of credit/financing available to us and our anticipated cash flows from operations will be sufficient to meet our anticipated working capital requirements and capital expenditures for at least the next 12 months. We may, however, need additional capital in the future to fund our continued operations. The issuance and sale of additional equity would result in further dilution to our shareholders. The incurrence of indebtedness would result in increased fixed obligations and could result in operating covenants that would restrict our operations. We have taken a series of measures to improve our working capital position. As we will continue to invest in both original and licensed content and technology to support our growth, we may not be able to improve our working capital position or to maintain the surplus beyond the next 12 months. In the future, should we require additional liquidity and capital resources to fund our business and operations, we may need to obtain additional financing, including financing from new and/or existing shareholders, and financing generated through capital market and commercial banks. See “Item 3. Key Information—D. Risk Factors—Risks Related to Our Business and Industry—We have significant working capital requirements and have historically experienced working capital deficits. If we continue to experience such working capital deficits in the future, our business, liquidity, financial condition and results of operations may be materially and adversely affected.” of our annual report on Form 20-F for the fiscal year ended December 31, 2019, which is incorporated by reference in the accompanying prospectus.

As of September 30, 2020, 32.1% of our cash and cash equivalents, restricted cash and short-term investments were held in the PRC, while 15.6% of our cash and cash equivalents, restricted cash and short-term investments were held by our consolidated affiliated entities and their subsidiaries.

Although we consolidate the results of our consolidated affiliated entities and their subsidiaries, we only have access to the assets or earnings of our consolidated affiliated entities and their subsidiaries through our contractual arrangements with our consolidated affiliated entities and their shareholders. See “Item 4. Information on the Company—C. Organizational Structure” of our annual report on Form 20-F for the fiscal year ended December 31, 2019, which is incorporated by reference in the accompanying prospectus. For restrictions and limitations on liquidity and capital resources as a result of our corporate structure, see “Holding Company Structure.” We may make additional capital contributions to our PRC subsidiaries, establish new PRC subsidiaries and make capital contributions to these new PRC subsidiaries, make loans to our PRC subsidiaries, or acquire offshore entities with business operations in China in offshore transactions. However, most of these uses are subject to PRC regulations and approvals. For example:

(i).	capital contributions to our PRC subsidiaries must be approved by or filed with the MOFCOM in its foreign investment comprehensive management information system; and

(ii).

loans by us to our PRC subsidiaries to finance their activities cannot exceed the difference between its registered capital and its total investment amount as recorded in the foreign investment comprehensive management information system or, as an alternative, only procure loans subject to the Risk-Weighted Approach and the Net Asset Limits and must be registered with SAFE or its local branches or filed with SAFE in its information system.

See “Item 4. Information on the Company—B. Business Overview—Government Regulations—Regulations on Foreign Exchange” of our annual report on Form 20-F for the fiscal year ended December 31, 2019, which is incorporated by reference in the accompanying prospectus. There is, in effect, no statutory limit on the amount of capital contribution that we can make to our PRC subsidiaries. This is because there is no statutory limit on the amount of registered capital for our PRC subsidiaries, and we are allowed to make capital contributions to our PRC subsidiaries by subscribing for their initial registered capital and increased registered capital, provided that the PRC subsidiaries complete the relevant filing and registration procedures. With respect to loans to the PRC subsidiaries by us, (i) if the relevant PRC subsidiaries determine to adopt the traditional foreign exchange administration mechanism, or the Current Foreign Debt mechanism, the outstanding amount of the loans shall not exceed the difference between the total investment and the registered capital of the PRC subsidiaries and there is, in effect, no statutory limit on the amount of loans that we can make to our PRC subsidiaries under this circumstance since we can increase the registered capital of our PRC subsidiaries by making capital contributions to them, subject to the completion of relevant registrations, and the difference between the total investment and the registered capital will increase accordingly; and (ii) if the relevant PRC subsidiaries determine to adopt the foreign exchange administration mechanism as provided in the PBOC Notice No. 9, or the Notice No. 9 Foreign Debt mechanism, the risk-weighted outstanding amount of the loans, which shall be calculated based on the formula provided in the PBOC Notice No. 9, shall not exceed 200% of the net asset of the relevant PRC subsidiary. According to the PBOC Notice No. 9, after a transition period of one year since the promulgation of the PBOC Notice No. 9, the PBOC and SAFE will determine the cross-border financing administration mechanism for the foreign-invested enterprises after evaluating the overall implementation of the PBOC Notice No. 9. As of the date hereof, neither PBOC nor SAFE has promulgated and made public any further rules, regulations, notices or circulars in this regard. It is uncertain which mechanism will be adopted by PBOC and SAFE in the future and what statutory limits will be imposed on us when providing loans to our PRC subsidiaries.

A majority of our future revenues are likely to continue to be in the form of Renminbi. Under existing PRC foreign exchange regulations, Renminbi may be converted into foreign exchange for current account items, including profit distributions, interest payments and trade and service related foreign exchange transactions.

Our PRC subsidiaries may convert Renminbi amounts that they generate in their own business activities, including technical consulting and related service fees pursuant to their contracts with the consolidated affiliated entities, as well as dividends they receive from their own subsidiaries, into foreign exchange and pay them to their non-PRC parent companies in the form of dividends. However, current PRC regulations permit our PRC subsidiaries to pay dividends to us only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. Each of our PRC subsidiaries is required to set aside at least 10% of its after-tax profits after making up previous years’ accumulated losses each year, if any, to fund certain reserve funds until the total amount set aside reaches 50% of its registered capital. These reserves are not distributable as cash dividends. Furthermore, capital account transactions, which include foreign direct investment and loans, must be approved by and/or registered with SAFE and its local branches. The total amount of loans we can make to our PRC subsidiaries cannot exceed statutory limits and must be registered with the local counterpart of SAFE. The statutory limit for the total amount of foreign debts of a foreign-invested company is the difference between the amount of total investment as approved by the MOFCOM and the amount of registered capital of such foreign-invested company, however, there are uncertainties regarding the interpretation of the Foreign Investment Law and the PBOC Notice No. 9, as well as their impact on the implementation of the Provisions on Ratio of the Registered Capital to the Total Investment.

The following table sets forth a summary of our cash flows for the periods indicated.

	For the year ended December 31,			For the nine months ended September 30,
	2017	2018	2019	2019	2020
	RMB	RMB	RMB	RMB	RMB	US$
	(in thousands)
Summary Consolidated Cash Flow Data:
Net cash provided by/(used for) operating activities	4,011,784	2,884,186	3,906,227	1,563,644	(3,891,624)	(573,174)
Net cash used for investing activities	(10,660,674)	(20,949,094)	(11,749,571)	(9,660,661)	(122,175)	(17,994)
Net cash provided by financing activities	6,561,110	23,474,959	7,880,306	8,139,555	981,429	144,548
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(143,417)	617,386	112,265	290,138	(58,523)	(8,620)

Net (decrease)/increase in cash, cash equivalents and restricted cash	(231,197)	6,027,437	149,227	332,676	(3,090,893)	(455,240)
Cash, cash equivalents and restricted cash at the beginning of the period	964,207	733,010	6,760,447	6,760,447	6,909,674	1,017,685

Cash, cash equivalents and restricted cash at the end of the period	733,010	6,760,447	6,909,674	7,093,123	3,818,781	562,445

Net cash provided by/(used for) operating activities

Net cash used for operating activities of RMB3,891.6 million (US$573.2 million) for the nine months ended September 30, 2020, as compared to net cash provided by operating activities of RMB1,563.6 million for the nine months ended September 30, 2019, which was primarily due to the combined effect of a decrease in net loss by RMB2,325.7 million from RMB7,800.8 million for the nine months ended September 30, 2019 to RMB5,475.1 million (US$806.4 million) for the nine months ended September 30, 2020, an increase of non-cash items by RMB168.4 million from RMB13,891.5 million for the nine months ended September 30, 2019 to RMB14,059.9 million (US$2,070.8 million) for the nine months ended September 30, 2020, and an increase of cash outflow for operating assets and liabilities by RMB7,949.5 million from RMB4,527.0 million for the nine months ended September 30, 2019 to RMB12,476.5 million (US$1,837.6 million) for the nine months ended September 30, 2020. The increase of non-cash items was primarily due to increases of amortization and impairment of produced content, which are driven by continuous business expansion to maintain our market leadership and establish our ecosystem, and share-based compensation, as a result of retaining and providing long-term incentives to key employees. The increase of cash outflow for operating assets and liabilities was primarily due to the reclassification of cash outflows for costs incurred to acquire licensed contents from investing activities to operating activities starting from January 1, 2020 due to the adoption of ASU 2019-02, Improvements to Accounting for Costs of Films and License Agreements for Program Materials.

Net cash used for investing activities

Net cash used for investing activities decreased from RMB9,660.7 million for the nine months ended September 30, 2019 to RMB122.2 million (US$18.0 million) for the nine months ended September 30, 2020 primarily due to (i) a decrease in acquisition of licensed copyrights by RMB8,301.2 million from RMB8,301.2 million for the nine months ended September 30, 2019 to nil for the nine months ended September 30, 2020 because of the reclassification of cash outflows for costs incurred to acquire licensed contents from investing activities to operating activities starting from January 1, 2020 due to the adoption of ASU 2019-02, Improvements to Accounting for Costs of Films and License Agreements for Program Materials; and (ii) decreased cash outflow from purchasing of debt securities by RMB7,023.1 million from RMB17,308.8 million for the nine months ended September 30, 2019 to RMB10,285.7 million (US$1,514.9 million) for the nine months ended September 30, 2020, and (iii) decreased cash inflow from maturities of debt securities by RMB5,800.3 million from RMB16,963.1 million for the nine months ended September 30, 2019 to RMB11,162.8 million (US$1,644.1 million) for the nine months ended September 30, 2020.

Net cash provided by financing activities

Net cash provided by financing activities decreased from RMB8,139.6 million for the nine months ended September 30, 2019 to RMB981.4 million (US$144.5 million) for the nine months ended September 30, 2020, primarily due to cash inflow of RMB7,909.5 million from issuance of convertible senior notes offset by purchase of capped calls of RMB567.1 million in 2019.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2020:

•	on an actual basis;

•

on a pro forma basis to give effect to the issuance and sale by us of US$800,000,000 aggregate principal amount of 2026 Notes (at an assumed issue price of 100%) pursuant to this prospectus supplement and the accompanying prospectus, assuming the underwriters do not exercise the option to purchase additional 2026 Notes; and

•

on a pro forma as adjusted basis to give effect to (i) the concurrent issuance and sale by us of 40,000,000 ADSs and the receipt of the estimated net proceeds of US$            by us from the ADS Offering, after deducting estimated underwriters’ discounts and commissions and estimated issuance expenses payable by us, assuming the underwriters do not exercise the option to purchase additional ADSs, and (ii) the issuance and sale by us of US$800,000,000 aggregate principal amount of 2026 Notes (at an assumed issue price of 100%) pursuant to this prospectus supplement and the accompanying prospectus, assuming the underwriters do not exercise the option to purchase additional 2026 Notes.

The closing of the offering of the Convertible Notes is not conditioned upon the closing of the concurrent ADS Offering, and the closing of the concurrent ADS Offering is not conditioned upon the closing of the offering of the Convertible Notes.

You should read this table together with our audited consolidated financial statements and the related notes and “Item 5. Operating and Financial Review and Prospects” of our annual report on Form 20-F for the fiscal year ended December 31, 2019, which is incorporated by reference in the accompanying prospectus, and our unaudited interim consolidated financial statements for the nine months ended September 30, 2019 and 2020 and as of September 30, 2020 and related notes included in Exhibit 99.1 to our current report on Form 6-K furnished to the SEC on December 15, 2020, which is incorporated by reference in the accompanying prospectus.

	As of September 30, 2020
	Actual	Pro Forma	Pro Forma as Adjusted
	RMB	RMB	RMB
	(in thousands, except for share data)
Current Liabilities
Short-term loans	3,804,396
Long-term loans, current portion	733,365
Non-Current Liabilities
Long-term loans, non-current portion	628,286
Convertible senior notes due 2023	4,905,406
Convertible senior notes due 2025	7,401,837
Convertible senior notes due 2026(1)(2)	—

	As of September 30, 2020
	Actual	Pro Forma	Pro Forma as Adjusted
	RMB	RMB	RMB
	(in thousands, except for share data)
Shareholders’ equity
Ordinary shares:
Class A Ordinary Shares (US$0.00001 par value; 94,000,000,000 shares authorized, 2,617,771,642 shares issued, 2,318,853,056 shares outstanding; 2,897,771,642 shares issued, 2,607,830,234 shares outstanding on a pro forma basis; 2,897,771,642 shares issued, 2,607,830,234 shares outstanding on a pro forma as adjusted basis)	146
Class B Ordinary Shares (US$0.00001 par value; 5,000,000,000 shares authorized, 2,876,391,396 shares issued and outstanding; 2,876,391,396 shares and 2,876,391,396 shares issued and outstanding on a pro forma basis and on a pro forma as adjusted basis, respectively)	183
Additional paid-in capital(2)	42,464,474
Accumulated deficit	(39,424,412)
Accumulated other comprehensive income	2,274,276

Total iQIYI, Inc.’s shareholders’ equity	5,314,667
Noncontrolling interests	55,444

Total shareholders’ equity	5,370,111

Total capitalization	22,843,401

Notes:

(1)

In accordance with ASC 470-20, a convertible debt instrument (such as the notes) that may be wholly or partially settled in cash is required to be separated into liability and equity components, such that non-cash interest expense reflects our non-convertible debt interest rate. Upon issuance, a debt discount is recognized as a decrease in debt and an increase in equity. The debt component accretes up to the principal amount over the expected term of the debt. ASC 470-20 does not affect the actual amount that we are required to repay, and the amount shown in the table above for the convertible senior notes due 2026 is the aggregate principal amount of the notes without reflecting the debt discount or fees and expenses that we are required to recognize. Amounts shown in the table above do not reflect application of ASC 470-20.

(2)

The issuance of the convertible senior notes due 2026 (after giving effect to the application of ASC 470-20 as described in note (1) above) will result in an increase to additional paid-in capital and, therefore, an increase in total shareholders’ equity and a decrease to the senior convertible notes due 2026. However, amounts shown in the table above do not reflect the application of ASC 470-20 to the notes including any tax impact.

DESCRIPTION OF THE NOTES

We will issue the notes under a base indenture dated as of             , 2020 between us and Citibank, N.A., as trustee, as supplemented by a supplemental indenture with respect to the notes. In this section, and throughout this prospectus supplement, we refer to the base indenture (the “base indenture”), as supplemented by the supplemental indenture (the “supplemental indenture”), collectively as the “indenture.” This description of the notes supplements and, to the extent it is inconsistent, replaces the description of the general provisions of the notes and the base indenture in the accompanying prospectus. The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

You may request a copy of the indenture from us as described under “Where You Can Find Additional Information.”

The following description is a summary of the material provisions of the notes and the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all of the provisions of the notes and the indenture, including the definitions of certain terms used in the indenture. We urge you to read these documents because they, and not this description, define your rights as a holder of the notes.

For purposes of this description, references to “we,” “our” and “us” refer only to iQIYI, Inc. and not to its consolidated subsidiaries or its consolidated affiliated entities.

General

The notes will:

•	be our general unsecured, senior obligations;

•	initially be limited to an aggregate principal amount of US$800,000,000 (or US900,000,000 if the underwriters’ option to purchase additional notes is exercised in full);

•	bear cash interest from, and including, December , 2020 at an annual rate of % payable on June 15 and December 15 of each year, beginning on June 15, 2021;

•

be redeemable by us upon the occurrence of certain tax-related events as described under “—Optional Redemption for Changes in the Tax Laws of the Relevant Taxing Jurisdiction” at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus any accrued and unpaid interest to, but not including, the redemption date and any additional amounts with respect to such redemption date;

•

be subject to repurchase by us at the option of the holders of the notes on August 1, 2024 and following a fundamental change (as defined below under “—Conversion Rights—Fundamental Change Permits Holders to Require Us to Repurchase Notes”), in each case, at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the repurchase date or the fundamental change repurchase date, as the case may be;

•	mature on December 15, 2026, unless earlier converted, redeemed or repurchased;

•	be issued in minimum denominations of US$1,000 and integral multiples of US$1,000 in excess thereof; and

•	be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form. See “—Book-Entry, Settlement and Clearance.”

Subject to satisfaction of certain conditions and during the periods described below, the notes may be converted at an initial conversion rate of                  American depositary shares (“ADSs”), each representing as

of the date of this prospectus supplement seven Class A ordinary shares of iQIYI, Inc., par value US$0.00001 per share, per US$1,000 principal amount of notes (equivalent to an initial conversion price of approximately US$                 per ADS). The conversion rate is subject to adjustment if certain events occur.

We will settle conversions of notes by paying or delivering, as the case may be, cash, ADSs or a combination of cash and ADSs, at our election, as described under “—Conversion Rights—Settlement upon Conversion.” You will not receive any separate cash payment for interest accrued and unpaid to the conversion date except under the limited circumstances described below.

The indenture will not limit the amount of debt that may be issued or incurred by us, our consolidated subsidiaries and our consolidated affiliated entities under the indenture or otherwise. The indenture will not contain any financial covenants and will not restrict us from paying dividends or issuing or repurchasing our other securities. Other than restrictions described under “—Conversion Rights—Fundamental Change Permits Holders to Require Us to Repurchase Notes” and “—Consolidation, Merger and Sale of Assets” below and except for the provisions set forth under “—Conversion Rights—Adjustment to ADSs Delivered upon Conversion upon a Make-Whole Fundamental Change,” the indenture will not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders.

We may, without the consent of the holders, reopen the indenture for the notes and issue additional notes under the indenture with the same terms as the notes offered hereby (except for any differences in the issue price, issue date and interest accrued, if any) in an unlimited aggregate principal amount; provided that if any such additional notes are not fungible with the notes initially offered hereby for U.S. federal income tax or securities law purposes, such additional notes will have a separate CUSIP number.

No sinking fund is provided for the notes.

We do not intend to list the notes on any securities exchange or any automated dealer quotation system.

References herein to the “close of business” refer to 5:00 P.M., New York City time, and to the “open of business” refer to 9:00 A.M., New York City time.

Purchase and Cancellation

We will cause all notes surrendered for payment, repurchase (including as described below), redemption, registration of transfer or exchange or conversion, if surrendered to any person other than the trustee (including any of our agents, subsidiaries, consolidated affiliated entities or affiliates), to be delivered to the trustee for cancellation. All notes delivered to the trustee shall be cancelled promptly by the trustee. Except for notes surrendered for transfer or exchange, no notes shall be authenticated in exchange for any notes cancelled as provided in the indenture.

We may, to the extent permitted by law, and directly or indirectly (regardless of whether such notes are surrendered to us), repurchase notes in the open market or otherwise, whether ourselves or through our subsidiaries or consolidated affiliated entities or through a private or public tender or exchange offer or through counterparties to private agreements. We will cause any notes so repurchased to be surrendered to the trustee for cancellation, and they will no longer be considered “outstanding” under the indenture upon their cancellation. We may also enter into cash-settled swaps or other derivatives with respect to the notes. For the avoidance of doubt, any notes underlying such cash-settled swaps or other derivatives will not be required to be surrendered to the trustee for cancellation and will continue to be considered “outstanding” under the indenture.

Payments on the Notes; Paying Agent, Transfer Agent, Conversion Agent and Registrar; Transfer and Exchange

We will pay, or cause the paying agent to pay (to the extent funded by us), the principal of, and interest on, notes in global form registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee by wire transfer in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note.

We will pay, or cause the paying agent to pay (to the extent funded by us), the principal of any certificated notes at the office or agency designated by us for that purpose. We have initially designated Citibank, N.A., as our paying agent, transfer agent and conversion agent and registrar and its office in the contiguous United States as a place where notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and we may act as paying agent or registrar. Interest on certificated notes will be payable to each holder by wire transfer in immediately available funds to the account within the United States specified by the holder.

A holder of certificated notes may transfer or exchange such notes at the corporate trust office of Citibank, N.A.in accordance with the indenture. The registrar and the transfer agent may require a holder, among other things, to offer indemnity, pre-funding and/or security satisfactory to it and to furnish appropriate endorsements and transfer documents. No service charge will be imposed by us, the transfer agent or the registrar for any registration of transfer or exchange of notes, but we may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture. We are not required to transfer or exchange any note surrendered for conversion, redemption or repurchase. A holder of a beneficial interest in a note in global form may transfer or exchange such beneficial interest in accordance with the indenture and the applicable procedures of DTC. See “—Book-Entry, Settlement and Clearance.”

The registered holder of a note will be treated as its owner for all purposes.

Interest

The notes will bear cash interest at a rate of                 % per year until maturity. Interest on the notes will accrue from, and including, December     , 2020 or from, and including, the most recent date on which interest has been paid or duly provided for. Interest will be payable semiannually in arrears on June 15 and December 15 of each year, beginning on June 15, 2021.

Interest will be paid to the person in whose name a note is registered at the close of business on June 1 or December 1 (whether or not a business day), as the case may be, immediately preceding the relevant interest payment date (each, a “regular record date”). Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months and, for partial months, on the basis of the number of days actually elapsed in a 30-day month.

If any interest payment date, the maturity date, any redemption date or any required repurchase date falls on a day that is not a business day, the required payment will be made on the next succeeding business day and no interest on such payment will accrue in respect of the delay. The term “business day” means, with respect to any note, each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in the State of New York, the Cayman Islands or, in the case of a payment under the indenture, place of payment are authorized or obligated by law or executive order to close.

Unless the context otherwise requires, all references to interest in this prospectus supplement include additional interest, if any, payable at our election as the sole remedy relating to the failure to comply with our reporting obligations as described under “—Events of Default.”

Additional Amounts

All payments and deliveries made by, or on behalf of, us or any successor to us under or with respect to the notes, including payments of principal (including, if applicable, the redemption price, the repurchase price and the fundamental change repurchase price), payments of interest and payments of cash and/or deliveries of ADSs (together with payments of cash for any fractional ADS) upon conversion, will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or within any jurisdiction in which we are or any successor is, for tax purposes, organized or resident or doing business (each, as applicable, a “relevant taxing jurisdiction”) or through which payment is made or deemed made (together with each relevant taxing jurisdiction, a “relevant jurisdiction,” and in each case, any political subdivision or taxing authority thereof or therein), unless such withholding or deduction is required by law or by regulation or governmental policy having the force of law. In the event that any such withholding or deduction is so required, we will pay to the holder of each note such additional amounts (the “additional amounts”) as may be necessary to ensure that the net amount received by the holders of the notes after such withholding or deduction (and after deducting any taxes on the additional amounts) will equal the amounts that would have been received by such holders had no such withholding or deduction been required; provided that no additional amounts will be payable:

(1)	for or on account of:

(a)	any tax, duty, assessment or other governmental charge that would not have been imposed but for:

(i)

the existence of any present or former connection between the holder or beneficial owner of such note and the relevant jurisdiction, other than merely holding such note or the receipt of payments thereunder, including such holder or beneficial owner being or having been a national, domiciliary or resident of such relevant jurisdiction or treated as a resident thereof or being or having been physically present or engaged in a trade or business therein or having or having had a permanent establishment therein;

(ii)

the presentation of such note (in cases in which presentation is required) more than 30 days after the later of the date on which the payment of the principal of (including the redemption price, the repurchase price and the fundamental change repurchase price, if applicable) and interest on such note or the payment of cash and/or the delivery of ADSs (together with payment of cash for any fractional ADS) upon conversion of such note became due and payable pursuant to the terms thereof or was made or duly provided for, unless the holder would have been entitled to such additional amounts on the last day of the 30-day period;

(iii)

the failure of the holder or beneficial owner to comply with a timely request from us or any successor, addressed to the holder, to provide certification, information, documents or other evidence concerning such holder’s or beneficial owner’s nationality, residence, identity or connection with the relevant jurisdiction, or to make any declaration or satisfy any other reporting requirement relating to such matters, if and to the extent that due and timely compliance with such request is required by statute, regulation or administrative practice of the relevant jurisdiction in order to reduce or eliminate any withholding or deduction as to which additional amounts would have otherwise been payable; or

(iv)	the presentation of such note (in cases in which presentation is required) for payment in the relevant jurisdiction, unless such note could not have been presented for payment elsewhere;

(b)	any estate, inheritance, gift, sale, transfer, excise, personal property or similar tax, assessment or other governmental charge;

(c)	any tax, duty, assessment or other governmental charge that is payable otherwise than by withholding from payments or deliveries under or with respect to the notes;

(d)	any tax, assessment, withholding or deduction required by sections 1471 through 1474 of the Code (as defined below), as amended (“FATCA”), any current or future Treasury regulations or rulings promulgated thereunder, any law, regulation or other official guidance enacted in any jurisdiction implementing FATCA, any intergovernmental agreement between the United States and any other jurisdiction to implement FATCA or any law enacted by such other jurisdiction to give effect to such agreement, or any agreement with the U.S. Internal Revenue Service under FATCA; or

(e)	any combination of taxes, duties, assessments or other governmental charges referred to in the preceding clauses (a), (b), (c) or (d),

(2)

with respect to any payment of the principal of (including the redemption price, the repurchase price and the fundamental change repurchase price, if applicable) and interest on such note or the payment of cash and/or the delivery of ADSs (together with payment of cash for any fractional ADS) upon conversion of such note to a holder, if the holder is a fiduciary, partnership or person other than the sole beneficial owner of that payment to the extent that such payment would be required to be included in the income under the laws of the relevant jurisdiction, for tax purposes, of a beneficiary or settlor with respect to the fiduciary, a partner or member of that partnership or a beneficial owner who would not have been entitled to such additional amounts had that beneficiary, settlor, partner, member or beneficial owner been the holder thereof.

As a result of these provisions, there are circumstances in which taxes could be withheld or deducted but additional amounts would not be payable with respect to notes held for some or all beneficial owners of notes.

The trustee and the paying agent shall also be entitled to make any withholding or deduction pursuant to an agreement described in Section 1471(b) of the U.S. Internal Revenue Code of 1986 (the “Code”) or otherwise imposed pursuant to FATCA and any regulations or agreements thereunder or official interpretations thereof.

Whenever there is mentioned in any context the payment of cash and/or the delivery of ADSs (together with payment of cash for any fractional ADS) upon conversion of any note or the payment of principal of (including the redemption price, the repurchase price and the fundamental change repurchase price, if applicable) and interest on any note or any other amount payable with respect to such note, such mention shall be deemed to include payment of additional amounts provided for in the indenture to the extent that, in such context, additional amounts are, were or would be payable in respect thereof.

If we or our successor are required to make any deduction or withholding from any payments or deliveries with respect to the notes, we will deliver to the trustee and the holders official tax receipts evidencing the remittance to the relevant tax authorities of the amounts so withheld or deducted.

The trustee shall have no obligation to determine whether any additional amounts are payable under the indenture or the amount thereof.

Optional Redemption for Changes in the Tax Laws of the Relevant Taxing Jurisdiction

Other than as described in this section, the notes may not be redeemed by us at our option prior to maturity. If we have, or on the next interest payment date would, become obligated to pay to the holder of any note additional amounts, as a result of:

•

any change or amendment on or after the date of this prospectus supplement (or, in the case of a jurisdiction that becomes a relevant taxing jurisdiction on a date that is after the date of this prospectus supplement, after such later date) in the laws or any rules or regulations of a relevant taxing jurisdiction; or

•

any change on or after the date of this prospectus supplement (or, in the case of a jurisdiction that becomes a relevant taxing jurisdiction on a date that is after the date of this prospectus supplement, after such later date) in an interpretation, administration or application of such laws, rules or regulations by any legislative body, court, governmental agency, taxing authority or regulatory or administrative authority of such relevant taxing jurisdiction (including the enactment of any legislation and the announcement or publication of any judicial decision or regulatory or administrative interpretation or determination);

(each, a “change in tax law”), we may, at our option, redeem all but not part of the notes (except in respect of certain holders that elect otherwise as described below) at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest, if any, to, but not including, the redemption date, including any additional amounts with respect to such redemption price; provided that we may only redeem the notes if:

•

we cannot avoid these obligations by taking commercially reasonable measures available to us (provided that changing the jurisdiction of incorporation of our company shall be deemed not to be a commercially reasonable measure); and

•

we deliver to the trustee an opinion of outside legal counsel or a tax advisor of recognized standing in the relevant taxing jurisdiction and an officers’ certificate attesting to such change in tax law and obligation to pay additional amounts.

Notwithstanding anything to the contrary herein, neither we nor any successor person may redeem any of the notes in the case that additional amounts are payable in respect of PRC withholding tax at the Applicable PRC rate or less solely as a result of us or our successor person being considered a PRC tax resident.

“Applicable PRC rate” means (i) in the case of deduction or withholding of PRC income tax, 10%, (ii) in the case of deduction or withholding of PRC value added tax (including any related local levies), 6.72%, or (iii) in the case of deduction or withholding of both PRC income tax and PRC value added tax (including any related local levies), 16.72%.

If the redemption date occurs after a regular record date and on or prior to the corresponding interest payment date, we will pay on the interest payment date the full amount of accrued and unpaid interest, if any, due on such interest payment date to the record holder of the notes on the regular record date corresponding to such interest payment date, and the redemption price payable to the holder who presents a note for redemption will be equal to 100% of the principal amount of such note, including, for the avoidance of doubt, any additional amounts with respect to such redemption price.

We will give holders of notes (with a copy to the trustee) not less than 43 scheduled trading days’ nor more than 60 scheduled trading days’ notice prior to the redemption date. Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on our website or through such other public medium as we may use at that time. The redemption date must be a business day and cannot fall after the maturity date.

Upon receiving such notice of redemption, each holder will have the right to elect to not have its notes redeemed, in which case we will not be obligated to pay any additional amounts on any payment with respect to such notes solely as a result of such change in tax law that resulted in the obligation to pay such additional amounts (whether upon conversion, required repurchase, maturity or otherwise, and whether in cash, ADSs, or a combination thereof, reference property or otherwise) after the redemption date (or, if we fail to pay the redemption price on the redemption date, such later date on which we pay the redemption price), and all future payments with respect to such notes will be subject to the deduction or withholding of such relevant taxing jurisdiction and taxes required by law to be deducted or withheld as a result of such change in tax law; provided that, notwithstanding the foregoing, if a holder electing not to have its notes redeemed converts its notes in connection with our election to redeem the notes in respect of such change in tax law as described under “—Conversion Rights—Adjustment to Conversion Rate upon Conversion in Connection with our Election to Redeem for Changes in Tax Laws,” we will be obligated to pay additional amounts, if any, with respect to such conversion.

Subject to the applicable procedures of DTC in the case of global notes, a holder electing to not have its notes redeemed must deliver to us, with a copy to the paying agent a written notice of election so as to be received by us and the paying agent or otherwise by complying with the requirements for conversion described under “—Conversion Rights—Conversion Procedures” prior to the close of business on the second business day immediately preceding the redemption date. A holder may withdraw any notice of election (other than such a deemed notice of election in connection with a conversion) by delivering to us and the paying agent a written notice of withdrawal prior to the close of business on the business day immediately preceding the redemption date (or, if we fail to pay the redemption price on the redemption date, such later date on which we pay the redemption price). If no election is made, the holder will have its notes redeemed without any further action.

No notes may be redeemed if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date.

Ranking

The notes will be our general unsecured obligations that rank senior in right of payment to all of our indebtedness that is expressly subordinated in right of payment to the notes. The notes will rank equal in right of payment with all of our liabilities that are not so subordinated, including the existing notes. The notes will effectively rank junior to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure secured debt will be available to pay obligations on the notes only after all indebtedness under such secured debt has been repaid in full from such assets. The notes will rank structurally junior to all indebtedness and other liabilities (including trade payables) of our subsidiaries and consolidated affiliated entities. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the notes then outstanding.

As of September 30, 2020, our total consolidated indebtedness, which included our total consolidated short-term loans, long term loans and convertible senior notes, was RMB17,473.3 million (US$2,573.5 million), including US$750 million principal amount of the 2023 notes and US$1,200 million principal amount of the 2025 notes. As of September 30, 2020, our consolidated affiliated entities and their subsidiaries had RMB29,078.0 million (US$4,282.7 million) of total indebtedness and other liabilities (including amounts due to us and our subsidiaries that are eliminated in our consolidated financial statements) to which the notes would have been structurally subordinated. After giving effect to the issuance of the notes (assuming no exercise of the underwriters’ option to purchase additional notes), our total consolidated indebtedness would have been US$5,082.7 million.

Conversion Rights

General

Prior to the close of business on the business day immediately preceding June 15, 2026, the notes will be convertible only upon satisfaction of one or more of the conditions described under the headings “—Conversion upon Satisfaction of Sale Price Condition,” “—Conversion upon Satisfaction of Trading Price Condition,” “—Conversion upon Notice of Redemption,” and “—Conversion upon Specified Corporate Events.” On or after June 15, 2026 until the close of business on the business day immediately preceding the maturity date, holders may convert all or any portion of their notes at the conversion rate at any time irrespective of the foregoing conditions.

The conversion rate will initially be                  ADSs per US$1,000 principal amount of notes (equivalent to an initial conversion price of approximately US$per                 ADS). Upon conversion of a note, we will satisfy our conversion obligation by paying or delivering, as the case may be, cash, ADSs or a combination of cash and ADSs, at our election, all as set forth below under “—Settlement upon Conversion.” If we satisfy our conversion obligation solely in cash or through payment and delivery, as the case may be, of a combination of cash and

ADSs, the amount of cash and ADSs, if any, due upon conversion will be based on a daily conversion value (as defined below) calculated on a proportionate basis for each trading day in a 40 trading day observation period (as defined below under “—Settlement upon Conversion”). Citibank, N.A. will initially act as the conversion agent.

In accordance with the deposit agreement dated as of March 28, 2018 among iQIYI, Inc., JPMorgan Chase Bank, N.A., as depositary, and the holders and owners from time to time of the ADSs issued thereunder, we will issue to the custodian thereunder such Class A ordinary shares, if any, required for the issuance of the ADSs to be delivered upon conversion of the notes, plus written delivery instructions (if requested by the depositary or the custodian) for such ADSs and any other information or documentation required by the depositary or the custodian in connection with each issue of Class A ordinary shares and issuance and delivery of ADSs. The delivery of the ADSs by the depositary to holders upon conversion of their notes or their designated transferees will be governed by the terms of the deposit agreement.

A holder may convert fewer than all of such holder’s notes so long as the notes converted are an integral multiple of US$1,000 principal amount.

Upon conversion of your notes, you will not receive any separate cash payment for accrued and unpaid interest, if any, except as described below. Our payment and delivery, as the case may be, to you upon conversion of the cash, ADSs or a combination therefore, as the case may be, into which a note is convertible, will be deemed to satisfy in full our obligation to pay:

•	the principal amount of the note; and

•	accrued and unpaid interest, if any, to, but not including, the relevant conversion date.

As a result, accrued and unpaid interest, if any, to, but not including, the relevant conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited. Upon a conversion of notes into a combination of cash and ADSs, accrued and unpaid interest will be deemed to be paid first out of the cash paid upon such conversion.

Notwithstanding the immediately preceding two paragraphs, if notes are converted after the close of business on a regular record date for the payment of interest and prior to the open of business on the immediately following interest payment date, holders of such notes at the close of business on such regular record date will receive the full amount of interest payable on such notes on the corresponding interest payment date notwithstanding the conversion. However, notes surrendered for conversion during the period from the close of business on any regular record date to the open of business on the immediately following interest payment date must be accompanied by an amount in U.S. dollars equal to the amount of interest payable on the notes so converted (regardless of whether the converting holder was the holder of record on the corresponding regular record date); provided that no such payment need be made:

•	for conversions following the regular record date immediately preceding the maturity date;

•

if we have specified a redemption date that is after a regular record date and on or prior to the second business day immediately succeeding the corresponding interest payment date (or, if such interest payment date is not a business day, the third business day immediately succeeding such interest payment date);

•

if we have specified a fundamental change repurchase date that is after a regular record date and on or prior to the business day immediately succeeding the corresponding interest payment date (or, if such interest payment date is not a business day, the second business day immediately succeeding such interest payment date); or

•	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

Neither the trustee nor the conversion agent (if other than the trustee) will have any duty to determine or verify our determination of whether any of the conditions to conversion have been satisfied.

We will not cause to be delivered fractional ADSs upon conversion of notes. Instead, we will pay cash in lieu of any fractional ADS as described under “—Settlement upon Conversion.”

Conversion upon Satisfaction of Sale Price Condition

Prior to the close of business on the business day immediately preceding June 15, 2026, a holder may surrender all or any portion of its notes for conversion at any time during any calendar quarter commencing after the calendar quarter ending on March 31, 2021 (and only during such calendar quarter), if the last reported sale price of the ADSs for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day. If the sale price condition has been met, we will so notify in writing the holders, the trustee and the conversion agent (if other than the trustee).

The “last reported sale price” of the ADSs on any date means the closing sale price per ADS (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which the ADSs are traded. If the ADSs are not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “last reported sale price” will be the last quoted bid price for the ADSs in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If the ADSs are not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and ask prices for the ADSs on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

“Trading day” means a day on which (i) trading in the ADSs (or other security for which a closing sale price must be determined) generally occurs on the Nasdaq Global Select Market or, if the ADSs (or such other security) are not then listed on the Nasdaq Global Select Market, on the principal other U.S. national or regional securities exchange on which the ADSs (or such other security) are then listed or, if the ADSs (or such other security) are not then listed on a U.S. national or regional securities exchange, on the principal other market on which the ADSs (or such other security) are then traded, and (ii) a last reported sale price for the ADSs (or closing sale price for such other security) is available on such securities exchange or market. If the ADSs (or such other security) are not so listed or traded, “trading day” means a “business day.”

Conversion upon Satisfaction of Trading Price Condition

Prior to the close of business on the business day immediately preceding June 15, 2026, a holder of notes may surrender all or any portion of its notes for conversion at any time during the five business day period after any ten consecutive trading day period (the “measurement period”) in which the “trading price” per US$1,000 principal amount of notes, as determined following a request by a holder of notes in accordance with the procedures described below, for each trading day of the measurement period was less than 98% of the product of the last reported sale price of the ADSs and the conversion rate on each such trading day.

The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations obtained by the bid solicitation agent for US$1,000,000 principal amount of notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select for this purpose; provided that if three such bids cannot reasonably be obtained by the bid solicitation agent but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the bid solicitation agent, that one bid shall be used. If the bid solicitation agent cannot reasonably obtain at least one bid for US$1,000,000 principal amount of notes from a nationally recognized securities dealer, then the trading price per US$1,000 principal amount of notes will be deemed to be less than 98% of the product of the last reported sale price of the ADSs and the conversion rate. If (x) we are not acting as bid solicitation agent, and we do not, when we are required to, instruct the bid solicitation agent to obtain bids, or if we give such instruction to the bid solicitation agent, and the bid solicitation agent fails to make such determination, or (y) we are acting as bid solicitation agent and we fail to make such determination, then, in either case, the trading price per US$1,000 principal amount of notes will be deemed to be less than 98% of the product of the last reported sale price of the ADSs and the conversion rate on each trading day of such failure.

The bid solicitation agent (if other than us) shall have no obligation to determine the trading price per US$1,000 principal amount of notes unless we have requested such determination in writing; and we shall have no obligation to make such request (or, if we are acting as bid solicitation agent, we shall have no obligation to determine the trading price) unless a holder of a note provides us with reasonable evidence that the trading price per US$1,000 principal amount of notes would be less than 98% of the product of the last reported sale price of the ADSs and the conversion rate. At such time, we shall instruct the bid solicitation agent (if other than us) in writing to determine, or if we are acting as bid solicitation agent, we shall determine, the trading price per US$1,000 principal amount of notes beginning on the next trading day and on each successive trading day until the trading price per US$1,000 principal amount of notes is greater than or equal to 98% of the product of the last reported sale price of the ADSs and the conversion rate. At such time as we direct the bid solicitation agent in writing to solicit bid quotations, we will provide the bid solicitation agent with the names and contact details of the three independent nationally recognized securities dealers we select, and we will direct those securities dealers to provide bids to the bid solicitation agent. If the trading price condition has been met, we will so notify the holders, the trustee and the conversion agent (if other than the trustee) in writing. If, at any time after the trading price condition has been met, the trading price per US$1,000 principal amount of notes is greater than or equal to 98% of the product of the last reported sale price of the ADSs and the conversion rate for such date, we will so notify the holders in writing, the trustee and the conversion agent (if other than the trustee).

We will initially act as the bid solicitation agent. We may, by notice to the holders, appoint another bid solicitation agent.

Conversion upon Notice of Redemption

If we call all of the notes for redemption, holders may convert any or all of their notes at any time prior to the close of business on the second business day prior to the redemption date, even if the notes are not otherwise convertible at such time. After that time, the right to convert such notes on account of our delivery of the notice of redemption will expire, unless we default in the payment of the redemption price, in which case a holder of notes may convert all or any portion of its notes until the redemption price has been paid or duly provided for.

Conversion upon Specified Corporate Events

Certain Distributions

If, prior to the close of business on the business day immediately preceding June 15, 2026, we elect to:

•

issue to all or substantially all holders of our Class A ordinary shares (directly or in the form of ADSs) any rights, options or warrants entitling them, for a period of not more than 45 calendar days after the announcement date of such issuance, to subscribe for or purchase Class A ordinary shares (directly or in the form of ADSs) at a price per share that is less than the average of the last reported sale prices of the ADSs, divided by the number of Class A ordinary shares then represented by one ADS, for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance; or

•

distribute to all or substantially all holders of our Class A ordinary shares (directly or in the form of ADSs) our assets, securities or rights to purchase our securities, which distribution has a per share value, as determined by our board of directors or a committee thereof, exceeding 10% of (i) the last reported sale price of the ADSs on the trading day preceding the date of announcement for such distribution, divided by (ii) the number of Class A ordinary shares then represented by one ADS, then, in either case, we must notify the holders of the notes, the trustee and the conversion agent (if other than the trustee) in writing at least 43 scheduled trading days prior to the ex-dividend date for such issuance or distribution. Once we have given such notice, holders may surrender all or any portion of their notes for conversion at any time until the earlier of the close of business on the business day immediately preceding the ex-dividend date for such issuance or distribution and our announcement that such issuance or distribution will not take place, even if the notes are not otherwise convertible at such time.

Certain Corporate Events

If a transaction or event that constitutes a “fundamental change” (as defined under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes”) or a “make-whole fundamental change” (as defined under “—Adjustment to ADSs Delivered upon Conversion upon a Make-Whole Fundamental Change”) occurs prior to the close of business on the business day immediately preceding June 15, 2026, regardless of whether a holder has the right to require us to repurchase the notes as described under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes,” or if we are a party to a consolidation, merger, binding share exchange, or transfer or lease of all or substantially all of our assets that occurs prior to the close of business on the business day immediately preceding June 15, 2026, in each case, pursuant to which the ADSs would be converted into cash, securities or other assets, all or any portion of a holder’s notes may be surrendered for conversion at any time from or after the actual effective date of such transaction) until 35 trading days after the actual effective date of such transaction or, if such transaction also constitutes a fundamental change, until the related fundamental change repurchase date. We will notify holders, the trustee and the conversion agent (if other than the trustee) in writing as promptly as practicable following the date we publicly announce such transaction.

Conversion on or after June 15, 2026

On or after June 15, 2026, a holder may convert all or any portion of its notes at any time prior to the close of business on the business day immediately preceding the maturity date regardless of the foregoing conditions.

Conversion Procedures

If you hold a beneficial interest in a global note, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled. As such, if you are a beneficial owner of the notes, you must allow for sufficient time to comply with DTC’s procedures if you wish to exercise your conversion rights.

If you hold a certificated note, to convert you must:

•	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;

•	deliver the duly completed conversion notice, which is irrevocable, and the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents; and

•	if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled.

We will pay any documentary, stamp, issue, transfer or similar tax due on the delivery of the ADSs upon conversion of the notes (or the issuance of the underlying Class A ordinary shares), unless the tax is due because the holder requests such ADSs (or the Class A ordinary shares) to be issued in a name other than the holder’s name, in which case the holder will pay the tax. We will pay the depositary’s fees for issuance of the ADSs.

We refer to the date you comply with the relevant procedures for conversion described above as the “conversion date.”

If a holder has already delivered a repurchase notice as described under either “—Repurchase of Notes by Us at the Option of the Holder” or “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” with respect to a note, the holder may not surrender that note for conversion until the holder has withdrawn the repurchase notice in accordance with the relevant provisions of the indenture. If a holder submits its notes for required repurchase, the holder’s right to withdraw the repurchase notice and convert the notes that are subject to repurchase will terminate at the close of business on the second business day immediately preceding the relevant fundamental change repurchase date or repurchase date, as the case may be.

We will agree to take all such actions and obtain all such approvals and registrations with respect to the conversion of the notes into ADSs and the issuance, and deposit into the ADS facility, of the Class A ordinary shares represented by such ADSs. We will also undertake to maintain, as long as the notes are outstanding, the effectiveness of a registration statement on Form F-6 relating to the ADSs and an adequate number of ADSs available for issuance thereunder such that ADSs can be delivered in accordance with the terms of the indenture, the notes and the deposit agreement upon conversion of the notes.

Settlement upon Conversion

Upon conversion, we may choose to pay or deliver, as the case may be, either cash (“cash settlement”), ADSs (“physical settlement”) or a combination of cash and ADSs (“combination settlement”), as described below. We refer to each of these settlement methods as a “settlement method.”

All conversions for which the relevant conversion date occurs after our issuance of a notice of redemption with respect to the notes and prior to the related redemption date, and all conversions for which the relevant conversion date occurs on or after June 15, 2026 will be settled using the same settlement method. Except for any conversions for which the relevant conversion date occurs after our issuance of a notice of redemption but prior to the related redemption date, and any conversions for which the relevant conversion date occurs on or after June 15, 2026, we will use the same settlement method for all conversions with the same conversion date, but we will not have any obligation to use the same settlement method with respect to conversions with different conversion dates. That is, we may choose for notes converted on one conversion date to settle conversions in physical settlement, and choose for notes converted on another conversion date cash settlement or combination settlement.

If we elect a settlement method, we will deliver a written notice to holders so converting, the trustee and the conversion agent (if other than the trustee) of the settlement method so elected no later than the close of business on the trading day immediately following the related conversion date (or in the case of any conversions for which the relevant conversion date occurs (i) after the date of issuance of a notice of redemption as described under “—Optional Redemption for Changes in the Tax Laws of the Relevant Taxing Jurisdiction” and prior to the related redemption date, in such notice of redemption or (ii) on or after June 15, 2026, no later than June 15, 2026). If we do not timely elect a settlement method, we will no longer have the right to elect cash settlement or physical settlement and we will be deemed to have elected combination settlement in respect of our conversion obligation, as described below, and the specified dollar amount (as defined below) per US$1,000 principal amount of notes will be equal to US$1,000. If we elect combination settlement, but we do not timely notify converting holders of the specified dollar amount per US$1,000 principal amount of notes, such specified dollar amount will be deemed to be US$1,000.

By notice to holders of the notes, the trustee and the conversion agent (if other than the trustee), we may, prior to June 15, 2026, at our option, irrevocably elect to satisfy our conversion obligation with respect to the notes through any settlement method that we are then permitted to elect (including combination settlement with a specified dollar amount per $1,000 principal amount of the notes of $1,000 or with an ability to continue to set the specified dollar amount per $1,000 principal amount of notes at or above any specific amount set forth in such election notice) for all conversion dates occurring subsequent to delivery of such notice. Concurrently with providing notice to all holders of notes, the trustee and the conversion agent (if other than the trustee) of an election to irrevocably fix the settlement method, we will promptly issue a report on Form 6-K or press release announcing that we have elected to irrevocably fix the settlement method. Notwithstanding the foregoing, no such irrevocable election will affect any settlement method theretofore elected (or deemed to be elected) with respect to any note pursuant to the provisions described in this “—Settlement upon Conversion” section. For the avoidance of doubt, such an irrevocable election, if made, will be effective without the need to amend the indenture or the notes, including pursuant to the provisions described in clause (10) of the second paragraph under the caption “—Modification and Amendment” below. However, we may nonetheless choose to execute such an amendment at our option.

Settlement amounts will be computed as follows:

•

if we elect physical settlement, we will deliver to the converting holder in respect of each US$1,000 principal amount of notes being converted a number of ADSs equal to the conversion rate in effect immediately after the close of business on the relevant conversion date;

•

if we elect cash settlement, we will pay to the converting holder in respect of each US$1,000 principal amount of notes being converted cash in an amount equal to the sum of the daily conversion values for each of the 40 consecutive trading days during the related observation period; and

•

if we elect (or are deemed to have elected) combination settlement, we will pay or deliver, as the case may be, to the converting holder in respect of each US$1,000 principal amount of notes being converted a “settlement amount” equal to the sum of the daily settlement amounts for each of the 40 consecutive trading days during the related observation period.

The “daily settlement amount,” for each of the 40 consecutive trading days during the observation period, shall consist of:

•

cash equal to the lesser of (i) the maximum cash amount per US$1,000 principal amount of notes to be received upon conversion as specified in the notice specifying our chosen settlement method (the “specified dollar amount”), if any, divided by 40 (such quotient, the “daily measurement value”) and (ii) the daily conversion value; and

•

if the daily conversion value exceeds the daily measurement value, a number of ADSs equal to (i) the difference between the daily conversion value and the daily measurement value, divided by (ii) the daily VWAP for such trading day.

The “daily conversion value” means, for each of the 40 consecutive trading days during the observation period, 2.5% of the product of (1) the conversion rate in effect immediately after the close of business on such trading day and (2) the daily VWAP for such trading day.

The “daily VWAP” means, for each of the 40 consecutive trading days during the relevant observation period, the per ADS volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “IQ <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one ADS on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us). The “daily VWAP” will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

The “observation period” with respect to any note surrendered for conversion means:

•

subject to the immediately succeeding bullet, if the relevant conversion date occurs prior to June 15, 2026, the 40 consecutive trading day period beginning on, and including, the second trading day immediately succeeding such conversion date;

•

if the relevant conversion date occurs on or after the date of our issuance of a notice of tax redemption with respect to the notes as described under “—Optional Redemption for Changes in the Tax Laws of the Relevant Taxing Jurisdiction” and prior to the relevant redemption date, the 40 consecutive trading days beginning on, and including, the 41st scheduled trading day immediately preceding such redemption date; and

•

subject to the immediately preceding bullet, if the relevant conversion date occurs on or after June 15, 2026, the 40 consecutive trading days beginning on, and including, the 41st scheduled trading day immediately preceding the maturity date.

For the purposes of determining amounts due upon conversion only, “trading day” means a day on which (i) there is no “market disruption event” (as defined below) and (ii) trading in the ADSs generally occurs on the Nasdaq Global Select Market or, if the ADSs are not then listed on the Nasdaq Global Select Market, on the principal other U.S. national or regional securities exchange on which the ADSs are then listed or, if the ADSs are not then listed on a U.S. national or regional securities exchange, on the principal other market on which the ADSs are then listed or admitted for trading. If the ADSs are not so listed or admitted for trading, “trading day” means a “business day.”

“Scheduled trading day” means a day that is scheduled to be a trading day on the principal U.S. national or regional securities exchange or market on which the ADSs are listed or admitted for trading. If the ADSs are not so listed or admitted for trading, “scheduled trading day” means a “business day.”

For the purposes of determining amounts due upon conversion, “market disruption event” means (i) a failure by the primary U.S. national or regional securities exchange or market on which the ADSs are listed or admitted for trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day for the ADSs for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in the ADSs or in any options contracts or futures contracts relating to the ADSs.

Except as described under “—Adjustment to ADSs Delivered upon Conversion upon a Make-Whole Fundamental Change” and “—Recapitalizations, Reclassifications and Changes of the Class A Ordinary Shares,” we will deliver the consideration due in respect of conversion on the second business day immediately following the relevant conversion date, if we elect physical settlement, or on the second business day immediately following the last trading day of the relevant observation period, in the case of any other settlement method.

We will pay cash in lieu of delivering any fractional ADS issuable upon conversion based on the daily VWAP for the relevant conversion date (in the case of physical settlement) or based on the daily VWAP for the last trading day of the relevant observation period (in the case of combination settlement).

Each conversion will be deemed to have been effected as to any notes surrendered for conversion on the conversion date; provided, however, that the person in whose name any ADSs shall be issuable upon such conversion will become the holder of record of such ADSs as of the close of business on the conversion date (in the case of physical settlement) or the last trading day of the relevant observation period (in the case of combination settlement).

Exchange in Lieu of Conversion

When a holder surrenders its notes for conversion, we may, at our election (an “exchange election”), cause, on or prior to the business day immediately following the conversion date, such notes to be transferred to one or more financial institutions designated by us for exchange in lieu of conversion. In order to accept any notes surrendered for conversion, the designated financial institution(s) must agree to timely pay or deliver, as the case may be, in exchange for such notes, cash, ADSs, or a combination of cash and ADSs, at our election, that would otherwise be due upon conversion as described above under “—Settlement upon Conversion” or such other amount agreed to by the holder and the designated financial institution(s) (the “conversion consideration”). If we make an exchange election, we will, by the close of business on the business day following the relevant conversion date, notify in writing the trustee, the conversion agent (if other than the trustee) and the holder surrendering its notes for conversion that we have made the exchange election and we will notify the designated financial institution(s) of the relevant deadline for delivery of the consideration due upon conversion and the type of conversion consideration to be paid and/or delivered, as the case may be.

Any notes delivered to the designated financial institution(s) will remain outstanding, subject to applicable DTC procedures. If the designated financial institution(s) agree(s) to accept any notes for exchange but does not timely pay and/or deliver, as the case may be, the related conversion consideration, or if such designated financial institution does not accept the notes for exchange, we will pay or deliver, as the case may be, the relevant conversion consideration, as, and at the time, required pursuant to the indenture as if we had not made the exchange election.

Our designation of any financial institution(s) to which the notes may be submitted for exchange does not require such financial institution(s) to accept any notes.

We will cooperate with the conversion agent to cause such notes to be delivered to the designated financial institution and the conversion agent will be entitled to receive and conclusively rely upon our instructions in connection with effecting any exchange election and will have no liability in respect of such exchange election outside of its control.

Conversion Rate Adjustments

As of the date of this prospectus supplement, each of the ADSs represents seven Class A ordinary shares of iQIYI, Inc. If the number of Class A ordinary shares represented by the ADSs is changed for any reason other than one or more of the events described below, we will make an appropriate adjustment to the conversion rate such that the number of Class A ordinary shares represented by the ADSs upon which conversion of the notes is based remains the same.

Notwithstanding the adjustment provisions described below, if we distribute to holders of the Class A ordinary shares any cash, rights, options, warrants, shares of capital stock or similar equity interest, evidences of indebtedness or other assets or property of ours (but excluding expiring rights (as defined below)) and a corresponding distribution is not made to holders of the ADSs, but, instead, the ADSs will represent, in addition to the Class A ordinary shares, such cash, rights, options, warrants, shares of capital stock or similar equity interest, evidences of indebtedness or other assets or property of ours, then a conversion rate adjustment described below will not be made until and unless a corresponding distribution (if any) is made to holders of the ADSs, and such conversion rate adjustment will be based on the distribution made to the holders of the ADSs and not on the distribution made to the holders of the Class A ordinary shares. However, in the event that we issue or distribute to all holders of the Class A ordinary shares any expiring rights, notwithstanding the immediately preceding sentence, we will adjust the conversion rate pursuant to the provisions set forth opposite clause (2) (in the case of expiring rights described in clause (2) below entitling holders of the Class A ordinary shares for a period of not more than 45 calendar days after the announcement date of such issuance to subscribe for or purchase Class A ordinary shares or ADSs) or clause (3) (in the case of all other expiring rights) below. “Expiring rights” means any rights, options or warrants to purchase Class A ordinary shares or ADSs that expire on or prior to the maturity date of the notes.

For the avoidance of doubt, if any event described below results in a change to the number of Class A ordinary shares represented by the ADSs, then such a change will be deemed to satisfy our obligation to effect the relevant conversion rate adjustment on account of such an event to the extent such change reflects what a corresponding change to the conversion rate would have been on account of such event.

The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the notes participate (other than in the case of (x) a share split or share combination or (y) a tender or exchange offer), at the same time and upon the same terms as holders of the ADSs and solely as a result of holding the notes, in any of the transactions described below without having to convert their notes as if they held a number of ADSs equal to the conversion rate, multiplied by the principal amount (expressed in thousands) of notes held by such holder. Neither the trustee nor the conversion agent shall have any responsibility to monitor the accuracy of any calculation of any adjustment to the conversion rate and the same shall be conclusive and binding on the holders, absent manifest error. Notice of such adjustment to the conversion rate will be given by us promptly in writing to the holders, the trustee and the conversion agent and shall be conclusive and binding on the holders, absent manifest error.

(1) If we exclusively issue Class A ordinary shares as a dividend or distribution on the Class A ordinary shares, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR1 = CR0 x	OS1
OS0

where,

CR0	=	the conversion rate in effect immediately prior to the open of business on the ex-dividend date of such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or share combination, as applicable;
CR1	=	the conversion rate in effect immediately after the open of business on such ex-dividend date or effective date, as applicable;
OS0	=	the number of Class A ordinary shares outstanding immediately prior to the open of business on such ex-dividend date or effective date, as applicable (before giving effect to any such dividend, distribution, split or combination); and
OS1	=	the number of Class A ordinary shares outstanding immediately after giving effect to such dividend, distribution, share split or share combination.

Any adjustment made under this clause (1) shall become effective immediately after the open of business on the ex-dividend date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination, as applicable. If any dividend or distribution of the type described in this clause (1) is declared but not so paid or made, the conversion rate shall be immediately readjusted, effective as of the date our board of directors or a committee thereof determines not to pay such dividend or distribution, to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(2) If we issue to all or substantially all holders of the Class A ordinary shares (directly or in the form of ADS s) any rights (other than in connection with a stockholders rights plan), options or warrants entitling them, for a period of not more than 45 calendar days after the announcement date of such issuance, to subscribe for or purchase Class A ordinary shares (directly or in the form of ADSs) at a price per Class A ordinary share that is less than the average of the last reported sale prices of the Class A ordinary shares or the ADSs, as the case may be (divided by, in the case of the ADSs, the number of Class A ordinary shares then represented by one ADS), for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance, the conversion rate will be increased based on the following formula:

CR1 = CR0 x	OS0 + X
OS0 + Y

where,

CR0	=	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such issuance;
CR1	=	the conversion rate in effect immediately after the open of business on such ex-dividend date;
OS0	=	the number of Class A ordinary shares outstanding immediately prior to the open of business on such ex-dividend date;
X	=	the total number of Class A ordinary shares (directly or in the form of ADSs) deliverable pursuant to such rights, options or warrants; and
Y	=	the number of Class A ordinary shares equal to (i) the aggregate price payable to exercise such rights, options or warrants, divided by (ii) the quotient of (a) the average of the last reported sale prices of the ADSs over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of the issuance of such rights, options or warrants divided by (b) the number of Class A ordinary shares then represented by one ADS.

Any increase made under this clause (2) will be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the open of business on the ex-dividend date for such issuance. To the extent that the Class A ordinary shares or the ADSs are not delivered after the expiration of such rights, options or warrants, the conversion rate shall be decreased to the conversion rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of Class A ordinary shares actually delivered (directly or in the form of ADSs). If such rights, options or warrants are not so issued, the conversion rate shall be decreased to the conversion rate that would then be in effect if the ex-dividend date for such issuance had not occurred.

For the purpose of this clause (2) and for the purpose of the first bullet point under “—Conversion upon Specified Corporate Events—Certain Distributions,” in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase Class A ordinary shares (directly or in the form of ADSs) at a price per Class A ordinary share that is less than such average of the last reported sale prices of the Class A ordinary shares or the ADSs, as the case may be (divided by, in the case of the ADSs, the number of Class A ordinary shares represented by one ADS), for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance, and in determining the aggregate offering price of such Class A ordinary shares or ADSs, there shall be taken into account any consideration received by us for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by our board of directors or a committee thereof.

(3) If we distribute shares of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities, to all or substantially all holders of the Class A ordinary shares (directly or in the form of ADSs), excluding:

•	dividends, distributions or issuances as to which an adjustment was effected pursuant to clause (1) or (2) above;

•	dividends or distributions paid exclusively in cash as to which an adjustment was effected pursuant to clause (4) below; and

•	spin-offs as to which the provisions set forth below in this clause (3) shall apply; then the conversion rate will be increased based on the following formula:

CR1 = CR0 x	SP0
SP0 –FMV

where,

CR0	=	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;
CR1	=	the conversion rate in effect immediately after the open of business on such ex-dividend date;

SP0	=	the average of the last reported sale prices of the ADSs (divided by the number of Class A ordinary shares then represented by one ADS) over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution; and
FMV	=	the fair market value (as determined by our board of directors or a committee thereof) of the shares of capital stock, evidences of indebtedness, assets, property, rights, options or warrants distributed with respect to each outstanding Class A ordinary share (directly or in the form of ADSs) on the ex-dividend date for such distribution.

Any increase made under the portion of this clause (3) above will become effective immediately after the open of business on the ex-dividend date for such distribution. If such distribution is not so paid or made, the conversion rate shall be decreased to be the conversion rate that would then be in effect if such distribution had not been declared. Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of a note shall receive, in respect of each US$1,000 principal amount thereof, at the same time and upon the same terms as holders of the ADSs, the amount and kind of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities that such holder would have received if such holder owned a number of ADSs equal to the conversion rate in effect on the record date for the distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on the Class A ordinary shares (directly or in the form of ADSs) of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit of ours, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange, which we refer to as a “spin-off,” the conversion rate will be increased based on the following formula:

CR1 = CR0 x	FMV0 + MP0

MP0

where,

CR0	=	the conversion rate in effect immediately prior to the end of the valuation period (as defined below);
CR1	=	the conversion rate in effect immediately after the end of the valuation period;
FMV0	=	the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of the Class A ordinary shares (directly or in the form of ADSs) applicable to one Class A ordinary share (determined by reference to the definition of last reported sale price set forth under “—Conversion upon Satisfaction of Sale Price Condition” as if references therein to the ADSs were to such capital stock or similar equity interest) over the first 10 consecutive trading day period after, and including, the ex-dividend date of the spin-off (the “valuation period”); and
MP0	=	the average of the last reported sale prices of the ADSs (divided by the number of Class A ordinary shares then represented by one ADS) over the valuation period.

The increase to the conversion rate under the preceding paragraph will occur at the close of business on the last trading day of the valuation period; provided that (x) in respect of any conversion of notes for which physical settlement is applicable, if the relevant conversion date occurs during the valuation period, the reference to “10” in the preceding paragraph shall be deemed replaced with such lesser number of trading days as have elapsed between the ex-dividend date for such spin-off and such conversion date in determining the conversion rate and (y) in respect of any conversion of notes for which cash settlement or combination settlement is applicable, for any trading day that falls within the relevant observation period for such conversion and within the valuation period, the reference to “10” in the preceding paragraph shall be deemed replaced with such lesser number of trading days as have elapsed between the ex-dividend date for such spin-off and such trading day in determining the conversion rate as of such trading day.

(4) If any cash dividend or distribution is made to all or substantially all holders of the Class A ordinary shares (directly or in the form of ADSs), the conversion rate will be adjusted based on the following formula:

CR1 = CR0 x	SP0
SP0-C

where,

CR0	=	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such dividend or distribution;
CR1	=	the conversion rate in effect immediately after the open of business on the ex-dividend date for such dividend or distribution;
SP0	=	the last reported sale price of the ADSs (divided by the number of Class A ordinary shares then represented by one ADS) on the trading day immediately preceding the ex-dividend date for such dividend or distribution; and
C	=	the amount in cash per Class A ordinary share we distribute to all or substantially all holders of the Class A ordinary shares (directly or in the form of ADSs).

Any increase made under this clause (4) shall become effective immediately after the open of business on the ex-dividend date for such dividend or distribution. If such dividend or distribution is not so paid, the conversion rate shall be decreased, effective as of the date our board of directors or a committee thereof determines not to make or pay such dividend or distribution, to be the conversion rate that would then be in effect if such dividend or distribution had not been declared.

Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of a note shall receive, for each US$1,000 principal amount of notes, at the same time and upon the same terms as holders of the ADSs, the amount of cash that such holder would have received if such holder owned a number of ADSs equal to the conversion rate on the record date for such cash dividend or distribution.

(5) If we or any of our subsidiaries or consolidated affiliated entities make a payment in respect of a tender or exchange offer for the Class A ordinary shares (directly or in the form of ADSs), to the extent that the cash and value of any other consideration included in the payment per Class A ordinary share exceeds the average of the last reported sale prices of the ADSs (divided by the number of Class A ordinary shares then represented by one ADS) over the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the date such tender or exchange offer expires, the conversion rate will be increased based on the following formula:

CR1 = CR0 x	AC+(SP1 x OS1)
OS0 x SP1

where,

CR0	=	the conversion rate in effect immediately prior to the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires;
CR1	=	the conversion rate in effect immediately after the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires;
AC	=	the aggregate value of all cash and any other consideration (as determined by our board of directors or a committee thereof) paid or payable for Class A ordinary shares or ADSs, as the case may be, purchased in such tender or exchange offer;

OS0	=	the number of Class A ordinary shares outstanding immediately prior to the date such tender or exchange offer expires (prior to giving effect to the purchase of all Class A ordinary shares or ADSs, as the case may be, accepted for purchase or exchange in such tender or exchange offer);
OS1	=	the number of Class A ordinary shares outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase of all Class A ordinary shares or ADSs, as the case may be, accepted for purchase or exchange in such tender or exchange offer); and
SP1	=	the average of the last reported sale prices of the ADSs (divided by the number of Class A ordinary shares then represented by one ADS) over the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the date such tender or exchange offer expires.

The increase to the conversion rate under the preceding paragraph will occur at the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires; provided that (x) in respect of any conversion of notes for which physical settlement is applicable, if the relevant conversion date occurs during the 10 trading days immediately following, and including, the trading day next succeeding the expiration date of any tender or exchange offer, references to “10” or “10th” in the preceding paragraph shall be deemed replaced with such lesser number of trading days as have elapsed between the expiration date of such tender or exchange offer and such conversion date in determining the conversion rate and (y) in respect of any conversion of notes for which cash settlement or combination settlement is applicable, for any trading day that falls within the relevant observation period for such conversion and within the 10 trading days immediately following, and including, the trading day next succeeding the expiration date of any tender or exchange offer, references to “10” or “10th” in the preceding paragraph shall be deemed replaced with such lesser number of trading days as have elapsed between the expiration date of such tender or exchange offer and such trading day in determining the conversion rate as of such trading day.

Notwithstanding the foregoing, if a conversion rate adjustment becomes effective on any ex-dividend date as described above, and a holder that has converted its notes on or after such ex-dividend date and on or prior to the related record date would be treated as the record holder of ADSs as of the related conversion date as described under “—Settlement upon Conversion” based on an adjusted conversion rate for such ex-dividend date, then, notwithstanding the foregoing conversion rate adjustment provisions, the conversion rate adjustment relating to such ex-dividend date will not be made for such converting holder. Instead, such holder will be treated as if such holder were the record owner of the ADSs on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

Notwithstanding the foregoing, we will not be required to adjust the conversion rate unless such adjustment would require an increase or decrease of at least one percent; provided, however, that any such minor adjustments that are not required to be made will be carried forward and taken into account in any subsequent adjustment, and provided, further, that any such adjustment of less than one percent that has not been made shall be made upon the occurrence of (i) the effective date for any fundamental or make-whole fundamental change, (ii) in the case of any note to which physical settlement applies, the relevant conversion date, and, in the case of any note to which cash settlement or combination settlement applies, each trading day of the applicable observation period and (iii) every one year anniversary of the first date of original issuance of the notes. In addition, we shall not account for such deferrals when determining whether any of the conditions to the conversion have been satisfied or what number of shares of common stock a holder would have held on a given day had it converted its notes.

Except as stated herein, we will not adjust the conversion rate for the issuance of Class A ordinary shares or ADSs or any securities convertible into or exchangeable for Class A ordinary shares or ADSs or the right to purchase Class A ordinary shares or ADSs or such convertible or exchangeable securities.

As used in this section, “ex-dividend date” means the first date on which the ADSs trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from us or, if applicable, from the seller of the ADSs on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market, and “effective date” means the first date on which the ADSs trade on the applicable exchange or in the applicable market, regular way, reflecting the relevant share split or share combination, as applicable.

As used in this section, “record date” means, with respect to any dividend, distribution or other transaction or event in which the holders of the Class A ordinary shares (directly or in the form of ADSs) (or other applicable security) have the right to receive any cash, securities or other property or in which the Class A ordinary shares (directly or in the form of ADSs) (or such other security) are exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of security holders entitled to receive such cash, securities or other property (whether such date is fixed by our board of directors or a duly authorized committee thereof, statute, contract or otherwise).

To the extent permitted by law and the rules of the Nasdaq Global Select Market and any other securities exchange on which any of our securities are then listed, we are permitted to increase the conversion rate of the notes by any amount for a period of at least 20 business days if our board of directors or a committee thereof determines that such increase would be in our best interest, and we may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of the Class A ordinary shares or the ADSs or rights to purchase Class A ordinary shares or ADSs in connection with a dividend or distribution of Class A ordinary shares or ADSs (or rights to acquire Class A ordinary shares or ADSs) or similar event.

If we have a rights plan in effect upon conversion of the notes into ADSs, you will receive, in addition to the ADSs received in connection with such conversion, the rights under the rights plan (either directly or in respect of the Class A ordinary shares underlying such ADSs). However, if, prior to any conversion, the rights have separated from the Class A ordinary shares underlying the ADSs in accordance with the provisions of the applicable rights plan, the conversion rate will be adjusted at the time of separation as if we distributed to all holders of the Class A ordinary shares, shares of our capital stock, evidences of indebtedness, assets, property, rights, options or warrants as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

If the Class A ordinary shares cease to be represented by ADSs issued under a depositary receipt program sponsored by us, each reference herein to the ADSs related to the terms of the notes will be deemed to have been replaced by a reference to the number of Class A ordinary shares and other property, if any, represented by the ADSs on the last day on which the ADSs represented the Class A ordinary shares and as if such Class A ordinary shares and other property had been distributed to holders of the ADSs on that day. In addition, all references to the “last reported sale price” of the ADSs will be deemed to refer to the “last reported sale price” of the Class A ordinary shares, and other appropriate adjustments, including adjustments to the conversion rate, will be made to reflect such change. In making such adjustments, where currency translations between U.S. dollars and any other currency are required, the exchange rate in effect on the date of determination will apply.

Subject to the foregoing, the conversion rate will not be adjusted:

•

upon the issuance of any Class A ordinary shares or ADSs pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in Class A ordinary shares or ADSs under any plan;

•

upon the issuance of any Class A ordinary shares or ADSs or options or rights to purchase those Class A ordinary shares or ADSs pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our consolidated subsidiaries and our consolidated affiliated entities;

•

upon the repurchase of any shares of common stock pursuant to an open-market share repurchase program or other buyback transaction that is not a tender offer or exchange offer of the nature described in clause (5) above;

•

upon the issuance of any Class A ordinary shares or ADSs pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued (other than any rights under a rights plan);

•	solely for a change in the par value of the Class A ordinary shares; or

•	for accrued and unpaid interest, if any.

Adjustments to the conversion rate will be calculated to the nearest 1/10,000th of an ADS.

Recapitalizations, Reclassifications and Changes of the Class A Ordinary Shares

In the case of:

•	any recapitalization, reclassification or change of the ADSs or the Class A ordinary shares (other than changes resulting from a subdivision or combination),

•	any consolidation, merger, combination or similar transaction involving us,

•	any sale, lease or other transfer to a third party of the consolidated assets of ours and our subsidiaries and consolidated affiliated entities substantially as an entirety, or

•	any statutory share exchange,

in each case, as a result of which the ADSs or the Class A ordinary shares would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof), then we or the successor or purchasing company, as the case may be, will execute with the trustee a supplemental indenture providing that, at and after the effective time of the transaction, the right to convert each US$1,000 principal amount of notes will be changed into a right to convert such principal amount of notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of ADSs equal to the conversion rate immediately prior to such transaction would have owned or been entitled to receive (the “reference property”) upon such transaction. However, at and after the effective time of the transaction, (i) we will continue to have the right to determine the form of consideration to be paid or delivered, as the case may be, upon conversion of notes, as set forth under “—Settlement upon Conversion” and (ii)(x) any amount payable in cash upon conversion of the notes as set forth under “—Settlement upon Conversion” will continue to be payable in cash, (y) any ADSs that we would have been required to deliver upon conversion of the notes as set forth under “—Settlement upon Conversion” will instead be deliverable in the amount and type of reference property that a holder of that number of ADSs would have received in such transaction and (z) the daily VWAP will be calculated based on the value of a unit of reference property that a holder of one ADS would have received in such transaction. If the transaction causes the ADSs or Class A ordinary shares to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of holder election), the reference property into which the notes will be convertible will be deemed to be the weighted average of the types and amounts of consideration actually received by the holders of the ADSs. We will provide written notification to holders, the trustee and the conversion agent (if other than the trustee) of the weighted average as soon as practicable after such determination is made.

The supplemental indenture will also (i) provide for anti-dilution and other adjustments that are as nearly equivalent as practicable to the adjustments described under “—Conversion Rate Adjustments” above (it being understood that no such adjustments shall be required with respect to any portion of the reference property that does not consist of shares of common equity (however evidenced) or depositary receipts in respect thereof) and (ii) contains such other provisions that our board of directors (or an authorized committee thereof) determines in good faith are appropriate to preserve the economic interests of the holders and to give effect to the provisions described above. If the reference property in respect of any such transaction or event includes shares of stock, securities or other property or assets of a company other than us or the successor or purchasing company, as the case may be, in such transaction or event, such other company will also execute such supplemental indenture, and such supplemental indenture will contain such additional provisions to protect the interests of the holders, including the right of holders to require us to repurchase their notes upon a fundamental change as described under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” below, and the right of holders to require us to repurchase their notes on August 1, 2024 as described under “—Repurchase of Notes by Us at the Option of the Holder” below, as the board of directors (or an authorized committee thereof) considers necessary by reason of the foregoing. We will agree in the indenture not to become a party to any such transaction unless its terms are consistent with the foregoing.

Adjustments of Prices

Whenever any provision of the indenture requires us to calculate the last reported sale prices, the daily VWAPs, the daily conversion values or the daily settlement amounts or the “ADS prices” for purposes of a make-whole fundamental change or the “redemption reference price” for purposes of our election to redeem the notes in connection with changes in tax laws over a span of multiple days, our board of directors or a committee thereof will make appropriate adjustments to each to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex-dividend date, effective date or expiration date of the event occurs at any time during the period when such last reported sale prices, the daily VWAPs, the daily conversion values or the daily settlement amounts or ADS prices are to be calculated.

Adjustment to ADSs Delivered upon Conversion upon a Make-Whole Fundamental Change

If a “fundamental change” described in clause (1), (2), (4) or (5) of the definition thereof under”—Fundamental Change Permits Holders to Require Us to Repurchase Notes” (determined after giving effect to any exceptions to or exclusions from such definition, including in the paragraph immediately succeeding clause (5) of the definition thereof, but without regard to the proviso in clause (2) of the definition thereof, a “make-whole fundamental change”) occurs prior to the maturity date of the notes and a holder elects to convert its notes in connection with such make-whole fundamental change, we will, under certain circumstances, increase the conversion rate for the notes so surrendered for conversion by a number of additional ADSs (the “additional ADSs”), as described below. A conversion of notes will be deemed for these purposes to be “in connection with” such make-whole fundamental change if the notice of conversion of the notes is received by the conversion agent from, and including, the effective date of the make-whole fundamental change up to, and including, the second business day immediately prior to the related fundamental change repurchase date (or, in the case of a make-whole fundamental change that would have been a fundamental change but for the proviso in clause (2) of the definition thereof, the 35th trading day immediately following the effective date of such make-whole fundamental change). We will provide written notification to holders, the trustee and the conversion agent (if other than the trustee) of the effective date of any make-whole fundamental change and issue a press release announcing such effective date no later than five business days after such effective date.

Upon surrender of notes for conversion in connection with a make-whole fundamental change, we will at our option, satisfy our conversion obligation by physical settlement, cash settlement or combination settlement, as described under “—Settlement upon Conversion.” However, if the consideration for the ADSs in any make-whole fundamental change described in clause (2) of the definition of fundamental change is composed entirely of cash, for any conversion of notes following the effective date of such make-whole fundamental change, the conversion obligation will be calculated based solely on the “ADS price” (as defined below) for the transaction and will be deemed to be an amount of cash per US$1,000 principal amount of converted notes equal to the conversion rate (including any adjustment as described in this section), multiplied by such ADS price. In such event, the conversion obligation will be determined and paid to holders in cash on the second business day following the conversion date.

The number of additional ADSs, if any, by which the conversion rate will be increased will be determined by reference to the table below, based on the date on which the make-whole fundamental change occurs or becomes effective (the “effective date”) and the price (the “ADS price”) paid (or deemed to be paid) per ADS in the make-whole fundamental change. If the holders of the ADSs receive in exchange for their ADSs only cash in a make-whole fundamental change described in clause (2) of the definition of fundamental change, the ADS price shall be the cash amount paid per ADS. Otherwise, the ADS price shall be the average of the last reported sale prices of the ADSs over the five trading day period ending on, and including, the trading day immediately preceding the effective date of the make-whole fundamental change.

The ADS prices set forth in the column headings of the table below will be adjusted as of any date on which the conversion rate of the notes is otherwise adjusted. The adjusted ADS prices will equal the ADS prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the ADS price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional ADSs will be adjusted in the same manner and at the same time as the conversion rate as set forth under “—Conversion Rate Adjustments.”

The following table sets forth the number of additional ADSs to be received per US$1,000 principal amount of the notes for each ADS price and effective date set forth below:

ADS price
	US$	US$	US$	US$	US$	US$	US$	US$	US$	US$	US$	US$
Effective date
December , 2020
December 15, 2021
December 15, 2022
December 15, 2023
December 15, 2024
December 15, 2025
December 15, 2026

The exact ADS prices and effective dates may not be set forth in the table above, in which case:

•

If the ADS price is between two ADS prices in the table or the effective date is between two effective dates in the table, the number of additional ADSs will be determined by a straight-line interpolation between the number of additional ADSs set forth for the higher and lower ADS prices and the earlier and later effective dates, as applicable, based on a 365-day year.

•

If the ADS price is greater than US$                 per ADS (subject to adjustment in the same manner as the ADS prices set forth in the column headings of the table above), no additional ADSs will be added to the conversion rate.

•

If the ADS price is less than US$                 per ADS (subject to adjustment in the same manner as the ADS prices set forth in the column headings of the table above), no additional ADSs will be added to the conversion rate.

Notwithstanding the foregoing, in no event will the conversion rate per US$1,000 principal amount of the notes exceed                 ADSs, subject to adjustment in the same manner as the conversion rate as set forth under “—Conversion Rate Adjustments.” Our obligation to satisfy the additional ADSs requirement could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies. Neither the trustee nor any of the agents shall have any duty to monitor the accuracy of any of the calculations made by us which will be conclusive and binding on the holders, absent manifest error.

Adjustment to Conversion Rate upon Conversion in Connection with our Election to Redeem for Changes in Tax Laws

If you elect to convert your notes in connection with our election to redeem the notes in respect of a change in tax law as described under “—Optional Redemption for Changes in the Tax Laws of the Relevant Taxing Jurisdiction,” the conversion rate will be increased by a number of additional ADSs as described below. We will settle conversions of notes as described above under “—Settlement upon Conversion” and, for the avoidance of doubt, pay additional amounts, if any, with respect to any such conversion.

A conversion shall be deemed to be in connection with our election to redeem the notes in respect of a change in tax law if such conversion occurs during the period from, and including, the date we provide the related notice of redemption to holders until the close of business on the second business day immediately preceding the redemption date (or, if we fail to pay the redemption price, such later date on which we pay the redemption price).

Simultaneously with providing such notice of redemption, we will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on our website or through such other public medium as we may use at that time.

The number of additional ADSs by which the conversion rate will be increased in the event we elect to redeem the notes in respect of a change in tax law will be determined by reference to the table under “—Adjustment to ADSs Delivered upon Conversion upon a Make-Whole Fundamental Change,” based on the redemption reference date and the redemption reference price (each as defined below), but determined for purposes of this section as if (x) the holder had elected to convert its notes in connection with a make-whole fundamental change, (y) the applicable redemption reference date were the “effective date” and (z) the applicable redemption reference price were the “ADS price” (and subject, for the avoidance of doubt, to the two paragraphs immediately following such table). For this purpose, the date on which we deliver notice of redemption is the “redemption reference date” and the average of the last reported sale prices of the ADS s over the five trading day period ending on, and including, the trading day immediately preceding the date we deliver such notice of redemption is the “redemption reference price”.

Repurchase of Notes by Us at the Option of the Holder

Holders of the notes have the right, at their option, to require us to repurchase for cash all of their notes, or any portion of the principal thereof that is equal to US$1,000 or a multiple of US$1,000, on August 1, 2024 (the “repurchase date”).

The repurchase price we are required to pay will be equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the repurchase date; provided that any such accrued and unpaid interest will be paid not to the holder submitting the notes for repurchase on the repurchase date but instead to the holder of record at the close of business on the corresponding regular record date.

On or before the 20th business day prior to the repurchase date, we will provide to the trustee, the paying agent and to all holders of the notes at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, a notice stating, among other things:

•	the last date on which a holder may exercise the repurchase right;

•	the repurchase price;

•	the repurchase date;

•	the name and address of the conversion and paying agents; and

•	the procedures that holders must follow to require us to repurchase their notes.

Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on our website or through such other public medium as we may use at that time.

To exercise the repurchase right on the repurchase date, you must deliver a written repurchase notice to the paying agent during the period beginning at any time from the open of business on the date that is 20 business days prior to the repurchase date until the close of business on the second business day immediately preceding the repurchase date. Each repurchase notice must state:

•	if certificated notes have been issued, the certificate numbers of the notes or, if not certificated, the notice must comply with appropriate DTC procedures;

•	the portion of the principal amount of notes to be repurchased, which must be US$1,000 or a multiple thereof; and

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

Holders may withdraw any repurchase notice (in whole or in part) by a duly completed written notice of withdrawal delivered to the paying agent prior to the close of business on the second business day immediately preceding the repurchase date. The notice of withdrawal must state:

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes or, if not certificated, the notice must comply with appropriate DTC procedures; and

•	the principal amount, if any, that remains subject to the repurchase notice.

Holders must either effect book-entry transfer or deliver the notes, together with necessary endorsements, to the office of the paying agent after delivery of the repurchase notice to receive payment of the repurchase price.

We will be required to repurchase the notes on the repurchase date. Holders who have exercised the repurchase right will receive payment on the later of (i) the repurchase date and (ii) the time of book-entry transfer or the delivery of the notes. If the paying agent holds money sufficient to pay the repurchase price of the notes on the repurchase date, then, with respect to the notes that have been properly surrendered for repurchase to the paying agent and not validly withdrawn:

•	the notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the repurchase price).

In connection with any repurchase of notes on the repurchase date, we will, if required:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act that may then be applicable;

•	file a Schedule TO or any other required schedule under the Exchange Act; and

•	otherwise comply with all federal and state securities laws in connection with any offer by us to repurchase the notes;

in each case, so as to permit the rights and obligations under this “—Repurchase of Notes by Us at the Option of the Holder” to be exercised in the time and in the manner specified in the indenture.

No notes may be repurchased at the option of holders on the repurchase date if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date (except in the case of an acceleration resulting from a default by us in the payment of the repurchase price with respect to such notes).

Our ability to satisfy our repurchase obligations may be affected by the factors described in “Risk Factors—Risks Related to the Notes— We may not have the ability to raise the funds necessary to settle conversions of the notes or the existing notes in cash, to repurchase the notes or the existing notes upon a fundamental change or on specified dates, and our future debt may contain limitations on our ability to pay cash upon conversion or to repurchase the notes.” In addition, our ability to repurchase the notes for cash on the repurchase date may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries and payments from our consolidated affiliated entities, the terms of our then existing borrowing arrangements or otherwise. See “Risk Factors—Risks Related to the Notes—We may not have the ability to raise the funds necessary to settle conversions of the notes or the existing notes in cash, to repurchase the notes or the existing notes upon a fundamental change or on specified dates, and our future debt may contain limitations on our ability to pay cash upon conversion or to repurchase the notes.” If we fail to repurchase the notes when required, we will be in default under the indenture.

Fundamental Change Permits Holders to Require Us to Repurchase Notes

If a “fundamental change” (as defined below in this section) occurs at any time, holders will have the right, at their option, to require us to repurchase for cash all of their notes, or any portion of the principal thereof that is equal to US$1,000 or a multiple of US$1,000. The fundamental change repurchase date will be a business day notified in writing by us that is not less than 20 or more than 35 business days following the date of our fundamental change notice as described below.

The fundamental change repurchase price we are required to pay will be equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date (unless the fundamental change repurchase date falls after a regular record date but on or prior to the interest payment date to which such regular record date relates, in which case we will instead pay the full amount of accrued and unpaid interest to the holder of record on such regular record date, and the fundamental change repurchase price will be equal to 100% of the principal amount of the notes to be repurchased).

A “fundamental change” will be deemed to have occurred at the time after the notes are originally issued if any of the following occurs:

(1)

Except as described in clause (2) below, (A) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than us, our subsidiaries, our and their employee benefit plans and any permitted holder (as defined below), files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our ordinary share capital (including ordinary share capital held in the form of ADSs) representing more than 50% of the voting power of our ordinary share capital or (B) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of more than 50% of our then outstanding Class A ordinary shares (including Class A ordinary shares held in the form of ADSs); provided, however, that for purposes of clause (B), in calculating the beneficial ownership percentage of the Class A ordinary shares held by any permitted holder, any Class A ordinary shares (including Class A ordinary shares held in the form of ADSs) issued or issuable on conversion of Class B ordinary shares, or conversion, exchange or exercise of other securities, in any such case beneficially owned directly or indirectly by any permitted holder on the date hereof or issued or issuable by us to any permitted holder after the date hereof pursuant to rights attached to, or a dividend or other distribution on, any such Class B ordinary shares or other securities so owned on the date hereof (or any Class A ordinary shares into which they may convert or be exchanged or exercised) shall be excluded from both the numerator and denominator;

(2)

the consummation of (A) any recapitalization, reclassification or change of the Class A ordinary shares or the ADSs (other than changes resulting from a subdivision or combination) as a result of which the

Class A ordinary shares or the ADSs would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of us, or any similar transaction, pursuant to which the Class A ordinary shares or the ADSs will be converted into cash, securities or other property; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries and consolidated affiliated entities, taken as a whole, to any person other than one of our subsidiaries or consolidated affiliated entities; provided, however, that a transaction described in clause (B) in which the holders of all classes of our ordinary share capital immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportions vis-a-vis each other as such ownership immediately prior to such transaction shall not be a fundamental change pursuant to this clause (2);

(3)	our shareholders approve any plan or proposal for the liquidation or dissolution of us;

(4)

the ADSs (or Class A ordinary shares or other common equity or ADSs in respect of reference property) cease to be listed or quoted on any of the Nasdaq Global Select Market, the Nasdaq Global Market or The New York Stock Exchange (or any of their respective successors) and none of the ADSs, Class A ordinary shares, other common equity and ADSs in respect of reference property is listed or quoted on one of the Nasdaq Global Select Market, the Nasdaq Global Market or The New York Stock Exchange (or any of their respective successors) within one trading day of such cessation; or

(5)

any change in or amendment to the laws, regulations and rules of the PRC or the official interpretation or official application thereof (a “change in law”) that results in (x) us, our subsidiaries and our consolidated affiliated entities (collectively, the “company group”) (as in existence immediately subsequent to such change in law), as a whole, being legally prohibited from operating substantially all of the business operations conducted by the company group (as in existence immediately prior to such change in law) as of the last date of the period described in our consolidated financial statements for the most recent fiscal quarter and (y) our being unable to continue to derive substantially all of the economic benefits from the business operations conducted by the company group (as in existence immediately prior to such change in law) in the same manner as reflected in our consolidated financial statements for the most recent fiscal quarter.

A transaction or transactions described in clause (1) or (2) above will not constitute a fundamental change, however, if at least 90% of the consideration received or to be received by holders of the ADSs, excluding cash payments for fractional ADSs and cash payments made pursuant to dissenters’ appraisal rights, in connection with such transaction or transactions consists of shares of common equity or ADSs in respect of common equity that are listed or quoted on any of the Nasdaq Global Select Market, the Nasdaq Global Market or The New York Stock Exchange (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions and as a result of such transaction or transactions such consideration, excluding cash payments for fractional ADSs, becomes the reference property for the notes.

The term “permitted holder” means (i) any holder or beneficial owner of the Class B ordinary shares as of the date hereof and permitted transferees of such holder or beneficial owner under the terms of the Class B ordinary shares as of the date hereof and (ii) any “group” within the meaning of Section 13(d) of the Exchange Act consisting of one or more permitted holders.

On or before the 20th day after the occurrence of a fundamental change, we will provide to all holders of the notes, the trustee and the paying agent (if other than the trustee) a written notice of the occurrence of the fundamental change and of the resulting repurchase right. Such notice shall state, among other things:

•	the events causing a fundamental change;

•	the date of the fundamental change;

•	the last date on which a holder may exercise the repurchase right;

•	the fundamental change repurchase price;

•	the fundamental change repurchase date;

•	the name and address of the paying agent;

•	if applicable, the conversion rate and any adjustments to the conversion rate;

•

that the notes with respect to which a fundamental change repurchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change repurchase notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to repurchase their notes.

Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on our website or through such other public medium as we may use at that time.

To exercise the fundamental change repurchase right, you must deliver, on or before the second business day immediately preceding the fundamental change repurchase date, the notes to be repurchased, duly endorsed for transfer, together with a duly completed written repurchase notice, to the paying agent. Each repurchase notice must state:

•	if certificated, the certificate numbers of your notes to be delivered for repurchase or if not certificated, the notice must comply with appropriate DTC procedures;

•	the portion of the principal amount of notes to be repurchased, which must be US$1,000 or an integral multiple thereof; and

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

Holders may withdraw any repurchase notice (in whole or in part) by a duly completed written notice of withdrawal delivered to the paying agent prior to the close of business on the second business day immediately preceding the fundamental change repurchase date. The notice of withdrawal shall state:

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes or, if not certificated, the notice must comply with appropriate DTC procedures; and

•	the principal amount, if any, which remains subject to the repurchase notice.

We will be required to repurchase the notes on the fundamental change repurchase date. Holders who have exercised the repurchase right will receive payment of the fundamental change repurchase price on the later of (i) the fundamental change repurchase date and (ii) the time of book-entry transfer or the delivery of the notes. If the paying agent holds money sufficient to pay the fundamental change repurchase price of the notes on the fundamental change repurchase date, then, with respect to the notes that have been properly surrendered for repurchase to the paying agent and not validly withdrawn:

•	the notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the notes are delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the fundamental change repurchase price).

In connection with any repurchase offer pursuant to a fundamental change repurchase notice, we will, if required:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act that may then be applicable;

•	file a Schedule TO or any other required schedule under the Exchange Act; and

•	otherwise comply with all federal and state securities laws in connection with any offer by us to repurchase the notes;

in each case, so as to permit the rights and obligations under this “Fundamental Change Permits Holders to Require Us to Repurchase Notes” to be exercised in the time and in the manner specified in the indenture.

No notes may be repurchased on any date at the option of holders upon a fundamental change if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date (except in the case of an acceleration resulting from a default by us in the payment of the fundamental change repurchase price with respect to such notes).

The repurchase rights of the holders could discourage a potential acquirer of us. The fundamental change repurchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

We will not be required to purchase, or to make an offer to purchase, the notes upon a fundamental change if a third party makes such an offer in the same manner, at the same time, for the same or greater price and otherwise in compliance with the requirements for an offer made by us as set forth above and such third party purchases all notes properly surrendered and not validly withdrawn under its offer in the same manner, at the same time, for the same or greater price and otherwise in compliance with the requirements for an offer made by us as set forth above.

Notwithstanding anything to the contrary, to the extent that provisions of any federal or state securities laws or other applicable laws or regulations adopted after the date on which the notes are first issued conflict with the provisions of the indenture relating to our obligations to repurchase the notes upon a fundamental change, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under such provisions of the indenture by virtue of such conflict.

The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to repurchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

If a fundamental change described in clause (4) of the definition thereof has occurred and the Class A ordinary shares have been accepted for listing on a permitted exchange, then, on and after the later to occur of (x) the date of such acceptance for listing on a permitted exchange or (y) the effective date of such fundamental change (the “new listing reference date”), the provisions described under “—Conversion Rights — Recapitalizations, Reclassifications and Changes of the Class A Ordinary Shares” will be deemed to apply mutatis mutandis as if the reference property for the notes were the Class A ordinary shares; provided that the supplemental indenture required therein to reflect the replacement of the ADSs with the Class A ordinary shares will be executed no later than five business days after the new listing reference date. We will notify holders and the conversion agent (if other than the trustee) in writing as promptly as reasonably practicable following the date we execute such supplemental indenture and will substantially concurrently with such notice either post such supplemental indenture on our website or disclose the same in a current report on Form 6-K (or any successor form) that is filed with the SEC. A “permitted exchange” means The Stock Exchange of Hong Kong, London Stock Exchange or The Stock Exchange of Singapore.

The definition of fundamental change includes a phrase relating to the sale, lease or other transfer of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the notes to require us to repurchase its notes as a result of the sale, lease or other transfer of less than all of our consolidated assets may be uncertain.

If a fundamental change were to occur, we may not have enough funds to settle conversions of the notes or to pay the fundamental change repurchase price. Our ability to repurchase the notes for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries and payments from our consolidated affiliated entities, the terms of our then existing borrowing arrangements or otherwise. See “Risk Factors—Risks Related to the Notes—We may not have the ability to raise the funds necessary to settle conversions of the notes or the existing notes in cash, to repurchase the notes or the existing notes upon a fundamental change or on specified dates, and our future debt may contain limitations on our ability to pay cash upon conversion or to repurchase the notes.” If we fail to repurchase the notes when required following a fundamental change, we will be in default under the indenture. In addition, we may in the future incur other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to repurchase our indebtedness upon the occurrence of similar events or on some specific dates.

Consolidation, Merger and Sale of Assets

The indenture will provide that we shall not consolidate with or merge with or into, or sell, convey, transfer or lease all or substantially all of our properties and assets to, another person, unless (i) the resulting, surviving or transferee person (if not us) is a corporation organized and existing under the laws of the United States, any State thereof, the District of Columbia, the Cayman Islands, the British Virgin Islands, Bermuda or Hong Kong and such corporation (if not us) expressly assumes by supplemental indenture all of our obligations under the notes and the indenture (including, for the avoidance of doubt, the obligation to pay additional amounts as set forth above under “—Additional Amounts”); and (ii) immediately after giving effect to such transaction, no default or event of default has occurred and is continuing under the indenture. Upon any such consolidation, merger or sale, conveyance, transfer or lease, the resulting, surviving or transferee person (if not us) shall succeed to, and may exercise every right and power of, ours under the indenture, and we shall be discharged from our obligations under the notes and the indenture except in the case of any such lease.

Although these types of transactions will be permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change permitting each holder to require us to repurchase the notes of such holder as described above.

Events of Default

The “Description of Debt Securities—Events of Default” section of the accompanying prospectus will not apply to the notes. Each of the following is an event of default with respect to the notes:

(1) default in any payment of interest or additional amounts, if any, on any note when due and payable and the default continues for a period of 30 days;

(2) default in the payment of principal of any note when due and payable at its stated maturity, upon redemption, upon any required repurchase, upon declaration of acceleration or otherwise;

(3) our failure to comply with our obligation to convert the notes in accordance with the indenture upon exercise of a holder’s conversion right and such failure continues for a period of five business days;

(4) our failure to give a fundamental change notice as described under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” or notice of a make-whole fundamental change as described under “—Conversion Rights—Adjustment to ADSs Delivered upon Conversion upon a Make-Whole Fundamental Change,” or notice of a specified corporate transaction as described under “—Conversion Rights—Conversion upon Specified Corporate Events,” in each case, when due and such failure continues for a period of five business days;

(5) our failure to comply with our obligations under “—Consolidation, Merger and Sale of Assets”;

(6) our failure for 60 days after written notice from the trustee or by the trustee at the request of the holders of at least 25% in aggregate principal amount of the notes then outstanding has been received to comply with any of our other agreements contained in the notes or indenture;

(7) default by us or any of our “significant subsidiaries,” as defined in Article 1, Rule 1-02 of Regulation S-X, with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of US$60 million (or the foreign currency equivalent thereof) in the aggregate by us and/or any such significant subsidiary, whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable prior to its stated maturity or (ii) constituting a failure to pay the principal or interest of any such debt when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise and in each case, such indebtedness is not discharged, or such acceleration is not otherwise cured or rescinded, within 30 days;

(8) certain events of bankruptcy, insolvency, or reorganization of us or any of our significant subsidiaries, as defined in Article 1, Rule 1-02 of Regulation S-X; or

(9) a final judgment for the payment of US$60 million (or the foreign currency equivalent thereof) or more (excluding any amounts covered by insurance) rendered against us or any of our significant subsidiaries, as defined in Article 1, Rule 1-02 of Regulation S-X, which judgment is not paid, bonded or otherwise discharged or stayed within 60 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished.

Each of our consolidated affiliated entities will be deemed to be a “subsidiary” for purposes of the definition of “significant subsidiary” in Article 1, Rule 1-02 of Regulation S-X.

The trustee shall not be deemed to have knowledge of an event of default unless and until an officer within the corporate trust department of the trustee responsible for the administration of the indenture (a “responsible officer of the trustee”) receives written notification of such event of default describing the circumstances of such, and identifying the indenture, the notes, the company and the circumstances constituting such event of default.

If an event of default occurs and is continuing, the trustee by written notice to us may, or the holders of at least 25% in aggregate principal amount of the outstanding notes by notice to us and the trustee may, and the trustee at the request of such holders accompanied by security, pre-funding and/or indemnity satisfactory to the trustee and otherwise subject to the limitations set forth in the indenture shall, declare 100% of the principal of and accrued and unpaid interest on all the notes to be due and payable. In case of certain events of bankruptcy, insolvency or reorganization involving us or a significant subsidiary, 100% of the principal of and accrued and unpaid interest on the notes will automatically become due and payable. Upon such a declaration of acceleration, such principal and accrued and unpaid interest, if any, will automatically be due and payable immediately without any action on part of the trustee. If an event of default occurs and is continuing, the trustee may at its sole discretion and without further notice pursue, in its own name or as trustee of an express trust, any available remedy by proceeding at law or in equity to collect the payment of principal of and interest on the notes or to enforce the performance of any provision of the notes or the indenture. The trustee may maintain a proceeding even if it does not possess any of the notes or does not produce any of them in the proceeding.

Notwithstanding the foregoing, the indenture will provide that, to the extent we elect, the sole remedy for an event of default relating to (i) our failure to file with the trustee pursuant to Section 314(a)(1) of the Trustee Indenture Act any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act or (ii) our failure to comply with our obligations as set forth under “—Reports” below will, after the occurrence of such an event of default (which will be the 60th day after written notice is provided to us in accordance with an event of default pursuant to clause (6) above), consist exclusively of the right to receive additional interest on the notes at a rate equal to:

•

0.25% per annum of the principal amount of the notes outstanding for each day during the period beginning on, and including, the date on which such an event of default first occurs and ending on the earlier of (i) the date on which such event of default is cured or validly waived or (ii) the 180th day immediately following, and including, the date on which such event of default first occurred; and

•

if such event of default has not been cured or validly waived prior to the 181st day immediately following, and including, the date on which such event of default first occurred, 0.50% per annum of the principal amount of the notes outstanding for each day during the period beginning on, and including, the 181st day immediately following, and including, the date on which such event of default first occurred and ending on the earlier of (i) the date on which such event of default is cured or validly waived or (ii) the 360th day immediately following, and including, the date on which such event of default first occurred.

If we so elect, such additional interest will be payable in the same manner and on the same dates as the stated interest payable on the notes. On the 361st day after such event of default (if the event of default relating to the reporting obligations is not cured or waived prior to such 361st day), the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other event of default. In the event we do not elect to pay the additional interest following an event of default in accordance with this paragraph or we elected to make such payment but do not pay the additional interest when due, the notes will be immediately subject to acceleration as provided above.

In order to elect to pay the additional interest as the sole remedy during the first 360 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in accordance with the immediately preceding paragraph, we must notify in writing all holders of notes, the trustee and the paying agent of such election prior to the beginning of such 360-day period. Upon our failure to timely give such notice, the notes will be immediately subject to acceleration as provided above.

If any portion of the amount payable on the notes upon acceleration is considered by a court to be unearned interest (through the allocation of the value of the instrument to the embedded warrant or otherwise), the court could disallow recovery of any such portion.

The holders of a majority in principal amount of the outstanding notes may waive all past defaults (except with respect to nonpayment of principal or interest, with respect to the failure to repurchase any notes when required or with respect to the failure to deliver or cause to be delivered, as the case may be, the consideration due upon conversion) and rescind any such acceleration with respect to the notes and its consequences if (i) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (ii) all existing events of default, other than the nonpayment of the principal of and interest on the notes that have become due solely by such declaration of acceleration, have been cured or waived.

Each holder shall have the right to receive payment or delivery, as the case may be, of:

•	the principal (including the redemption price, the repurchase price and the fundamental change repurchase price, if applicable) of;

•	accrued and unpaid interest, if any, on; and

•	the consideration due upon conversion of,

its notes, on or after the respective due dates expressed or provided for in the notes or the indenture, or to institute suit for the enforcement of any such payment or delivery, as the case may be, and such right to receive such payment or delivery, as the case may be, on or after such respective dates shall not be impaired or affected without the consent of such holder.

If an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee indemnity, pre-funding and/or security satisfactory to the trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest when due, or the right to receive payment or delivery of the consideration due upon conversion, no holder may pursue any remedy with respect to the indenture or the notes unless:

(1)	such holder has previously given the trustee written notice that an event of default is continuing;

(2)	holders of at least 25% in principal amount of the outstanding notes have requested the trustee to pursue the remedy;

(3)	such holders have offered the trustee security, pre-funding and/or indemnity satisfactory to it against any loss, liability or expense;

(4)	the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security, pre-funding and/or indemnity; and

(5)	the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction that is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. However, the trustee may refuse to follow any direction that conflicts with law or the indenture, that may involve the trustee in personal liability, or if it is not provided with security, pre-funding and/or indemnity to its satisfaction and may take any other action it deems proper that is not inconsistent with any such direction received from holders. In addition, the trustee will not be required to expend its own funds under any circumstances.

The indenture will provide that in the event an event of default has occurred and is continuing, and if a responsible officer of the trustee has written notice or actual knowledge of such event, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. Prior to taking any action under the indenture, the trustee will be entitled to security and/or indemnification satisfactory to it in its sole discretion against all losses, liabilities and expenses caused by taking or not taking such action. It may not be possible for the trustee to take certain actions notwithstanding the provision of indemnity, security and/or pre-funding to it and accordingly, in such circumstances, it will be for the holders to take such actions directly.

The indenture will provide that if an event of default occurs and is continuing and is notified in writing to a responsible officer of the trustee, the trustee shall send to each holder notice of the default within 90 days after it receives written notice or obtains such knowledge. The trustee shall not be deemed to have knowledge of any occurrence of a default unless a responsible officer of the trustee has received written notice thereof and such notice references the Indenture, the Notes, and the Company. Except in the case of a default in the payment of principal of or interest on any note or a default in the payment or delivery of the consideration due upon conversion, the trustee may withhold notice if and so long as the trustee in good faith determines that withholding notice is in the interests of the holders (it being understood that the trustee does not have an affirmative duty to ascertain whether or not any such notice is in the interests of the holders). In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year (which fiscal year ends December 31 of each calendar year), a certificate indicating that a review has been conducted of our activities under the indenture and we have fulfilled our obligations thereunder, and whether our authorized officers thereof know of any default that occurred during the previous year that is then continuing. We are also required to deliver to the trustee, within 30 days after the occurrence thereof if such events are then continuing, written notice of any events which would constitute certain defaults, their status and what action we are taking or proposing to take in respect thereof.

Payments of the redemption price, the repurchase price, any fundamental change repurchase price, or the principal and interest that are not made when due will accrue interest per annum at the then-applicable interest rate plus one percent from the required payment date.

Modification and Amendment

The “Description of the Debt Securities—Modification or Waiver” section of the accompanying prospectus will not apply to the notes. No amendment may without the consent of each holder of an outstanding note affected:

(1)	reduce the amount of notes whose holders must consent to an amendment;

(2)	reduce the rate of or extend the stated time for payment of interest on any note;

(3)	reduce the principal of or extend the stated maturity of any note;

(4)	make any change that adversely affects the conversion rights of any notes;

(5)

reduce the repurchase price, the fundamental change repurchase price or the redemption price of any note or amend or modify in any manner adverse to the holders of notes our obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(6)	make any note payable in money other than U.S. dollars;

(7)	change the ranking of the notes;

(8)

impair the right of any holder to receive payment of principal and interest on such holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s notes;

(9)	change our obligation to pay additional amounts on any note; or

(10)	make any change in the amendment provisions that require each holder’s consent or in the waiver provisions.

Notwithstanding the foregoing, we and the trustee may amend or supplement the indenture or the notes without notice to or the consent of any holder of the notes to:

(1)	cure any ambiguity, omission, defect or inconsistency;

(2)	provide for the assumption by a successor corporation of our obligations under the indenture;

(3)	add guarantees with respect to the notes;

(4)	secure the notes;

(5)	add to our covenants or events of default for the benefit of the holders or surrender any right or power conferred upon us;

(6)

upon the occurrence of any transaction or event described in the list of bullets under the heading “—Conversion Rights—Recapitalizations, Reclassifications and Changes of the Class A Ordinary Shares” above, (x) provide that the notes are convertible into reference property, subject to “—Conversion Rights—Settlement upon Conversion” above, and (y) effect the related changes to the terms of the notes described under “Conversion Rights—Recapitalizations, Reclassifications and Changes of the Class A Ordinary Shares” above, in each case, in accordance with the applicable provisions of the indenture;

(7)	make any change that does not adversely affect the rights or interests of any holder in any material respect;

(8)	conform the provisions of the indenture to the “Description of the Notes” section in the preliminary prospectus supplement, as supplemented by the related pricing term sheet;

(9)	comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act;

(10)	irrevocably elect a settlement method and/or a specified dollar amount, or eliminate our right to elect a settlement method; or

(11)	make changes in connection with an acceptance for listing on a permitted exchange, as contemplated under “—Conversion Rights—Fundamental Change Permits Holders to Require Us to Repurchase Notes”.

Holders do not need to approve the particular form of any proposed amendment. It will be sufficient if such holders approve the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to send to the holders (with a copy to the trustee) a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Voting

In determining whether the holders of the requisite aggregate principal amount of notes have concurred in any direction, consent, waiver or other action under the indenture, notes that are owned by us, by any of our consolidated subsidiaries and our consolidated affiliated entities or by any person or entity directly or indirectly controlling or controlled by or under direct or indirect common control with us or any of our consolidated subsidiaries and our consolidated affiliated entities shall be disregarded and deemed not to be outstanding for the purpose of any such determination. Notes so owned that have been pledged in good faith may be regarded as outstanding for such purposes if the pledgee shall establish its right to so act with respect to such notes and that the pledgee is not us, one of our consolidated subsidiaries and our consolidated affiliated entities or a person or entity directly or indirectly controlling or controlled by or under direct or indirect common control with us, our consolidated subsidiaries and our consolidated affiliated entities. Within five days of acquisition of the notes by any of the above described persons or entities, we shall furnish to the trustee promptly an officers’ certificate listing and identifying all notes, if any, known by us to be owned or held by or for the account of any of the above described persons or entities.

Discharge

We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders, as applicable, after the notes have become due and payable, whether at maturity, on a redemption date, on the repurchase date, on any fundamental change repurchase date, upon conversion or otherwise, cash and/or (in the case of conversion) ADSs sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Calculations in Respect of Notes

Except as otherwise provided above, we will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the ADS price, the last reported sale prices of the ADSs, the daily VWAPs, the daily conversion values, the daily settlement amounts, accrued interest payable on the notes, any additional interest payable on the notes and the conversion rate of the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the paying agent and conversion agent, and each of the trustee, the paying agent and conversion agent has no duty to verify such calculations and is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any registered holder of notes upon the request of that holder.

Reports

The indenture will provide that a copy of any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act must be provided by us to the trustee within 15 days after the same are required to be filed with the SEC (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act). Documents or reports filed by us with the SEC via the EDGAR system or any successor thereof will be deemed to be provided to the trustee as of the time such documents are filed via EDGAR or such successor, it being understood that the trustee shall not be responsible for determining whether such filings have been made. If the notes become convertible into reference property consisting in whole or in part of shares of capital stock of any parent company of ours pursuant to the terms of the indenture described under “—Conversion Rights—Recapitalizations, Reclassifications and Changes of the Class A Ordinary Shares” and such parent company provides a full and unconditional guarantee of the notes, the SEC reports of such parent company shall be deemed to satisfy the foregoing reporting requirements of the indenture.

Trustee

Citibank, N.A. is the trustee, registrar, paying agent, transfer agent and conversion agent. Neither the trustee nor any of the agents assumes any responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.

Governing Law

The indenture will provide that it and the notes, and any claim, controversy or dispute arising under or related to the indenture or the notes, will be governed by and construed in accordance with the laws of the State of New York.

Book-Entry, Settlement and Clearance

The Global Notes

The notes will be initially issued in the form of one or more registered notes in global form, without interest coupons (the “global notes”). Upon issuance, each of the global notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of a global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the underwriters; and

•

ownership of beneficial interests in a global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-Entry Procedures for the Global Notes

All interests in the global notes will be subject to the operations and procedures of DTC and, therefore, you must allow for sufficient time in order to comply with these procedures if you wish to exercise any of your rights with respect to the notes. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we, the trustee, the agents nor the underwriters are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the underwriters; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•

will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal and interest with respect to the notes represented by a global note will be made by the paying agent (to the extent funded by us) to DTC’s nominee as the registered holder of the global note. Neither we nor the trustee nor the paying agent will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Certificated Notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days; or

an event of default with respect to the notes has occurred and is continuing and such beneficial owner requests that its notes be issued in physical, certificated form.

TAXATION

The following summary of certain Cayman Islands, People’s Republic of China and U. S. federal income tax considerations of an investment in our notes, ADSs or Class A ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus supplement, all of which are subject to change. This summary does not deal with all possible tax considerations relating to an investment in our notes, ADSs or Class A ordinary shares, such as tax considerations under state, local and other tax laws. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Walkers (Hong Kong), our special Cayman Islands counsel. To the extent that the discussion relates to matters of PRC tax law, it represents the opinion of Jingtian & Gongcheng, our special PRC counsel.

Cayman Islands Taxation

Payments of interest and principal on the notes and dividends and capital in respect of the shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of interest and principal or a dividend or capital to any holder of the notes or shares, as the case may be, nor will gains derived from the disposal of the notes or shares be subject to Cayman Islands income or corporation tax. The Cayman Islands currently have no income, corporation or capital gains tax and no estate duty, inheritance tax or gift tax.

No stamp duty is payable in respect of the issue of the notes. The notes themselves will be stampable if they are executed in or brought into the Cayman Islands.

The Cayman Islands is not a party to any double tax treaties that are applicable to any payments made to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

PRC Taxation

Taxation of the Company and Intra-group Dividend and Interest Payments

The PRC enterprise income tax is calculated based on the taxable income determined under the PRC laws and accounting standards. Under the PRC Enterprise Income Tax Law effective on January 1, 2008, as amended on February 24, 2017 and further amended on December 29, 2018, and its implementation rules effective on January 1, 2008 and amended on April 23, 2019 (the “EIT Law”), all domestic and foreign-invested companies in China are subject to a uniform enterprise income tax at the rate of 25% and dividends from a PRC subsidiary to its foreign parent company are subject to a withholding tax at the rate of 10%, unless such foreign parent company’s jurisdiction of incorporation has a tax treaty with China that provides for a reduced rate of withholding tax, or the tax is otherwise exempted or reduced pursuant to the PRC tax laws. Some of our subsidiaries in China are considered FIEs and are directly held by our subsidiaries in Hong Kong. According to the currently effective tax treaty between China and Hong Kong, dividends payable by an FIE in China to its holding company in Hong Kong which directly holds at least 25% of the equity interests in the FIE will be subject to withholding tax at a rate of no more than 5%. In February 2009, the SAT issued the Notice on Relevant Issues of Implementing Dividend Provisions of Tax Treaties (“Notice No. 81”). According to Notice No. 81, in order to enjoy the preferential treatment on dividend withholding tax rates, an enterprise must be the “beneficial owner” of the relevant dividend income, and no enterprise is entitled to enjoy preferential treatment pursuant to any tax treaties if such enterprise qualifies for such preferential tax rates through any transaction or arrangement, the major purpose of which is to obtain such preferential tax treatment. The tax authority in charge has the right to make adjustments to the applicable tax rates, if it determines that any taxpayer has inappropriately enjoyed preferential treatment under tax treaties as a result of such transaction or arrangement. In February 2018, the SAT issued the Notice on Relevant Issues of “Beneficial Owners” in Tax Treaties (“Notice No. 9”) to provide guidance on the criteria to determine whether an enterprise qualifies as the “beneficial owner” of the PRC sourced income for the purpose of obtaining preferential treatment under tax treaties. Pursuant to Notice No. 9, the PRC tax authorities will review and grant preferential tax treatment on a case-by-case basis. Notice No. 9 specifies that a beneficial owner refers to a person who owns and has control over the income, the assets or other rights generating the income. Generally, if a person is obligated to pay more than 50% of the dividends to a third nation (or region) resident within 12 months after receiving such dividends or does not carry out substantial business activities, such person will be less likely to be treated as a beneficial owner of such income. Therefore, an agent or a conduit company will not be regarded as a beneficial owner of such income. Since the two notices were issued, it has remained unclear how the PRC tax authorities will implement them in practice and to what extent they will affect the dividend withholding tax rates for dividends distributed by our subsidiaries in China to our Hong Kong subsidiaries. If the relevant tax authority determines that our Hong Kong subsidiary is a conduit company and does not qualify as the “beneficial owner” of the dividend income it receives from our PRC subsidiaries, the higher 10% withholding tax rate may apply to such dividends. In addition, our PRC subsidiaries are also required to withhold a 10% (or 7% if paid to a Hong Kong resident who qualifies for the benefits of the tax treaty between China and Hong Kong) tax on interest paid under any cross-border shareholder loan. Prior to the payment of any interest and principal on any such shareholder loan, our PRC subsidiaries must present evidence of registration with SAFE regarding any such shareholder loan and may be required to provide evidence of payment of withholding tax on the interest payable on that.

Under the EIT Law, an enterprise established outside of China with its “de facto management body” within China is considered a PRC resident enterprise and will be subject to enterprise income tax at the rate of 25% on its worldwide income. The “de facto management body” is defined as the organizational body that effectively exercises overall management and control over production and business operations, personnel, finance and accounting, and properties of the enterprise. It remains unclear how the PRC tax authorities will interpret such a broad definition. We currently take the position that we are not a PRC resident enterprise. However, if the PRC tax authorities determine that our Cayman Islands holding company should be classified as a PRC resident enterprise, our global income will be subject to enterprise income tax at a uniform rate of 25%, which may have a material adverse effect on our financial condition and results of operations. Notwithstanding the foregoing provision, the EIT Law also provides that, if a PRC resident enterprise directly invests in another PRC resident enterprise, the dividends received by the investing PRC resident enterprise from the invested PRC resident are exempted from enterprise income tax, subject to certain conditions. However, it remains unclear how the PRC tax authorities will interpret the PRC tax resident treatment of an offshore company, like us, having indirect ownership interests in PRC enterprises through intermediary holding vehicles.

Taxation of Non-resident Note Holders

If we are considered a PRC resident enterprise under the EIT Law, holders of notes who are nonresident enterprises may be subject to PRC withholding tax on interest and any redemption premium paid by us and PRC enterprise income tax on any gains realized from the transfer of notes, if such income or gain is considered to be derived from sources within the PRC, at a rate of 10%. Furthermore, if we are considered a PRC resident enterprise and the relevant PRC tax authorities consider interest we pay on the notes or any gains realized from the transfer of notes to be income derived from sources within the PRC, such interest and any redemption premium earned by non-PRC resident individuals may be subject to PRC withholding tax and such gain realized by non-PRC resident individuals may be subject to PRC individual income tax, in each case at a rate of 20%. Any PRC tax liability may be reduced under applicable tax treaties. However, it is unclear whether in practice if we are considered a PRC resident enterprise, holders of notes will be able to claim the benefit of income tax treaties between China and other countries. If we are not deemed a PRC resident enterprise, non-PRC resident enterprise and non-PRC resident individual holders of the notes will not be subject to PRC income tax on any payments of interest on, or gains from the transfer of, the notes.

On March 23, 2016, the Ministry of Finance and the SAT issued Circular 36, amended on July 1, 2017, January 1, 2018 and April 1, 2019, which introduced a VAT from May 1, 2016. VAT is applicable where entities or individuals provide services within the PRC. If we are treated as a PRC tax resident and if PRC tax authorities take the view that the holders of the notes are providing loans within the PRC, we will be obliged to withhold VAT at the rate of 6% from the interest payments under the notes. In addition, we will also be obliged to withhold local levies at approximately 12% of the VAT payment and consequently, the combined rate of VAT and local levies would be around 6.72%.

Where a holder of the notes who is an entity or individual located outside of the PRC resells the notes to an entity or individual located outside of the PRC and derives any gain, since neither the service provider nor the service recipient is located in the PRC, the VAT should not apply and we should not have the obligation to withhold the VAT or local levies. However, there is uncertainty as to the applicability of VAT if either the seller or buyer of notes is located within the PRC. Circular 36 together with other laws and regulations pertaining to VAT are relatively new, the interpretation and enforcement of such laws and regulations involve uncertainties.

No PRC stamp duty will be imposed on non-PRC note-holders either upon issuance of the notes or upon a subsequent transfer of notes or upon a conversion.

Taxation of Non-resident ADS Holders and Shareholders

If we are considered a PRC resident enterprise, foreign ADS holders or shareholders that are non-PRC resident enterprises may be subject to a 10% PRC withholding tax on dividends paid by us and 10% tax on gains realized on the sale or other disposition of ADSs or Class A ordinary shares, if such income is considered as income derived from within China. In addition, foreign ADS holders or shareholders that are non-PRC resident individuals may be subject to a 20% withholding tax on dividends paid by us and 20% tax on gains realized on the sale or other disposition of ADSs or Class A ordinary shares, if such income is considered as income derived from within China.

Any PRC tax liability may be reduced under applicable tax treaties. However, it is unclear whether in practice if we are considered a PRC resident enterprise, holders of our ADSs or Class A ordinary shares will be able to obtain the benefit of income tax treaties between China and other countries.

U.S. Federal Income Tax Considerations

The following discussion is a summary of U.S. federal income tax considerations under present law of the ownership, disposition and conversion of notes and the ownership and disposition of the ADSs or Class A ordinary shares. This summary applies only to investors that are U.S. Holders (as defined below) and that hold the notes, ADSs or Class A ordinary shares as capital assets for U.S. federal income tax purposes. This discussion is based on the applicable provisions of the Internal Revenue Code of 1986, Code, as amended, or the Code, the Treasury Regulations promulgated thereunder, pertinent judicial decisions, interpretive rulings of the IRS and such other authorities as we have considered relevant. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax considerations described below.

The following discussion does not deal with all the tax considerations to any particular investor or to persons that may be subject to special treatment under U.S. federal income tax laws, including:

•	banks;

•	financial institutions;

•	insurance companies;

•	broker dealers;

•	persons that elect to mark their securities to market;

•	tax-exempt entities;

•	persons liable for the alternative minimum tax;

•	regulated investment companies;

•	certain expatriates or former long-term residents of the United States;

•	governments or agencies or instrumentalities thereof;

•	persons holding the notes, ADSs or Class A ordinary shares as part of a straddle, hedging, conversion or integrated transaction;

•	persons that actually or constructively own ADSs or ordinary shares representing 10% or more of our voting power or value;

•	persons who are required to recognize income for U.S. federal income tax purposes no later than when such income is taken into account in applicable financial statements;

•	persons whose functional currency is other than the U.S. dollar; or

•	persons who acquired ADSs or Class A ordinary shares pursuant to the exercise of any employee share option or otherwise as compensation.

U.S. Holders are urged to consult their tax advisors about the application of the U.S. federal tax rules to their particular circumstances as well as the state, local and foreign tax consequences to them of the ownership, disposition and conversion of our notes and the ownership and disposition of ADSs or Class A ordinary shares.

The discussion below of the U.S. federal income tax considerations will apply if you are a “U.S. Holder.” You are a “U.S. Holder” if you are the beneficial owner of notes, ADSs or Class A ordinary shares and you are, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or other entity subject to tax as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States, any State thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•

a trust that (i) is subject to the supervision of a court within the United States and one or more U.S. persons has or have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

This discussion does not consider the tax treatment of partnerships or other pass-through entities that hold the notes, ADSs or Class A ordinary shares, or of persons who hold the notes, ADSs or Class A ordinary shares through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of the notes, ADSs or Class A ordinary shares, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership.

The discussion below assumes that the representations contained in the deposit agreement are true and that the obligations in the deposit agreement and any related agreement will be complied with in accordance with their terms. If you hold ADSs, you will be treated as the holder of the underlying Class A ordinary shares represented by those ADSs for U.S. federal income tax purposes.

This discussion does not address any aspect of U.S. federal non-income tax laws, such as gift or estate tax laws, or state, local or foreign tax laws or the Medicare tax on certain net investment income. We have not sought, and will not seek, a ruling from the IRS or an opinion as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court.

Interest on the Notes

Interest paid on the notes will be taxable to a U.S. Holder as ordinary income at the time it is paid or accrued in accordance with such holder’s method of accounting and will include amounts withheld in respect of any foreign taxes and any additional amounts paid in respect thereof. Interest income on the notes will generally constitute foreign source income and will generally be treated as “passive category income” for foreign tax credit limitation purposes. In the event that we are deemed to be a PRC resident enterprise under the Enterprise Income Tax Law, U.S. Holders may be subject to PRC withholding taxes on interest paid on the notes. In this event, the amount of interest taxable as ordinary interest income will include amounts withheld in respect of PRC taxes and any additional amounts paid in respect thereof. PRC income (but not value added) taxes withheld from interest income at a rate not exceeding any reduced rate provided by the United States-PRC income tax treaty (the “Treaty”) will generally be creditable against a U.S. Holder’s U.S. federal income tax liability, subject to a number of complex limitations. Instead of claiming a foreign tax credit for foreign taxes withheld or deducted, you may instead, subject to applicable limitations, claim a deduction, for U.S. federal income tax purposes, in respect of such withholdings or deductions, but only for a year in which you elect to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex. U.S. Holders should consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Sale, Exchange or Repurchase of the Notes

Subject to the discussion below under “—Conversion of the Notes” and “—Passive Foreign Investment Company Considerations,” a U.S. Holder will generally recognize taxable gain or loss upon the sale, exchange, redemption or other taxable disposition of a note in an amount equal to the difference between the amount realized upon the disposition (other than any amount attributable to accrued but unpaid interest, which will be taxable as ordinary interest income, to the extent not previously included in income) and the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note should generally equal such holder’s cost of the note. Any gain or loss recognized on a disposition of the notes will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period in the notes exceeds one year at the time of the disposition. Long-term capital gains recognized by individuals and certain other non-corporate U.S. Holders are generally eligible for reduced rates of taxation. Deductions in respect of capital losses are subject to limitations. Any such gain or loss that you recognize will generally be treated as U.S.-source income or loss for foreign tax credit limitation purposes, which will generally limit the availability of foreign tax credits. However, in the event we are deemed to be a PRC resident enterprise under PRC tax law and PRC tax were to be imposed on any gain from the disposition of the notes, a U.S. Holder that is eligible for the benefits of the Treaty may be able to elect to treat such gain as PRC-source income for foreign tax credit purposes. U.S. Holders should consult their tax advisors regarding the creditability of any PRC tax. If you are not eligible for the benefits of the Treaty or you fail to make a valid election to treat any gain as PRC-source, then you may not be able to use the foreign tax credit arising from any PRC tax imposed on the disposition of the notes unless such credit can be applied (subject to applicable limitations) against tax due on other income derived from foreign sources in the same category. You should consult your tax advisor regarding the tax consequences in case any PRC tax is imposed on gain on a disposition of the notes, including the availability of the foreign tax credit and the election to treat any gain as PRC-source, under your particular circumstances.

Conversion of the Notes

If a U.S. Holder receives solely cash in exchange for a note upon conversion, the U.S. Holder’s gain or loss will be determined in the same manner as if the U.S. Holder had disposed of the note in a taxable disposition under “—Sale. Exchange or Repurchase of the Notes” above.

Subject to the discussion under “—Passive Foreign Investment Company Considerations” below, generally, no gain or loss will be recognized by a U.S. Holder that receives solely ADSs in exchange for notes except to the extent of (i) cash received in lieu of a fractional share and (ii) any amounts withheld in respect of taxes. The amount of gain or loss recognized on the receipt of cash in lieu of a fractional share will generally be equal to the difference between the amount of cash received in respect of the fractional share and the portion of the U.S. Holder’s adjusted tax basis in the notes that are allocable to the fractional share. Such gain or loss will generally be U.S.-source gain or loss. The tax basis of the ADSs received upon an exchange will generally equal the adjusted tax basis of the note that was exchanged (excluding the portion of the tax basis allocable to any fractional share). A U.S. Holder’s holding period for the ADSs will include the period during which such holder held the notes.

If a U.S. Holder receives a combination of cash and ADSs in exchange for notes, we intend to take the position that gain, but not loss, will be recognized equal to the excess of the fair market value of the ADSs and cash received (other than cash in lieu of a fractional share) over the U.S. Holder’s adjusted tax basis in the notes (excluding the portion of the tax basis that is allocable to any fractional share), but in no event should the gain recognized exceed the amount of cash received. The amount of gain or loss recognized on the receipt of cash in lieu of a fractional share will be equal to the difference between the amount of cash received in respect of the fractional share and the portion of the U.S. Holder’s adjusted tax basis in the note that is allocable to the fractional share.

The tax basis of the ADSs received in an exchange (including any fractional share deemed to be received) will generally equal the adjusted tax basis of the note that was exchanged reduced by the amount of any cash received (other than cash received in lieu of a fractional share), and increased by the amount of gain, if any, recognized (other than with respect to a fractional share). A U.S. Holder’s holding period for the ADSs will include the period during which such holder held the notes.

Alternative characterizations may be possible that could affect when income is recognized and the amount and character of such recognized income upon the receipt of a combination of cash and ADSs. Such characterization might include treatment as in part an exchange of a portion of the notes for cash and in part an exchange of the remainder of the notes for ADSs.

If a U.S. Holder surrenders notes for exchange and we direct the notes to be offered to a financial institution that accepts the notes and delivers cash or ADSs, or a combination of cash and ADSs, in exchange for the notes, the U.S. Holder will be taxed on the transfer as a sale or exchange of the notes, as described above under “—Sale, Exchange or Repurchase of the Notes.” In such case, a U.S. Holder’s tax basis in any ADSs received will equal the fair market value of the ADSs on the date of the exchange, and the U.S. Holder’s holding period in any ADSs received will begin the day after receipt.

Investors should consult their tax advisors regarding the tax treatment of the receipt of cash and ADSs exchange for notes and the ownership of the ADSs and Class A ordinary shares.

Adjustments of Conversion Rate

The conversion rate of the notes will be adjusted in certain circumstances, as described under “Description of the Notes—Conversion Rights—Conversion Rate Adjustments.” Under section 305(c) of the Code, adjustments (or failures to make adjustments) that have the effect of increasing a U.S. Holder’s proportionate interest in an issuer’s assets or earnings and profits may in some circumstances result in a deemed distribution to such holder. Adjustments to the conversion rate made pursuant to a bona fide, reasonable antidilution formula that has the effect of preventing the dilution of the interests of the beneficial owners of the notes, however, will generally not be considered to result in a deemed distribution. While it is not entirely clear how such changes should be treated for U.S. federal income tax purposes, certain of the possible exchange rate adjustments provided in the notes may not (and the adjustments in respect of taxable dividends to holders of Class A ordinary shares will not) qualify as being pursuant to a bona fide, reasonable antidilution formula. If such adjustments do not so qualify, a U.S. Holder would be deemed to have received a distribution even though no cash or property has been received as a result of such adjustments. In addition, an adjustment to the conversion rate in connection with a fundamental change may be treated as a deemed distribution. Any deemed distributions may be treated as a taxable dividend, return of capital or capital gain in accordance with the rules under the Code governing corporate distributions. Because we do not intend to calculate our earnings and profits on the basis of U.S. federal income tax principles, you should expect to treat the full amount of the deemed distribution as a dividend for U.S. federal income tax purposes. It is not clear whether a constructive dividend deemed paid to a non-corporate U.S. Holder would be eligible for the reduced rates of U.S. federal income tax applicable in respect of certain dividends described below. U.S. Holders should consult their tax advisors regarding constructive distributions in light of their particular circumstances.

Taxation of Dividends or Other Distributions on the ADSs or Class A Ordinary Shares

Subject to the discussion under “—Passive Foreign Investment Company Considerations” below, the gross amount of all our distributions to you with respect to the ADSs or Class A ordinary shares will be included in your gross income as dividend income on the day actually or constructively received by the depositary, in the case of ADSs, or by you, in the case of Class A ordinary shares, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (computed under U.S. federal income tax principles). Because we do not intend to calculate our earnings and profits on the basis of U.S. federal income tax principles, you should expect to treat the full amount of the distribution as a dividend for U.S. federal income tax purposes. Dividends paid by us will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from U.S. corporations.

With respect to individuals and certain other non-corporate holders, dividends paid on our ADSs may be subject to reduced rates of taxation provided that (1) our ADSs are readily tradable on an established securities market in the United States, or otherwise, in the event we are deemed to be a PRC “resident enterprise” under the PRC tax law, we are eligible for the benefit of the income tax treaty between the United States and the PRC, or the Treaty, (2) we are not a PFIC (as discussed below) for either the taxable year in which the dividend is paid or the preceding taxable year and (3) certain holding period and other requirements are met. Because our ADSs are listed on the Nasdaq Global Select Market and will accordingly be considered to be readily tradable on an established securities market in the United States, and we believe that we were not a PFIC for U.S. federal income tax purposes for our taxable year ended December 31, 2019 and we do not expect to become a PFIC, we believe that we are a qualified foreign corporation with respect to dividends paid on the ADSs, but not with respect to dividends paid on our ordinary shares. In the event that we are deemed to be a PRC resident enterprise under PRC tax law, we may be eligible for the benefits of the Treaty. If we are eligible for such benefits, dividends we pay on our ordinary shares, regardless of whether such shares are represented by our ADSs, would be eligible for the reduced rates of taxation applicable to qualified dividend income, subject to limitations discussed above. You should consult your tax advisor regarding the availability of the lower rate for dividends paid with respect to our ADSs or Class A ordinary shares.

Dividends will generally be treated as income from foreign sources for U.S. foreign tax credit purposes and will generally constitute passive category income. In the event that we are deemed to be a PRC resident enterprise under the PRC tax law and on dividends paid on our ADSs or Class A ordinary shares are subject to PRC withholding taxes, depending on your particular facts and circumstances, you may be eligible, subject to a number of complex limitations, to claim a foreign tax credit in respect of any foreign withholding taxes imposed (at a rate not exceeding the applicable Treaty rate) on dividends received on the ADSs or Class A ordinary shares. If you do not elect to claim a foreign tax credit for foreign taxes withheld, you may instead, subject to applicable limitations, claim a deduction, for U.S. federal income tax purposes, in respect of such withholdings, but only for a year in which you elect to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex. You are advised to consult your tax advisor regarding the availability of the foreign tax credit under your particular circumstances.

Sale or Other Taxable Disposition of the ADSs or Class A Ordinary Shares

Subject to the discussion under “—Passive Foreign Investment Company Considerations” below, you will recognize gain or loss on any sale, exchange or other taxable disposition of an ADS or Class A ordinary share equal to the difference between the amount realized for the ADS or Class A ordinary share and your tax basis in the ADS or Class A ordinary share. The gain or loss will generally be capital gain or loss, which will be long-term capital gain or loss if your holding period for the shares exceeds one year at the time of disposition. Long-term capital gains are generally eligible for a preferential rate of taxation for individuals and certain other non-corporate U.S. Holders.

The deductibility of capital losses is subject to limitations. Any such gain or loss that you recognize will generally be treated as U.S.-source income or loss for foreign tax credit limitation purposes, in which event you may not be able to use the foreign tax credit arising from any PRC tax imposed on the disposition of the ADSs or Class A ordinary shares unless such credit can be applied (subject to applicable limitations) against tax due on other income derived from foreign sources in the same category. However, in the event we are deemed to be a PRC resident enterprise under PRC tax law, and if PRC tax were to be imposed on any gain from the disposition of the ADSs or Class A ordinary shares, a U.S. Holder that is eligible for the benefits of the Treaty may elect to treat such gain as PRC-source income for foreign tax credit purposes. You should consult your tax advisor regarding the tax consequences in case any PRC tax is imposed on gain on a disposition of the ADSs or Class A ordinary shares, including the availability of the foreign tax credit and the election to treat any gain as PRC-source, under your particular circumstances.

Passive Foreign Investment Company Considerations

A non-U.S. corporation, such as our company, is considered a PFIC for any taxable year if either (i) at least 75% of its gross income is passive income, or (ii) at least 50% of the value of its assets (generally based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income. We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, more than 25% (by value) of the shares. Although the law in this regard is not entirely clear, we treat our consolidated affiliated entities as being owned by us for U.S. federal income tax purposes because we exercise effective control over them and we are entitled to substantially all of their economic benefits and, as a result, we consolidate their results of operations in our combined and consolidated financial statement. If it were determined, however, that we are not the owner of our consolidated affiliated entities for U.S. federal income tax purposes, we would likely be treated as a PFIC for the current and subsequent taxable years.

Assuming we are the owner of our consolidated affiliated entities in the PRC for U.S. federal income tax purposes, based on the market price of our ADSs, the value of our assets and the composition of our assets and income, we believe that we were not a PFIC for our taxable year ended December 31, 2019. We do not presently expect to be a PFIC for the current taxable year or the foreseeable future. However, given the lack of authority and the highly factual nature of the analysis, no assurance can be given. The determination as to whether we are a PFIC must be made annually after the end of each taxable year, and consequently, our PFIC status may change. While we do not anticipate becoming a PFIC, changes in the nature of our income or assets or the value of our ADSs may cause us to become a PFIC for the current or any subsequent taxable year. In particular, because the total value of our assets for purposes of the asset test may be calculated using the market price of the ADSs, our PFIC status may depend in large part on the market price of the ADSs, which may fluctuate considerably. The composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets. Therefore, if the market price of our ADSs declines significantly while we continue to hold a significant amount of cash, we could become a PFIC. In addition, because there are uncertainties in the application of the relevant rules, it is possible that the IRS may challenge our classification of certain income and assets as non-passive or our valuation of our tangible and intangible assets, each of which may result in our becoming a PFIC for the current or subsequent taxable years. If we are a PFIC for any year during which you hold the ADSs, the Class A ordinary shares, or, possibly, the notes, we will generally continue to be treated as a PFIC for all succeeding years during which you hold such notes, ADSs or Class A ordinary shares (unless, in the case of ADSs, we cease to be a PFIC and you have made a mark-to-market election as described below). However, if we cease to be a PFIC, you may avoid some of the adverse effects of the PFIC regime by making a deemed sale election with respect to such notes, ADSs or Class A ordinary shares, as applicable.

If we are a PFIC for any taxable year during which you hold the ADSs, the Class A ordinary shares, or, possibly, the notes, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the notes, ADSs or Class A ordinary shares (or notes), unless you make a mark-to-market election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the ADSs or Class A ordinary shares (or notes) will be treated as an excess distribution. Under these special tax rules:

•	the excess distribution or gain would be allocated ratably over your holding period for the ADSs or Class A ordinary shares (or notes);

•	the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we became a PFIC, would be treated as ordinary income; and

•

the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for you for such year and would be increased by an additional tax equal to interest on the resulting tax deemed deferred with respect to each such other taxable year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the ADSs or Class A ordinary shares (or notes) cannot be treated as capital, even if you hold the ADSs or Class A ordinary shares (or notes) as capital assets.

Alternatively, a U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election for such stock of a PFIC to elect out of the tax treatment discussed in the two preceding paragraphs. The mark-to-market election is available only for “marketable stock,” which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter, or “regularly traded,” on a qualified exchange or other market, as defined in applicable Treasury Regulations. We expect that the ADSs will continue to be listed on the Nasdaq Global Select Market which is a qualified exchange for these purposes. Consequently, assuming that the ADSs are regularly traded, if you are a holder of ADSs, it is expected that the mark-to-market election would be available to you were we to become a PFIC. However, a mark-to-market election may not be made with respect to our notes or Class A ordinary shares as they are not marketable stock. If you make a valid mark-to-market election for the ADSs, you will include in income each year an amount equal to the excess, if any, of the fair market value of the ADSs as of the close of your taxable year over your adjusted basis in such ADSs. You are allowed a deduction for the excess, if any, of the adjusted basis of the ADSs over their fair market value as of the close of the taxable year. Such deductions, however, are allowable only to the extent of any net mark-to-market gains on the ADSs included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the ADSs in a year in which we are a PFIC, are treated as ordinary income. Ordinary loss treatment also applies to the deductible portion of any mark-to-market loss on the ADSs, as well as to any loss realized on the actual sale or disposition of the ADSs, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such ADSs. Your basis in the ADSs will be adjusted to reflect any such income or loss amounts. If you make such a mark-to-market election, tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by us (except that the lower applicable capital gains rate would not apply).

If we are a PFIC for any taxable year during which a U.S. Holder holds our ADSs or ordinary shares and any of our non-U.S. subsidiaries are also PFICs, such Holder will be treated as holding a proportionate amount (by value) of the shares of each such non-U.S. subsidiary classified as a PFIC for purposes of the application of these rules. Because, as a technical matter, a mark-to-market election cannot be made for any lower-tier PFICs that we may own, a U.S. Holder may continue to be subject to the general PFIC rules described above with respect to such U.S. Holder’s indirect interest in certain investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes.

Alternatively, a U.S. investor may avoid the PFIC tax consequences described above in respect to its notes, ADSs and Class A ordinary shares by making a timely “qualified electing fund,” or QEF, election. To comply with the requirements of a QEF election, the investor must receive certain information from us. Because we do not intend to provide such information, such election will not be available to you with respect to the notes, ADSs or Class A ordinary shares.

If you hold ADSs or Class A ordinary shares in any year in which we are a PFIC, you will generally be required to file an annual information report containing such information as the U.S. Treasury may require.

You are urged to consult your tax advisor regarding the application of the PFIC rules to your investment in the notes, ADSs or Class A ordinary shares.

BENEFIT PLAN INVESTOR CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the notes (including any interest in a note) by (i) an “employee benefit plan” (as defined in Section 3(3) of the United States Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) that is subject to Title I of ERISA, (ii) a “plan” described in and subject to Section 4975 of the Code, including, without limitation, an individual retirement account and an individual retirement annuity (“IRA”), (iii) an entity deemed to hold “plan assets” of any of the foregoing for purposes of ERISA by reason of an employee benefit plan’s or plan’s investment in such entity, or (iv) a governmental plan, church plan or non-U.S. plan subject to applicable law that is substantially similar to the fiduciary responsibility or prohibited transaction provisions of ERISA or Section 4975 of the Code (“Similar Law”). Each of the foregoing is referred to herein as a “Plan.”

General Fiduciary Matters

ERISA imposes certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA, and ERISA and the Code prohibit certain transactions involving the assets of a Plan that is subject to ERISA and/or Section 4975 of the Code (a “Covered Plan”) and certain “parties in interest,” within the meaning of Section 3(14) of ERISA, or “disqualified persons,” within the meaning of Section 4975(e)(2) of the Code. Under ERISA and the Code, any person who exercises authority or control over the management or disposition of the assets of a Covered Plan, or who renders investment advice for a fee or other compensation, direct or indirect, with respect to the assets of a Covered Plan, is generally considered to be a fiduciary of the Covered Plan. Neither we, the underwriters or any of our or their affiliates or agents (the “Transaction Parties”) will undertake to provide impartial investment advice, or to give advice in a fiduciary capacity to any Covered Plan in connection with the Plan’s acquisition, holding or disposition of any notes (including the exercise of conversion rights) or any ADS.

In considering whether to invest the assets of any Plan in a note and the exercise of conversion rights, a fiduciary of a Plan should determine, among other things, whether the investment is in accordance with the documents and instruments governing such Plan and the applicable provisions of ERISA, the Code or any provisions of Similar Law relating to a fiduciary’s duties to such Plan, including, without limitation, to the extent applicable, the prudence, diversification, delegation of control, conflict of interest and prohibited transaction provisions of ERISA, the Code and any Similar Law.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit Covered Plans from engaging in specified transactions involving “plan assets” with persons or entities who are parties in interest or disqualified persons with respect thereto, unless an exemption is available. For example, a Covered Plan is prohibited from lending money (or otherwise extending credit) to a party in interest or disqualified person, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code, any fiduciary who authorizes such a transaction may be subject to personal liability, and any such transaction may need to be reversed or otherwise corrected. In addition, if the Plan involved in a non-exempt prohibited transaction is an IRA, the IRA could lose its tax-exempt status. The acquisition and/or holding of a note (including any interest in a note), and the receipt and holding of the ADSs deliverable upon conversion of the note, by a Covered Plan may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, for example, where we or the underwriters are considered to be a party in interest or a disqualified person with respect to such Plan, unless the investment is acquired and held in accordance with an applicable statutory or administrative prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that potentially may apply to the acquisition and holding of a note (including any interest in a note) and the receipt and holding of the ADSs deliverable upon conversion of the note. These class exemptions include, without limitation, PTCE 84-14, relating to transactions effected by independent qualified professional asset managers, PTCE 90-1, relating to investments by insurance company pooled separate accounts, PTCE 91-38, relating to investments by bank collective investment funds, PTCE 95-60, relating to investments by life insurance company general accounts, and PTCE 96-23, relating to transactions directed by in-house asset managers. In addition to the foregoing, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide exemptions for transactions between a Covered Plan and a person that is a party in interest and/or a disqualified person with respect to that Plan (other than a fiduciary or an affiliate that, directly or indirectly, has or exercises discretionary authority or control, or renders investment advice with respect to, the Plan assets involved in the transaction) solely by reason of providing services to the Plan or by relationship to a service provider, provided that, in connection with the transaction, the Plan receives no less, nor pays no more, than adequate consideration. There can be no assurance that any of the foregoing exemptions or any other exemption will be available with respect to an otherwise prohibited transaction resulting from a Covered Plan’s acquisition and holding of a note (including any interest in a note) or the acquisition of and investment in ADSs issuable upon conversion of the note, or that all of the conditions of any such exemptions will be satisfied.

Governmental plans, church plans and non-U.S. plans are generally not subject to ERISA or Section 4975 of the Code but may be subject to Similar Law. Plans that are subject to Similar Law may purchase or hold notes (including any interest in a note) only in compliance with such Similar Law, including any applicable statutory or administrative prohibited transaction exemption available under such Similar Law.

Representation

Because of the foregoing, the notes (including any interest in a note) may not be purchased or held by any person investing assets of any Plan, unless such purchase and holding (and conversion to, and holding of, ADSs) will not constitute a non-exempt prohibited transaction under ERISA and the Code or a violation of any Similar Law. Accordingly, each purchaser of a note (including any interest in a note) will be deemed to, and may be required to, represent and warrant that either (i) it is not using assets of a Plan to purchase or hold a note or an ADS, or (ii) its purchase and holding of a note and throughout the period that it holds the note, and the receipt and holding of the ADSs deliverable upon conversion thereof, will not result in a violation of the fiduciary rules under ERISA or a prohibited transaction under ERISA and Section 4975 of the Code, or will be exempt pursuant to one or more statutory or administrative prohibited transaction exemptions and will not violate any applicable Similar Law.

Consultation with Counsel

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed on persons involved in nonexempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing or holding a note (or any interest in a note) on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Law to such investment and whether an exemption would be necessary and applicable to the purchase or holding of a note (including any interest in a note), and, in the case of conversion, ADSs.

The sale of notes (including any interest therein) to a Plan is in no respect a representation or advice by a Transaction Party that such an investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan, or that such an investment is appropriate or recommended for Plans generally or for any particular Plan. Each purchaser has exclusive responsibility for ensuring that its investment in the notes (and any conversion, and holding of ADSs pursuant thereto) does not violate the fiduciary responsibility or prohibited transaction rules of ERISA or the Code, or the provisions of applicable Similar Laws. Each Plan purchaser should also consider that that none of the Transaction Parties are undertaking to provide investment advice or advice based on any particular investment need, in a fiduciary capacity, with respect to such decision to invest in the notes. The decision to invest in the notes must be made solely by each prospective Plan on an arm’s length transaction basis.

UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement, dated                     among us and the underwriters named below, for whom Goldman Sachs (Asia) L.L.C., BofA Securities, Inc. and J.P. Morgan Securities LLC are acting as the representatives, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the respective aggregate principal amount of notes shown opposite its name below:

Underwriter	Principal Amount of Notes
Goldman Sachs (Asia) L.L.C.
BofA Securities, Inc.
J.P. Morgan Securities LLC
Total

The underwriting agreement provides that the obligations of the several underwriters are subject to certain conditions precedent such as the receipt by the underwriters of officers’ certificates and legal opinions and approval of certain legal matters by their counsel. The underwriting agreement provides that if an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated. We have agreed to indemnify the underwriters and certain of their controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes subject to their acceptance of the notes from us and subject to prior sale. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Certain of the underwriters are expected to make offers and sales both inside and outside the United States through their respective selling agents. Any offers or sales in the United States will be conducted by broker-dealers registered with the SEC. Goldman Sachs (Asia) L.L.C. will offer the notes in the United States through its SEC-registered broker-dealer affiliate in the United States, Goldman, Sachs & Co.

The address of Goldman Sachs (Asia) L.L.C. is 68th Floor, Cheung Kong Center, 2 Queens Road, Central, Hong Kong. The address of BofA Securities, Inc. is One Bryant Park, New York, NY 10036, United States of America. The address of J.P. Morgan Securities LLC is 383 Madison Avenue, New York, NY 10179, U.S.A.

Option to Purchase Additional Notes

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase, from time to time, in whole or in part, an additional US$100,000,000 aggregate principal amount of the notes from us at the public offering price set forth on the cover page of this prospectus supplement, less underwriting discounts and commissions. If the underwriters exercise this option, each underwriter will be severally and not jointly obligated, subject to specified conditions, to purchase an aggregate principal amount of notes in approximately the same proportion to that underwriter’s initial purchase commitment as indicated in the table above.

Commission and Expenses

The public offering price is set forth on the cover page of this prospectus supplement. Any notes sold by the underwriters to certain dealers, which may include the underwriters, may be sold at that price less a

concession not in excess of US$             per note. After the offering, the public offering price, concession and reallowance to dealers may be varied by the underwriters. No such reduction will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus supplement.

The following table shows the underwriting discounts and commissions that we are to pay the underwriters in connection with the sale of the notes, assuming both no exercise and full exercise of the underwriters’ option to purchase additional notes.

	Without Option to Purchase Additional Notes	With Option to Purchase Additional Notes
Per Note	US$	US$
Total	US$	US$

We estimate that our offering expenses for this offering, other than the underwriting discounts and commissions referred to above, will be approximately US$             .

New Issue of Notes

The notes are a new issue of securities with no established trading market. We have been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes. We do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes in any automated quotation system.

Listing

Our ADSs are listed on Nasdaq under the trading symbol “IQ.”

Concurrent Offering

Concurrent with this offering, pursuant to a separate prospectus supplement, we are offering 40,000,000 ADSs (the “ADS Offering”) (or up to 46,000,000 ADSs if the underwriters in that offering exercise their option to purchase additional ADSs in full). The net proceeds of the concurrent ADS offering, after deducting underwriting discounts and commissions and estimated expenses payable by us, is expected to be approximately US$                 million (or approximately US$                 million if the underwriters in the ADS Offering exercise their option to purchase additional ADSs in full). Neither the completion of this offering nor the concurrent ADS Offering is contingent on the completion of the other, so it is possible that this offering occurs and the ADS Offering does not occur, and vice versa. We cannot assure you that the concurrent ADS Offering will be completed on the terms described above, or at all.

Stamp Taxes

If you purchase the notes offered in this prospectus supplement, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus supplement.

No Sale of Similar Securities

We have agreed, except for the notes offered hereunder or the issuance of any underlying shares upon conversion of the notes, not to, during the period beginning from the date hereof and continuing to and including the date 90 days after the date of this prospectus supplement (the “Lock-up Period”), without the prior written consent of Goldman Sachs (Asia) L.L.C. and BofA Securities, Inc., (i) offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly any ADSs or any securities of the Company that are substantially similar to the ADSs, including but not limited to any options or warrants to purchase ADSs or underlying shares or any securities that are convertible into or exchangeable for, or that represent the right to receive, ADSs or underlying shares or any such substantially similar securities (other than pursuant to employee stock option plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date of this prospectus supplement); (ii) permit the Company’s transfer agent to register any ordinary shares of the Company other than the underlying shares in the name of the depositary, or (iii) permit the depositary to issue any ADSs.

The restrictions described in the preceding paragraph do not apply to (a) the notes to be sold hereunder by the Company or the ADSs to be sold by the Company in the concurrent ADS Offering, (b) the issuance of any underlying shares upon conversion of the notes, (c) the issuance by the Company of underlying shares upon the exercise of an option, vesting of restricted share unit or other share award outstanding on the date hereof, or the conversion of a security outstanding on the date hereof of which the underwriters have been advised in writing, (d) the issuance of any underlying shares or ADSs upon conversion of the Company’s 2.00% convertible senior notes due 2025 and 3.75% convertible senior notes due 2023, or (f) the grant of options, restricted share units or other share awards to purchase ordinary shares under the Company’s share incentive plans existing as of the date hereof.

Lock-Up Agreements

Our directors and officers and our controlling shareholder, Baidu, have agreed, during the Lock-up Period, not to offer, sell, contract to sell, pledge, grant any option to purchase, purchase any option or contract to sell, grant any right or warrant to purchase, make any short sale, file a registration statement under the Securities Act, with respect to, or otherwise dispose of (including, without limitation, entering into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequence of ownership interests), whether any of these transactions are to be settled by delivery of ADSs or ordinary shares or other securities of the Company that are substantially similar to ADSs or ordinary shares, in cash or otherwise, nor publicly disclose the intention to offer, sell, contract to sell, pledge, grant any option to purchase, purchase any option or contract to sell, grant any right or warrant to purchase, make any short sale, file a registration statement under the Securities Act, with respect to, or otherwise dispose of any ADSs or ordinary shares or any securities of the Company convertible into or exchangeable for, or that represent the right to receive, ADSs whether now owned or hereinafter acquired, owned directly by each of our directors, officers and principal shareholder with respect to which he or she has beneficial ownership within the meaning of the rules and regulations of the SEC, subject to certain exceptions.

The underwriters may, or with respect to our controlling shareholder, Baidu, Goldman Sachs (Asia) L.L.C. and BofA Securities, Inc. may, in their sole discretion and at any time or from time to time before the termination of the lock-up period release all or any portion of the securities subject to lock-up agreements. There are no existing agreements between the underwriters and any of our shareholders who will execute a lock-up agreement, providing consent to the sale of ADSs prior to the expiration of the lock-up period.

Stabilization

In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

Electronic Distribution

In connection with the offering, the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates may have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us, our affiliates or to persons and entities with relationships with us, for which they received or will receive customary fees and expenses.

In addition, in the ordinary course of their various business activities, the underwriters and certain of their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve securities and/or instruments issued by us and our affiliates. If the underwriters or their respective affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. The underwriters and their respective affiliates may hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates. The underwriters and certain of their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to customers that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the notes, or the possession, circulation or distribution of this prospectus supplement or any other material relating to us or the notes in any jurisdiction where action for that purpose is required. Accordingly, the notes may not be offered or sold, directly or indirectly, and neither this prospectus supplement nor any other material or advertisements in connection with the notes may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable laws, rules and regulations of any such country or jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document (including as defined in the Corporations Act 2001 (Cth) (“Corporations Act”)) has been or will be lodged with the Australian Securities and Investments Commission (“ASIC”) or any other governmental agency, in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document for the purposes of Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act. No action has been taken which would permit an offering of the notes in circumstances that would require disclosure under Parts 6D.2 or 7.9 of the Corporations Act.

The notes may not be offered for sale, nor may application for the sale or purchase or any notes be invited in Australia (including an offer or invitation which is received by a person in Australia) and neither this prospectus supplement nor any other offering material or advertisement relating to the notes may be distributed or published in Australia unless, in each case:

(a)

the aggregate consideration payable on acceptance of the offer or invitation by each offeree or invitee is at least A$500,000 (or its equivalent in another currency, in either case, disregarding moneys lent by the person offering the notes or making the invitation or its associates) or the offer or invitation otherwise does not require disclosure to investors in accordance with Part 6D.2 or 7.9 of the Corporations Act;

(b)

the offer, invitation or distribution complied with the conditions of the Australian financial services license of the person making the offer, invitation or distribution or an applicable exemption from the requirement to hold such license;

(c)

the offer, invitation or distribution complies with all applicable Australian laws, regulations and directives (including, without limitation, the licensing requirements set out in Chapter 7 of the Corporations Act);

(d)	the offer or invitation does not constitute an offer or invitation to a person in Australia who is a “retail client” as defined for the purposes of Section 761G of the Corporations Act; and
(e)	such action does not require any document to be lodged with ASIC or the ASX.

British Virgin Islands

The notes may not be offered in the British Virgin Islands unless the issuer or the person offering the notes on its behalf is licensed to carry on business in the British Virgin Islands. The issuer is not licensed to carry on business in the British Virgin Islands. The notes may be offered to British Virgin Islands business companies (from outside the British Virgin Islands) without restriction. A British Virgin Islands business company is a company formed under or otherwise governed by the BVI Business Companies Act (British Virgin Islands).

Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Cayman Islands

This prospectus supplement does not constitute a public offer of the notes, whether by way of sale or subscription, in the Cayman Islands. Each underwriter has represented and agreed that it has not offered or sold, and will not offer or sell, directly or indirectly, any note in the Cayman Islands.

European Economic Area and United Kingdom

The notes are not intended to be offered, sold or otherwise made available and will not offer, sell or otherwise make available any notes to any retail investor in the European Economic Area or in the United Kingdom. For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

a.	retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

b.

a customer within the meaning of Directive (EU) 2016/97 (as amended or superseded, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

c.	not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended or superseded, the “Prospectus Regulation”); and

d.

the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

United Kingdom

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the issuer; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Hong Kong

No securities have been offered or sold, and no securities may be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the laws of Hong Kong) (the “SFO”) and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (the “CO”) or which do not constitute an offer to the public within the meaning of the CO; and (ii) has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong

Kong or elsewhere, any advertisement, invitation or document relating to the notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

Japan

The notes have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the notes nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

People’s Republic of China

The notes are not being offered or sold and may not be offered or sold, directly or indirectly, in the PRC (for such purposes, not including the Hong Kong and Macau Special Administrative Regions or Taiwan), except as permitted by the securities laws of the PRC.

Singapore

Singapore SFA Product Classification—In connection with Section 309B of the SFA and the CMP Regulations 2018, unless otherwise specified before an offer of notes, the issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A(1) of the SFA), that the notes are ‘‘prescribed capital markets products’’ (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

This prospectus supplement has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than:

(a)

to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA;

(b)

to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; or

(c)	otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the ADSs are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)

a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the ADSs pursuant to an offer made under Section 275 of the SFA except:

(i)	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(ii)	where no consideration is or will be given for the transfer;

(iii)	where the transfer is by operation of law;

(iv)	as specified in Section 276(7) of the SFA; or

(v)	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

In addition, investors in Singapore should note that the ADSs acquired by them are subject to resale and transfer restrictions specified under Section 276 of the SFA, and they, therefore, should seek their own legal advice before effecting any resale or transfer of their ADSs.

Switzerland

This prospectus supplement is not intended to constitute an offer or solicitation to purchase or invest in the notes described herein. The notes may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the notes constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations, and neither this prospectus supplement nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Taiwan

The notes have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the notes in Taiwan.

United Arab Emirates

The notes have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus does not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and is not intended to be a public offer. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.

This prospectus supplement is not intended to constitute an offer, sale or delivery of notes or other securities under the laws of the United Arab Emirates, or the UAE. The notes have not been and will not be registered under Federal Law No. 4 of 2000 Concerning the Emirates Securities and Commodities Authority and the Emirates Security and Commodity Exchange, or with the UAE Central Bank, the Dubai Financial Market, the Abu Dhabi Securities Market or with any other UAE exchange.

The offering, the notes and interests therein have not been approved or licensed by the UAE Central Bank or any other relevant licensing authorities in the UAE, and do not constitute a public offer of securities in the UAE in accordance with the Commercial Companies Law, Federal Law No. 8 of 1984 (as amended) or otherwise.

In relation to its use in the UAE, this prospectus supplement is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the notes may not be offered or sold directly or indirectly to the public in the UAE.

LEGAL MATTERS

We are being represented by Skadden, Arps, Slate, Meagher & Flom LLP with respect to certain legal matters as to United States federal securities and New York State law, by Walkers (Hong Kong) with respect to legal matters of Cayman Islands law and by Jingtian & Gongcheng with respect to legal matters of PRC law. The underwriters are being represented by Davis Polk & Wardwell LLP with respect to certain legal matters as to United States federal securities and New York State law, and by Han Kun Law Offices with respect to legal matters of PRC law. The validity of the debt securities offered in this offering will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP and for the underwriters by Davis Polk & Wardwell LLP. Skadden, Arps, Slate, Meagher & Flom LLP may rely upon Walkers (Hong Kong) with respect to matters governed by Cayman Islands law and Jingtian & Gongcheng with respect to matters governed by PRC law. Davis Polk & Wardwell LLP may rely upon Han Kun Law Offices with respect to matters governed by PRC law.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and, in accordance with the Exchange Act, we file annual reports and other information with the SEC. Information we file with the SEC can be obtained over the internet on the SEC’s website at www.sec.gov. You can also find information on our website http://ir.iqiyi.com. The information contained on our website is not a part of this prospectus supplement.

PROSPECTUS

iQIYI, Inc.

Class A Ordinary Shares

Debt Securities

We may from time to time in one or more offerings offer and sell our debt securities or Class A ordinary shares, including Class A ordinary shares represented by American depositary shares, or ADSs.

In addition, from time to time, selling shareholders named in a prospectus supplement may offer and sell our Class A ordinary shares held by them. We will not receive any proceeds from the sale of our Class A ordinary shares by selling shareholders.

We will provide specific terms of any offering in a supplement to this prospectus. Any prospectus supplement may also add, update, or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement as well as the documents incorporated or deemed to be incorporated by reference in this prospectus before you purchase any of the securities offered hereby.

These securities may be offered and sold in the same offering or in separate offerings; to or through underwriters, dealers, and agents; or directly to purchasers. The names of any underwriters, dealers, or agents involved in the sale of our securities, their compensation and any options to purchase additional securities held by them will be described in the applicable prospectus supplement. For a more complete description of the plan of distribution of these securities, see the section entitled “Plan of Distribution” beginning on page 57 of this prospectus.

The ADSs are listed on the Nasdaq Global Select Market under the symbol “IQ.” On December 14, 2020, the last reported sale price of the ADSs on the Nasdaq Global Select Market was US$22.60 per ADS.

Investing in our securities involves a high degree of risk. You should carefully consider the risks described under “Risk Factors” starting on page 4 of this prospectus, included in any prospectus supplement or in the documents incorporated by reference into this prospectus before you invest in our securities.

This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 15, 2020

i

ABOUT THIS PROSPECTUS

We are a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act. This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission, or the SEC. By using an automatic shelf registration statement, we or any selling shareholder may, at any time and from time to time, sell the securities described in this prospectus in one or more offerings. We may also add, update or change information contained in this prospectus by means of a prospectus supplement or by incorporating by reference information that we file or furnish to the SEC. As allowed by the SEC rules, this prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits. Statements contained in this prospectus or any prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

You should carefully read this document and any applicable prospectus supplement. You should also read the documents we have referred you to under “Where You Can Find More Information About Us” and “Incorporation of Documents by Reference” below for information on our company, the risks we face and our financial statements. The registration statement and exhibits can be read on the SEC’s website as described under “Where You Can Find More Information About Us.”

In this prospectus, unless otherwise indicated or unless the context otherwise requires:

•	“ADSs” refers to our American depositary shares, each of which represents seven Class A ordinary shares;

•	“Baidu” refers to Baidu, Inc., our parent company and controlling shareholder;

•	“China” or “PRC” refers to the People’s Republic of China, excluding, for the purpose of this prospectus only, Taiwan, Hong Kong, and Macau;

•	“shares” or “ordinary shares” refers to our Class A and Class B ordinary shares, par value US$0.00001 per share;

•	“US$,” “U.S. dollars,” “$,” and “dollars” refer to the legal currency of the United States; and

•

“we,” “us,” “our company” and “our” refer to iQIYI, Inc., a Cayman Islands company, and its subsidiaries, and, in the context of describing our operations and combined and consolidated financial information, also include its consolidated affiliated entities in the PRC.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus may contain forward-looking statements that reflect our current or then-current expectations and views of future events. All statements other than statements of historical facts are forward-looking statements. These forward-looking statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

You can identify some of these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “likely to” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, but are not limited to, statements about:

•	our goals and strategies;

•	our ability to retain and increase the number of users, members and advertising customers, and expand our service offerings;

•	our future business development, financial condition and results of operations;

•	expected changes in our revenues, costs or expenditures;

•	competition in our industry;

•	government policies and regulations relating to our industry;

•	general economic and business conditions globally and in China; and

•	assumptions underlying or related to any of the foregoing.

The forward-looking statements included in this prospectus and the documents incorporated by reference are subject to risks, uncertainties and assumptions about our company. Our actual results of operations may differ materially from the forward-looking statements as a result of the risk factors disclosed in the documents incorporated by reference in this prospectus or in any accompanying prospectus supplement.

We would like to caution you not to place undue reliance on these forward-looking statements and you should read these statements in conjunction with the risk factors disclosed in the documents incorporated by reference in this prospectus or in any accompanying prospectus supplement for a more complete discussion of the risks of an investment in our securities. The forward-looking statements included in this prospectus or incorporated by reference into this prospectus are made only as of the date of this prospectus or the date of the incorporated document, and we do not undertake any obligation to update the forward-looking statements except as required under applicable law.

CORPORATE INFORMATION

Our principal executive offices are located at 9/F, iQIYI Innovation Building, No. 2 Haidian North First Street, Haidian District, Beijing, 100080 People’s Republic of China. Our telephone number at this address is +86 10-6267-7171. Our registered office in the Cayman Islands is located at the offices of Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands. We have appointed Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States in connection with offerings of securities and notes registered by the registration statement of which this prospectus is a part.

The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at www.sec.gov. You can also find information on our website at http://ir.iqiyi.com. The information contained on our website is not a part of this prospectus.

RISK FACTORS

Please see the factors set forth under “Item 3. Key Information—D. Risk Factors” in our annual report on Form 20-F for the year ended December 31, 2019, which is incorporated by reference in this prospectus, and any accompanying prospectus supplement before investing in any securities that may be offered pursuant to this prospectus.

Summary of Risk Factors

Below please find a summary of the principal risks we face, organized under relevant headings.

Risks Related to Our Business and Industry

Risks and uncertainties related to our business and industry include, but are not limited to, the following:

•

We have been and may again be subject to legal proceedings, claims and investigations in the ordinary course of business. If the outcomes of these proceedings are adverse to us, it could have a material adverse effect on our business, results of operations and financial condition;

•	We have incurred net losses since our inception and may continue to incur losses in the future;

•

If we fail to anticipate user preferences and provide high-quality content, especially popular original content, in a cost-effective manner, we may not be able to attract and retain users to remain competitive;

•	If we fail to procure content from content providers upon terms acceptable to us, our business may be materially and adversely affected;

•	If our efforts to retain members and attract new members are not successful, our business and results of operations will be materially and adversely affected;

•

If we fail to retain existing or attract new advertising customers to advertise on our platform, maintain and increase our wallet share of advertising budget or if we are unable to collect accounts receivable in a timely manner, our financial condition and results of operations may be materially and adversely affected;

•

We operate in a capital intensive industry and require a significant amount of cash to fund our operations, content acquisitions and technology investments. If we cannot obtain sufficient capital, our business, financial condition and prospects may be materially and adversely affected;

•	The success of our business depends on our ability to maintain and enhance our brand;

•

The M&A Rules and certain other PRC regulations establish complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.

•	Our overseas operations may not be successful and may be adversely affected by legal, regulatory, political and economic risks; and

•

We may be the subject of detrimental conduct by third parties, including complaints to regulatory agencies and the public dissemination of malicious assessments of our business, which could have a negative impact on our reputation and cause us to lose market share, users, advertisers and revenues, and adversely affect the price of our ADSs.

Risks Related to Our Relationship with Baidu

Risks and uncertainties related to our relationship with Baidu include, but are not limited to, the following:

•	We have limited experience operating as a stand-alone public company;

•	We may have conflicts of interest with Baidu and, because of Baidu’s controlling ownership interest in our company, we may not be able to resolve such conflicts on terms favorable to us;

•

Our agreements with Baidu may be less favorable to us than similar agreements negotiated with unaffiliated third parties. In particular, our master business cooperation agreement with Baidu limits the scope of business that we are allowed to conduct;

•

If our collaboration with Baidu is terminated or curtailed, or if we are no longer able to benefit from the synergies of our business cooperation with Baidu, our business may be adversely affected; and

•	Baidu will control the outcome of shareholder actions in our company.

Risks Related to Our Corporate Structure

Risks and uncertainties related to our corporate structure include, but are not limited to, the following:

•

If the PRC government finds that the agreements that establish the structure for operating certain of our operations in China do not comply with PRC regulations relating to the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations;

•

We rely on contractual arrangements with our consolidated affiliated entities and their shareholders for our business operations, which may not be as effective as direct ownership in providing operational control;

•

Any failure by our consolidated affiliated entities or their shareholders to perform their obligations under our contractual arrangements with them would have a material and adverse effect on our business;

•	The shareholders of our consolidated affiliated entities may have potential conflicts of interest with us, which may materially and adversely affect our business and financial condition; and

•

Contractual arrangements in relation to our consolidated affiliated entities may be subject to scrutiny by the PRC tax authorities and they may determine that we or our PRC consolidated affiliated entities owe additional taxes, which could negatively affect our financial condition and the value of your investment.

Risks Related to Doing Business in the People’s Republic of China

We are also subject to risks and uncertainties related to doing business in the People’s Republic of China in general, including, but are not limited to, the following:

•

The audit report incorporated by reference in this prospectus is prepared by an auditor who is not inspected by the U.S. Public Company Accounting Oversight Board, and as such, our investors are deprived of the benefits of such inspection. In addition, various legislative and regulatory developments related to U.S.-listed China-based companies due to lack of PCAOB inspection and other developments due to political tensions between the United States and China may have a material adverse impact on our listing and trading in the U.S. and the trading prices of our ADSs;

•	Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business and operations;

•	Uncertainties with respect to the PRC legal system could adversely affect us;

•

We may rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us and any tax we are required to pay could have a material and adverse effect on our ability to conduct our business; and

•

PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us to make loans to or make additional capital contributions to our PRC subsidiaries and consolidated affiliated entities, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

Risks Related to Our Business and Industry

We have been and may again be subject to legal proceedings, claims and investigations in the ordinary course of business. If the outcomes of these proceedings are adverse to us, it could have a material adverse effect on our business, results of operations and financial condition.

We are subject to various legal proceedings, claims and government investigations that have arisen in the ordinary course of business and have not yet been fully resolved. New legal proceedings, claims and investigations may arise in the future. The existence of litigation, claims, investigations and proceedings may harm our reputation, business and adversely affect the trading price of our ADSs.

Starting in April 2020, we and certain of our current and former officers and directors were named as defendants in putative securities class actions filed in federal court, captioned Lee v. iQIYI, Inc. et al., No. 1: 2020-cv-0183 (U.S. District Court for the Eastern District of New York, filed April 16, 2020) (the “Lee Case”); Shiferaw v. iQIYI, Inc. et al., No. 1: 2020-cv-03115 (U.S. District Court for the Southern District of New York, filed April 17, 2020) (the “Shiferaw Case”); Jenkins v. iQIYI, Inc. et al., No. 4:20-cv-02882 (U.S. District Court for the Northern District of California, filed April 27, 2020) (the “Jenkins Case”); and Le Rivage LLC v. iQIYI, Inc. et al., No. 1:20-cv-02653 (U.S. District Court for the Eastern District of New York, filed June 15, 2020) (the “Le Rivage Case”). All of these cases were purportedly brought on behalf of a class of persons who allegedly suffered damages as a result of alleged misstatements and omissions in the Company’s public disclosure documents. On June 15, 2020, the Shiferaw Case was voluntarily dismissed by plaintiffs. On July 6, 2020, the court granted our motion to transfer the Jenkins Case to the U.S. District Court for the Eastern District of New York. The Lee Case, Jenkins Case, and Le Rivage Case remain in their preliminary stages. Regardless of the merit of particular claims, legal proceedings and investigations may result in reputational harm, be expensive, time consuming, disruptive to our operations and distracting to management. In the event we do not prevail or we enter into settlement arrangements in any of these proceedings or investigations, we may incur significant expenses which may materially adversely affect our results of operations.

The SEC’s Division of Enforcement is seeking the production of certain financial and operating records dating from January 1, 2018, as well as documents related to certain acquisitions and investments that were identified in the Wolfpack Report. We are cooperating with the SEC, and we cannot predict the duration, outcome, or impact of the SEC investigation.

In addition, we are subject to legal proceedings in the ordinary course of business. We have been involved in litigation based on allegations of infringement of third-party copyright, including information network dissemination rights, and other rights, due to the content available on our platform. We have been subject to lawsuits in China for alleged unfair competition in connection with our platform. We may also face litigation or administrative actions for defamation, negligence, copyright and trademark infringement, or other purported injuries resulting from the content we provide or the nature of our services.

We were subject to a total of 1,199 lawsuits in China for alleged copyright infringement between January 1, 2017 and December 31, 2019, in connection with our platform. Approximately 81.4% of the lawsuits filed from January 1, 2017 through December 31, 2019 in connection with the iQIYI platform were rejected by relevant PRC courts, withdrawn by the plaintiffs or settled by the parties. As of December 31, 2019, a total of 227 lawsuits against us in connection with our platform were pending, with the aggregate amount of damages sought under these pending cases being RMB247.9 million (US$35.6 million).

The outcome of legal proceedings and investigations is inherently uncertain. If one or more legal matters were resolved against us or an indemnified third party in a reporting period for amounts in excess of management’s expectations, our financial condition and operating results for that reporting period could be materially adversely affected. Further, such an outcome could result in significant compensatory, punitive or trebled monetary damages, disgorgement of revenue or profits, remedial corporate measures or injunctive relief against us that could materially adversely affect our financial condition and operating results.

We have significant working capital requirements and have historically experienced working capital deficits. If we continue to experience such working capital deficits in the future, our business, liquidity, financial condition and results of operations may be materially and adversely affected.

As a result of changes in our funding position and operating assets and liabilities, we had a working capital deficit (defined as total current assets deducted by total current liabilities) of RMB4,940.0 million (US$727.6 million) as of September 30, 2020. We have achieved a working capital surplus as of December 31, 2018 and December 31, 2019. There is no assurance that we will generate the sufficient net income or operating cash flows to meet our working capital requirements and repay our liabilities as they become due in the future due to a variety of factors. We plan to take actions in order to address our working capital deficit, including prudently manage our working capital, and raise additional equity or debt financing on terms that are acceptable to us. There can be no assurance, however, that we will be able to successfully take any of these actions in a timely manner. Our inability to take these actions as and when necessary could materially adversely affect our liquidity, results of operations, financial condition and ability to operate.

Increasing focus with respect to environmental, social and governance matters may impose additional costs on us or expose us to additional risks. Failure to adapt to or comply with the evolving expectations and standards on environmental, social and governance matters from investors and the PRC government may adversely affect our business, financial condition and results of operation.

The PRC government and public advocacy groups have been increasingly focused on environment, social and governance (“ESG”) issues in recent years, making our business more sensitive to ESG issues and changes in governmental policies and laws and regulations associated with environment protection and other ESG-related matters. Investor advocacy groups, certain institutional investors, investment funds, and other influential investors are also increasingly focused on ESG practices and in recent years have placed increasing importance on the implications and social cost of their investments. Regardless of the industry, increased focus from investors and the PRC government on ESG and similar matters may hinder access to capital, as investors may decide to reallocate capital or to not commit capital as a result of their assessment of a company’s ESG practices. Any ESG concern or issue could increase our regulatory compliance costs. If we do not adapt to or comply with the evolving expectations and standards on ESG matters from investors and the PRC government or are perceived to have not responded appropriately to the growing concern for ESG issues, regardless of whether there is a legal requirement to do so, we may suffer from reputational damage and the business, financial condition, and the price of our ADSs could be materially and adversely effected.

Any lack of requisite permits for any of our internet video and other content or any of our business may expose us to regulatory sanctions.

In 2009, the State Administration of Radio, Film and Television, or SARFT, released a Notice on Strengthening the Administration of Online Audio/Video Program Content. This notice reiterated, among other things, that all films and television shows released or published online must be in compliance with relevant regulations on the administration of radio, film and television. In other words, these films and television shows, whether produced in the PRC or overseas, must be pre-approved by SARFT, the authority of which is currently exercised by the National Radio and Television Administration, or the NRTA and the State Film Bureau, or the SFB, and distributors of these films and television shows must obtain an applicable permit before releasing them. In September 2014, the SAPPRFT, which replaced SARFT, reiterated that all the foreign TV dramas and films published to the public via internet must obtain their respective permit. In addition, all the foreign TV dramas and films published to the public via internet by competent license holders must be registered with the SAPPRFT before March 31, 2015 and all un-registered TV dramas and films will be prohibited from broadcasting via internet from April 1, 2015. In addition, online games are also subject to approval by the SAPPRFT, the authority of which is currently exercised by the State Administration of Press and Publication, or the SAPP, and approval by or filing with the Ministry of Culture. As mentioned in the news reports, between March and December 2018, such approval or filing of domestic online games were suspended, which may have been due to the institutional restructuring of game approval authorities involving the Ministry of Culture and Tourism and the SAPPRFT, and we can not apply for such approval or filing during this period. Such suspension caused significant delays in the introduction of new games in the Chinese market.

In terms of licensed third-party content published or online games distributed jointly with third parties, we obtain and rely on written representations from content providers and third-party operators regarding the NRTA, SFB, SAPP and other approval and filing status of these content and online games, and, to a lesser extent, require content providers and third-party operators to produce evidence demonstrating that they and the licensed content or the online games have received all requisite permits and approvals. We also import some foreign TV dramas and films and apply for the permits for and register such contents with the competent authorities by ourselves. However, we cannot assure you that our monitoring procedures with respect to licensed content and online games are fully adequate, and we cannot guarantee that the remedies provided by these content providers, if any, will be sufficient to compensate us for potential regulatory sanctions imposed by the NRTA, SFB or SAPP due to violations of the approval and permit requirements and for the foreign TV dramas and movies imported by us, we cannot assure you that we will be able to obtain the permits for or register such contents with the competent authorities in a timely manner or at all. Nor can we ensure that any such sanctions will not adversely affect either the general availability of video, online games or other content on our platform or our reputation. In addition, such risks may persist due to ambiguities and uncertainties relating to the implementation and enforcement of this notice. Although we have internal content monitoring procedures in place to review our procured content, we face risks of termination of permits and approvals, contractual misrepresentations and failure to honor representations or indemnify us against any claims or costs by content providers.

We have obtained the Value-added Telecommunications Business Operation License for information services via internet, or ICP License, the Permit for Internet Audio-Video Program Service, the Network Culture Business Permit, the Permit for Internet Drug Information Service, and other relevant permits required for operating our business. However, we have not obtained and are in the process of applying for or upgrading and expanding certain approvals or permits which are required or may be required for our operation of businesses. For example, we have not obtained and are planning to apply for the Permit for Internet News Information Service to publish current political news on our platform or disseminate such news through the internet. Beijing iQIYI has not obtained and is in the process of applying for the Internet Publishing Service License in relation to our online games, comics and online literature operation. We also have not obtained and are in the process of applying for adding and amending certain service items for our Permit for Internet Audio-Video Program Service, such as forwarding the audio-video programs uploaded by the users, rebroadcasting radio and TV channels, displaying current political audio-video news programs and providing video and audio live broadcasting of cultural activities, sports events and other activities organized by the general social groups. We are also planning to apply for adding online performances for the Network Culture Business of Beijing iQIYI and adding electronic data interchange as a permitted business for our Value-added Telecommunications Business Operation License. We are also filing several HTML5 online games operated by us with the Ministry of Culture. Although we are planning to apply or in the process of applying for such licenses and we maintain regular oral communication with relevant regulatory authorities, which have not objected to the operations of our business in question, if we fail to obtain, maintain or renew such licenses, or obtain any additional licenses and permits or make any records or filings required by new laws, regulations or executive orders required for our new business in a timely manner or at all, we could be subject to liabilities or penalties, and our operations could be adversely affected.

In addition, new laws and regulations may be adopted from time to time to address new issues that come to the authorities’ attention, which may require us to obtain new license and permits, or take certain actions that may adversely affect our business operations. For example, we have recently voluntarily taken down certain online advertisements on our platform due to tightened regulations on online advertisements.

As the industry that we operate in is still evolving in China, new laws and regulations may be adopted from time to time to require additional licenses and permits other than those we currently have, and to address new issues that arise from time to time. We may not timely obtain or maintain all the required licenses or approvals or make all the necessary filings in the future. Nor can we assure you that we will be able to timely address all the change in policy, failure of which may subject us to liabilities or penalties, and our operations could be adversely affected.

Risks Related to Our Corporate Structure

If the chops of our PRC subsidiaries and our VIEs are not kept safely, are stolen or are used by unauthorized persons or for unauthorized purposes, the corporate governance of these entities could be severely and adversely compromised.

In China, a company chop or seal serves as the legal representation of the company towards third parties even when unaccompanied by a signature. Each legally registered company in China is required to maintain a company chop, which must be registered with the local Public Security Bureau. In addition to this mandatory company chop, companies may have several other chops which can be used for specific purposes. The chops of our PRC subsidiaries and VIEs are generally held securely by personnel designated or approved by us in accordance with our internal control procedures. To the extent those chops are not kept safely, are stolen or are used by unauthorized persons or for unauthorized purposes, the corporate governance of these entities could be severely and adversely compromised and those corporate entities may be bound to abide by the terms of any documents so chopped, even if they were chopped by an individual who lacked the requisite power and authority to do so. In addition, if the chops are misused by unauthorized persons, we could experience disruption to our normal business operations. We may have to take corporate or legal action, which could involve significant time and resources to resolve while distracting management from our operations.

Risks Related to Doing Business in the People’s Republic of China

The audit reports included in our annual reports on Form 20-F filed with the SEC are prepared by an auditor who is not inspected by the U.S. Public Company Accounting Oversight Board and, as such, you are deprived of the benefits of such inspection. In addition, various legislative and regulatory developments related to U.S.-listed China-based companies due to lack of PCAOB inspection and other developments may have a material adverse impact on our listing and trading in the U.S. and the trading prices of our ADSs.

Our auditor is registered with the Public Company Accounting Oversight Board (United States), or the PCAOB. Pursuant to laws in the United States, the PCAOB has authority to conduct regular inspections over independent registered public accounting firms registered with the PCAOB to assess their compliance with the applicable professional standards. Our auditor is also located in China, a jurisdiction which does not allow the PCAOB to conduct inspections without the approval of the Chinese authorities. As a result, we understand that our auditor is not currently inspected by the PCAOB.

In May 2013, the PCAOB announced that it had entered into a Memorandum of Understanding on Enforcement Cooperation with the China Securities Regulatory Commission, or CSRC, and the PRC Ministry of Finance, which established a cooperative framework between the parties for the production and exchange of audit documents relevant to investigations undertaken by the PCAOB, the CSRC or the PRC Ministry of Finance in the United States and the PRC. The PCAOB continued to discuss with the CSRC and the PRC Ministry of Finance on joint inspections in the PRC of PCAOB-registered audit firms that provide auditing services to Chinese companies that trade on U.S. stock exchanges.

On December 7, 2018, the SEC and the PCAOB issued a joint statement highlighting the continued challenges faced by the U.S. regulators in their oversight of financial statement audits of U.S.-listed companies with significant operations in China. On April 21, 2020, the SEC and the PCAOB issued another joint statement reiterating the greater risks of insufficient disclosures from companies in many emerging markets, including China, compared to those from U.S. domestic companies. In discussing the specific issues related to these risks, the statement again highlighted the PCAOB’s inability to inspect audit work and practices of accounting firms in

China with respect to U.S. reporting companies. On June 4, 2020, the U.S. President issued a memorandum ordering the President’s Working Group on Financial Markets, or the PWG, to submit a report to the President within 60 days of the memorandum that includes recommendations for actions that can be taken by the executive branch and by the SEC or the PCAOB on Chinese companies listed on U.S. stock exchanges and their audit firms. On August 6, 2020, the PWG released the report. In particular, with respect to jurisdictions that do not grant the PCAOB sufficient access to fulfill its statutory mandate, or NCJs, the PWG recommended that enhanced listing standards be applied to companies from NCJs for seeking initial listing and remaining listed on U.S. stock exchanges. Under the enhanced listing standards, if the PCAOB does not have access to work papers of the principal audit firm located in a NCJ for the audit of a U.S.-listed company as a result of governmental restrictions, the U.S.-listed company may satisfy this standard by providing a co-audit from an audit firm with comparable resources and experience where the PCAOB determines that it has sufficient access to the firm’s audit work papers and practices to inspect the co-audit. The report recommended a transition period until January 1, 2022 before the new listing standards apply to companies already listed on U.S. stock exchanges. Under the PWG recommendations, if we fail to meet the enhanced listing standards before January 1, 2022, we could face de-listing from the Nasdaq Global Select Market, deregistration from the SEC and/or other risks, which may materially and adversely affect, or effectively terminate our ADS trading in the United States. There were recent media reports about the SEC’s proposed rulemaking in this regard. It is uncertain whether the PWG recommendations will be adopted, in whole or in part, and the impact of any new rule on us cannot be estimated at this time.

This lack of the PCAOB inspections in China prevents the PCAOB from fully evaluating audits and quality control procedures of our independent registered public accounting firm. As a result, we and investors in our ordinary shares are deprived of the benefits of such PCAOB inspections. The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of our independent registered public accounting firm’s audit procedures or quality control procedures as compared to auditors outside of China that are subject to the PCAOB inspections, which could cause investors and potential investors in our ADSs to lose confidence in our audit procedures and reported financial information and the quality of our financial statements.

As part of a continued regulatory focus in the United States on access to audit and other information currently protected by national law, in particular China’s, on May 20, 2020, the U.S. Senate passed S. 945, the Holding Foreign Companies Accountable Act, or the Act. The Act was approved by the U.S. House of Representatives on December 2, 2020. It will be presented to the president of the United States for signing into law within the same month. In essence, the Act requires the SEC to prohibit foreign companies from having its securities traded on U.S. securities exchanges or “over-the-counter” if a company retains a foreign accounting firm that cannot be inspected by the PCAOB for three consecutive years, beginning in 2021. The enactment of Act and any additional rulemaking efforts to increase U.S. regulatory access to audit information in China could cause investor uncertainty for affected SEC registrants, including us, the market price of our ADSs could be materially adversely affected, and our ADSs could be delisted if we are unable to meet the PCAOB inspection requirement in time.

Uncertainties exist with respect to the enactment timetable, interpretation and implementation of draft Anti-Monopoly Guidelines for Platform Economy and draft Personal Information Protection Law and how it may impact our business operations.

In November 2020, the State Administration for Market Regulation, or the SAMR, published for comments the draft Guidelines to Anti-Monopoly in the Field of Platform Economy, or the Draft Anti-Monopoly Guidelines for Platform Economy. The Draft Anti-Monopoly Guidelines for Platform Economy provides operational standards and guidelines to be applied in identifying certain monopolistic acts of internet platforms which are prohibited to restrict unfair competition and safeguard users’ interests, including without limitation, prohibiting personalized pricing using big data and analytics, selling products below cost without reasonable causes, actions or arrangements seen as exclusivity arrangements, using technology means to block competitors’ interface, using bundle services to sell services or products. In addition, internet platforms’ compulsory collection of user data may be viewed as abuse of dominant market position that may have the effect to eliminate or restrict competition. The Draft Anti-Monopoly Guidelines for Platform Economy further emphasizes that concentration of undertakings with the VIE structure will also be subject to the SAMR’s anti-monopoly review if the thresholds for notification are met. The SAMR is currently soliciting comments on this draft and substantial uncertainties exist with respect to its enactment timetable, interpretation and implementation. In October 2020, the Standing Committee of the National People’s Congress officially released the draft for the first reading of the Personal Information Protection Law, or the Draft Personal Information Protection Law. The Draft Personal Information Protection Law provides the basic regime for personal information protection, including without limitation, stipulating an expanded definition of personal information, providing a long-arm jurisdiction in cross-border scenarios, emphasizing individual rights, and prohibiting rampant infringement of personal information, such as stealing, selling, or secretly collecting personal information. If the Draft Anti-Monopoly Guidelines for Platform Economy or the Draft Personal Information Protection Law is promulgated as an effective regulation in the future, we cannot assure you that our business operations will comply with such regulation in all respects and we may be ordered to terminate certain of our business operations that are deemed illegal by the regulatory authorities and become subject to fines and/or other sanctions.

It may be difficult for overseas regulators to conduct investigation or collect evidence within China.

Shareholder claims or regulatory investigation that are common in the United States generally are difficult to pursue as a matter of law or practicality in China. For example, in China, there are significant legal and other obstacles to providing information needed for regulatory investigations or litigation initiated outside China. Although the authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such cooperation with the securities regulatory authorities in the Unities States may not be efficient in the absence of mutual and practical cooperation mechanism. Furthermore, according to Article 177 of the PRC Securities Law, or Article 177, which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigation or evidence collection activities within the territory of the PRC. While detailed interpretation of or implementation rules under Article 177 have yet to be promulgated, the inability for an overseas securities regulator to directly conduct investigation or evidence collection activities within China may further increase difficulties faced by you in protecting your interests.

Risks Related to this Offering, our Class A ordinary shares and our ADSs

Techniques employed by short sellers may drive down the market price of our ADSs.

Short selling is the practice of selling securities that the seller does not own but rather has borrowed from a third party with the intention of buying identical securities back at a later date to return to the lender. The short seller hopes to profit from a decline in the value of the securities between the sale of the borrowed securities and the purchase of the replacement shares, as the short seller expects to pay less in that purchase than it received in the sale. As it is in the short seller’s interest for the price of the security to decline, many short sellers publish, or arrange for the publication of, negative opinions regarding the relevant issuer and its business prospects in order to create negative market momentum and generate profits for themselves after selling a security short. These short attacks have, in the past, led to selling of shares in the market.

Public companies listed in the United States that have a substantial majority of their operations in China have been the subject of short selling. Much of the scrutiny and negative publicity has centered on allegations of a lack of effective internal control over financial reporting resulting in financial and accounting irregularities and mistakes, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud. As a result, many of these companies are now conducting internal and external investigations into the allegations and, in the interim, are subject to shareholder lawsuits and/or SEC enforcement actions.

We are currently, and may in the future be, the subject of unfavorable allegations made by short sellers. See “Our Company—Legal Proceedings” for more information about the Wolfpack short seller report, including the related SEC investigation and class action lawsuits. Any such allegations may be followed by periods of instability in the market price of our ordinary shares and ADSs and negative publicity. If and when we become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we could have to expend a significant amount of resources to investigate such allegations and/or defend ourselves. While we would strongly defend against any such short seller attacks, we may be constrained in the manner in which we can proceed against the relevant short seller by principles of freedom of speech, applicable federal or state law or issues of commercial confidentiality. Such a situation could be costly and time-consuming and could distract our management from growing our business. Even if such allegations are ultimately proven to be groundless, allegations against us could severely impact our business operations and shareholder’s equity, and the value of any investment in our ADSs could be greatly reduced or rendered worthless.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies.

Because we are a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including: (i) the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC; (ii) the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; (iii) the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; (iv) the selective disclosure rules by issuers of material nonpublic information under Regulation FD; and (v) certain audit committee independence requirements in Rule 10A-3 of the Exchange Act.

We are required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we publish our results on a quarterly basis through press releases, distributed pursuant to the rules and regulations of Nasdaq Stock Market. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information, which would be made available to you, were you investing in a U.S. domestic issuer.

In addition, as a foreign private issuer whose securities are listed on the Nasdaq Global Select Market, we are permitted to follow certain home country corporate governance practices in lieu of the requirements of the Nasdaq Rules pursuant to Nasdaq Rule 5615(a)(3), which provides for such exemption to compliance with the Nasdaq Rule 5600 Series. We rely on the exemption available to foreign private issuers for the requirement under Nasdaq Rule 5605(c)(2)(A)(i) that each member of the audit committee must be an independent director as defined under Nasdaq Rule 5605(a)(2). Mr. Herman Yu, who is a member of our audit committee and is a non-voting member of our audit committee, is not an independent director as defined under Nasdaq Rule 5605(a)(2). In addition, in lieu of the requirements of Rule 5635(c) of the Nasdaq Rules that shareholder approval be required prior to the issuance of securities when a stock option or purchase plan is to be established or materially amended or other equity compensation arrangement made or materially amended, pursuant to which stock may be acquired by officers, directors, employees, or consultants, we elect to follow our home country practices with respect to the composition of our board of directors and approval for adoption and material amendment to our equity-based compensation plans. If we continue to rely on these and other exemptions available to foreign private issuers in the future, our shareholders may be afforded less protection than they otherwise would under the Nasdaq corporate governance listing standards applicable to U.S. domestic issuers. In addition, we follow home country practice with respect to annual shareholders meetings and did not hold an annual meeting of shareholders in 2019. Furthermore, as a result of our use of the “controlled company” exemptions, our investors will not have the same protection afforded to shareholders of companies that are subject to all of Nasdaq’s corporate governance requirements.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities we offer as set forth in the applicable prospectus supplement(s).

The specific allocations of the proceeds we receive from the sale of our securities will be described in the applicable prospectus supplement(s).

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands exempted company with limited liability and our corporate affairs are governed by our memorandum and articles of association, as amended and restated from time to time, the Companies Law (as amended) of the Cayman Islands, which is referred to as the Companies Law below, and the common law of the Cayman Islands.

As of the date of this prospectus, our authorized share capital is US$1,000,000 divided into 100,000,000,000 shares comprising of (i) 94,000,000,000 Class A ordinary shares of a par value of US$0.00001 each, (ii) 5,000,000,000 Class B ordinary shares of a par value of US$0.00001 each and (iii) 1,000,000,000 shares of a par value of US$0.00001 each of such class or classes (however designated) as the board of directors may determine in accordance with the ninth amended and restated memorandum and articles of association of our company.

The following are summaries of material provisions of our memorandum and articles of association and the Companies Law insofar as they relate to the material terms of our ordinary shares.

Ordinary Shares

General. All of our outstanding ordinary shares are fully paid and non-assessable. Certificates representing the ordinary shares are issued in registered form. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their ordinary shares. Our company will issue only non-negotiable shares, and will not issue bearer or negotiable shares.

Register of Members. Under Cayman Islands law, we must keep a register of members and there should be entered therein:

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the names and addresses of the members, a statement of the shares held by each member, of the amount paid or agreed to be considered as paid, on the shares of each member and whether each relevant category of shares held by a member carries voting rights under the articles of association of the company, and if so, whether such voting rights are conditional;

•	the date on which the name of any person was entered on the register as a member; and

•	the date on which any person ceased to be a member.

Under Cayman Islands law, the register of members of our company is prima facie evidence of the matters set out therein (i.e. the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members is deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members. Once our register of members has been updated, the shareholders recorded in the register of members should be deemed to have legal title to the shares set against their name in the register of members.

If the name of any person is incorrectly entered in or omitted from our register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a member of our company, the person or member aggrieved (or any member of our company or our company itself) may apply to the Cayman Islands Grand Court for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

Dividends. The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors (provided always that dividends may be declared and paid only out of funds legally available therefor, namely out of either profit, retained earnings or our share premium account, and provided further that a dividend may not be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business).

Classes of Ordinary Shares. Our ordinary shares are divided into Class A ordinary shares and Class B ordinary shares (and a further class of authorized but undesignated shares). Except for conversion rights and voting rights, the Class A ordinary shares and Class B ordinary shares shall carry equal rights and rank pari passu with one another, including but not limited to the rights to dividends (subject to the ability of the board of directors, under our current memorandum and articles of association, to determine that a dividend shall be paid wholly or partly by the distribution of specific assets (which may consist of the shares or securities of any other company) and to settle all questions concerning such distribution (including fixing the value of such assets, determining that cash payment shall be made to some shareholders in lieu of specific assets and vesting any such specific assets in trustees on such terms as the directors think fit)) and other capital distributions.

Conversion. Class B ordinary shares may be converted into the same number of Class A ordinary shares by the holders thereof at any time, while Class A ordinary shares cannot be converted into Class B ordinary shares under any circumstances.

Voting Rights. Holders of Class A ordinary shares and Class B ordinary shares shall, at all times, vote together as one class on all matters submitted to a vote by the members at any general meeting of the Company. Each Class A ordinary share shall be entitled to one vote on all matters subject to the vote at general meetings of our company, and each Class B ordinary share shall be entitled to ten votes on all matters subject to the vote at general meetings of our company. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by the chairman of such meeting or any one shareholder present in person or by proxy.

Walkers (Hong Kong), our counsel as to Cayman Islands law, has advised that such voting structure is in compliance with current Cayman Islands law as in general terms, a company and its shareholders are free to provide in the articles of association for such rights as they consider appropriate, subject to such rights not being contrary to any provision of the Companies Law and not inconsistent with common law.

An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of the votes attached to the ordinary shares cast by those shareholders entitled to vote who are present in person or by proxy (or, in the case of corporations, by their duly authorized representatives) at a general meeting, while a special resolution requires the affirmative vote of a majority of no less than two-thirds of the votes attached to the ordinary shares cast by those shareholders who are present in person or by proxy (or, in the case of corporations, by their duly authorized representatives) at a general meeting. Both ordinary resolutions and special resolutions may also be passed by a unanimous written resolution signed by all the shareholders of our company, as permitted by the Companies Law and our memorandum and articles of association. A special resolution will be required for important matters such as a change of name or making changes to our memorandum and articles of association.

Transfer of Ordinary Shares. Any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors.

However, our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which our company has a lien. Our board of directors may also decline to register any transfer of any ordinary share unless:

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the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

•	the instrument of transfer is in respect of only one class of shares;

•	the instrument of transfer is properly stamped, if required;

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a fee of such maximum sum as the Nasdaq Global Select Market may determine to be payable, or such lesser sum as the board of directors may from time to time require, is paid to the Company in respect thereof; and

•	in the case of a transfer to joint holders, the transfer is not to more than four joint holders.

If our directors refuse to register a transfer they are required, within three months after the date on which the instrument of transfer was lodged, to send to each of the transferor and the transferee notice of such refusal.

Liquidation. On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of ordinary shares or, on a winding up, with the sanction of a special resolution of the Company and any other sanction required by the Companies Law), assets available for distribution among the holders of ordinary shares will be distributed among the holders of the ordinary shares in proportion to the par value of the shares held by them (subject to, on a winding up where the assets available for distribution amongst the shareholders of the Company shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, a deduction from ordinary shares in respect of which there are monies due of all monies payable to the Company for unpaid calls or otherwise). If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that, as nearly as may be, the losses are borne by our shareholders in proportion to the par value of the shares held by them. We are a “limited liability” company registered under the Companies Law, and under the Companies Law, the liability of our members is limited to the amount, if any, unpaid on the shares respectively held by them. Our current memorandum of association contains a declaration that the liability of our members is so limited.

Calls on Ordinary Shares and Forfeiture of Ordinary shares. Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares (together with any interests which may have accrued). The ordinary shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption, Repurchase and Surrender of Ordinary Shares. We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders thereof, on such terms and in such manner as may be determined, before the issue of such shares, by our board of directors or by an ordinary resolution of our shareholders. Our company may also repurchase any of our shares provided that the manner and terms of such purchase have been approved by our board of directors or by ordinary resolution of our shareholders, or are otherwise authorized by our memorandum and articles of association. Under the Companies Law, the redemption or repurchase of any share may be paid out of our company’s profits or out of the proceeds of a fresh issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if our company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Law no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding other than shares held as treasury shares, or (c) if the company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.

Variations of Rights of Shares. If at any time, our share capital is divided into different classes of shares, all or any of the rights attached to any such class may (subject to any rights or restrictions for the time being attached to any class of share) only be materially adversely varied with the consent in writing of the holders of two-thirds of the issued shares of that class or with the sanction of a resolution passed at a separate meeting of the holders of the shares of that class by the holders of two-thirds of the issued shares of that class. The rights conferred upon the holders of the shares of any class issued with preferred or other rights will not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be materially adversely varied by the creation or issue of further shares ranking pari passu with or subsequent to such existing class of shares or the redemption or purchase of any shares of any class by the Company. The rights of the holders of shares shall not be deemed to be materially adversely varied by the creation or issue of shares with preferred or other rights including, without limitation, the creation of shares with enhanced or weighted voting rights.

General Meetings of Shareholders and Shareholder Proposals. As a Cayman Islands exempted company, we are not obliged by the Companies Law to call shareholders’ annual general meetings. Our current memorandum and articles of association provide that we may (but are not obliged to) in each year hold a general meeting as our annual general meeting in which case we shall specify the meeting as such in the notices calling it, and the annual general meeting shall be held at such time and place as may be determined by our directors.

Shareholders’ annual general meetings and any other general meetings of our shareholders may be convened by a majority of our board of directors or our chairman. Advance notice of at least seven calendar days is required for the convening of our annual general shareholders’ meeting and any other general meeting of our shareholders. A quorum required for a general meeting of shareholders consists of one or more shareholders holding shares in our Company which carry in aggregate (or representing by proxy) not less than one-third of all votes attaching to all shares in our Company in issue and entitled to vote at such general meeting, present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative.

Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our current memorandum and articles of association allow our shareholders holding shares representing in aggregate not less than one-third of all votes attaching to all issued and outstanding shares of the Company that as at the date of the deposit of such requisition carry the right to vote at general meetings of the Company, to requisition an extraordinary general meeting of the shareholders, in which case our directors are obliged to call such meeting and to put the resolutions so requisitioned to a vote at such meeting; however, our current memorandum and articles of association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

Inspection of Books and Records. Holders of our ordinary shares have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records.

Changes in Capital. Our shareholders may from time to time by ordinary resolution:

•	increase our share capital by such sum, to be divided into shares of such classes and amount, as the resolution shall prescribe;

•	consolidate and divide all or any of our share capital into shares of a larger amount than our existing shares;

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sub-divide our existing shares, or any of them into shares of a smaller amount, provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; or

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cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so canceled.

Our shareholders may by special resolution, subject to confirmation by the Grand Court of the Cayman Islands on an application by our company for an order confirming such reduction, reduce our share capital or any capital redemption reserve in any manner permitted by law.

Exempted Company. We are an exempted company with limited liability under the Companies Law of the Cayman Islands. The Companies Law in the Cayman Islands distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

•	an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies;

•	an exempted company’s register of members is not required to be open to inspection;

•	an exempted company does not have to hold an annual general meeting;

•	an exempted company may issue no par value shares;

•	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 30 years in the first instance);

•	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•	an exempted company may register as a limited duration company; and

•	an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on that shareholder’s shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Registered Office and Objects

Our registered office in the Cayman Islands is located at the offices of Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands, or at such other location within the Cayman Islands as our directors may from time to time decide. The objects for which our company is established are unrestricted and we have full power and authority to carry out any object not prohibited by the Companies Law or any other law of the Cayman Islands.

Board of Directors

Our board of directors consists of eight directors. Baidu Holdings has the right to appoint a majority of our directors as long as Baidu Holdings and its affiliates hold no less than 50% of the voting power of our Company. In addition, some of our directors are also senior management of Baidu. A director is not required to hold any shares in our company by way of qualification. A director may vote with respect to any contract, proposed contract or arrangement in which he is materially interested provided (i) such director, if his interest in such contract or arrangement is material, has declared the nature of his interest at the earliest meeting of the board at which it is practicable for him to do so, either specifically or by way of a general notice and (ii) if such contract or arrangement is a transaction with a related party, such transaction has been approved by the audit committee. The directors may exercise all the powers of the company to borrow money, mortgage its undertaking, property and uncalled capital, and issue debentures or other securities whenever money is borrowed or as security for any obligation of the company or of any third party. None of our non-executive directors has a service contract with us that provides for benefits upon termination of service.

We have a compensation committee that assists the board in reviewing and approving the compensation structure and form of compensation of our directors and executive officers. Members of the compensation committee are not prohibited from direct involvement in determining their own compensation. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated.

Differences in Corporate Law

The Companies Law is derived, to a large extent, from the older Companies Acts of England but does not follow recent United Kingdom statutory enactments, and accordingly there are significant differences between the Companies Law and the current Companies Act of England. In addition, the Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the comparable provisions of the laws applicable to companies incorporated in Delaware and their shareholders.

Mergers and Similar Arrangements. The Companies Law permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company and (b) a “consolidation” means the combination of two or more constituent companies into a combined company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies together with a declaration (among other matters) as to the solvency of the consolidated or surviving company, a statement of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Dissenting shareholders have the right to be paid the fair value of their shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) if they follow the required procedures, subject to certain exceptions. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders or creditors (representing 75% by value) with whom the arrangement is to be made and who must, in addition, represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder or creditor has the right to express to the court the view that the transaction ought not to be approved, the court would nevertheless be likely to approve the arrangement if it determines that:

•	the statutory provisions as to the required majority vote have been met;

•

the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class; and

•	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest.

Where a scheme or contract involving the transfer of shares or any class of shares in a company to another company has, within four months after the making of the offer, been approved by the holders of not less than ninety per cent in value of the shares affected, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. Dissenting shareholders may object by filing proceedings in the Grand Court of the Cayman Islands, but such objections are unlikely to be successful where the offer has been accepted by holders of 90% in value of the shares affected unless there is evidence that shareholders have been treated in an unfair or prejudicial manner.

If an arrangement and reconstruction of a Cayman Islands company is approved by at least 90% in value of the shareholders (as described above), a dissenting shareholder would have no rights comparable to the appraisal rights which it would have if the company in question were a Delaware corporation (being the right to receive payment in cash for the judicially determined value of its shares).

Shareholders’ Suits. In the ordinary course, litigation brought in the name of the company must be brought by the company acting by its board, such that shareholders cannot sue in the name of the company. However, in certain circumstances (including where the alleged wrongdoer is in control of the company), shareholders in Cayman Islands companies may cause proceedings to be brought derivatively for and on behalf of the company against third parties, including the company’s directors.

Indemnification of Directors and Executive Officers and Limitation of Liability. The ability of Cayman Islands companies to provide in their articles of association for indemnification of officers and directors is limited, insofar as it is not permissible for the directors to contract out of the core fiduciary duties they owe to the company, nor would any indemnity be effective if it were held by the Cayman Islands courts to be contrary to public policy, which would include any attempt to provide indemnification against civil fraud or the consequences of committing a crime. Our current memorandum and articles of association provide that our directors and officers shall be indemnified against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such director or officer, other than by reason of such person’s own dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we have entered into indemnification agreements with each of our directors and executive officers that will provide such persons with additional indemnification beyond that provided in our current memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Anti-Takeover Provisions in the Memorandum and Articles of Association. Some provisions of our current memorandum and articles of association may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our memorandum and articles of association, as amended and restated from time to time, for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Directors’ Fiduciary Duties. Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore he owes duties to the company including the following: a duty to act in good faith in the best interests of the company, a duty not to make a personal profit based on his or her position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care and the test in the Cayman Islands against which that duty is measured is both objective and subjective.

Shareholder Proposals. Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. The Delaware General Corporation Law does not provide shareholders an express right to put any proposal before the annual meeting of shareholders, but in keeping with common law, Delaware corporations generally afford shareholders an opportunity to make proposals and nominations provided that they comply with the notice provisions in the certificate of incorporation or bylaws. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to table resolutions at a general meeting. However, these rights may be provided in a company’s articles of association. Our current memorandum and articles of association provides that, on the requisition of shareholders holding shares representing in aggregate not less than one-third (1/3) of all votes attaching to all issued and outstanding shares of the Company that as at the date of the deposit of such requisition carry the right to vote at general meetings of the Company, the board shall convene an extraordinary general meeting. However, our current memorandum and articles of association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting. Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. Cayman Islands law does not prohibit cumulative voting, but our current articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Appointment of Directors. For so long as Baidu Holdings and its affiliates collectively hold no less than 50% of the voting power of the Company, Baidu Holdings shall be entitled to appoint, remove and replace a majority of the directors.

The board of directors may, by the affirmative vote of a simple majority of the remaining directors present and voting at a meeting of the board of directors, appoint any person as a director, to fill a casual vacancy on the board of directors that is not a Baidu Holdings appointed director or as an addition to the existing board of directors. A vacancy on the board of directors created by the removal of a non-Baidu Holdings appointed director may be filled by way of an ordinary resolution of the Company’s shareholders or by the affirmative vote of a simple majority of the remaining directors present and voting at a meeting of the board of directors.

Each director whose term of office expires shall be eligible for re-election at a meeting of the Company’s shareholders or re-appointment by the board of directors.

Removal of Directors. Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our current memorandum and articles of association, directors not appointed by Baidu Holdings may be removed by ordinary resolution of our shareholders or pursuant to an existing written agreement between the director and the Company.

Transactions with Interested Shareholders. The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation or bylaws that is approved by its shareholders, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock or who or which is an affiliate or associate of the corporation and owned 15% or more of the corporation’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up. Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under Cayman Islands law, a company may be wound up either voluntarily or compulsorily. A company may be wound up by the Grand Court of the Cayman Islands for a number of reasons, including: (i) the company has passed a special resolution requiring the company to be wound up by the Grand Court; (ii) the company is unable to pay its debts; and (iii) the Grand Court is of opinion that it is just and equitable that the company should be wound up.

Variation of Rights of Shares. Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our current articles of association, we may only materially adversely vary the rights attached to any class of shares (subject to any rights or restrictions for the time being attached to any class of share) with the consent in writing of the holders of two-thirds of the issued shares of that class or with the sanction of a resolution passed at a separate meeting of the holders of the shares of that class by the holders of two-thirds of the issued shares of that class.

Amendment of Governing Documents. Under the Delaware General Corporation Law, a corporation’s certificate of incorporation may be amended only if adopted and declared advisable by the board of directors and approved by a majority of the outstanding shares entitled to vote and the bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors. Under the Companies Law, our memorandum and articles of association may only be amended by special resolution of our shareholders.

Rights of Non-Resident or Foreign Shareholders. There are no limitations imposed by our current memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our current memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

Directors’ Power to Issue Shares. Under our current memorandum and articles of association, our board of directors is empowered to issue or allot shares or grant options and warrants with or without preferred, deferred, qualified or other special rights or restrictions.

History of Securities Issuances

The following is a summary of our securities issuances in the past three years:

Convertible Notes

In January 2017, we issued and sold in the aggregate US$1.53 billion of convertible notes to Baidu Holdings, Harvest Rewards Fund LP, Eastone International Co., Ltd, Gorgeous Rainbow Limited, HH RSV-V Holdings Limited, Honey Best Limited, Madrone Opportunity Fund, L.P., Xiang He Fund I, L.P., VMS Video Holdings Limited, IDG Infinity Financial Limited, Run Liang Tai (Hong Kong) Investment Company Limited, SCC Growth IV Holdco A, Ltd. and Silverlink Capital LP.

In December 2018, we completed an offering of US$750 million in aggregate principal amount of convertible senior notes due 2023, or the 2023 Notes. The 2023 Notes have been offered in the United States to qualified institutional buyers pursuant to Rule 144A and to non-U.S. persons outside the United States in reliance on Regulation S under the Securities Act. The initial conversion rate of the 2023 Notes is 37.1830 ADSs per US$1,000 principal amount of Notes (which is equivalent to an initial conversion price of approximately US$26.89 per ADS and represents a conversion premium of approximately 40% above the closing price of the ADSs on November 29, 2018, which was US$19.21 per ADS). The conversion rate for the 2023 Notes is subject to adjustment upon the occurrence of certain events. The 2023 Notes will bear interest at a rate of 3.75% per year, payable semi-annually in arrears on June 1 and December 1 of each year, beginning on June 1, 2019. The 2023 Notes will mature on December 1, 2023, unless previously repurchased, redeemed or converted in accordance with their terms prior to such date. The holders may require us to repurchase all or portion of the Notes for cash on December 1, 2021, or upon a fundamental change, at a repurchase price equal to 100% of the principal amount, plus accrued and unpaid interest. In connection with the offering of the 2023 Notes, we have entered into capped call transactions with certain counterparties, where we purchased capped call options at the price of US$67.5 million. The cap price of the capped call transactions is initially US$38.42 per ADS and is subject to adjustment under the terms of the capped call transactions.

In March 2019, we completed an offering of US$1.2 billion in aggregate principal amount of convertible senior notes due 2025, or the 2025 Notes. The 2025 Notes have been offered in the United States to qualified institutional buyers pursuant to Rule 144A and to non-U.S. persons outside the United States in reliance on Regulation S under the Securities Act. The initial conversion rate of the 2025 Notes is 33.0003 ADSs per US$1,000 principal amount of Notes (which is equivalent to an initial conversion price of approximately US$30.30 per ADS and represents a conversion premium of 32.5% above the closing price of our ADSs on March 26, 2019, which was US$22.87 per ADS). The conversion rate for the 2025 Notes is subject to adjustment upon the occurrence of certain events. The 2025 Notes will bear interest at a rate of 2.00% per year, payable semi-annually in arrears on April 1 and October 1 of each year, beginning on October 1, 2019. The 2025 Notes will mature on April 1, 2025, unless previously repurchased, redeemed or converted in accordance with their terms prior to such date. The holders may require us to repurchase all or portion of the Notes for cash on April 1, 2023, or upon a fundamental change, at a repurchase price equal to 100% of the principal amount, plus accrued and unpaid interest. In connection with the offering of the 2025 Notes, we have entered into capped call transactions with certain counterparties, where we purchased capped call options at the price of US$84.5 million. The cap price of the capped call transactions is initially US$40.02 per ADS and is subject to adjustment under the terms of the capped call transactions.

Ordinary shares

On February 2, 2018, we issued 7,500,251 ordinary shares to Cannes Ventures Limited pursuant to the exercise of certain options.

On April 3, 2018, at the closing of our initial public offering, we issued and sold a total of 875,000,000 Class A ordinary shares, represented by ADSs at a public offering price of US$18.00 per ADS. On April 30, 2018, we issued and sold an additional 67,525,675 Class A ordinary shares, represented by ADSs at US$18.00 per ADS, at the closing of the option to purchase additional ADSs exercised by the underwriters of our initial public offering.

On April 12, 2018, we issued an aggregate of 36,860,691 Class B ordinary shares to Baidu Holdings pursuant to a share purchase agreement we entered into with Baidu Holdings in February 2018.

On September 24, 2018, we issued 399,083,573 Class A ordinary shares to our depositary bank for bulk issuance of ADSs reserved for future issuances upon the exercise or vesting of awards under the 2010 Equity Incentive Plan and the 2017 Share Incentive Plan. As of December 31, 2019, a total of 321,825,406 Class A ordinary shares are deemed issued but not outstanding as they have not been transferred to grantees.

On August 19, 2019 and August 14, 2020, we issued 11,888,853 and 10,917,811 restricted Class A ordinary shares, respectively, to certain key employees in relation to the acquisition of Skymoons. As of December 14, 2020, all of these restricted Class A ordinary shares have been transferred to the respective grantees, while 14,880,762 of them are contingent on the continued employment of grantees.

Preferred Shares

In October 2017, we issued an aggregate of 1,014,436,019 Series G preferred shares to Baidu Holdings, Harvest Rewards Fund LP, Eastone International Co., Ltd, Gorgeous Rainbow Limited, HH RSV-V Holdings Limited, Honey Best Limited, Madrone Opportunity Fund, L.P., Xiang He Fund I, L.P., VMS Video Holdings Limited, IDG Infinity Financial Limited, Run Liang Tai (Hong Kong) Investment Company Limited, SCC Growth IV Holdco A, Ltd. and Silverlink Capital LP upon the conversion of the convertible notes described in the preceding paragraph. All preferred shares were converted into ordinary shares upon the closing of our initial public offering on April 3, 2018.

Option and Restricted Share Unit Grants

We have granted options to purchase our ordinary shares and restricted share units to certain of our directors, executive officer, employees and employees of Baidu under our 2010 Plan and 2017 Plan, for their past and future services. See “Item 6. Directors, Senior Management and Employees—B. Compensation of Directors and Executive Officers—Share Incentive Plans.” in our annual report on Form 20-F for the year ended December 31, 2019, which is incorporated in this prospectus by reference.

Shareholders Agreements and Registration Rights

We entered into our sixth amended and restated shareholders agreement on October 26, 2017 with our then-existing shareholders. This shareholders agreement terminated upon consummation of our initial public offering other than provisions with respect to registration rights granted to our then-existing shareholders. Set forth below is a description of the registration rights granted under the agreement.

Demand Registration Rights. At any time after the earlier of (i) the four-year period following the date of the shareholders agreement or (ii) 180 days after the effective date of the registration statement for a public offering, holders of at least 30% of the registrable securities then outstanding, or Existing Initiating Holders, holders of at least 30% of the registrable securities issued or issuable upon conversion of the Series F preferred shares then outstanding, or Series F Initiating Holders, and holders of at least 30% of the registrable securities issued or issuable upon conversion of the Series G preferred shares then outstanding, or Series G Initiating Holders, have the right to demand that we file a registration statement covering the registration of any registrable securities of such holders. We have the right to defer filing of a registration statement for a period of not more than 90 days after the receipt of the request of the initiating holders under certain conditions, but we cannot exercise the deferral right more than once in any twelve-month period and we cannot register any other share during such twelve-month period. We are not obligated to effect a demand registration if we have, within the six-month period prior to the date of a demand registration request, already effected a registration. We are not obligated to effect more than four demand registrations initiated by the Existing Initiating Holders, more than two demand registrations initiated by the Series F Initiating Holders, or more than two demand registrations initiated by the Series G Initiating Holders, other than demand registration to be effected pursuant to registration statement on Form F-3, for which an unlimited number of demand registrations shall be permitted.

Piggyback Registration Rights. If we propose to file a registration statement for a public offering of our securities, we must offer holders of our registrable securities an opportunity to include in the registration the number of registrable securities of the same class or series as those proposed to be registered. If the managing underwriters of any underwritten offering determine in its view the number of registrable securities exceeds the maximum offering size, the registrable securities shall allocate first to us, second to each of holders requesting for the inclusion of their registrable securities pursuant to the piggyback registration, and third to holders of our other securities with such priorities among them as we shall determine.

Form F-3 Registration Rights. Any of the Existing Initiating Holders, Series F Initiating Holders and Series G Initiating Holders may request us in writing to file an unlimited number of registration statements on Form F-3. Promptly after receiving such request, we shall give written notice of the proposed registration and within 20 days of such notice, we shall effect the registration of the securities on Form F-3.

Expenses of Registration. We will bear all registration expenses, other than underwriting discounts and selling commissions incurred in connection with any demand, piggyback or F-3 registration.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

JPMorgan Chase Bank, N.A, as depositary, will issue the ADSs which may be offered from time to time under this prospectus. Each ADS will represent an ownership interest in a designated number of shares which we will deposit with the custodian, as agent of the depositary, under the deposit agreement among ourselves, the depositary and yourself as an ADR holder. Each ADS will also represent any securities, cash or other property deposited with by the depositary but which they have not been distributed directly to you. Unless certificated ADSs are specifically requested by you, all ADSs will be issued on the books of our depositary in book-entry form and periodic statements will be mailed to you which reflect your ownership interest in such ADSs. In our description, references to American depositary receipts or ADRs shall include the statements you will receive which reflect your ownership of ADSs.

The depositary’s office is located at 383 Madison Avenue, Floor 11, New York, NY, 10179.

You may hold ADSs either directly or indirectly through your broker or other financial institution. If you hold ADSs directly, by having an ADS registered in your name on the books of the depositary, you are an ADR holder. This description assumes you hold your ADSs directly. If you hold the ADSs through your broker or financial institution nominee, you must rely on the procedures of such broker or financial institution to assert the rights of an ADR holder described in this section. You should consult with your broker or financial institution to find out what those procedures are.

As an ADR holder, we will not treat you as a shareholder of ours and you will not have any shareholder rights. Cayman Islands law governs shareholder rights. Because the depositary or its nominee will be the shareholder of record for the shares represented by all outstanding ADSs, shareholder rights rest with such record holder. Your rights are those of an ADR holder. Such rights derive from the terms of the deposit agreement to be entered into among us, the depositary and all registered holders from time to time of ADSs issued under the deposit agreement. The obligations of the depositary and its agents are also set out in the deposit agreement. Because the depositary or its nominee will actually be the registered owner of the shares, you must rely on it to exercise the rights of a shareholder on your behalf. The deposit agreement and the ADSs are governed by New York law. Under the deposit agreement, as an ADR holder, you agree that any legal suit, action or proceeding against or involving us or the depositary, arising out of or based upon the deposit agreement, the ADSs or the transactions contemplated thereby, may only be instituted in a state or federal court in New York, New York, and you irrevocably waive any objection which you may have to the laying of venue of any such proceeding and irrevocably submit to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

The following is a summary of what we believe to be the material terms of the deposit agreement. Notwithstanding this, because it is a summary, it may not contain all the information that you may otherwise deem important. For more complete information, you should read the entire deposit agreement and the form of ADR which contains the terms of your ADSs. The deposit agreement and form of ADR have been filed with the SEC as exhibits to our annual report on Form 20-F (File No. 001-38431).

Dividends and Other Distributions

How will I receive dividends and other distributions on the shares underlying my ADSs?

We may make various types of distributions with respect to our securities. The depositary has agreed that, to the extent practicable, it will pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after converting any cash received into U.S. dollars (if it determines such conversion may be made on a reasonable basis) and, in all cases, making any necessary deductions provided for in the deposit agreement. The depositary may utilize a division, branch or affiliate of JPMorgan Chase Bank, N.A. to direct, manage and/or execute any public and/or private sale of securities under the deposit agreement.

Such division, branch and/or affiliate may charge the depositary a fee in connection with such sales, which fee is considered an expense of the depositary. You will receive these distributions in proportion to the number of underlying securities that your ADSs represent.

Except as stated below, the depositary will deliver such distributions to ADR holders in proportion to their interests in the following manner:

•

Cash. The depositary will distribute any U.S. dollars available to it resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof (to the extent applicable), on an averaged or other practicable basis, subject to (i) appropriate adjustments for taxes withheld, (ii) such distribution being impermissible or impracticable with respect to certain registered ADR holders, and (iii) deduction of the depositary’s and/or its agents’ expenses in (1) converting any foreign currency to U.S. dollars to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner. If exchange rates fluctuate during a time when the depositary cannot convert a foreign currency, you may lose some or all of the value of the distribution.

•

Shares. In the case of a distribution in shares, the depositary will issue additional ADRs to evidence the number of ADSs representing such shares. Only whole ADSs will be issued. Any shares which would result in fractional ADSs will be sold and the net proceeds will be distributed in the same manner as cash to the ADR holders entitled thereto.

•

Rights to Receive Additional Shares. In the case of a distribution of rights to subscribe for additional shares or other rights, if we timely provide evidence satisfactory to the depositary that it may lawfully distribute such rights, the depositary will distribute warrants or other instruments in the discretion of the depositary representing such rights. However, if we do not timely furnish such evidence, the depositary may:

•	sell such rights if practicable and distribute the net proceeds in the same manner as cash to the ADR holders entitled thereto; or

•

if it is not practicable to sell such rights by reason of the non-transferability of the rights, limited markets therefor, their short duration or otherwise, do nothing and allow such rights to lapse, in which case ADR holders will receive nothing and the rights may lapse.

We have no obligation to file a registration statement under the Securities Act in order to make any rights available to ADR holders.

•

Other Distributions. In the case of a distribution of securities or property other than those described above, the depositary may either (i) distribute such securities or property in any manner it deems equitable and practicable or (ii) to the extent the depositary deems distribution of such securities or property not to be equitable and practicable, sell such securities or property and distribute any net proceeds in the same way it distributes cash.

If the depositary determines in its discretion that any distribution described above is not practicable with respect to any specific registered ADR holder, the depositary may choose any method of distribution that it deems practicable for such ADR holder, including the distribution of foreign currency, securities or property, or it may retain such items, without paying interest on or investing them, on behalf of the ADR holder as deposited securities, in which case the ADSs will also represent the retained items.

Any U.S. dollars will be distributed by checks drawn on a bank in the United States for whole dollars and cents. Fractional cents will be withheld without liability and dealt with by the depositary in accordance with its then current practices.

The depositary is not responsible if it fails to determine any distribution or action that is lawful or reasonably practicable.

There can be no assurance that the depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, shares or other securities at a specified price, nor that any of such transactions can be completed within a specified time period. All purchases and sales of securities will be handled by the Depositary in accordance with its then current policies, which are currently set forth in the “Depositary Receipt Sale and Purchase of Security” section of https://www.adr.com/Investors/FindOutAboutDRs, the location and contents of which the depositary shall be solely responsible for.

Deposit, Withdrawal and Cancellation

How does the depositary issue ADSs?

The depositary will issue ADSs if you or your broker deposit shares or evidence of rights to receive shares with the custodian and pay the fees and expenses owing to the depositary in connection with such issuance. Shares deposited with the custodian must be accompanied by certain delivery documentation and shall, at the time of such deposit, be registered in the name of JPMorgan Chase Bank, N.A., as depositary for the benefit of holders of ADRs or in such other name as the depositary shall direct. In the case of the ADSs to be issued under this prospectus, we will arrange with the underwriters named herein to deposit such shares.

The custodian will hold all deposited shares (including those being deposited by or on our behalf in connection with the offering to which this prospectus relates) for the account and to the order of the depositary. ADR holders thus have no direct ownership interest in the shares and only have such rights as are contained in the deposit agreement. The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited shares. The deposited shares and any such additional items are referred to as “deposited securities.”

Upon each deposit of shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees and charges of the depositary and any taxes or other fees or charges owing, the depositary will issue an ADR or ADRs in the name or upon the order of the person entitled thereto evidencing the number of ADSs to which such person is entitled. All of the ADSs issued will, unless specifically requested to the contrary, be part of the depositary’s direct registration system, and a registered holder will receive periodic statements from the depositary which will show the number of ADSs registered in such holder’s name. An ADR holder can request that the ADSs not be held through the depositary’s direct registration system and that a certificated ADR be issued.

How do ADR holders cancel an ADS and obtain deposited securities?

When you turn in your ADR certificate at the depositary’s office, or when you provide proper instructions and documentation in the case of direct registration ADSs, the depositary will, upon payment of certain applicable fees, charges and taxes, deliver the underlying shares to you or upon your written order. Delivery of deposited securities in certificated form will be made at the custodian’s office. At your risk, expense and request, the depositary may deliver deposited securities at such other place as you may request.

The depositary may only restrict the withdrawal of deposited securities in connection with:

•	temporary delays caused by closing our transfer books or those of the depositary or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends;

•	the payment of fees, taxes and similar charges; or

•	compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Record Dates

The depositary may, after consultation with us if practicable, fix record dates (which, to the extent applicable, shall be as near as practicable to any corresponding record dates set by us) for the determination of the registered ADR holders who will be entitled (or obligated, as the case may be):

•	to receive any distribution on or in respect of deposited securities,

•	to give instructions for the exercise of voting rights at a meeting of holders of shares,

•	to pay the fee assessed by the depositary for administration of the ADR program and for any expenses as provided for in the ADR, or

•	to receive any notice or to act in respect of other matters

all subject to the provisions of the deposit agreement.

Voting Rights

How do I vote?

If you are an ADR holder and the depositary asks you to provide it with voting instructions, you may instruct the depositary how to exercise the voting rights for the shares which underlie your ADSs. Subject to the next sentence, as soon as practicable after receiving notice from us of any meeting at which the holders of shares are entitled to vote, or of our solicitation of consents or proxies from holders of shares, the depositary shall fix the ADS record date in accordance with the provisions of the deposit agreement in respect of such meeting or solicitation of consent or proxy. The depositary shall, if we request in writing in a timely manner (the depositary having no obligation to take any further action if our request shall not have been received by the depositary at least 30 days prior to the date of such vote or meeting) and at our expense and provided that no legal prohibitions exist, distribute to the registered ADR holders a notice stating such information as is contained in the voting materials received by the depositary and describing how you may instruct or, subject to the next sentence, will be deemed to instruct, the depositary to exercise the voting rights for the shares which underlie your ADSs, including instructions for giving a discretionary proxy to a person designated by us. To the extent we have provided the depositary with at least 45 days’ notice of a proposed meeting, if voting instructions are not timely received by the depositary from any holder, such holder shall be deemed, and in the deposit agreement the depositary is instructed to deem such holder, to have instructed the depositary to give a discretionary proxy to a person designated by us to vote the shares represented by their ADSs as desired, provided that no such instruction shall be deemed given and no discretionary proxy shall be given (a) if we inform the depositary in writing (and we agree to provide the depositary with such information promptly in writing) that (i) we do not wish such proxy to be given, (ii) substantial opposition exists with respect to any agenda item for which the proxy would be given or (iii) the agenda item in question, if approved, would materially or adversely affect the rights of holders of shares and (b) unless, with respect to such meeting, the depositary has been provided with an opinion of our Cayman Islands counsel as agreed with such counsel, in form and substance satisfactory to the depositary, to the effect that (a) the granting of such discretionary proxy does not subject the depositary to any reporting obligations in the Cayman Islands solely by reason of grant, (b) the granting of such proxy will not result in a violation of Cayman Islands law, rule, regulation or permit applicable to our company and (c) any ruling given in accordance with the deposit agreement in respect of the voting arrangement and deemed instruction as contemplated under the deposit agreement will be given effect by the courts of the Cayman Islands.

Holders are strongly encouraged to forward their voting instructions to the depositary as soon as possible. For instructions to be valid, the ADR department of the depositary that is responsible for proxies and voting must receive them in the manner and on or before the time specified, notwithstanding that such instructions may have been physically received by the depositary prior to such time. The depositary will not itself exercise any voting discretion. Furthermore, neither the depositary nor its agents are responsible for any failure to carry out any voting instructions, for the manner in which any vote is cast or for the effect of any vote. Notwithstanding anything contained in the deposit agreement or any ADR, the depositary may, to the extent not prohibited by law or regulations, or by the requirements of the stock exchange on which the ADSs are listed, in lieu of distribution of the materials provided to the depositary in connection with any meeting of, or solicitation of consents or proxies from, holders of deposited securities, distribute to the registered holders of ADRs a notice that provides such holders with, or otherwise publicizes to such holders, instructions on how to retrieve such materials or receive such materials upon request (i.e., by reference to a website containing the materials for retrieval or a contact for requesting copies of the materials).

We have advised the depositary that under the laws of the Cayman Islands and our constituent documents, each as in effect as of the date of the deposit agreement, voting at any meeting of shareholders is by show of hands unless a poll is (before or on the declaration of the results of the show of hands) demanded by the chairman or one or more shareholders present in person or by proxy entitled to vote. In the event that voting on any resolution or matter is conducted on a show of hands basis in accordance with our constituent documents, the depositary will refrain from voting and the voting instructions received by the depositary from holders shall lapse. The depositary will not demand a poll or join in demanding a poll, whether or not requested to do so by holders of ADSs.

There is no guarantee that you will receive voting materials in time to instruct the depositary to vote and it is possible that you, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote.

Reports and Other Communications

Will ADR holders be able to view our reports?

The depositary will make available for inspection by ADR holders at the offices of the depositary and the custodian the deposit agreement, the provisions of or governing deposited securities, and any written communications from us which are both received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities.

Additionally, if we make any written communications generally available to holders of our shares, and we furnish copies thereof (or English translations or summaries) to the depositary, it will distribute the same to registered ADR holders.

Further, we are subject to periodic reporting and other informational requirements of the Securities Exchange Act of 1934, or the Exchange Act, as applicable to foreign private issuers and, accordingly, file certain reports with the SEC. All information filed with the SEC can be obtained over the internet on the SEC’s website at www.sec.gov.

Fees and Expenses

What fees and expenses will I be responsible for paying?

The depositary may charge each person to whom ADSs are issued, including, without limitation, issuances against deposits of shares, issuances in respect of share distributions, rights and other distributions, issuances pursuant to a stock dividend or stock split declared by us or issuances pursuant to a merger, exchange of securities or any other transaction or event affecting the ADSs or deposited securities, and each person surrendering ADSs for withdrawal of deposited securities or whose ADRs are canceled or reduced for any other reason, US$5.00 for each 100 ADSs (or any portion thereof) issued, delivered, reduced, canceled or surrendered, as the case may be. The depositary may sell (by public or private sale) sufficient securities and property received in respect of a share distribution, rights and/or other distribution prior to such deposit to pay such charge.

The following additional charges shall be incurred by the ADR holders, by any party depositing or withdrawing shares or by any party surrendering ADSs and/or to whom ADSs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by us or an exchange of stock regarding the ADRs or the deposited securities or a distribution of ADSs), whichever is applicable:

•	a fee of up to US$0.05 per ADS for any cash distribution made pursuant to the deposit agreement;

•

an aggregate fee of US$0.05 per ADS per calendar year (or portion thereof) for services performed by the depositary in administering the ADRs (which fee may be charged on a periodic basis during each calendar year and shall be assessed against holders of ADRs as of the record date or record dates set by the depositary during each calendar year and shall be payable in the manner described in the next succeeding provision);

•

a fee for reimbursement of such fees, charges and expenses as are incurred by the depositary and/or any of the depositary’s agents (including, without limitation, the custodian and expenses incurred on behalf of holders in connection with compliance with foreign exchange control regulations or any law or regulation relating to foreign investment) in connection with the servicing of the shares or other deposited securities, the sale of securities (including, without limitation, deposited securities), the delivery of deposited securities or otherwise in connection with the depositary’s or its custodian’s compliance with applicable law, rule or regulation (which fees and charge shall be assessed on a proportionate basis against holders as of the record date or dates set by the depositary and shall be payable at the sole discretion of the depositary by billing such holders or by deducting such charge from one or more cash dividends or other cash distributions);

•

a fee for the distribution of securities (or the sale of securities in connection with a distribution), such fee being in an amount equal to the fee for the execution and delivery of ADSs which would have been charged as a result of the deposit of such securities (treating all such securities as if they were shares) but which securities or the net cash proceeds from the sale thereof are instead distributed by the depositary to those holders entitled thereto;

•	stock transfer or other taxes and other governmental charges;

•	SWIFT, cable, telex and facsimile transmission and delivery charges incurred at your request in connection with the deposit or delivery of shares, ADRs or deposited securities;

•	transfer or registration fees for the registration of transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities; and

•

in connection with the conversion of foreign currency into U.S. dollars, JPMorgan Chase Bank, N.A. shall deduct out of such foreign currency the fees, expenses and other charges charged by it and/or its agent (which may be a division, branch or affiliate) so appointed in connection with such conversion; and

•	fees of any division, branch or affiliate of the depositary utilized by the depositary to direct, manage and/or execute any public and/or private sale of securities under the deposit agreement.

JPMorgan Chase Bank, N.A. and/or its agent may act as principal for such conversion of foreign currency.

We will pay all other charges and expenses of the depositary and any agent of the depositary (except the custodian) pursuant to agreements from time to time between us and the depositary. The charges described above may be amended from time to time by agreement between us and the depositary.

The depositary may make available to us a set amount or a portion of the depositary fees charged in respect of the ADR program or otherwise upon such terms and conditions as we and the depositary may agree from time to time. The depositary collects its fees for issuance and cancelation of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions, or by directly billing investors, or by charging the book-entry system accounts of participants acting for them. The depositary will generally set off the amounts owing from distributions made to holders of ADSs. If, however, no distribution exists and payment owing is not timely received by the depositary, the depositary may refuse to provide any further services to holders that have not paid those fees and expenses owing until such fees and expenses have been paid. At the discretion of the depositary, all fees and charges owing under the deposit agreement are due in advance and/or when declared owing by the depositary.

Payment of Taxes

If any taxes or other governmental charges (including any penalties and/or interest) shall become payable by or on behalf of the custodian or the depositary with respect to any ADR, any deposited securities represented by the ADSs evidenced thereby or any distribution thereon, including, without limitation, any Chinese Enterprise Income Tax owing if the Circular Guoshuifa [2009] No. 82 issued by the Chinese State Administration of Taxation or any other circular, edict, order or ruling, as issued and as from time to time amended, is applied or otherwise, such tax or other governmental charge shall be paid by the holder thereof to the depositary. and by holding or having held an ADR the holder and all prior holders thereof, jointly and severally, agree to indemnify, defend and save harmless each of the depositary and its agents in respect thereof. If an ADR holder owes any tax or other governmental charge, the depositary may (i) deduct the amount thereof from any cash distributions, or (ii) sell deposited securities (by public or private sale) and deduct the amount owing from the net proceeds of such sale. In either case the ADR holder remains liable for any shortfall. If any tax or governmental charge is unpaid, the depositary may also refuse to effect any registration, registration of transfer, split-up or combination of deposited securities or withdrawal of deposited securities until such payment is made. If any tax or governmental charge is required to be withheld on any cash distribution, the depositary may deduct the amount required to be withheld from any cash distribution or, in the case of a non-cash distribution, sell the distributed property or securities (by public or private sale) in such amounts and in such manner as the depositary deems necessary and practicable to pay such taxes and distribute any remaining net proceeds or the balance of any such property after deduction of such taxes to the ADR holders entitled thereto.

By holding an ADR or an interest therein, you will be agreeing to indemnify us, the depositary, its custodian and any of our or their respective officers, directors, employees, agents and affiliates against, and hold each of them harmless from, any claims by any governmental authority with respect to taxes, additions to tax, penalties or interest arising out of any refund of taxes, reduced rate of withholding at source or other tax benefit obtained.

Reclassifications, Recapitalizations and Mergers

If we take certain actions that affect the deposited securities, including (i) any change in par value, split-up, consolidation, cancelation or other reclassification of deposited securities or (ii) any distributions of shares or other property not made to holders of ADRs or (iii) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all of our assets, then the depositary may choose to, and shall if reasonably requested by us:

•	amend the form of ADR;

•	distribute additional or amended ADRs;

•	distribute cash, securities or other property it has received in connection with such actions;

•	sell any securities or property received and distribute the proceeds as cash; or

•	none of the above.

If the depositary does not choose any of the above options, any of the cash, securities or other property it receives will constitute part of the deposited securities and each ADS will then represent a proportionate interest in such property.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason. ADR holders must be given at least 30 days’ notice of any amendment that imposes or increases any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, SWIFT, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or otherwise prejudices any substantial existing right of ADR holders. Such notice need not describe in detail the specific amendments effectuated thereby, but must identify to ADR holders a means to access the text of such amendment. If an ADR holder continues to hold an ADR or ADRs after being so notified, such ADR holder is deemed to agree to such amendment and to be bound by the deposit agreement as so amended. Notwithstanding the foregoing, if any governmental body or regulatory body should adopt new laws, rules or regulations which would require amendment or supplement of the deposit agreement or the form of ADR to ensure compliance therewith, we and the depositary may amend or supplement the deposit agreement and the ADR at any time in accordance with such changed laws, rules or regulations, which amendment or supplement may take effect before a notice is given or within any other period of time as required for compliance. No amendment, however, will impair your right to surrender your ADSs and receive the underlying securities, except in order to comply with mandatory provisions of applicable law.

How may the deposit agreement be terminated?

The depositary may, and shall at our written direction, terminate the deposit agreement and the ADRs by mailing notice of such termination to the registered holders of ADRs at least 30 days prior to the date fixed in such notice for such termination; provided, however, if the depositary shall have (i) resigned as depositary under the deposit agreement, notice of such termination by the depositary shall not be provided to registered holders unless a successor depositary shall not be operating under the deposit agreement within 60 days of the date of such resignation, and (ii) been removed as depositary under the deposit agreement, notice of such termination by the depositary shall not be provided to registered holders of ADRs unless a successor depositary shall not be operating under the deposit agreement on the 120th day after our notice of removal was first provided to the depositary. After the date so fixed for termination, (a) all direct registration ADRs shall cease to be eligible for the direct registration system and shall be considered ADRs issued on the ADR register maintained by the depositary and (b) the depositary shall use its reasonable efforts to ensure that the ADSs cease to be DTC eligible so that neither DTC nor any of its nominees shall thereafter be a registered holder of ADRs. At such time as the ADSs cease to be DTC eligible and/or neither DTC nor any of its nominees is a registered holder of ADRs, the depositary shall (a) instruct its custodian to deliver all shares to us along with a general stock power that refers to the names set forth on the ADR register maintained by the depositary and (b) provide us with a copy of the ADR register maintained by the depositary. Upon receipt of such shares and the ADR register maintained by the depositary, we have agreed to use our best efforts to issue to each registered holder a Share certificate representing the Shares represented by the ADSs reflected on the ADR register maintained by the depositary in such registered holder’s name and to deliver such Share certificate to the registered holder at the address set forth on the ADR register maintained by the depositary. After providing such instruction to the custodian and delivering a copy of the ADR register to us, the depositary and its agents will perform no further acts under the deposit agreement or the ADRs and shall cease to have any obligations under the deposit agreement and/or the ADRs.

Limitations on Obligations and Liability to ADR Holders

Limits on our obligations and the obligations of the depositary; limits on liability to ADR holders and holders of ADSs

Prior to the issue, registration, registration of transfer, split-up, combination, or cancelation of any ADRs, or the delivery of any distribution in respect thereof, and from time to time in the case of the production of proofs as described below, we or the depositary or its custodian may require:

•

payment with respect thereto of (i) any stock transfer or other tax or other governmental charge, (ii) any stock transfer or registration fees in effect for the registration of transfers of shares or other deposited securities upon any applicable register and (iii) any applicable fees and expenses described in the deposit agreement;

•

the production of proof satisfactory to it of (i) the identity of any signatory and genuineness of any signature and (ii) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, compliance with applicable law, regulations, provisions of or governing deposited securities and terms of the deposit agreement and the ADRs, as it may deem necessary or proper; and

•	compliance with such regulations as the depositary may establish consistent with the deposit agreement.

The issuance of ADRs, the acceptance of deposits of shares, the registration, registration of transfer, split-up or combination of ADRs or the withdrawal of shares, may be suspended, generally or in particular instances, when the ADR register or any register for deposited securities is closed or when any such action is deemed advisable by the depositary; provided that the ability to withdraw shares may only be limited under the following circumstances: (i) temporary delays caused by closing transfer books of the depositary or our transfer books or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends, (ii) the payment of fees, taxes, and similar charges, and (iii) compliance with any laws or governmental regulations relating to ADRs or to the withdrawal of deposited securities.

The deposit agreement expressly limits the obligations and liability of the depositary, ourselves and our respective agents, provided, however, that no disclaimer of liability under the Securities Act of 1933 is intended by any of the limitations of liabilities provisions of the deposit agreement. Neither we nor the depositary nor any such agent will be liable if:

•

any present or future law, rule, regulation, fiat, order or decree of the United States, the Cayman Islands, the People’s Republic of China (including the Hong Kong Special Administrative Region, the People’s Republic of China) or any other country or jurisdiction, or of any governmental or regulatory authority or securities exchange or market or automated quotation system, the provisions of or governing any deposited securities, any present or future provision of our charter, any act of God, war, terrorism, nationalization, expropriation, currency restrictions, work stoppage, strike, civil unrest, revolutions, rebellions, explosions, computer failure or other circumstance beyond our, the depositary’s or our respective agents’ direct and immediate control shall prevent or delay, or shall cause any of them to be subject to any civil or criminal penalty in connection with, any act which the deposit agreement or the ADRs provide shall be done or performed by us, the depositary or our respective agents (including, without limitation, voting);

•

it exercises or fails to exercise discretion under the deposit agreement or the ADRs including, without limitation, any failure to determine that any distribution or action may be lawful or reasonably practicable;

•	it performs its obligations under the deposit agreement and ADRs without gross negligence or willful misconduct;

•

it takes any action or refrains from taking any action in reliance upon the advice of or information from legal counsel, accountants, any person presenting shares for deposit, any registered holder of ADRs, or any other person believed by it to be competent to give such advice or information; or

•	it relies upon any written notice, request, direction, instruction or document believed by it to be genuine and to have been signed, presented or given by the proper party or parties.

Neither the depositary nor its agents have any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs. We and our agents shall only be obligated to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs, which in our opinion may involve us in expense or liability, if indemnity satisfactory to us against all expense (including fees and disbursements of counsel) and liability is furnished as often as may be required. The depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the deposit agreement, any registered holder or holders of ADRs, any ADRs or otherwise related to the deposit agreement or ADRs to the extent such information is requested or required by or pursuant to any lawful authority, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities or other regulators. The depositary shall not be liable for the acts or omissions made by, or the insolvency of, any securities depository, clearing agency or settlement system. Furthermore, the depositary shall not be responsible for, and shall incur no liability in connection with or arising from, the insolvency of any custodian that is not a branch or affiliate of JPMorgan Chase Bank, N.A. Notwithstanding anything to the contrary contained in the deposit agreement or any ADRs, the depositary shall not be responsible for, and shall incur no liability in connection with or arising from, any act or omission to act on the part of the custodian except to the extent that the custodian has (i) committed fraud or willful misconduct in the provision of custodial services to the depositary or (ii) failed to use reasonable care in the provision of custodial services to the depositary as determined in accordance with the standards prevailing in the jurisdiction in which the custodian is located. The depositary and the custodian(s) may use third party delivery services and providers of information regarding matters such as pricing, proxy voting, corporate actions, class action litigation and other services in connection with the ADRs and the deposit agreement, and use local agents to provide extraordinary services such as attendance at annual meetings of issuers of securities. Although the depositary and the custodian will use reasonable care (and cause their agents to use reasonable care) in the selection and retention of such third party providers and local agents, they will not be responsible for any errors or omissions made by them in providing the relevant information or services.

The depositary shall not have any liability for the price received in connection with any sale of securities, the timing thereof or any delay in action or omission to act nor shall it be responsible for any error or delay in action, omission to act, default or negligence on the part of the party so retained in connection with any such sale or proposed sale.

The depositary has no obligation to inform ADR holders or other holders of an interest in any ADSs about the requirements of Cayman Islands or People’s Republic of China law, rules or regulations or any changes therein or thereto.

Additionally, none of us, the depositary or the custodian shall be liable for the failure by any registered holder of ADR or beneficial owner therein to obtain the benefits of credits on the basis of non-U.S. tax paid against such holder’s or beneficial owner’s income tax liability. Neither we nor the depositary shall incur any liability for any tax consequences that may be incurred by registered holders or beneficial owners therein on account of their ownership of ADRs or ADSs.

Neither the depositary nor its agents will be responsible for any failure to carry out any instructions to vote any of the deposited securities, for the manner in which any such vote is cast or for the effect of any such vote. The depositary may rely upon instructions from us or our counsel in respect of any approval or license required for any currency conversion, transfer or distribution. The depositary shall not incur any liability for the content of any information submitted to it by us or on our behalf for distribution to ADR holders or for any inaccuracy of any translation thereof, for any investment risk associated with acquiring an interest in the deposited securities, for the validity or worth of the deposited securities, for the credit-worthiness of any third party, for allowing any rights to lapse upon the terms of the deposit agreement or for the failure or timeliness of any notice from us. The depositary shall not be liable for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the depositary or in connection with any matter arising wholly after the removal or resignation of the depositary. Neither the depositary nor any of its agents shall be liable to registered holders or beneficial owners of interests in ADSs for any indirect, special, punitive or consequential damages (including, without limitation, legal fees and expenses) or lost profits, in each case of any form incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought.

In the deposit agreement each party thereto (including, for avoidance of doubt, each holder and beneficial owner and/or holder of interests in ADRs) irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any suit, action or proceeding against the depositary and/or the company directly or indirectly arising out of or relating to the shares or other deposited securities, the ADSs or the ADRs, the deposit agreement or any transaction contemplated therein, or the breach thereof (whether based on contract, tort, common law or any other theory).

The depositary and its agents may own and deal in any class of securities of our company and affiliates and in ADRs.

Disclosure of Interest in ADSs

To the extent that the provisions of or governing any deposited securities may require disclosure of or impose limits on beneficial or other ownership of deposited securities, other shares and other securities and may provide for blocking transfer, voting or other rights to enforce such disclosure or limits, you agree to comply with all such disclosure requirements and ownership limitations and to comply with any reasonable instructions we may provide in respect thereof. We reserve the right to instruct you to deliver your ADSs for cancelation and withdrawal of the deposited securities so as to permit us to deal with you directly as a holder of shares and, by holding an ADS or an interest therein, you will be agreeing to comply with such instructions.

Books of Depositary

The depositary or its agent will maintain a register for the registration, registration of transfer, combination and split-up of ADRs, which register shall include the depositary’s direct registration system. Registered holders of ADRs may inspect such records at the depositary’s office at all reasonable times, but solely for the purpose of communicating with other holders in the interest of the business of our company or a matter relating to the deposit agreement. Such register may be closed at any time or from time to time, when deemed expedient by the depositary or, in the case of the issuance book portion of the ADR register, when reasonably requested by us solely in order to enable us to comply with applicable law.

The depositary will maintain facilities for the delivery and receipt of ADRs.

Appointment

In the deposit agreement, each registered holder of ADRs and each person holding an interest in ADSs, upon acceptance of any ADSs (or any interest therein) issued in accordance with the terms and conditions of the deposit agreement will be deemed for all purposes to:

•	be a party to and bound by the terms of the deposit agreement and the applicable ADR or ADRs, and

•

appoint the depositary its attorney-in-fact, with full power to delegate, to act on its behalf and to take any and all actions contemplated in the deposit agreement and the applicable ADR or ADRs, to adopt any and all procedures necessary to comply with applicable laws and to take such action as the depositary in its sole discretion may deem necessary or appropriate to carry out the purposes of the deposit agreement and the applicable ADR and ADRs, the taking of such actions to be the conclusive determinant of the necessity and appropriateness thereof. Governing Law and Jurisdiction

The deposit agreement and the ADRs shall be governed by and construed in accordance with the laws of the State of New York. In the deposit agreement, we have submitted to the jurisdiction of the courts of the State of New York and appointed an agent for service of process on our behalf. Notwithstanding the foregoing, (i) any action based on the deposit agreement or the transactions contemplated thereby may be instituted by the depositary in any competent court in the Cayman Islands, Hong Kong, the People’s Republic of China and/or the United States, (ii) the depositary may, in its sole discretion, elect to institute any action, controversy, claim or dispute directly or indirectly based on, arising out of or relating to the deposit agreement or the ADRs or the transactions contemplated thereby, including without limitation any question regarding its or their existence, validity, interpretation, performance or termination, against any other party or parties to the deposit agreement (including, without limitation, against ADR holders and owners of interests in ADSs), by having the matter referred to and finally resolved by an arbitration conducted under the terms described below, and (iii) the depositary may in its sole discretion require that any action, controversy, claim, dispute, legal suit or proceeding brought against the depositary by any party or parties to the deposit agreement (including, without limitation, by ADR holders and owners of interests in ADSs) shall be referred to and finally settled by an arbitration conducted under the terms described below. Any such arbitration shall be conducted in the English language either in New York, New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association or in Hong Kong following the arbitration rules of the United Nations Commission on International Trade Law (UNCITRAL).

By holding an ADS or an interest therein, registered holders of ADRs and owners of ADSs each irrevocably agree that any legal suit, action or proceeding against or involving us or the depositary, arising out of or based upon the deposit agreement, the ADSs or the transactions contemplated thereby, may only be instituted in a state or federal court in New York, New York, and each irrevocably waives any objection which it may have to the laying of venue of any such proceeding, and irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

DESCRIPTION OF DEBT SECURITIES

The following is a summary of certain general terms and provisions of the debt securities and the indenture, but they are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the indenture, which has been filed as an exhibit to the registration statement of which this prospectus is a part, including the definitions of specified terms used in the indenture, and to the Trust Indenture Act of 1939, as amended, or the “Trust Indenture Act”. The particular terms of the debt securities offered by any prospectus supplement and the extent these general provisions may apply to the debt securities will be described in the applicable prospectus supplement. The terms of the debt securities will include those set forth in the indenture, any related documents and those made a part of the indenture by the Trust Indenture Act. You should read the summary below, the applicable prospectus supplement and the provisions of the indenture and any related documents before investing in our debt securities.

The prospectus supplement relating to any series of debt securities that we may offer will contain the specific terms of the debt securities. These terms may include the following:

•	the title and any limit on the aggregate principal amount of the debt securities;

•	whether the debt securities will be secured or unsecured;

•	whether the debt securities are senior or subordinated debt securities and, if subordinated, the terms of such subordination;

•	whether the debt securities are convertible into or exchangeable for other securities and, if so, the terms and conditions upon which such securities will be so convertible or exchangeable;

•	the percentage or percentages of principal amount at which such debt securities will be issued;

•	the interest rate(s) or the method for determining the interest rate(s);

•	the dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable;

•	the record dates for the determination of holders to whom interest is payable or the method for determining such dates;

•	the dates on which the debt securities may be issued, the maturity date and other dates of payment of principal;

•	redemption or early repayment provisions;

•	authorized denominations if other than denominations of $2,000 and multiples of $1,000 in excess thereof;

•	the form of the debt securities;

•	amount of discount or premium, if any, with which such debt securities will be issued;

•	whether such debt securities will be issued in whole or in part in the form of one or more global securities;

•	the identity of the depositary for global securities;

•

whether a temporary security is to be issued with respect to such series and whether any interest payable prior to the issuance of definitive securities of the series will be credited to the account of the persons entitled thereto;

•

the terms upon which beneficial interests in a temporary global security may be exchanged in whole or in part for beneficial interests in a definitive global security or for individual definitive securities;

•	any covenants applicable to the particular debt securities being issued;

•	any defaults and events of default applicable to the particular debt securities being issued;

•	any provisions for the defeasance of the particular debt securities being issued in whole or in part;

•	any addition or change in the provisions related to satisfaction and discharge;

•	any restriction or condition on the transferability of the debt securities;

•	the currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, such debt securities will be payable;

•	the time period within which, the manner in which and the terms and conditions upon which the purchaser of the debt securities can select the payment currency;

•	the securities exchange(s) or automated quotation system(s) on which the securities will be listed or admitted to trading, as applicable, if any;

•	our obligation or right to redeem, purchase or repay debt securities under a sinking fund, amortization or analogous provision;

•	provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture;

•	place or places where we may pay principal, premium, if any, and interest and where holders may present the debt securities for registration of transfer, exchange or conversion;

•	place or places where notices and demands relating to the debt securities and the indentures may be made;

•	if other than the principal amount of the debt securities, the portion of the principal amount of the debt securities that is payable upon declaration of acceleration of maturity;

•	any index or formula used to determine the amount of payments of principal of, premium (if any) or interest on the debt securities and the method of determining these amounts;

•	any provisions relating to compensation and reimbursement of the trustee;

•	provisions, if any, granting special rights to holders of the debt securities upon the occurrence of specified events; and

•	any other terms of the debt securities.

General

We may sell the debt securities, including original issue discount securities, at par or at greater than de minimis discount below their stated principal amount. Unless we inform you otherwise in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the indenture. Such additional debt securities will have the same terms and conditions as the applicable series of debt securities in all respects (or in all respects except for the issue date, the issue price or the first payment of interest), and will vote together as one class on all matters with respect to such series of debt securities. We shall not issue any additional debt securities with the same CUSIP, ISIN or other identifying number as outstanding debt securities issued hereunder unless the additional debt securities are fungible with such outstanding debt securities for U.S. federal income tax purposes. Unless we inform you otherwise in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

Form, Exchange and Transfer

The debt securities will be issued in fully registered form without interest coupons and, unless otherwise indicated in the applicable prospectus supplement, in minimum denominations of US$2,000 and integral multiples of US$1,000 in excess thereof.

The entity performing the role of maintaining the list of registered holders is called the “registrar.” The registrar acts as our agent for registering debt securities in the names of holders and transferring registered debt securities. You may exchange or transfer your registered debt securities at the specified office of the registrar. We may also arrange for additional registrars, and may change registrars. We may also choose to act as our own registrar.

You will not be required to pay a service charge for any registration of transfer or exchange of debt securities, but you may be required to pay any tax or other governmental charge associated with the registration of transfer or exchange. The registration of transfer or exchange of a registered debt security will only be made if you have duly endorsed the debt security or provided the registrar with a written instrument of transfer satisfactory in form to the registrar.

Payment and Paying Agents

If your debt securities are in definitive registered form, we will pay interest to you if you are listed in the registrar’s records as a direct holder at the close of business on a particular day in advance of each due date for interest, even if you no longer own the debt securities on the interest due date. That particular day is called the “record date” and will be stated in the applicable prospectus supplement.

We will pay interest, principal, additional amounts and any other money due on global registered debt securities pursuant to the applicable procedures of the depositary or, if the debt securities are not in global form, at offices maintained for that purpose in New York, New York. These offices are called “paying agents.” We may also choose to pay interest by mailing checks. We may also arrange for additional payment agents, and may change these agents, including our use of the trustee’s corporate trust office. We may also choose to act as our own paying agent.

Regardless of who acts as paying agent, all money that we pay as principal, premium or interest to a paying agent, or then held by us in trust, that remains unclaimed at the end of two years after the amount is due to direct holders will be repaid to us, or if then held by us, discharged from trust. After that two-year period, direct holders may look only to us for payment and not to the trustee, any other paying agent or anyone else.

Street name and other indirect holders should consult their banks or brokers for information on how they will receive payments.

Payment of Additional Amounts

All payments of principal, premium and interest made by or on behalf of us in respect of the debt securities of each series will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature (“Taxes”) imposed or levied by or within the British Virgin Islands, Cayman Islands, Hong Kong, the PRC or any jurisdiction where we or our paying agent are otherwise considered by a taxing authority to be a resident for tax purposes (in each case, including any political subdivision or any authority therein or thereof having power to tax) (the “Relevant Jurisdiction”), unless such withholding or deduction of such Taxes is required by law. If we are required to make such withholding or deduction, we will pay such additional amounts (“Additional Amounts”) as will result in receipt by each holder of any debt securities of such amounts as would have been received by such holder had no such withholding or deduction of such Taxes been required, except that no such Additional Amounts shall be payable:

(i) in respect of any such Taxes that would not have been imposed, deducted or withheld but for the existence of any connection (whether present or former) between the holder or beneficial owner of a debt security and the Relevant Jurisdiction other than merely holding such debt security or receiving principal, premium (if any) or interest in respect thereof (including such holder or beneficial owner being or having been a national, domiciliary or resident of such Relevant Jurisdiction or treated as a resident thereof or being or having been physically present or engaged in a trade or business therein or having or having had a permanent establishment therein);

(ii) in respect of any debt security presented for payment (where presentation is required) more than 30 days after the relevant date, except to the extent that the holder thereof would have been entitled to such Additional Amounts on presenting the same for payment on the last day of such 30-day period. For this purpose, the “relevant date” in relation to any debt security means the later of (a) the due date for such payment or (b) the date such payment was made or duly provided for;

(iii) in respect of any Taxes that would not have been imposed, deducted or withheld but for a failure of the holder or beneficial owner of a debt security to comply with a timely request by us addressed to the holder or beneficial owner to provide information concerning such holder’s or beneficial owner’s nationality, residence, identity or connection with any Relevant Jurisdiction, if and to the extent that due and timely compliance with such request is required under the tax laws of such jurisdiction in order to reduce or eliminate any withholding or deduction as to which Additional Amounts would have otherwise been payable to such holder;

(iv) in respect of any Taxes imposed as a result of a debt security being presented for payment (where presentation is required) in the Relevant Jurisdiction, unless such debt security could not have been presented for payment elsewhere;

(v) in respect of any estate, inheritance, gift, sale, transfer, personal property or similar Taxes;

(vi) to any holder of a debt security that is a fiduciary, partnership or person other than the sole beneficial owner of any payment to the extent that such payment would be required to be included in the income under the laws of a Relevant Jurisdiction, for tax purposes, of a beneficiary or settlor with respect to the fiduciary, or a member of that partnership or a beneficial owner who would not have been entitled to such Additional Amounts had that beneficiary, settlor, partner or beneficial owner been the holder thereof;

(vii) with respect to any withholding or deduction that is imposed in connection with Sections 1471-1474 of the Internal Revenue Code of 1986, as amended, and U.S. Treasury regulations thereunder (“FATCA”), any intergovernmental agreement between the United States and any other jurisdiction implementing or relating to FATCA or any non-U.S. law, regulation or guidance enacted or issued with respect thereto;

(viii) any such Taxes payable otherwise than by deduction or withholding from payments under or with respect to any debt security; or

(ix) any combination of Taxes referred to in the preceding items (i) through (viii) above.

In the event that any withholding or deduction for or on account of any Taxes is required and Additional Amounts are payable with respect thereto, at least 10 business days prior to each date of payment of principal of, premium (if any) or interest on the debt securities of any series, we will furnish to the trustee and the paying agent, if other than the trustee, an officers’ certificate specifying the amount required to be withheld or deducted on such payments to such holders, certifying that we shall pay such amounts required to be withheld to the appropriate governmental authority and certifying to the fact that the Additional Amounts will be payable and the amounts so payable to each holder, and that we will pay to the trustee or such paying agent the Additional Amounts required to be paid; provided that no such officers’ certificate will be required prior to any date of payment of principal of, premium (if any) or interest on such debt securities if there has been no change with respect to the matters set forth in a prior officers’ certificate. The trustee and each paying agent shall be entitled to rely on the fact that any officers’ certificate contemplated by this paragraph has not been furnished as evidence of the fact that no withholding or deduction for or on account of any Taxes is required. We covenant to indemnify the trustee and any paying agent for and to hold them harmless against any loss, liability or reasonably incurred expense without fraudulent activity, gross negligence or willful misconduct on their part arising out of or in connection with actions taken or omitted by any of them in reliance on any such officers’ certificate furnished pursuant to this paragraph or on the fact that any officers’ certificate contemplated by this paragraph has not been furnished.

Whenever there is mentioned, in any context, the payment of principal, premium or interest in respect of any debt security, such mention shall be deemed to include the payment of Additional Amounts provided for in the indenture, to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof pursuant to the indenture.

The foregoing provisions shall apply in the same manner with respect to the jurisdiction in which any successor Person to us or its paying agent is organized or resident for tax purposes or any authority therein or thereof having the power to tax (a “Successor Jurisdiction”), substituting such Successor Jurisdiction for the Relevant Jurisdiction.

Our obligation to make payments of Additional Amounts under the terms and conditions described above will survive any termination, defeasance or discharge of the indenture.

Tax Redemption

Each series of debt securities may be redeemed at any time, at our option, in whole but not in part, upon written notice as described below, at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to, but not including, the date fixed for redemption, if (i) as a result of any change in, or amendment to, the laws or regulations of the Relevant Jurisdiction (or, in the case of Additional Amounts payable by a successor Person to us, the applicable Successor Jurisdiction), or any change in the official application or official interpretation of such laws or regulations, which change or amendment becomes effective on or after the issue date of the applicable series of debt securities (or, in the case of Additional Amounts payable by a successor Person to us, the date on which such successor Person to us became a successor to us pursuant to the applicable provisions of the indenture) (a “Tax Change”), we or any such successor Person to us is, or would be, obligated to pay Additional Amounts upon the next payment of principal, premium (if any) or interest in respect of such debt securities and (ii) such obligation cannot be avoided by us or any such successor Person to us taking reasonable measures available to it, provided that changing our or such successor Person’s jurisdiction is not a reasonable measure for purposes of this section.

Prior to the giving of any notice of redemption of debt securities pursuant to the foregoing, we or any such successor Person to us shall deliver to the trustee (i) a notice of such redemption election, (ii) an opinion of external legal counsel or an opinion of an independent tax consultant to the effect that we or any such successor Person to us is, or would become, obligated to pay such Additional Amounts as the result of a Tax Change and (iii) an officers’ certificate from us or any such successor Person to us, stating that such amendment or change has occurred, describing the facts leading thereto and stating that such requirement cannot be avoided by us or any such successor Person to us taking reasonable measures available to it. The trustee shall be entitled to rely conclusively upon such certificate and opinion as sufficient evidence of the conditions precedent described above, in which event it shall be conclusive and binding on the relevant holders.

Notice of redemption of debt securities as provided above shall be given to the holders not less than 30 nor more than 60 days prior to the date fixed for redemption; provided that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which we or any such successor Person to us would be required to pay Additional Amounts if a payment in respect of such debt securities was then due. Notice having been given, the debt securities of that series shall become due and payable on the date fixed for redemption and will be paid at the redemption price, together with accrued and unpaid interest, if any, to, but not including, the date fixed for redemption, at the place or places of payment and in the manner specified in that series of the debt securities. From and after the redemption date, if moneys for the redemption of such debt securities shall have been made available as provided in the indenture for redemption on the redemption date, the debt securities of such series shall cease to bear interest, and the only right of the holders of such debt securities shall be to receive payment of the redemption price and accrued and unpaid interest, if any, to, but not including, the date fixed for redemption.

Open Market Purchases

We or any of our Controlled Entities may, in accordance with all applicable laws and regulations, at any time purchase the debt securities issued under the indenture in the open market or otherwise at any price, so long as such purchase does not otherwise violate the terms of the indenture. The debt securities so purchased, while held by or on behalf of us or any of our Controlled Entities, shall not be deemed to be outstanding for the purposes of determining whether the holders of the requisite principal amount of outstanding debt securities have given any request, demand, authorization, direction, notice, consent or waiver hereunder.

Modification and Waiver

The indenture contains provisions permitting us and the trustee, without the consent of the holders of the applicable series of debt securities, to execute supplemental indentures for certain enumerated purposes in the indenture and, with the consent of the holders of not less than a majority in aggregate principal amount of the applicable series of debt securities then outstanding under the indenture, to add, change, eliminate or modify in any way the provisions of the indenture or any supplemental indentures or to change or modify in any manner the rights of the holders of such debt securities. We and the trustee may not, however, without the consent of each holder of the debt securities of the applicable series affected thereby:

(i) change the Stated Maturity of any debt security;

(ii) reduce the principal amount of, payments of interest on or stated time for payment of interest on any debt security;

(iii) change any obligation of ours to pay Additional Amounts with respect to any debt security;

(iv) change the currency of payment of the principal of, premium (if any) or interest on any debt security;

(v) reduce the amount of the principal of an original issue discount security that would be due and payable upon a declaration of acceleration of the maturity thereof;

(vi) impair the right to institute suit for the enforcement of any payment due on or with respect to any debt security;

(vii) reduce the above stated percentage of outstanding debt securities necessary to modify or amend the indenture;

(viii) reduce the percentage of the aggregate principal amount of outstanding debt securities of that series necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults;

(ix) modify the provisions of the indenture with respect to modification and waiver;

(x) amend, change or modify any provision of the indenture or the related definition affecting the ranking of any series of debt securities in a manner which adversely affects the holders of such debt securities; or

(xi) reduce the amount of the premium payable upon the redemption or repurchase of any series of debt securities or change the time at which any series of debt securities may be redeemed or repurchased as described above under “—Tax Redemption” or as described in the applicable prospectus supplement.

The holders of not less than a majority in principal amount of the debt securities of any series then outstanding may on behalf of all holders of the debt securities of that series waive any existing or past Default or Event of Default and its consequences under the indenture, except a continuing Default or Event of Default (i) in the payment of principal of, premium (if any) or interest on (or Additional Amount payable in respect of), the debt securities of such series then outstanding, in which event the consent of all holders of the debt securities of such series then outstanding affected thereby is required, or (ii) in respect of a covenant or provision which under the indenture cannot be modified or amended without the consent of the holder of each debt security of such series then outstanding affected thereby. Any such waivers will be conclusive and binding on all holders of that series of debt securities, whether or not they have given consent to such waivers, and on all future holders of such debt securities, whether or not notation of such waivers is made upon such debt securities. Any instrument given by or on behalf of any holder of a debt security of that series in connection with any consent to any such waiver will be irrevocable once given and will be conclusive and binding on all subsequent holders of such debt security.

Notwithstanding the foregoing, without the consent of any holder of the securities, we and the trustee may amend the indenture and the relevant debt securities to, among other things:

(i) cure any ambiguity, omission, defect or inconsistency contained in the indenture or in any supplemental indenture; provided, however, that such amendment does not materially and adversely affect the rights of holders;

(ii) evidence the succession of another corporation to the Company, or successive successions, and the assumption by such successor of the covenants and obligations of the Company contained in the debt securities of one or more series and in this indenture or any supplemental indenture;

(iii) comply with the rules of any applicable depositary;

(iv) secure any series of debt securities;

(v) add to the covenants and agreements of the Company, to be observed thereafter and during the period, if any, in such supplemental indenture or indentures expressed, and to add Events of Default, in each case for the protection or benefit of the holders of all or any series of the debt securities (and if such covenants, agreements and Events of Default are to be for the benefit of fewer than all series of debt securities, stating that such covenants, agreements and Events of Default are expressly being included for the benefit of such series as shall be identified therein), or to surrender any right or power herein conferred upon the Company;

(vi) make any change in any series of debt securities that does not adversely affect the legal rights under the indenture of any holder of such debt securities in any material respect;

(vii) evidence and provide for the acceptance of an appointment under the indenture of a successor trustee; provided that the successor trustee is otherwise qualified and eligible to act as such under the terms thereof;

(viii) conform the text of the indenture or any series of the debt securities to any provision of this “Description of Debt Securities” to the extent that such provision in this prospectus was intended to be a verbatim recitation of a provision of the indenture or such series of the debt securities as evidenced by an officers’ certificate;

(ix) make any amendment to the provisions of the indenture relating to the transfer and legending of debt securities as permitted by the indenture, including, but not limited to, facilitating the issuance and administration of any series of the debt securities or, if incurred in compliance with the indenture, additional debt securities; provided, however, that (A) compliance with the indenture as so amended would not result in any series of the debt securities being transferred in violation of the Securities Act or any applicable securities law and (B) such amendment does not materially and adversely affect the rights of holders to transfer debt securities;

(x) change or eliminate any of the provisions of the indenture; provided that any such change or elimination shall become effective only when there is no outstanding debt security of any series created prior to the execution of such supplemental indenture that is entitled to the benefit of such provision and as to which such supplemental indenture would apply;

(xi) make any amendment to the indenture necessary to qualify the indenture under the Trust Indenture Act;

(xii) add guarantors or co-obligors with respect to any series of debt securities; and

(xiii) establish the form and terms of debt securities of any series as permitted under the indenture, or to provide for the issuance of additional debt securities in accordance with the limitations set forth in the indenture, or to add to the conditions, limitations or restrictions on the authorized amount, terms or purposes of issue, authentication or delivery of the debt securities of any series, as herein set forth, or other conditions, limitations or restrictions thereafter to be observed.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment, supplement or waiver. It is sufficient if such consent approves the substance of the proposed amendment or supplement. A consent to any amendment, supplement or waiver under the indenture by any holder given in connection with a tender of such holder’s debt securities will not be rendered invalid by such tender. After an amendment, supplement or waiver under the indenture becomes effective, we are required to give to the holders a notice briefly describing such amendment, supplement or waiver. However, the failure to give such notice to all the holders, or any defect in the notice will not impair or affect the validity of the amendment, supplement or waiver.

Consolidation, Merger and Sale of Assets

The indenture provides that we may not consolidate with or merge into any other Person in a transaction in which we are not the surviving entity, or convey, transfer or lease our properties and assets substantially as an entirety to, any Person unless:

(i) any Person formed by such consolidation or into which we are merged or to whom we have conveyed, transferred or leased our properties and assets substantially as an entirety is a corporation, partnership, trust or other entity validly existing under the laws of the British Virgin Islands, Cayman Islands or Hong Kong and such Person expressly assumes by indentures supplemental to the indenture all of our obligations under the indenture and the debt securities issued under the indenture, including the obligation to pay Additional Amounts with respect to any jurisdiction in which it is organized or resident for tax purposes;

(ii) immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and

(iii) we have delivered to the trustee an officers’ certificate and an opinion of external legal counsel, each stating that such consolidation, merger, conveyance, transfer or lease and such supplemental indentures comply with the indenture and that all conditions precedent therein provided for relating to such transaction have been complied with.

Payments for Consent

We will not, and will not permit any of our Controlled Entities to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of debt securities of any series for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the debt securities of such series unless such consideration is offered to be paid and is paid to all holders of the relevant series of debt securities that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment.

Events of Default

Under the terms of the indenture, each of the following constitutes an Event of Default for a series of debt securities unless, as otherwise stated in the applicable prospectus supplement, it is either inapplicable to a particular series or it is specifically deleted or modified:

(i) failure to pay principal or premium in respect of any debt securities of that series by the due date for such payment (whether at Stated Maturity or upon acceleration, repurchase, redemption or otherwise);

(ii) failure to pay interest on any debt securities of that series within 30 days after the due date for such payment;

(iii) we default in the performance of or breach our obligations under the “—Consolidation, Merger and Sale of Assets” covenant;

(iv) we default in the performance of or breach any covenant or agreement in the indenture or under the debt securities of that series (other than a default specified in clause (i), (ii) or (iii) above) and such default or breach continues for a period of 60 consecutive days after written notice by the trustee or the holders of 25% or more in aggregate principal amount of the debt securities of that series;

(v) (1) there occurs with respect to any of our indebtedness or indebtedness of any of our “significant subsidiaries,” as defined in Article 1, Rule 1-02 of Regulation S-K, whether such indebtedness now exists or shall hereafter be created, (A) an event of default that has resulted in the holder thereof declaring the principal of such indebtedness to be due and payable prior to its stated maturity or (B) a failure to make a payment of principal, interest or premium when due (after giving effect to the expiration of any applicable grace period therefor, a “Payment Default”) and (2) the outstanding principal amount of such indebtedness, together with the outstanding principal amount of any other indebtedness of such Persons under which there has been a Payment Default or the maturity of which has been so accelerated, is equal to or exceeds US$60,000,000, and in each case, such indebtedness is not discharged, or such acceleration is not otherwise cured or rescinded, with 30 days;

(vi) one or more final judgments or orders for the payment of money are rendered against us or any of our significant subsidiaries, as defined in Article 1, Rule 1-02 of Regulation S-K, and are not paid or discharged, and there is a period of 90 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons (net of any amounts that our insurance carriers have paid or agreed to pay with respect thereto under applicable policies) to exceed US$60,000,000, during which a stay of enforcement, by reason of a pending appeal or otherwise, is not in effect;

(vii) the entry by a court having jurisdiction in the premises of (i) a decree or order for relief in respect of us or any of our significant subsidiaries, as defined in Article 1, Rule 1-02 of Regulation S-K, in an involuntary case or proceeding under any applicable bankruptcy, insolvency or other similar law or (ii) a decree or order adjudging us or any of our significant subsidiaries bankrupt or insolvent, or approving as final and nonappealable a petition seeking reorganization, arrangement, adjustment, or composition of or in respect of us or any of our significant subsidiaries under any applicable bankruptcy, insolvency or other similar law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator, or other similar official of us or any of our significant subsidiaries or of any substantial part of their respective property, or ordering the winding up or liquidation of their respective affairs (or any similar relief granted under any foreign laws), and in any such case the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 90 consecutive calendar days;

(viii) the commencement by us or any of our significant subsidiaries, as defined in Article 1, Rule 1-02 of Regulation S-K, of a voluntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency or other similar law or of any other case or proceeding to be adjudicated bankrupt or insolvent, or the consent by us or any significant subsidiary to the entry of a decree or order for relief in respect of us or any of our significant subsidiaries in an involuntary case or proceeding under any applicable bankruptcy, insolvency or other similar law or the commencement of any bankruptcy or insolvency case or proceeding against us or any significant subsidiary, or the filing by us or any significant subsidiaries of a petition or answer or consent seeking reorganization or relief with respect to us or any of our significant subsidiaries under any applicable bankruptcy, insolvency or other similar law, or the consent by us or any significant subsidiary to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator, or other similar official of us or any of our significant subsidiaries or of any substantial part of their respective property pursuant to any such law, or the making by us or any of our significant subsidiaries of a general assignment for the benefit of creditors in respect of any indebtedness as a result of an inability to pay such indebtedness as it becomes due, or the admission by us or any of our significant subsidiaries in writing of our inability to pay our debts generally as they become due, or the taking of corporate action by us or any of our significant subsidiaries that resolves to commence any such action;

(ix) the debt securities of that series or the indenture is or becomes or is claimed by us to be unenforceable, invalid or ceases to be in full force and effect otherwise than is permitted by the indenture; and

(x) any other event of default described in the applicable prospectus supplement.

However, a default under clause (iv) of the preceding paragraph will not constitute an Event of Default until the trustee or the holders of 25% in principal amount of the then outstanding debt securities of that series provide written notice to us of the default and we do not cure such default within the time specified in clause (iv) of the preceding paragraph after receipt of such notice.

If an Event of Default (other than an Event of Default described in clauses (vii) and (viii) above) shall occur and be continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding by written notice as provided in the indenture may declare the unpaid principal amount of such debt securities and any accrued and unpaid interest thereon (and any Additional Amount payable in respect thereof) to be due and payable immediately upon receipt of such notice. If an Event of Default in clause (v) above shall occur, the declaration of acceleration of the debt securities shall be automatically annulled if the default triggering such Event of Default pursuant to clause (v) shall be remedied or cured by us or any of our significant subsidiaries, as defined in Article 1, Rule 1-02 of Regulation S-K, or waived by the holders of the relevant indebtedness within 30 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the debt securities of that series would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all Events of Default, other than the non-payment of principal, premium (if any) or interest on the debt securities of that series that became due solely because of the acceleration of the debt securities of that series, have been cured or waived. If an Event of Default in clauses (vii) or (viii) above shall occur, the unpaid principal amount of all the debt securities then outstanding and any accrued and unpaid interest thereon will automatically, and without any declaration or other action by the trustee or any holder of such debt securities, become immediately due and payable. After a declaration of acceleration but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of at least a majority in aggregate principal amount of the debt securities of that series then outstanding may, under certain circumstances, waive all past defaults and rescind and annul such acceleration if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all Events of Default, other than the non-payment of principal, premium, if any, or interest on such debt securities that became due solely because of the acceleration of such debt securities, have been cured or waived. For information as to waiver of defaults, see “—Modification and Waiver.”

Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default shall occur and be continuing, the trustee will be under no obligation to exercise any of the trusts or powers vested in it by the indenture at the request, order or direction of any of the holders of debt securities, unless such holders shall have offered to the trustee pre-funding, security and/or indemnity satisfactory to it against the costs, expenses and liabilities which may be incurred therein or thereby. Subject to certain provisions, including those requiring pre-funding, security and/or indemnification of the trustee, the holders of a majority in aggregate principal amount of the debt securities of a series then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or the debt securities, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless (i) such holder has previously given to the trustee written notice of a continuing Event of Default with respect to the debt securities of that series, (ii) the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding have made written request to the trustee to institute such proceeding, (iii) such holder or holders have offered pre-funding, security and/or indemnity satisfactory to the trustee and (iv) the trustee has failed to institute such proceeding, and has not received from the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding a direction inconsistent with such request, within 60 days after such notice, request and offer. However, such limitations do not apply to a suit instituted by a holder of a debt security for the enforcement of the right to receive payment of the principal of, premium (if any) or interest on such debt security on or after the applicable due date specified in such debt security.

Legal Defeasance and Covenant Defeasance

The indenture will provide that we may at our option and at any time elect to have all of our obligations discharged with respect to the outstanding debt securities of a series (“Legal Defeasance”) except for:

(1)    the rights of holders of the debt securities of that series that are then outstanding to receive payments in respect of the principal of, or interest or premium on such debt securities when such payments are due from the trust referred to below;

(2)    our obligations with respect to the debt securities of that series concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)    the rights, powers, trusts, duties and immunities of the trustee for the debt securities of that series, and our obligations in connection therewith; and

(4)    the Legal Defeasance and Covenant Defeasance (as defined below) provisions of the indenture for the debt securities of that series.

The indenture will provide that, we may, at our option and at any time, elect to have our obligations with respect to the outstanding debt securities of a series released with respect to certain covenants (including our obligations under the headings “Consolidation, Merger and Sale of Assets” and “Payments for Consents”) that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under the caption “—Events of Default” will no longer constitute an Event of Default.

The indenture will also provide that, in order to exercise either Legal Defeasance or Covenant Defeasance:

(1)    we must irrevocably deposit with the trustee or the paying agent, in trust, for the benefit of the holders of all debt securities of that series subject to Legal Defeasance or Covenant Defeasance, cash in U.S. dollars, U.S. Government Obligation, or a combination of cash in U.S. dollars and U.S. Government Obligation, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants to pay the principal of, or interest and premium on such notes that are then outstanding on the Stated Maturity or on the applicable redemption date, as the case may be, and we must specify whether such debt securities are being defeased to maturity or to a particular redemption date;

(2)    in the case of Legal Defeasance, we must deliver to the trustee an opinion of external legal counsel of recognized standing with respect to U.S. federal income tax matters that is acceptable to the trustee confirming that (a) we have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of external legal counsel will confirm that, the beneficial owners of the then outstanding debt securities of that series will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)    in the case of Covenant Defeasance, we must deliver to the trustee an opinion of external legal counsel of recognized standing with respect to U.S. federal income tax matters that is acceptable to the trustee confirming that the beneficial owners of the then outstanding debt securities of that series will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)    no Default or Event of Default with respect to the debt securities of that series must have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(5)    we must deliver to the trustee an officers’ certificate stating that the deposit was not made by us with the intent of preferring the holders of debt securities of that series over our other creditors with the intent of defeating, hindering, delaying or defrauding our creditors or others; and

(6)    we must deliver to the trustee an officers’ certificate and an opinion of external legal counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect with respect to debt securities of a series when:

(1)    either:

(a)

all debt securities of that series that have been authenticated, except lost, stolen or destroyed debt securities that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to us, have been delivered to the paying agent for cancellation; or

(b)

all debt securities of that series that have not been delivered to the paying agent for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and we have irrevocably deposited or caused to be deposited with the trustee or the paying agent as trust funds in trust solely for the benefit of the holders of the debt securities of such series, cash in U.S. dollars, U.S. Government Obligation, or a combination of cash in U.S. dollars and U.S. Government Obligation, in amounts as will be sufficient (in the case of a deposit not entirely in cash, in the opinion of an internationally recognized investment bank, appraisal firm or firm of independent public accountants), without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on such debt securities not delivered to the paying agent for cancellation for principal, premium and accrued interest to the date of maturity or redemption;

(2)    no Default or Event of Default under the indenture has occurred and is continuing with respect to the debt securities of that series on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which we are a party or by which we are bound;

(3)    we have paid or caused to be paid all sums payable by us under the indenture with respect to the debt securities of that series; and

(4)    we have delivered irrevocable instructions to the trustee or the paying agent (as the case may be) under the indenture to apply the deposited money toward the payment of the debt securities of that series at maturity or the redemption date, as the case may be.

In addition, we shall deliver an officers’ certificate and an opinion of external legal counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

The trustee under the indenture is Citibank, N.A.. Pursuant to the indenture, the trustee will be designated by us as the initial paying and transfer agent and registrar for the debt securities. The corporate trust office of the trustee is currently located at 388 Greenwich Street, New York, New York 10013.

The indenture provides that the trustee, except during the continuance of an Event of Default, undertakes to perform such duties and only such duties as are specifically set forth therein. If an Event of Default has occurred and is continuing, the trustee will exercise such of the rights and powers vested in it by the indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

Whenever the trustee shall have discretion or permissive power in accordance with the indenture or the law, the trustee may decline to exercise the same in the absence of approval by the holders and shall have no obligation to exercise the same unless it has received pre-funding, been indemnified and/or provided with security to its satisfaction against all actions, proceedings, claims, actions or demands to which it may render itself liable and all costs, damages, charges, expenses and liabilities which it may incur by so doing. The trustee in its various capacities shall in no event be responsible for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit, goodwill or opportunity), whether or not foreseeable, even if the trustee has been advised of the possibility of such loss or damage and regardless of the form of action.

Subject to the terms of the indenture and the Trust Indenture Act, the trustee is permitted to engage in other transactions with the Company and its affiliates and can profit therefrom without being obliged to account for such profit; and the trustee shall not be under any obligation to monitor any conflict of interest, if any, which may arise between itself and such other parties. The trustee may have interest in, or may be providing, or may in the future provide financial services to other parties.

Currency Indemnity

To the fullest extent permitted by law, our obligations to any holder of debt securities under the indenture or the applicable series of debt securities, as the case may be, shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than U.S. dollars (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by such holder or the trustee, as the case may be, of any amount in the Judgment Currency, such holder or the trustee, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the amount originally to be paid to such holder or the trustee, as the case may be, in the Agreement Currency, we agree, as a separate obligation and notwithstanding such judgment, to pay the difference and if the amount of the Agreement Currency so purchased exceeds the amount originally to be paid to such holder, such holder or the trustee, as the case may be, agrees to pay to or for our account such excess, provided that such holder shall not have any obligation to pay any such excess as long as a default by us in our obligations under the indenture or the debt securities of such series has occurred and is continuing, in which case such excess may be applied by such holder to such obligations.

Notices

Notices to holders of debt securities will be mailed to them (or the first named of joint holders) by first class mail (or, if first class mail is unavailable, by airmail) at their respective addresses in the register.

Governing Law and Consent to Jurisdiction

The indenture and the debt securities will be governed by and will be construed in accordance with the laws of the State of New York. We have agreed that any action arising out of or based upon the indenture may be instituted in any U.S. federal or New York State court located in the Borough of Manhattan, The City of New York, and have irrevocably submitted to the non-exclusive jurisdiction of any such court in any such action. We have appointed Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168, as our agent upon which process may be served in any such action.

We have agreed that, to the extent that we are or become entitled to any sovereign or other immunity, we will waive such immunity in respect of our obligations under the indenture.

Certain Definitions

Set forth below are definitions of certain of the terms used herein. Additional terms are defined elsewhere above or in the indenture.

“Business Day” means a day other than a Saturday, Sunday or a day on which banking institutions or trust companies in The City of New York, Hong Kong or Beijing are authorized or obligated by law, regulation or executive order to remain closed.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Shares and limited liability or partnership interests (whether general or limited), but excluding any debt securities convertible or exchangeable into such equity.

“Company” means iQIYI, Inc.

“Consolidated Affiliated Entity” of any Person means any corporation, association or other entity which is or is required to be consolidated with such Person under Accounting Standards Codification subtopic 810-10, Consolidation: Overall (including any changes, amendments or supplements thereto) or, if such Person prepares its financial statements in accordance with accounting principles other than U.S. GAAP, the equivalent of Accounting Standards Codification subtopic 810-10, Consolidation: Overall under such accounting principles. Unless otherwise specified herein, each reference to a Consolidated Affiliated Entity will refer to a Consolidated Affiliated Entity of ours.

“Controlled Entity” of any Person means a Subsidiary or a Consolidated Affiliated Entity of such Person.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Dollar Equivalent” means, with respect to any monetary amount in a currency other than U.S. dollars, at any time for the determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the base rate for the purchase of U.S. dollars with the applicable foreign currency as quoted by the Federal Reserve Bank of New York on the date of determination.

“holder” in relation to a debt security, means the Person in whose name a debt security is registered in the security register for the registration and the registration of transfer or of exchange of the applicable series of securities.

“Person” means any individual, corporation, firm, limited liability company, partnership, joint venture, undertaking, association, joint stock company, trust, unincorporated organization, trust, state, government or any agency or political subdivision thereof or any other entity (in each case whether or not being a separate legal entity).

“PRC” means the People’s Republic of China, excluding, for purposes of this definition, the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

“Preferred Shares,” as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends upon liquidation, dissolution or winding up.

“Stated Maturity” means, when used with respect to any debt security or any installment of interest thereon, the date specified in such debt security as the fixed date on which the principal (or any portion thereof) of or premium, if any, on such debt security or such installment of interest is due and payable.

“Subsidiary” of any Person means (a) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or Persons performing similar functions) or (b) any partnership, joint venture limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (a) and (b), voting at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Company.

“Total Equity” as of any date, means the total equity attributable to our shareholders on a consolidated basis determined in accordance with U.S. GAAP, as shown on our consolidated balance sheet for the most recent fiscal quarter.

“U.S. GAAP” refers to generally accepted accounting principles in the United States of America.

“U.S. Government Obligations” means securities that are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (ii) obligations of an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, and shall also include a depositary receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depositary receipt.

ENFORCEABILITY OF CIVIL LIABILITIES

Cayman Islands

We are incorporated in the Cayman Islands to take advantage of certain benefits associated with being a Cayman Islands exempted company, such as:

•	political and economic stability;

•	an effective judicial system;

•	a favorable tax system;

•	the absence of exchange control or currency restrictions; and

•	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include:

•	the Cayman Islands has a less developed body of securities laws as compared to the United States and provides significantly less protection to investors; and

•	Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our constituent documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

Substantially all of our operations are conducted in China, and substantially all of our assets are located in China. A majority of our directors and executive officers are nationals or residents of jurisdictions other than the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States in connection with an offering of securities registered by the registration statement of which this prospectus is a part.

We have been advised by Walkers (Hong Kong), our counsel as to Cayman Islands law, that the United States and the Cayman Islands do not have a treaty providing for reciprocal recognition and enforcement of judgments of U.S. courts in civil and commercial matters and that there is uncertainty as to whether a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability provisions, whether or not predicated solely upon the U.S. federal securities laws, would be enforceable in the Cayman Islands. This uncertainty relates to whether such a judgment would be determined by the courts of the Cayman Islands to be penal or punitive in nature. We have also been advised by Walkers (Hong Kong) that, notwithstanding the above, a final and conclusive judgment obtained in U.S. federal or state courts under which a definite sum of money is payable as compensatory damages and not in respect of laws that are penal in nature (i.e., not being a sum claimed by a revenue authority for taxes or other charges of a similar nature by a governmental authority, or in respect of a fine or penalty or multiple or punitive damages) will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided that:

•

the court that gave the judgment was competent to hear the action in accordance with private international law principles as applied by the courts in the Cayman Islands and the parties subject to such judgment either submitted to such jurisdiction or were resident or carrying on business within such jurisdiction and were duly served with process;

•	the judgment given by the foreign court was not in respect of penalties, taxes, fines or similar fiscal or revenue obligations;

•	the judgment was final and conclusive and for a liquidated sum;

•	the judgment was not obtained by fraud; and

•	the judgment was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or public policy in the Cayman Islands.

A Cayman Islands court may impose civil liability on us or our directors or officers in a suit brought in the Grand Court of the Cayman Islands against us or these persons with respect to a violation of U.S. federal securities laws, provided that the facts surrounding any violation constitute or give rise to a cause of action under Cayman Islands law.

PRC

Jingtian & Gongcheng, our counsel as to PRC law, has advised us that there is uncertainty as to whether the courts of China would:

•

recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Jingtian & Gongcheng has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the jurisdiction where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States. Under the PRC Civil Procedures Law, foreign shareholders may originate actions based on PRC law against us in the PRC, if they can establish sufficient nexus to the PRC for a PRC court to have jurisdiction, and meet other procedural requirements, including, among others, the plaintiff must have a direct interest in the case, and there must be a concrete claim, a factual basis and a cause for the suit. However, it would be difficult for foreign shareholders to establish sufficient nexus to the PRC by virtue only of holding our ADSs or ordinary shares.

TAXATION

Certain income tax considerations relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the applicable prospectus supplement relating to the offering of those securities.

SELLING SHAREHOLDERS

Selling shareholders to be named in a prospectus supplement may, from time to time, offer and sell Class A ordinary shares of our company held by them pursuant to this prospectus and the applicable prospectus supplement. Such selling shareholders may sell Class A ordinary shares to or through underwriters, dealers or agents or directly to purchasers or as otherwise set forth in the applicable prospectus supplement. See “Plan of Distribution.” Such selling shareholders may also sell, transfer or otherwise dispose of Class A ordinary shares in transactions exempt from the registration requirements of the Securities Act.

If any selling shareholder is to offer and sell Class A ordinary shares pursuant to this prospectus, we will provide you with a prospectus supplement that sets forth the name of each such selling shareholder and the number of Class A ordinary shares beneficially owned by each such selling shareholder. The prospectus supplement also will disclose whether any of the selling shareholders have held any position or office with, have been employed by, or otherwise have had a material relationship with us during the three years prior to the date of the prospectus supplement.

PLAN OF DISTRIBUTION

We or the selling shareholders named in the applicable prospectus supplement may sell the securities described in this prospectus from time to time in one or more transactions, including without limitation:

•	to or through underwriters, brokers or dealers;

•	through agents;

•	on any national exchange on which the securities offered by this prospectus are listed or any automatic quotation system through which the securities may be quoted;

•

through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	directly to one or more purchasers in negotiated sales or competitively bid transactions;

•	or through a combination of any of these methods.

In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and the applicable prospectus supplement. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement.

We may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. In some cases, we or dealers acting for us or on our behalf may also repurchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

We or the selling shareholders named in the applicable prospectus supplement may sell the securities offered by this prospectus at:

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to such prevailing market prices;

•	or negotiated prices.

We or the selling shareholders named in the applicable prospectus supplement may solicit offers to purchase the securities directly from the public from time to time. We or the selling shareholders named in the applicable prospectus supplement may also designate agents from time to time to solicit offers to purchase securities from the public on our or their behalf. The prospectus supplement relating to any particular offering of securities will name any agents designated to solicit offers, and will include information about any commissions to be paid to the agents, in that offering. Agents may be deemed to be “underwriters” as that term is defined in the Securities Act. From time to time, we or the selling shareholders named in the applicable prospectus supplement may sell securities to one or more dealers as principals. The dealers, who may be deemed to be “underwriters” as that term is defined in the Securities Act, may then resell those securities to the public. We or the selling shareholders named in the applicable prospectus supplement may sell securities from time to time to one or more underwriters, who would purchase the securities as principal for resale to the public, either on a firm-commitment or best-efforts basis. If we or the selling shareholders named in the applicable prospectus supplement sell securities to underwriters, we or the selling shareholders named in the applicable prospectus supplement will execute an underwriting agreement with them at the time of sale and will name them in the applicable prospectus supplement. In connection with those sales, underwriters may be deemed to have received compensation from us or the selling shareholders named in the applicable prospectus supplement in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agents. Underwriters may resell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from purchasers for whom they may act as agents. Underwriters, dealers, agents and other persons may be entitled, under agreements that they may enter into with us or the selling shareholders named in the applicable prospectus supplement, to indemnification by us or the selling shareholders named in the applicable prospectus supplement against civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which they may be required to make.

The applicable prospectus supplement will describe the terms of the offering of the securities, including the following:

•	the name of the agent or any underwriters;

•	the public offering or purchase price;

•	any discounts and commissions to be allowed or paid to the agent or underwriters;

•	all other items constituting underwriting compensation;

•	any discounts and commissions to be allowed or paid to dealers; and

•	any exchanges on which the securities will be listed.

If we offer securities in a subscription rights offering to our existing security holders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. If we do not enter into a standby underwriting arrangement, we may retain a dealer-manager to manage a subscription rights offering for us.

We may pay expenses incurred with respect to the registration of shares owned by any selling shareholders.

The underwriters, dealers and agents, as well as their associates, may be customers of or lenders to, and may engage in transactions with and perform services for, iQIYI, Inc. and its subsidiaries. In addition, we may offer securities to or through our affiliates, as underwriters, dealers or agents. Our affiliates may also offer the securities in other markets through one or more selling agents, including one another. If so indicated in an applicable prospectus supplement, we will authorize dealers or other persons acting as our agent to solicit offers by some institutions to purchase securities from us pursuant to contracts providing for payment and delivery on a future date. Institutions with which these contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others.

In order to facilitate the offering of the securities, any underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on such securities. Specifically, any underwriters may overallot in connection with the offering, creating a short position for their own accounts. In addition, to cover overallotments or to stabilize the price of the securities or of any such other securities, the underwriters may bid for, and purchase, the securities or any such other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. Any such underwriters are not required to engage in these activities and may end any of these activities at any time.

Unless otherwise indicated in an applicable prospectus supplement or confirmation of sale, the purchase price of the securities will be required to be paid in immediately available funds in New York City.

The securities may be new issues of securities and may have no established trading market. The securities may or may not be listed on a national securities exchange. We can make no assurance as to the liquidity of or the existence of trading markets for any of the securities.

LEGAL MATTERS

We are being represented by Skadden, Arps, Slate, Meagher & Flom LLP with respect to certain legal matters as to United States federal securities and New York State law. Certain legal matters in connection with any offering made pursuant to this prospectus will be passed upon for the underwriters by a law firm named in the applicable prospectus supplement. The validity of the Class A ordinary shares represented by the ADSs will be passed upon for us by Walkers (Hong Kong). The validity of the debt securities will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP. Certain legal matters as to PRC law will be passed upon for us by Jingtian & Gongcheng and for the underwriters by a law firm named in the applicable prospectus supplement. Skadden, Arps, Slate, Meagher & Flom LLP may rely upon Walkers (Hong Kong) with respect to matters governed by Cayman Islands law and Jingtian & Gongcheng with respect to matters governed by PRC law.

EXPERTS

The consolidated financial statements of iQIYI, Inc. appearing in iQIYI, Inc.’s Annual Report on Form 20-F for the year ended December 31, 2019, and the effectiveness of iQIYI, Inc.’s internal control over financial reporting as of December 31, 2019 have been audited by Ernst & Young Hua Ming LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The offices of Ernst & Young Hua Ming LLP are located at Level 16, Ernst & Young Tower, Tower E3, Oriental Plaza, No. 1 East Chang An Avenue, Dong Cheng District, Beijing 100738, the People’s Republic of China.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We are subject to the reporting requirements of the Exchange Act, and in accordance with the Exchange Act, we file annual reports and other information with the SEC. Information we file with the SEC can be obtained over the internet on the SEC’s website at www.sec.gov. You can also find information on our website http://ir.iqiyi.com. The information contained on our website is not a part of this prospectus.

This prospectus is part of a registration statement we have filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and the securities being offered. Statements in this prospectus concerning any document that we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference the following documents:

•	our annual report on Form 20-F for the fiscal year ended December 31, 2019 filed on March 12, 2020;

•	our current report on Form 6-K with the Unaudited Interim Condensed Consolidated Financial Statements attached as Exhibit 99.1 furnished with the SEC on December 15, 2020;

•	any future annual reports on Form 20-F filed with the SEC after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus;

•

the description of the securities contained in our registration statement on Form 8-A filed on March 16, 2018 pursuant to Section 12 of the Exchange Act, together with all amendments and reports filed for the purpose of updating that description; and

•	any future reports on Form 6-K that we furnish to the SEC after the date of this prospectus that are identified in such reports as being incorporated by reference in this prospectus.

Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

iQIYI, Inc.

9/F, iQIYI Innovation Building

No. 2 Haidian North First Street, Haidian District

Beijing 100080, People’s Republic of China

Tel: +86 10 6267-7171

Attention: Investor Relations Department

You should rely only on the information that we incorporate by reference or provide in this prospectus or in any applicable prospectus supplement. We have not authorized anyone to provide you with different information. We are not making any offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of those documents.